AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 28, 1997

                                                REGISTRATION NO. 333-40707

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-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                          RENTAL SERVICE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            7353                          33-0569350
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                        14505 N. HAYDEN ROAD, SUITE 322
                           SCOTTSDALE, ARIZONA 85260
                                (602) 905-3300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MARTIN R. REID
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          RENTAL SERVICE CORPORATION
                        14505 N. HAYDEN ROAD, SUITE 322
                           SCOTTSDALE, ARIZONA 85260
                                (602) 905-3300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

          ELIZABETH A. BLENDELL, ESQ.                         JERRY V. ELLIOTT, ESQ.
                LATHAM & WATKINS                            JAMES S. SCOTT, SR., ESQ.
             633 WEST FIFTH STREET                             SHEARMAN & STERLING
                   SUITE 4000                                  599 LEXINGTON AVENUE
         LOS ANGELES, CALIFORNIA 90071                       NEW YORK, NEW YORK 10022
                 (213) 485-1234                                   (212) 848-4000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR   +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued November 28, 1997

                                5,000,000 Shares

                                    [LOGO]

                                  COMMON STOCK

                                  -----------

OF THE 5,000,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 4,000,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S
 UNDERWRITERS AND  1,000,000 SHARES  ARE BEING  OFFERED INITIALLY  OUTSIDE THE
 UNITED   STATES   AND  CANADA   BY   THE   INTERNATIONAL  UNDERWRITERS.   SEE
 "UNDERWRITERS."  ALL OF THE SHARES OF  COMMON STOCK BEING OFFERED  HEREBY ARE
  BEING SOLD BY THE COMPANY. THE COMMON STOCK IS TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "RSV." ON NOVEMBER 26, 1997, THE LAST REPORTED
   SALE PRICE OF THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $25 7/8 PER SHARE.

                                  -----------

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                            PRICE $         A SHARE

                                  -----------

                                                        UNDERWRITING   PROCEEDS
                                              PRICE TO DISCOUNTS AND      TO
                                               PUBLIC  COMMISSIONS(1) COMPANY(2)
                                              -------- -------------- ----------
Per Share...................................    $          $            $
Total(3)....................................   $          $            $

-----
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company estimated at $1,000,000

  (3) The Company and certain Selling Stockholders have granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 750,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering overallotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, proceeds to Company and proceeds to Selling Stockholders
      will be $        , $         , $          and $        , respectively.
      The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about       ,    at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER                               WILLIAM BLAIR & COMPANY

       ,     .

          [MAP SHOWING RENTAL LOCATIONS AND LOCATIONS TO BE ACQUIRED.]

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

  FOR INVESTORS OUTSIDE THE UNITED STATES: NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    4
Prospectus Summary........................................................    5
Risk Factors..............................................................   14
Use of Proceeds...........................................................   20
Price Range of Common Stock and Dividend Policy...........................   21
Capitalization............................................................   22
Unaudited Pro Forma Consolidated Financial and Operating Data.............   23
Selected Consolidated Financial and Operating Data........................   31
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   34

                                                                            PAGE
                                                                            ----
Business...................................................................  48
Management.................................................................  56
Principal and Selling Stockholders.........................................  64
Certain Relationships and Related Transactions.............................  66
Description of Capital Stock...............................................  67
Shares Eligible for Future Sale............................................  68
Underwriters...............................................................  70
Certain United States Tax Considerations for Non-United States Holders.....  73
Legal Matters..............................................................  76
Experts....................................................................  76
Index to Financial Statements.............................................. F-1

  The Company operates through its subsidiaries and, unless the context otherwise requires, references in this Prospectus to the "Company" or "RSC" include Rental Service Corporation, a Delaware corporation, and its direct and indirect subsidiaries. Industry figures were obtained from the Rental Equipment Register (the "RER"), an industry trade magazine, the Dodge Report, published by the F.W. Dodge Company, an independent market research firm (the "Dodge Report"), and other industry sources that the Company has not independently verified.

                                ---------------

  The Company's principal executive offices are located at 14505 N. Hayden Road, Suite 322, Scottsdale, Arizona 85260, and its telephone number is (602) 905-3300.

                                ---------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Company is also subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange. Consequently, reports and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). In addition, the Company consummated its initial public offering on September 23, 1996 and sold 3,000,000 shares of its Common Stock in a public offering consummated on June 4, 1997, and the related Registration Statements of the Company on Form S-1, are available from the sources cited above.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. Certain information contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's plans and strategy for its business, especially RSC's growth strategy, plans to raise additional capital and prospective acquisitions, are forward-looking statements. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from results referred to in the forward-looking statements. Unless otherwise indicated, all information set forth in this Prospectus assumes no exercise of the U.S. Underwriters' overallotment option. Capitalized terms used but not defined in this Prospectus Summary have the meanings ascribed to them elsewhere in this Prospectus.

                                  THE COMPANY

  The Company is a leading consolidator in the rapidly-growing equipment rental industry, serving the needs of a wide variety of industrial, manufacturing, construction, government and homeowner markets. As of November 26, 1997, RSC operated the largest rental network in the United States with 146 rental locations. RSC rents a broad selection of equipment ranging from small items such as pumps, generators, welders and electric hand tools, to larger equipment such as backhoes, forklifts, air compressors, scissor lifts, aerial manlifts and skid-steer loaders. The Company also sells maintenance, repair and operations ("MRO") supplies, small tools, contractor supplies, parts and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers. Depending upon market needs, RSC also offers its customers 24 hours-a-day, seven days-a-week support services, including on-site maintenance and repair. The Company has a diverse customer base and rented equipment to over 20,000 customers in 1996, with the top ten customers representing less than 8% of total revenues. The Company's customers include industrial companies (such as manufacturers, petrochemical facilities, large chemical processing companies, paper mills, entertainment companies and public utilities), construction companies (such as contractors), governmental entities and homeowners.

  RSC's strategy is to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. From its formation in July 1992 through its initial public offering in September 1996, the Company acquired 16 businesses consisting of 65 locations and opened 30 start-up locations. Since its initial public offering in September 1996, the Company has completed 25 acquisitions consisting of 52 locations, has executed definitive agreements (subject to closing conditions) to acquire an additional two companies consisting of 20 locations, has entered into letters of intent to acquire an additional six companies consisting of 21 locations and has opened 16 start-up locations. See "--Recent Developments." The Company also focuses on increasing revenues across its locations through investments in fleet expansion, the implementation of sophisticated information systems designed to improve asset utilization and targeted marketing efforts. By pursuing such growth strategies, the Company has increased total revenues from $41.8 million in the year ended December 31, 1994 to $128.4 million in the year ended December 31, 1996. Operating income has increased from $3.9 million to $13.8 million during the same period. During the first nine months of 1997, the Company generated revenues of $172.3 million with operating income of $25.0 million, increases of 85.1% and 165.6%, respectively, over the same period in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations."

  The Company believes the rental equipment industry offers substantial consolidation opportunities for large, well capitalized equipment rental companies such as RSC. The equipment rental industry is highly fragmented and primarily consists of a large number of relatively small, independent businesses typically serving discrete local markets within 30 to 50 miles of the store location, and a small number of multi-location regional or national operators. Relative to smaller companies with only one or two rental locations, the Company believes RSC benefits from several competitive advantages, including sophisticated management information systems, volume purchasing discounts, professional management, a diverse customer base, a modern and well-maintained rental fleet, the ability to transfer equipment among rental locations to satisfy customer demand and national brand identity. Management believes the equipment rental industry benefits from the trend among businesses to outsource non-core operations in order to reduce capital investment and minimize the downtime, maintenance, repair and storage associated with equipment ownership. As a result of consolidation and industry growth, 1996 rental revenues of the top 100 rental equipment companies increased over 1995 rental revenues by approximately 24%, to $3.1 billion, according to estimates by the RER. In spite of this growth, these top 100 companies represented only a small percentage of the estimated $20 billion in industry rental revenues in 1996.

BUSINESS STRATEGY

  The Company's goal is to increase revenues and profitability by taking advantage of its strong market position and pursuing a business strategy that includes the following key elements:

  Small- to Medium-Sized Market Focus. The Company focuses on operating rental locations in underserved small- to medium-sized rental markets where the Company can capitalize on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. In addition, the Company believes small- to medium-sized markets provide an extensive selection of acquisition candidates and attractive start-up locations. The Company believes future acquisitions and start-up locations will provide opportunities to achieve greater geographic and customer diversification. Through its geographic diversification, the Company believes it can more effectively manage economic fluctuations than single-location businesses by transferring equipment to regions with higher demand. See "Business--Locations" and "--Growth Strategy."

  Cluster Strategy. Under its cluster strategy, RSC establishes a comprehensive pool of rental equipment at a central, readily-accessible "hub" location, and surrounds the hub with smaller "satellite" locations 30 to 150 miles away, which draw on this equipment pool to serve local customers' needs. The hub locations provide full-service rental fleet maintenance and repair operations for the satellite locations. The Company believes this strategy increases fleet utilization and allows RSC to bring the benefits of a large, high-quality and diversified rental equipment fleet to markets with populations as small as 25,000 where a full-scale rental facility might not otherwise be justified. See "Business--Fleet Management."

  Advanced Information Systems. The Company has made substantial investments in its management information systems in order to improve asset utilization and financial performance. Every rental location has on-line access to a centralized computer system that provides real-time transaction processing, extensive fleet management tools and financial management reports. Use of these systems allows the Company to improve its asset utilization by deploying assets to locations generating higher returns and identifying underperforming assets for disposition. These systems also allow an employee at any location to identify and reserve a specific piece of equipment anywhere in a region, and schedule delivery (generally within 24 hours) to a customer's job site. With the acquisition of Center, which is expected to close by December 2, 1997, the Company will obtain Center's proprietary information system, which, among other enhancements, automatically prioritizes equipment for maintenance based on type, age and recent use. The Company believes Center's system is scaleable over a large number of locations, and expects to add it to the Company's existing systems. See "--Recent Developments--Acquisition of Center Rental," "Business--Fleet Management" and "--Information Systems"

  Decentralized Management. Under the Company's decentralized management structure, RSC's region vice presidents and district managers, who currently average over 20 years of rental experience, are responsible for management, customer service, marketing strategies and business growth, including pursuing acquisitions and identifying start-up locations, in their regions. Each region vice president and district manager is compensated through a stock option program and cash bonus plan tied directly to the region's performance. A small corporate staff at the Company's headquarters focuses on corporate planning, financial reporting and analysis and overseeing execution of the Company's growth strategy. The Company has also centralized its purchasing and equipment disposal functions in order to maximize purchase discounts and sale prices for used rental equipment.

  Superior Customer Service. The Company believes it differentiates itself from many of its competitors by providing responsive customer service, a broad selection of high-quality rental equipment and "one-stop shopping" for a wide range of supplies, tools, parts and equipment. Depending upon market needs, RSC also offers value-added services to its customers such as a radio-dispatched transportation fleet and 24 hours-a-day, seven days-a-week support services, including on-site maintenance and repair. The Company believes its rapid response time in delivering, servicing or replacing equipment at job sites generates customer loyalty. A cornerstone to the Company's customer service commitment is its extensive training system, Rental Service University ("RSU"), which provides formal training to Company employees relating to customer service, strategy, finance, information systems, fleet management, safety and risk management and human resources. See "Business--Products" and "--Sales and Marketing."

GROWTH STRATEGY

  RSC's growth strategy is to continue to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. The Company is systematic in its selection of new markets for expansion and, together with Arthur D. Little, Inc., has developed a proprietary model to guide future expansion efforts by identifying and ranking desirable locations based on more than 25 demographic characteristics found in the Company's most successful geographic markets. The Company also seeks to increase revenues at new and existing locations through fleet expansion, improved asset utilization and targeted marketing efforts. Following the IAT Acquisition, the Company also has begun to increase revenues across existing locations by cross-selling both equipment rental services and MRO tools and supplies to its industrial customers.

  Acquisitions. RSC's acquisition efforts focus on acquiring stable, respected businesses in markets the Company believes offer opportunities for additional growth. The Company primarily targets acquisitions of businesses in small- to medium-sized markets where an existing owner has limited resources to expand the rental equipment fleet and/or the owner's decision to sell coincides with the decision to retire. The Company believes it can capitalize in such markets on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. Immediately after completing an acquisition, the Company generally integrates the operations of the acquired business into its management information systems, consolidates its equipment purchasing and disposal functions, and centralizes its fleet management, while seeking to provide consistent, high-quality service to the acquired business' customers. The Company has a proven track record in completing and integrating acquisitions. Proprietors of smaller businesses often place significant emphasis on the Company's reputation in these areas, and the Company believes this reputation provides it access to additional acquisition opportunities. Since its formation in 1992, RSC has acquired 41 businesses consisting of 117 locations. See "Business--Business Strategy--Small- to Medium-Sized Market Focus" and "--Locations."

  Start-Up Locations. RSC also enters targeted markets through start-up locations where there is no quality business available for acquisition or where such a business cannot be acquired on terms acceptable to the Company. The Company's decision to open a start-up location is based upon its review of demographic information, business growth projections and the level of existing competition. RSC enhances the flexibility of start-up locations by entering into real estate leases with short initial terms and multiple option periods. In addition, RSC typically minimizes capital expenditures at a start-up location by redeploying and sharing equipment with an existing hub. If a start-up location does not meet expectations, the Company can redeploy the equipment elsewhere. Since the Company opened its first start-up location in October 1994, the Company has opened 45 additional start-up locations. See "Business--Business Strategy--Cluster Strategy" and "--Locations."

  Internal Growth. The Company focuses on achieving internal growth through an emphasis on fleet expansion, improved asset utilization and targeted marketing efforts. The Company intends to replace assets in, and increase the breadth and depth of, its existing rental equipment fleet through capital expenditures. In addition, RSC's information systems provide the data necessary to improve asset deployment based upon such factors as price realization, time utilization and individual asset return on investment. Through its national accounts marketing program, the Company targets large petrochemical, industrial and commercial customers. The Company offers these customers In-Plant Maintenance ("IPM") services whereby RSC locates equipment at a customer's facility and assumes complete responsibility for the maintenance of such equipment. The IPM program allows the Company to eliminate operating expenses such as equipment transportation and delivery, and to improve asset utilization rates. In addition, through the IAT Acquisition, the Company has increased its MRO supply business and its tool room management and small tool trailer business. The Company has also created an Industrial Division, with a dedicated and specially trained sales force focusing exclusively on industrial customers. See "Business--Fleet Management," "--Information Systems" and "--Sales and Marketing."

                              RECENT DEVELOPMENTS

ACQUISITION OF CENTER RENTAL

  On October 6, 1997, the Company reached a definitive agreement to acquire, effective November 1, 1997, all of the outstanding capital stock of Rent-It-Center, Inc. d/b/a Center Rentals & Sales and substantially all of the assets of certain affiliated entities (collectively, "Center") for approximately $100.9 million in cash, 482,315 shares of RSC common stock (of which 64,544 shares will be issued over seven years, subject to earlier issuance within three years if certain performance objectives are achieved) and the assumption of approximately $16.7 million of Center's debt (the "Center Acquisition"). The purchase price is subject to adjustment based on levels of stockholders' equity, inventory, equipment and debt. Center is a leading independent rental company and also sells a variety of equipment ranging from small tools to heavy equipment, including related commodity supplies. Center operates a total of 14 locations in Colorado, New Mexico, Texas, Kansas, Missouri and Nebraska, and had combined revenues of approximately $49.8 million for its fiscal year ended October 31, 1997. The transaction is anticipated to close by December 2, 1997, and will be recorded under the purchase method of accounting. Pursuant to the acquisition agreement, the Company assumed effective control of Center's operations on November 1, 1997, and will include Center's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments. The closing is subject to a number of closing conditions.

  The Company believes Center's management philosophy and operating strategy are similar to the Company's, and that Center is a strong strategic fit for the Company. In addition, the Company believes Center is one of the best managed independent rental companies of its size. For example, Center has developed a proprietary information system that allows it to operate on a nearly paperless basis. This system automatically prioritizes equipment for maintenance based on the current demand for the type of equipment. The Company believes Center's system is scaleable over a large number of locations, and expects to add it to the Company's existing systems. Center also operates on a "hub" and "satellite" strategy similar to that employed by the Company, and Center's locations in the Rocky Mountains and the Southwest are a natural geographic extension of RSC's existing locations.

  Center's senior management team will remain with the Company. David P. Lanoha, Center's chief executive officer, will become a Senior Vice President of Operations of RSC, with responsibility for RSC's western region. The Company believes Mr. Lanoha's extensive contacts and reputation in the equipment rental industry will enable him to assist RSC in attracting potential sellers and that Mr. Lanoha's willingness to remain as an executive of the Company after the sale of Center may encourage other owners of rental businesses to do the same. In addition, Jack Markle, President of Center, will remain with RSC and will be responsible for Center's operations.

ACQUISITION OF VALLEY RENTALS

  On October 28, 1997, the Company signed a letter of intent to acquire substantially all of the assets of JDW Enterprises, Inc. d/b/a Valley Rentals ("Valley") for a total purchase price of $104.0 million, consisting of $93.6 million of cash and $10.4 million of RSC common stock (the "Valley Acquisition"). The purchase price is subject to adjustment based on levels of accounts receivable, inventory and equipment. Valley is a leading independent rental company in the Southwest, operates a total of ten locations in Arizona and New Mexico, and had trailing twelve months revenues of approximately $36.2 million as of September 30, 1997. The transaction is anticipated to close by January 31, 1998, and will be recorded under the purchase method of accounting. The closing is subject to a number of closing conditions, including the execution of a definitive purchase agreement, RSC board and bank approval and early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

  The Company believes the Valley Acquisition is an excellent strategic fit with both the Company's existing operations and the Colorado and New Mexico locations of Center. Valley is a leader in the Arizona rental market, and operates on a limited "hub" and "satellite" system similar to the Company and Center. Valley's rental operations are concentrated in the construction industry, given its primary locations in Maricopa County, Arizona. Based on figures published in the Dodge Report, Maricopa County had the highest level of construction spending in the United States for the last four years. Valley's locations in the Southwest are a natural geographic extension of RSC's and Center's existing locations.

OTHER ACQUISITIONS AND START-UPS

  On October 31, 1997, the Company signed a definitive agreement to acquire all of the outstanding capital stock of Siems Rental & Sales Co., Inc. ("Siems") for $8.0 million of cash, $3.0 million of RSC common stock and the assumption of approximately $13.5 million of Siems' debt. The purchase price is subject to adjustment based on levels of stockholders' equity, equipment and debt. Siems is an independent rental company engaged in the rental, sales and service of various types of construction and industrial equipment. Siems operates a total of six locations in Maryland, Delaware, Pennsylvania and Virginia, and had trailing twelve months revenues of approximately $21.0 million as of September 30, 1997. The transaction is anticipated to close by December 15, 1997, and will be recorded under the purchase method of accounting. Pursuant to the acquisition agreement, the Company assumed effective control of Siems' operations on November 1, 1997, and will include Siems' revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments. The closing is subject to a number of closing conditions.

  Subsequent to September 30, 1997, the Company completed the acquisitions of substantially all of the assets of Kansas Enterprises, Inc. d/b/a AAA Rent-All; Sunbelt Equipment & Rentals, Inc.; Roesch Equipment Company and Allen Equipment, Inc. for a total combined purchase price of approximately $16.3 million. These acquisitions have a combined nine locations in Florida, Illinois, Kansas and Missouri.

  As of November 26, 1997, the Company is party to additional letters of intent to acquire five businesses for a total combined purchase price of approximately $9.6 million and having a combined 11 locations in Arkansas, Florida, Georgia, South Carolina and Tennessee. Each of these acquisitions is subject to a number of closing conditions, including the execution of definitive purchase agreements and RSC board approval.

PROPOSED AMENDMENT OF REVOLVING CREDIT FACILITY

  The Company has received commitment letters (together, the "Commitment Letters") from BT Commercial Corporation, the agent under RSC's revolving credit facility (the "Revolver"), to amend and restate the Revolver to increase its total available financing to $600.0 million. This increase will consist of an increase in the availability under the Revolver from $300.0 million to $500.0 million and a new $100.0 million seven-year term loan facility (the "Term Loan" and, together with the Revolver, the "Bank Facility"). In addition, the Bank Facility will extend the maturity date of the Revolver to five years from the effective date of this amendment, will change the methodology for determining the interest rate margins, will increase the allowed levels of capital expenditures and acquisitions and will amend several covenants, including the computation methodology of certain financial covenants. The Company is still negotiating the final terms of the Bank Facility, and it is expected that the Bank Facility will be executed by December 1, 1997.

PROPOSED INCREASE IN AUTHORIZED COMMON STOCK

  On November 3, 1997, the Company began soliciting written consent of its stockholders for the approval of an increase in the number of authorized shares of its common stock, par value $.01 per share, from 20 million to 40 million shares. The Offering is conditioned upon the Company's receipt of such consent.

                                  THE OFFERING

  The offering hereby of 4,000,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") in the United States and Canada (the "U.S. Offering") and the concurrent offering of 1,000,000 shares of Common Stock outside the United States and Canada (the "International Offering") are collectively referred to as the "Offering." The closing of each of the U.S. Offering and the International Offering is conditioned upon the closing of the other.

Shares Offered by the
Company
 U.S. Offering..............  4,000,000 shares
 International Offering.....  1,000,000 shares
  Total.....................  5,000,000 shares

Shares Outstanding
 Immediately After the
 Offering...................  19,944,007 shares(1)

Use of Proceeds to the
 Company....................  To reduce the Company's indebtedness under the Revolver in order to provide borrowing
                              availability for general corporate purposes,
                              including acquisitions. See "Use of
                              Proceeds."

New York Stock Exchange
 Symbol.....................  RSV

--------

(1) Excludes (i) 877,301 shares subject to options outstanding as of November 26, 1997 pursuant to the Company's Equity Participation Plans at a weighted average exercise price of $18.57 per share, (ii) 364,298 shares reserved for issuance pursuant to the Company's Equity Participation Plans,
    (iii) 250,000 shares reserved for issuance pursuant to the Company's Employee Qualified Stock Purchase Plan (the "QSP Plan") and (iv) up to 1,373,481 shares reserved for issuance in connection with certain pending and completed acquisitions. See "Management--Equity Participation Plans," "--Employee Qualified Stock Purchase Plan" and "--Recent Developments."


                                  RISK FACTORS

  For a discussion of certain factors that should be considered in evaluating an investment in the Common Stock, see "Risk Factors."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following summary consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996, and summary consolidated balance sheet data as of December 31, 1995 and 1996, have been derived from the audited consolidated financial statements of the Company appearing elsewhere in this Prospectus. The summary consolidated financial data with respect to the Company's statement of operations for the period ended December 31, 1992 and for the year ended December 31, 1993, and with respect to the balance sheet as of December 31, 1992, 1993 and 1994 has been derived from audited financial statements of the Company not included in this Prospectus. The summary consolidated financial data with respect to the Company's Statement of operations for the nine months ended September 30, 1996 and 1997, and with respect to the balance sheet as of September 30, 1997, has been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's results of operations and financial position at such dates and for such periods. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results which may be expected for future periods, including for the year ending December 31, 1997. The selected operating data presented has not been audited. The summary consolidated financial and operating data presented should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                            JULY 17,                                                       NINE MONTHS ENDED
                              1992              YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                          (INCEPTION)  ---------------------------------------------- ------------------------------
                            THROUGH                                        PRO FORMA                      PRO FORMA
                          DECEMBER 31,                                    AS ADJUSTED                    AS ADJUSTED
                              1992      1993     1994    1995     1996      1996(1)    1996      1997      1997(1)
                          ------------ -------  ------- -------  -------  ----------- -------  --------  -----------
                                           (IN THOUSANDS, EXCEPT LOCATIONS AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA(2):
Revenues:
 Equipment rentals......     $2,145    $17,238  $27,775 $47,170  $94,218   $227,548   $67,742  $111,549   $191,785
 Sales of parts,
  supplies and new
  equipment.............      1,785      7,387   10,800  14,621   21,919    133,996    16,450    47,119    107,646
 Sales of used
  equipment(3)..........        257      1,007    3,240   4,126   12,217        N/A     8,903    13,664        N/A
                             ------    -------  ------- -------  -------   --------   -------  --------   --------
   Total revenues.......      4,187     25,632   41,815  65,917  128,354    361,544    93,095   172,332    299,431
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........      1,153     11,405   16,284  27,854   55,202    114,922    40,977    57,506     93,217
 Depreciation,
  equipment rentals.....        245      2,161    4,020   7,691   17,840     42,157    12,375    24,493     39,015
 Cost of sales of
  parts, supplies and
  new equipment.........      1,650      5,370    7,978  10,439   15,582     99,852    11,799    36,383     81,018
 Cost of sales of used
  equipment(3)..........        248        589    2,320   2,178    8,488        N/A     5,820     9,261        N/A
                             ------    -------  ------- -------  -------   --------   -------  --------   --------
   Total cost of
    revenues............      3,296     19,525   30,602  48,162   97,112    256,931    70,971   127,643    213,250
                             ------    -------  ------- -------  -------   --------   -------  --------   --------
Gross profit............        891      6,107   11,213  17,755   31,242    104,613    22,124    44,689     86,181
Selling, general and
 administrative expense.        341      2,683    4,747   6,421   12,254     50,639     9,061    13,444     34,465
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........         11        211      504   1,186    2,835      5,276     1,829     3,789      5,597
Amortization of
 intangibles(4).........        321      2,635    2,078     718    2,379      9,343     1,825     2,463      6,428
                             ------    -------  ------- -------  -------   --------   -------  --------   --------
Operating income........        218        578    3,884   9,430   13,774     39,355     9,409    24,993     39,691
Interest expense, net...         77        407      731   3,314    7,063     18,468     5,819     8,863     18,791
                             ------    -------  ------- -------  -------   --------   -------  --------   --------
Income before income
 taxes and extraordinary
 items..................        141        171    3,153   6,116    6,711     20,887     3,590    16,130     20,900
Provision for income
 taxes..................         81        465    1,177   2,401    2,722      8,480     1,411     7,172      9,300
                             ------    -------  ------- -------  -------   --------   -------  --------   --------
Income (loss) before
 extraordinary items....         60       (294)   1,976   3,715    3,989   $ 12,407     2,179     8,958   $ 11,600
                                                                           ========                       ========
Extraordinary items(5)..        --         --       --     (478)  (1,269)              (1,269)     (534)
                             ------    -------  ------- -------  -------              -------  --------
Net income (loss).......         60       (294)   1,976   3,237    2,720                  910     8,424
Redeemable preferred
 stock accretion........        133      1,013    1,646   1,717    1,643                1,643       --
                             ------    -------  ------- -------  -------              -------  --------
Net income (loss)
 available to common
 stockholders...........     $  (73)   $(1,307) $   330 $ 1,520  $ 1,077              $  (733) $  8,424
                             ======    =======  ======= =======  =======              =======  ========
Income (loss) before
 extraordinary items per
 common share...........     $ (.01)   $  (.23) $   .06 $   .39  $   .33   $    .58   $   .09  $    .68   $    .55
                                                                           ========                       ========
Extraordinary items per
 common
 share(5)...............        --         --       --     (.09)    (.18)                (.22)     (.04)
                             ------    -------  ------- -------  -------              -------  --------
Net income (loss) per
 common share...........     $ (.01)   $  (.23) $   .06 $   .30  $   .15              $  (.13) $    .64
                             ======    =======  ======= =======  =======              =======  ========
Weighted average common
 shares outstanding(6)..      5,590      5,632    5,428   5,088    7,218     21,258     5,773    13,150     21,254
SELECTED OPERATING DATA:
Beginning locations.....        --          11       21      25       50                   50        94
Locations acquired......         11         11        1      26       25                   16        34
Locations opened........        --         --         3      10       19                   17        11
Locations closed, sold
 or held for
 sale(7)................        --          (1)     --      (11)     --                   --         (5)
                             ------    -------  ------- -------  -------              -------  --------
Ending locations........         11         21       25      50       94                   83       134
                             ======    =======  ======= =======  =======              =======  ========

                                                                        AS OF SEPTEMBER 30,
                                     AS OF DECEMBER 31,                        1997
                          ------------------------------------------- -----------------------
                                                                                 PRO FORMA
                           1992    1993     1994      1995     1996    ACTUAL  AS ADJUSTED(1)
                          ------- -------  -------  -------- -------- -------- --------------
BALANCE SHEET DATA:
Net book value of rental
 equipment..............  $ 8,591 $16,223  $24,138  $ 52,818 $116,921 $229,894    $318,489
Total assets............   18,360  35,877   48,098   137,832  218,933  462,577     759,507
Total debt (including
 capital leases)........    5,024   4,411   12,752    68,555   68,594  224,535     361,395
Redeemable preferred
 stock (net of treasury
 stock).................   10,144  25,956   26,684    28,401      --       --          --
Common stockholders'
 equity (deficit).......       24  (1,281)  (1,474)       46   95,072  171,889     319,648

--------

(1) The pro forma as adjusted consolidated statements of operations for the year ended December 31, 1996 give effect to the Pro Forma Combined Acquisitions, the Pro Forma Acquisition Adjustments and the 1996 Pro Forma Offering Adjustments, as described in "Unaudited Pro Forma Consolidated Financial and Operating Data" as if such transactions had occurred on the first day of the period presented. The pro forma as adjusted consolidated statements of operations for the nine months ended September 30, 1997 and the pro forma as adjusted balance sheet at September 30, 1997 give effect to the 1997 Completed Acquisitions, the Center Acquisition, the Valley Acquisition, the Other Acquisitions and the 1997 Pro Forma Offering Adjustments, in the case of the statement of operations as if such transactions had occurred on the first day of the period presented and in the case of the balance sheet as if they had occurred at September 30, 1997. See "Unaudited Pro Forma Consolidated Financial and Operating Data."

(2) The Company's acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statements of operations data from the effective date of acquisition. On April 25, 1997, the Company completed the IAT Acquisition, and pursuant to the acquisition agreement, the Company assumed effective control of IAT's operations on March 1, 1997. Accordingly, the Company has included IAT's revenues, costs and expenses from March 1, 1997 in its consolidated statements of operations, net of related imputed purchase price adjustments, and has included IAT's balance sheet in its consolidated balance sheets since April 25, 1997.

(3) Sales of used equipment and cost of sales of used equipment are included with sales of parts, supplies and new equipment and cost of sales of parts, supplies and new equipment, respectively, on a pro forma as adjusted basis for the year ended December 31, 1996 and the nine months ended
    September 30, 1997.

(4) 1993 data includes $781,000 for the write-off of costs in excess of net assets acquired.

(5) The extraordinary item in the year ended December 31, 1995 represents the loss on extinguishment of debt related to the Company's $30.0 million revolving credit facility (the "Old Revolver") paid off September 12, 1995. The extraordinary item in the year ended December 31, 1996 and the nine months ended September 30, 1996 represents the loss on extinguishment of debt related to the amendment to the Revolver in September 1996. The extraordinary item in the nine months ended September 30, 1997 represents the loss on extinguishment of debt related to the amendment and restatement of the Revolver in January 1997.

(6) See Note 1 to the Company's Consolidated Financial Statements.

(7) In 1996, the Company closed or disposed of its California locations, which were previously classified as "assets held for sale" in the Company's Consolidated Financial Statements.

                                 RISK FACTORS

  Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in evaluating an investment in the Common Stock offered hereby. Certain information contained in this Prospectus, including information with respect to the Company's plans and strategy for its business, are forward-looking statements. Prospective investors should carefully consider the factors set forth below for a discussion of important factors that could cause actual results to differ materially from the results referred to in forward-looking statements contained in this Prospectus.

RISKS RELATING TO GROWTH STRATEGY

  A principal component of the Company's growth strategy is to continue to expand through additional acquisitions and start-up locations which complement the Company's business in new or existing markets. Between its formation in 1992 and its initial public offering in September 1996, the Company, through its aggressive expansion strategy, acquired 16 businesses consisting of 65 locations and opened 30 start-up locations. Since its initial public offering through November 19, 1997, the Company has completed 25 acquisitions consisting of 52 locations and has opened 16 start-up locations. At November 26, 1997, the Company was a party to definitive agreements to acquire an additional two equipment rental businesses (Center and Siems) with an aggregate total of 20 locations for an aggregate purchase price of approximately $108.9 million in cash, approximately $14.2 million in RSC Common Stock and the assumption of approximately $30.2 million of debt, and letters of intent to acquire six equipment rental businesses (including Valley) with an aggregate total of 21 locations in seven states for an aggregate purchase price of approximately $102.8 million in cash and $10.75 million in RSC Common Stock. The Company's future growth will be dependent upon a number of factors including, among others, the Company's ability to identify attractive acquisition candidates and start-up locations, consummate acquisitions and obtain sites for start-up locations on favorable terms, promptly and successfully integrate acquired businesses and start-up locations with the Company's existing operations, expand its customer base, realize acceptable returns on capital investments in its rental fleet and obtain financing to support expansion. There can be no assurance that the Company will successfully expand, that, despite the aggressive pace of the Company's growth, any acquired business will be successfully integrated into the Company's operations or that any expansion will perform as expected or result in profitability. The failure to effectively identify, evaluate and integrate acquired businesses and start-up locations could adversely affect the Company's growth prospects and the market price of the Common Stock. Through two recent acquisitions, the Company began operating in the Midwest, a region in which it had no prior experience and, as a result of the Valley Acquisition, the Center Acquisition and the acquisition of Siems, the Company expects to begin operating in the Southwest, the Rocky Mountain area and the Mid-Atlantic region, areas in which the Company has no experience. The results achieved to date by the Company may not be indicative of its prospects or ability to succeed in these or other new markets, many of which may have different competitive conditions, seasonality and demographic characteristics than the Company's current markets. As a result of the IAT Acquisition, the Company has substantially increased its presence in the MRO supply business, which generally requires maintenance of higher levels of inventory, is more dependent on industrial customers and has historically had lower gross margins than the Company's rental equipment business.

  In connection with prospective acquisitions and start-up locations, the Company expects to increase the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. The Company believes this growth will increase operating complexities of the Company and the level of responsibility for both existing and new management personnel. To manage this expected growth, the Company intends to increase the investment in its operating and financial systems and to continue to expand, train and manage its employee base. There can be no assurance that the Company will be able to attract and retain qualified management and employees, that the Company's current operating and financial systems and controls will be adequate as the Company grows, or that any steps taken to improve such systems and controls will be sufficient. See "--Need for Additional Capital for Future Growth; Restrictions Imposed by Lenders" and "Business--Growth Strategy."

NEED FOR ADDITIONAL CAPITAL FOR FUTURE GROWTH; RESTRICTIONS IMPOSED BY LENDERS

  Expansion of the Company through acquisitions, start-up locations and internal growth will require significant capital expenditures. The Company made capital expenditures of $86.8 million and $117.8 million in the year ended December 31, 1996 and the first nine months of 1997, respectively, and completed acquisitions for $27.3 million and $122.7 million in the aggregate, respectively, during such periods. The Company's capital expenditures have principally been discretionary expenditures to finance growth of its rental equipment fleet; however, the Company must continue to reinvest in ongoing capital expenditures to maintain the condition of its rental equipment fleet in order to remain competitive and provide its customers with high-quality equipment. The Company historically has financed capital expenditures, acquisitions and start-up locations primarily through the issuance of equity securities, secured bank borrowings and internally generated cash flow. To implement its growth strategy and meet its capital needs, the Company is selling Common Stock in this Offering and may in the future issue additional equity securities or may incur additional indebtedness. Such additional indebtedness would increase RSC's leverage, may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. There can be no assurance that additional capital, if and when required, will be available on terms acceptable to the Company, or at all. Failure by the Company to obtain sufficient additional capital in the future could force the Company to curtail its growth or delay capital expenditures, which would have a material adverse effect on the Company and the market price of the Common Stock.

  The Company's ability to finance future acquisitions, start-ups and internal growth will be limited by the covenants contained in the Bank Facility, including a number of significant covenants that will, among other things, restrict the ability of the Company to dispose of assets or merge, incur debt, pay dividends, repurchase or redeem capital stock, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. The Bank Facility also contains, among other covenants, requirements that the Company maintain specified financial ratios, including minimum cash flow levels and interest coverage. Furthermore, any additional financing agreements are likely to contain certain restrictive covenants that will affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, incur indebtedness, create liens, sell assets and engage in mergers and consolidations. As a result of these covenants, the ability of the Company and its subsidiaries to respond to changing business and economic conditions and to secure additional financing may be significantly restricted, and the Company may be prevented from engaging in transactions, including acquisitions, that might otherwise be considered important to the Company's growth strategy or otherwise beneficial to the Company, which could have a material adverse effect on the market price of the Common Stock. See "Business--Growth Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include: large national companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., U.S. Rentals, Inc. and BET Plant Services U.S.A.); regional competitors that operate in a few states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. The industry's fragmented nature has attracted new competitors. Through its acquisition of Prime Service, Inc., Atlas Copco North America Inc., a subsidiary of Sweden-based Atlas Copco AB ("Atlas Copco"), an equipment manufacturer, has entered into the equipment rental business, and the Company believes equipment manufacturers, such as Caterpillar Inc. ("Caterpillar") and John Deere Capital Corporation, a wholly owned subsidiary of Deere & Company ("John Deere"), and equipment dealers such as Neff Corp. ("Neff"), in which General Electric Capital Corporation has an investment, also have entered or may enter the equipment rental business. The Company also competes against MRO suppliers, including large companies (such as W.W. Grainger and McMaster
Carr), as well as regional and independent competitors. Certain competitors have greater financial resources, are more geographically diverse and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources than the Company. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, thereby impacting operating results. There can be no assurance that the Company will be able to maintain or increase its market share or its revenues or compete effectively in any of its markets.

  Existing or future competitors also may seek to compete with the Company for acquisition candidates, which could have the effect of increasing the price for acquisitions or reducing the already limited number of suitable acquisition candidates. Management believes such competition has already increased the prices obtained by businesses acquired by the Company and its competitors. In addition, such competitors may also compete with the Company for start-up locations, thereby limiting the number of attractive locations for expansion. Competition in the rental or MRO business and competition in making acquisitions could have a material adverse effect on the Company and the market price of the Common Stock. See "Business--Competition."

GENERAL ECONOMIC CONDITIONS

  The Company's business is sensitive to economic and competitive conditions, including national, regional and local slowdowns in construction, petrochemical or other industrial activity. After the consummation of the Valley Acquisition, the Center Acquisition and the Other Acquisitions, the Company will operate in 22 states (Alabama, Arizona, Arkansas, Colorado, Delaware, Florida, Georgia, Illinois, Iowa, Kansas, Louisiana, Maryland, Mississippi, Missouri, Nebraska, New Mexico, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas and Virginia). The Company's operating results may be adversely affected by events or conditions in a particular area, such as regional economic slowdowns, adverse weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity and higher debt costs for the Company, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities. There can be no assurance that economic slowdowns, a decline in the petrochemical industry or adverse economic or competitive conditions will not have a material adverse effect on the Company's operating results, its financial condition or the market price of the Common Stock. See "Business--Locations."

SEASONALITY AND QUARTERLY FLUCTUATIONS

  Historically, the Company's revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions in the Company's markets; the timing and cost of acquisitions and start-up locations; the effectiveness of integrating acquired businesses and start-up locations; the timing of fleet expansion capital expenditures; the realization of targeted equipment utilization rates; seasonal rental and purchasing patterns of the Company's customers; and price changes in response to competitive factors. The Company incurs various costs in establishing or integrating newly acquired locations or start-ups, and the profitability of a new location is generally expected to be lower in the initial period of its operation than in subsequent periods. In addition, operating results historically have been seasonally lower during the first and fourth fiscal quarters than during the other quarters of the fiscal year. These factors, among others, make it likely that in some future quarter the Company's results of operations may be below the expectations of securities analysts and investors, which could have a material adverse effect on the value of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Selected Quarterly Operating Results."

DEPENDENCE ON KEY PERSONNEL

  The Company's future performance and development will depend, in large part, upon the efforts and abilities of certain members of senior management, particularly Martin R. Reid, Chairman of the Board and Chief Executive Officer, Douglas A. Waugaman, Ronald Halchishak and David G. Ledlow, each a Senior Vice President of Operations, and David Lanoha, who will become a Senior Vice President of Operations upon the closing of the Center Acquisition. The loss of service of one or more members of senior management could have a material adverse effect on the Company's business and the market price of the Common Stock. The Company's future success also will depend on its ability to attract, train and retain skilled personnel in all areas of its business. See "Management."

GOVERNMENT AND ENVIRONMENTAL REGULATION

  The Company and its operations are subject to various federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurance that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. The Company uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, the Company generates and disposes waste such as used motor oil, radiator fluid and solvents, and may be liable under various federal, state and local laws for environmental contamination at facilities where its waste is or has been disposed. In addition, the Company dispenses petroleum products from underground and above-ground storage tanks located at certain rental locations that it owns or leases. The Company maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, maintenance of records and the regular testing and monitoring of tank systems for tightness. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company incurs ongoing expenses associated with the removal of older underground storage tanks and other activities to come into compliance with environmental laws, and the performance of appropriate remediation at certain locations. The foregoing risks could have a material adverse effect on the market price of the Common Stock. See "Business--Government and Environmental Regulation."

LIABILITY AND INSURANCE

  The Company's business exposes it to possible claims for personal injury or death resulting from the use of equipment rented or sold by the Company and from injuries caused in motor vehicle accidents in which Company delivery or service personnel are involved. The Company carries comprehensive insurance subject to certain deductibles. There can be no assurance that existing or future claims will not exceed the level of the Company's insurance, or that such insurance will continue to be available on economically reasonable terms, if at all. In addition, certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, are generally not covered by the Company's insurance. Any of the foregoing risks could have a material adverse effect on the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws ("Bylaws") include provisions that may delay, defer or prevent a takeover attempt that may be in the best interest of stockholders. These provisions include the ability of the Board of Directors to issue up to 500,000 shares of preferred stock, having such rights, privileges and preferences as the Board of Directors may determine, without any further stockholder approval, a provision under which only the Board of Directors may call meetings of stockholders and certain advance notice procedures for nominating candidates for election to the Board of Directors. Issuance of preferred stock, or the perception that such issuance might occur, could also discourage bids for the Common Stock at a premium as well as create a depressive effect on the market price of the Common Stock. In addition, under certain conditions, Section 203 of the Delaware

General Corporation Law (the "DGCL") would prohibit the Company from engaging in a "business combination" with an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) for a period of three years. The Bank Facility contains certain provisions which may delay, defer or prevent a takeover attempt which may be in the best interest of the Company's stockholders, including provisions providing that a change in control of the Company is an event of default under the Bank Facility. See "Description of Capital Stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VOLATILITY OF STOCK PRICE

  The Common Stock's market price has experienced and may be expected to continue to experience significant volatility. Such volatility may be caused by fluctuations in the Company's operating results, changes in earnings estimates by investment analysts, the degree of success the Company achieves in implementing its business and growth strategies, changes in business or regulatory conditions affecting the Company, its customers or its competitors, and other factors. In addition, the NYSE historically has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the price at which shares of Common Stock are offered hereunder. See "Price Range of Common Stock and Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Upon consummation of the Offering, the Company will have outstanding an aggregate of 19,944,007 shares of Common Stock (20,534,831 shares if the U.S. Underwriters' overallotment option is exercised in full). After the Offering, the holders of 2,484,346 shares of Common Stock (2,325,170 shares if the U.S. Underwriters' overallotment option is exercised in full) will be entitled to certain registration rights under the Securities Act, at the expense of the Company. Such shares may also be sold under Rule 144 of the Securities Act, depending on the holding period of such securities and subject to significant restrictions in the case of shares held by persons deemed to be affiliates of the Company. The Company, the Selling Stockholders, the Company's directors and executive officers, and certain of the Company's other current stockholders have, subject to certain exceptions in the case of the Company described in "Underwriters" (including securities to be issued pursuant to employee benefit plans and acquisitions), agreed not to directly or indirectly offer, sell, contract to sell or otherwise dispose of or transfer any capital stock of the Company, or any security convertible into, or exercisable or exchangeable for, such capital stock, for a period of 90 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. In addition, the Company has the authority to issue additional shares of Common Stock and shares of one or more series of preferred stock. The issuance of such shares, or the perception that such shares may be issued, and any dilutive effect on earnings per share may adversely affect the market price of the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. See "Description of Capital Stock," "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Underwriters."

RHI'S BANKRUPTCY; INCREASE IN INDEBTEDNESS

  In September 1995, the Company acquired Acme Holdings Inc. ("RHI"), an equipment rental business with 22 locations, primarily serving Florida, the Texas/Louisiana Gulf Coast and California. Between 1986 and 1990, RHI had acquired nine equipment rental businesses financed primarily with debt. In 1993, RHI refinanced its debt through the public sale of $78.0 million of senior notes (the "Retired Notes"). In 1994, due to a downturn in business conditions, combined with RHI's highly leveraged capital structure, RHI faced liquidity constraints and was unable to service its debt. In response, RHI brought in a new management team and hired Martin R. Reid, the Company's current Chief Executive Officer, as RHI's Chief Executive Officer in June 1994. This new management team initiated restructuring discussions with the holders of the Retired Notes in August 1994, culminating in the prepackaged bankruptcy of RHI and its subsidiaries. On September 12, 1995, the effective date of the prepackaged bankruptcy plan, the holders of the Retired Notes received an aggregate of $35.4 million in cash from the Company in exchange for the surrender of the Retired Notes and the release of all claims against RHI. In addition, in exchange for providing the financing necessary for the consummation of RHI's prepackaged bankruptcy plan, the Company acquired RHI through a stock merger. Prior to such acquisition, the Company and RHI shared certain common stockholders, including members of RHI's management and affiliates of Brentwood Associates. In addition, from July 1992 to September 1995, RHI provided executive management services to the Company pursuant to a Management Agreement. RHI currently operates as a subsidiary of the Company under the name RSC Holdings Inc. The Company's growth strategy has increased and is expected to continue to increase the Company's indebtedness. As a result of such increased levels of indebtedness, a downturn in business could have a material adverse effect on the Company and the market price of the Common Stock. See "Capitalization," "Unaudited Pro Forma Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Management."

FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements, including without limitation, statements concerning the Company's operations, economic performance and financial condition, including in particular, the integration of acquisitions and start-up locations into the Company's existing operations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate" and other similar expressions identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of important risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this Prospectus. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this Prospectus will in fact occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                USE OF PROCEEDS

  The proceeds to the Company from the sale of the Common Stock offered hereby (assuming an offering price of $26.00 per share), after deducting discounts and estimated expenses of the Offering, are estimated to be $122.5 million ($138.1 million if the U.S. Underwriters' overallotment option is exercised in full).

  The Company intends to use the net proceeds of the Offering to reduce its indebtedness under the Revolver in order to provide borrowing availability for general corporate purposes, including the Valley Acquisition and other acquisitions. At November 26, 1997, the Company was a party to two definitive purchase agreements and six letters of intent to acquire additional businesses, of which a significant portion of the purchase price is expected to be funded by future borrowings by the Company, including borrowings under the Bank Facility. See "Prospectus Summary--Recent Developments."

  Proceeds from the Revolver were used to, among other things, fund capital expenditures, acquisitions and start-up locations and meet seasonal fluctuations in working capital. A reduction of amounts outstanding under the Revolver will increase the amount of borrowing availability under such facility. On a pro forma basis giving effect to the Offering, the repayment of indebtedness under the Revolver with a portion of the net proceeds of the Offering, the amendment to the Revolver and implementation of the Bank Facility pursuant to the Commitment Letters and the completion of the Center Acquisition, the Valley Acquisition and the Other Acquisitions, there would have been approximately $95.1 million available for borrowing under the Bank Facility at September 30, 1997, after taking into account restrictions under the borrowing base, if any, and other customary restrictions. The Revolver bears interest at specified margins over the prime and Eurodollar interest rates based on the Company's achievement of specified interest coverage ratios, and matures on January 31, 2002. The maturity of the Revolver will be extended to five years from the effective date of the Bank Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company's Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "RSV." The Company's Common Stock was traded on the Nasdaq National Market ("Nasdaq") from September 18, 1996 until May 21, 1997 under the symbol "RSVC." The following table sets forth for each period indicated, the high and low closing sales prices for the Common Stock as reported by the NYSE or Nasdaq, as applicable.

                                                                  COMMON STOCK
                                                                     PRICE
                                                                ----------------
                                                                 HIGH     LOW
                                                                ------- --------
     Year Ended December 31, 1996
       Third quarter (from September 18, 1996)................. $23 1/4 $21 1/2
       Fourth quarter..........................................  28 1/2  20 3/8
     Year Ended December 31, 1997
       First quarter...........................................  27 1/4  18
       Second quarter..........................................  26 3/8  18
       Third quarter...........................................  28      22 7/16
       Fourth quarter (through November 26, 1997)..............  28      22 7/8

  On November 26, 1997, the last reported sale price for the Common Stock on the NYSE was as set forth on the cover page of this Prospectus. As of November 26, 1997, there were approximately 37 holders of record of the Common Stock. The Company believes that the number of beneficial owners is substantially greater than the number of record holders because a large portion of the Common Stock is held of record in broker "street names."

  The Company has not paid any cash dividends on its Common Stock since its formation and does not currently intend to pay cash dividends in the foreseeable future. Management anticipates that all earnings and other cash resources of the Company, if any, will be retained by the Company for the operation and expansion of its business and for general corporate purposes. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, results of operations, level of indebtedness, capital requirements, general business conditions and contractual restrictions on payment of dividends, if any, as well as such other factors as the Board of Directors may deem relevant. The Company is effectively restricted by the terms of the Bank Facility from paying cash dividends on its Common Stock and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the total debt and total capitalization of the Company at September 30, 1997 on (i) an historical basis, (ii) a pro forma combined basis to give effect to the Center Acquisition, the Valley Acquisition and the Other Acquisitions as though such acquisitions were consummated as of September 30, 1997 and (iii) a pro forma as adjusted basis to give effect to the Center Acquisition, the Valley Acquisition and the Other Acquisitions, the Bank Facility and the Offering (assuming an offering price of $26.00 per share) and the application of the net proceeds therefrom to repay indebtedness under the Revolver. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial and Operating Data," "Selected Consolidated Financial and Operating Data" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                       SEPTEMBER 30, 1997
                                                 ------------------------------
                                                          PRO FORMA  PRO FORMA
                                                  ACTUAL  COMBINED  AS ADJUSTED
                                                 -------- --------- -----------
                                                         (IN THOUSANDS)
Debt:
  Revolver(1)................................... $224,119 $483,479   $260,979
  Term Loan.....................................      --       --     100,000
  Notes payable.................................      293      293        293
  Capital leases................................       31       31         31
  Equipment contracts payable...................       92       92         92
                                                 -------- --------   --------
    Total debt..................................  224,535  483,895    361,395
Common stockholders' equity:
  Preferred stock, par value $.01 per share;
   500,000 authorized and none outstanding,
   actual, pro forma combined and pro forma as
   adjusted.....................................      --       --         --
  Common stock, par value $.01 per share;
   20,000,000 authorized and 14,930,784
   outstanding, actual; 20,000,000 authorized
   and 15,964,265 outstanding, pro forma
   combined; 40,000,000 authorized and
   20,964,265 outstanding, pro forma as
   adjusted(2)..................................      149      159        209
  Additional paid-in capital....................  159,394  183,143    305,593
  Common stock issuable(3)......................    2,881    4,381      4,381
  Retained earnings.............................    9,465    9,465      9,465
                                                 -------- --------   --------
    Total Common stockholders' equity...........  171,889  197,148    319,648
                                                 -------- --------   --------
      Total capitalization...................... $396,424 $681,043   $681,043
                                                 ======== ========   ========

--------
(1) The total commitment of the Bank Facility would be $600.0 million after giving effect to the increase in the Revolver and the issuance of the Term Loan pursuant to the Commitment Letters. On a pro forma basis giving effect to the Offering, the repayment of indebtedness under the Revolver with a portion of the net proceeds of the Offering, the implementation of the Bank Facility and the completion of the Center Acquisition, the Valley Acquisition and the Other Acquisitions, the Company had borrowing availability of approximately $95.1 million under the Bank Facility, after taking into account the restrictions under the borrowing base, if any, and other customary restrictions.

(2) Excludes (i) 877,301 shares subject to options outstanding as of November 26, 1997 pursuant to the Company's Equity Participation Plans at a weighted average exercise price of $18.57 per share, (ii) 364,298 shares reserved for issuance pursuant to the Company's Equity Participation Plans, (iii) 250,000 shares reserved for issuance pursuant to the Company's QSP Plan and (iv) up to 1,373,481 shares reserved for issuance in connection with certain pending and completed acquisitions. See "Prospectus Summary--Recent Developments," "Management--Equity Participation Plans," "--Employee Qualified Stock Purchase Plan," and Notes 2 and 6 to the Company's Consolidated Financial Statements. Assumes the increase of the number of authorized shares of the Company's Common Stock from 20 million to 40 million. See "Description of Capital Stock."

(3) The common stock issuable is associated with the common stock relating to the acquisitions of Foxx and Central States, and on a pro forma combined and pro forma as adjusted basis also includes the Common Stock relating to the Center Acquisition, which vests over future time periods. See Note 2 to the Company's Consolidated Financial Statements.

         UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following unaudited pro forma consolidated financial data of the Company presents the unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, and the unaudited pro forma consolidated balance sheet at September 30, 1997. The pro forma combined consolidated statement of operations for the year ended December 31, 1996 has been adjusted to give effect to the following: (i) the Company's acquisitions of certain assets and liabilities of Sun Construction Equipment, Inc. (completed in January 1996), Blanchard Machinery, Inc. (completed in March 1996), B&S Rental Company, Inc. (completed in May 1996), Equipment Rental & Supply Inc. (completed in June 1996), Hughes Rental and Equipment Company, Inc. (completed in October 1996), AMKA, Inc. (completed in October 1996), Performance Equipment Rental & Sales, Inc. (completed in October 1996), Jones Tractor & Equipment Company, Inc. (completed in November
1996), Tool Shed Inc. (completed in November 1996) and City Sales, Inc. (completed in November 1996) (collectively, the "1996 Acquisitions"), (ii) the Company's acquisitions of certain assets and liabilities of 3 W Services, Inc. (completed in January 1997), Holt Equipment Rental & Supply (completed in February 1997), Crider Electric Motor & Tool Rental Service, Inc. (completed in March 1997), United Rental & Sales (completed in March 1997), Kastner Rentals (completed in March 1997), Stop Agan Rentals & Sales, Inc. (completed in May 1997), D & D Rentals, Inc. (completed in May 1997), Brute Equipment Co. d/b/a Foxx Hy-Reach Company ("Foxx") (completed in June 1997), Central States Equipment, Inc. and Equipment Lessors, Inc. (collectively, "Central States") (completed in June 1997), Carter Rental & Equipment, Inc. (completed in June
1997), Super Rent Enterprises, Inc. (completed in June 1997), Plateau Rental, Inc. (completed in June 1997), AMCA Equipment Corp. (completed in September
1997) and the acquisition of all of the outstanding shares of Comtect, Inc. and subsidiaries d/b/a Industrial Air Tool ("IAT") (effective March 1, 1997) (the "IAT Acquisition") (collectively, the "1997 Completed Acquisitions"),
(iii) the pending Center Acquisition, including the pro forma effect of Center's acquisition of Zuni Rental Enterprises, L.L.C. (completed in October
1996), (iv) the pending Valley Acquisition and (v) the Company's acquisitions of certain assets and liabilities of Kansas Enterprises, Inc. d/b/a AAA Rent-All (completed in October 1997), Sunbelt Equipment & Rentals, Inc. (completed in October 1997), Roesch Equipment Company (completed in October 1997), Allen Equipment, Inc. (completed in October 1997), and the Company's proposed acquisitions of six other equipment rental businesses, including Siems, with a combined 13 locations in six states (collectively, the "Other Acquisitions") (all such acquisitions, the "Pro Forma Combined Acquisitions"). Such statements have been adjusted in each case as if such transactions had occurred on January 1, 1996. The pro forma adjustments relating to the Pro Forma Combined Acquisitions are referred to herein collectively as the "Pro Forma Acquisition Adjustments."

  The pro forma combined consolidated statements of operations for the nine months ended September 30, 1997 have been adjusted to give effect to the 1997 Completed Acquisitions, the Center Acquisition, the Valley Acquisition and the Other Acquisitions as if these transactions had occurred on January 1, 1997. The pro forma combined consolidated balance sheet gives effect to the Valley Acquisition, the Center Acquisition and the Other Acquisitions as if they had occurred on September 30, 1997. There can be no assurance that the Valley Acquisition, the Center Acquisition or any of the pending Other Acquisitions will be consummated.

  In addition to the Pro Forma Combined Acquisitions, the pro forma as adjusted consolidated statement of operations for the year ended December 31, 1996 gives effect to the following transactions, in each case as if such transactions had occurred on the first day of the period presented: (i) the Offering (assuming an offering price of $26.00 per share), (ii) the sale by the Company of 6,027,813 shares of Common Stock in its September 1996 initial public offering at a price of $16.00 per share and the sale by the Company of 3,000,000 shares of Common Stock in June 1997 at a price of $19.875 per share (collectively, the "Completed Common Stock Offerings"); (iii) the redemption of the Company's 6% Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Redeemable Preferred Stock"), with a portion of the net proceeds from its initial public offering (and the related elimination of the Redeemable Preferred Stock accretion), (iv) the repurchase of a warrant with a portion of the net proceeds from its initial public offering, (v) a reduction in interest expense as a result of reductions in indebtedness upon application of a portion of the net proceeds from the Completed Common Stock Offerings and the Offering (assuming an offering price of $26.00 per share), (vi) the elimination of a $235,000 annual monitoring fee paid to an affiliate of a stockholder of the Company and (vii) the reduction of interest expense resulting from amendments and/or restatements to the Revolver in September 1996, January 1997 and June 1997 and the proposed amendment to the Revolver in November 1997 (collectively, (i) through (vii) above, the "1996 Pro Forma Offering Adjustments"). In addition to the 1997 Completed Acquisitions, the Valley Acquisition, the Center Acquisition and the Other Acquisitions, the pro forma as adjusted consolidated statements of operations for the nine months ended September 30, 1997 and the pro forma as adjusted balance sheet at September 30, 1997 give additional effect to the following transactions, in the case of the statement of operations as if such transactions had occurred on the first day of the period presented, and in the case of the balance sheet as if they had occurred at September 30, 1997: (i) the Offering (assuming an offering price of $26.00 per share), (ii) the sale by the Company of 3,000,000 shares of Common Stock in June 1997 at a price of $19.875 per share (the "June Offering"), (iii) a reduction in interest expense as a result of reductions in indebtedness upon application of a portion of the net proceeds from the Offering (assuming an offering price of $26.00 per share), and the June Offering, and (iv) the reduction of interest expense resulting from amendments and/or restatements to the Revolver in January 1997 and June 1997 and the proposed amendment to the Revolver in November 1997 (collectively, (i) through (iv) above, the "1997 Pro Forma Offering Adjustments"). The pro forma adjustments relating to the transactions referred to in this paragraph are referred to herein collectively as the "Pro Forma Offering Adjustments." See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions" and the Company's Consolidated Financial Statements and the notes thereto.

  The Pro Forma Acquisition Adjustments and the Pro Forma Offering Adjustments represent, in the opinion of management, all adjustments necessary to present fairly the Company's pro forma results of operations and financial position and are based upon available information and certain assumptions considered reasonable under the circumstances. The pro forma consolidated financial data presented herein does not purport to present what the Company's financial position or results of operations would actually have been had such events leading to the Pro Forma Acquisition Adjustments and the Pro Forma Offering Adjustments in fact occurred on the date or at the beginning of the periods indicated or to project the Company's financial position or results of operations for any future date or period.

  The unaudited pro forma consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and management's discussion thereof contained elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996

                                                    1997                                           PRO FORMA
                     HISTORICAL      1996        COMPLETED     CENTER      VALLEY       OTHER     ACQUISITION
                      COMPANY   ACQUISITIONS(1) ACQUISITIONS ACQUISITION ACQUISITION ACQUISITIONS ADJUSTMENTS
                     ---------- --------------- ------------ ----------- ----------- ------------ -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Equipment
 rentals...........   $ 94,218      $5,775        $44,183     $ 34,030     $27,720     $21,622     $    --
 Sales of parts,
 supplies and
 equipment.........     34,136       3,213         59,340       11,772       5,048      20,487          --
                      --------      ------        -------     --------     -------     -------     --------
Total revenues.....    128,354       8,988        103,523       45,802      32,768      42,109          --
Cost of revenues:
 Cost of equipment
 rentals,
 excluding
 equipment rental
 depreciation......     55,202       4,591         19,415       14,844      13,778       7,092          --
 Depreciation,
 equipment
 rentals...........     17,840         999          9,169        5,285       6,208       4,838       (2,182)(2)
 Cost of sales of
 parts, supplies
 and equipment.....     24,070       1,403         46,440       10,236       3,504      14,199          --
                      --------      ------        -------     --------     -------     -------     --------
   Total cost of
   revenues........     97,112       6,993         75,024       30,365      23,490      26,129       (2,182)
                      --------      ------        -------     --------     -------     -------     --------
Gross profit.......     31,242       1,995         28,499       15,437       9,278      15,980        2,182
Selling, general
and administrative
expense............     12,254       1,280         20,636        7,101       3,650      12,385       (6,432)(3)
Depreciation and
amortization,
excluding equipment
rental
depreciation.......      2,835          87            787          503         550         514          --
Amortization of
intangibles........      2,379         --              61           30          20           4        6,849 (5)
                      --------      ------        -------     --------     -------     -------     --------
Operating income...     13,774         628          7,015        7,803       5,058       3,077        1,765
Non-operating
(income) expense...        --          --            (373)         325         --          --            48 (6)
Interest expense,
net................      7,063          98          1,984          617       3,249       1,748       24,359 (7)
                      --------      ------        -------     --------     -------     -------     --------
Income (loss)
before income taxes
and extraordinary
items..............      6,711         530          5,404        6,861       1,809       1,329      (22,642)
Provision (benefit)
for income taxes...      2,722         (60)            98        2,369         --          314       (5,442)(9)
                      --------      ------        -------     --------     -------     -------     --------
Income (loss)
before
extraordinary items      3,989         590          5,306        4,492       1,809       1,015      (17,200)
Redeemable
preferred stock
accretion..........      1,643         --             --           --          --          --           --
                      --------      ------        -------     --------     -------     -------     --------
Income (loss)
available to common
stockholders before
extraordinary
items..............   $  2,346      $  590        $ 5,306     $  4,492     $ 1,809     $ 1,015     $(17,200)
                      ========      ======        =======     ========     =======     =======     ========
Income before
extraordinary items
per common share...   $    .33
Weighted average
common shares......      7,218

                         PRO      PRO FORMA
                        FORMA     OFFERING         PRO FORMA
                       COMBINED  ADJUSTMENTS      AS ADJUSTED
                       --------  -----------    ----------------

Revenues:
 Equipment
 rentals...........    $227,548    $   --       $        227,548
 Sales of parts,
 supplies and
 equipment.........     133,996        --                133,996
                       --------    -------      ----------------
Total revenues.....     361,544        --                361,544
Cost of revenues:
 Cost of equipment
 rentals,
 excluding
 equipment rental
 depreciation......     114,922        --                114,922
 Depreciation,
 equipment
 rentals...........      42,157        --                 42,157
 Cost of sales of
 parts, supplies
 and equipment.....      99,852        --                 99,852
                       --------    -------      ----------------
   Total cost of
   revenues........     256,931        --                256,931
                       --------    -------      ----------------
Gross profit.......     104,613        --                104,613
Selling, general
and administrative
expense............      50,874       (235)(4)            50,639
Depreciation and
amortization,
excluding equipment
rental
depreciation.......       5,276        --                  5,276
Amortization of
intangibles........       9,343        --                  9,343
                       --------    -------      ----------------
Operating income...      39,120        235                39,355
Non-operating
(income) expense...         --         --                    --
Interest expense,
net................      39,118    (20,650)(8)            18,468
                       --------    -------      ----------------
Income (loss)
before income taxes
and extraordinary
items..............           2     20,885                20,887
Provision (benefit)
for income taxes...           1      8,479 (9)             8,480
                       --------    -------      ----------------
Income (loss)
before
extraordinary items           1     12,406                12,407
Redeemable
preferred stock
accretion..........       1,643     (1,643)(10)              --
                       --------    -------      ----------------
Income (loss)
available to common
stockholders before
extraordinary
items..............    $ (1,642)   $14,049      $         12,407
                       ========    =======      ================
Income before
extraordinary items
per common share...    $   (.18)                $            .58
Weighted average
common shares......       8,929                           21,258
                       (11)(12)                 (11)(12)(13)(14)

   See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                  Operations

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996

 (1) Represents the results of the 1996 Acquisitions prior to their acquisition by the Company. Results of the 1996 Acquisitions subsequent to the dates of their acquisition are included in the Company's historical results for 1996. See Note 1 to the Company's Consolidated Financial Statements.

 (2) Represents the elimination of the historical carrying value of rental depreciation of $25,642,000 and the Company's estimate of $23,460,000 for rental depreciation assuming the rental fleet acquired was adjusted to fair market value at the beginning of the period. As a result, pro forma depreciation decreased by $2,182,000.

 (3) Represents the elimination of salaries and other payments to officers and/or stockholders of certain acquired businesses, as such officers and/or stockholders will either be employed at lower contractual rates or will not be employed by the Company. Also, represents the elimination of $2,320,000 of nonrecurring litigation judgment expense associated with the acquisition of Foxx.

 (4) Represents elimination of a $235,000 annual monitoring fee paid to an affiliate of a stockholder of the Company.

 (5) Represents the Company's estimate of amortization of goodwill and covenants not to compete for the 1996 Acquisitions, the 1997 Completed Acquisitions, the Valley Acquisition, the Center Acquisition and the Other Acquisitions of $6,849,000, as if the acquisitions were consummated at the beginning of the period presented.

 (6) Represents the elimination of income earned on, or expenses associated with, assets or liabilities not acquired or assumed in connection with certain of the acquisitions.

 (7) Represents the elimination of historical interest expense of $7,632,000 and the addition of $31,991,000 of interest expense on borrowings to fund the above acquisitions as if the transactions were consummated at the beginning of the period presented. As a result, pro forma interest expense increased by $24,359,000.

 (8) Represents the elimination of historical interest expense on the Bank Note and a portion of the Revolver (after giving effect to the additional borrowings resulting from the Pro Forma Combined Acquisitions) assuming the repayment of such indebtedness at the beginning of the period presented with a portion of the net proceeds from the Completed Common Stock Offerings, this Offering (assuming an offering price of $26.00 per share) and the Bank Facility, and the effect of the reduction of interest expense resulting from the Company's amendments and restatements to the Revolver, including the effect on capitalized debt issuance costs.

 (9) Represents the adjustment to provide income taxes at the Company's 1996 effective tax rate of 40.6%.

(10) Represents the elimination of historical accretion of dividends on the Redeemable Preferred Stock assuming the Redeemable Preferred Stock was redeemed at the beginning of the period presented.

(11) The acquisition agreements for IAT and Foxx provide for the potential issuance of up to 108,108 and 89,630 shares of Common Stock, respectively, over three-year periods following the acquisitions if certain performance objectives are met. The effects of the potential issuance of these shares were not considered in the pro forma consolidated financial statements. See Note 2 to the Company's Consolidated Financial Statements.

(12) Weighted average common shares includes 1,711,337 shares of Common Stock for the acquisitions of IAT, Foxx, Central States, Center, Valley and several of the Other Acquisitions.

(13) Reflects the issuance of capital stock on January 4, 1996, as if such stock was sold at the beginning of the period presented. See Note 1 to the Company's Consolidated Financial Statements.

(14) Gives additional effect to the repurchase and elimination of a warrant and the issuance of shares in the Completed Common Stock Offerings and the Offering (assuming an offering price of $26.00 per share), as if such transactions were consummated at the beginning of the period presented. See Note 1 to the Company's Consolidated Financial Statements.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                   1997                                             PRO FORMA               PRO FORMA
                   HISTORICAL    COMPLETED      CENTER      VALLEY       OTHER     ACQUISITION   PRO FORMA  OFFERING      PRO FORMA
                    COMPANY   ACQUISITIONS(1) ACQUISITION ACQUISITION ACQUISITIONS ADJUSTMENTS   COMBINED  ADJUSTMENTS   AS ADJUSTED
                   ---------- --------------- ----------- ----------- ------------ -----------   --------- -----------   -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Equipment
 rentals.........   $111,549      $15,346       $25,593     $22,548     $16,749      $   --      $191,785    $  --        $191,785
 Sales of parts,
 supplies and
 equipment.......     60,783       14,693        10,910       4,779      16,481          --       107,646       --         107,646
                    --------      -------       -------     -------     -------      -------     --------    ------       --------
Total revenues...    172,332       30,039        36,503      27,327      33,230          --       299,431       --         299,431
Cost of revenues:
 Cost of
 equipment
 rentals,
 excluding
 equipment rental
 depreciation....     57,506        5,889        11,903      11,763       6,156          --        93,217       --          93,217
 Depreciation,
 equipment
 rentals.........     24,493        3,768         4,771       5,010       4,135       (3,162)(2)   39,015       --          39,015
 Cost of sales of
 parts, supplies
 and equipment...     45,644       11,310         9,805       3,016      11,243          --        81,018       --          81,018
                    --------      -------       -------     -------     -------      -------     --------    ------       --------
Total cost of
revenues.........    127,643       20,967        26,479      19,789      21,534       (3,162)     213,250       --         213,250
                    --------      -------       -------     -------     -------      -------     --------    ------       --------
Gross profit.....     44,689        9,072        10,024       7,538      11,696        3,162       86,181       --          86,181
Selling, general
and
administrative
expense..........     13,444        5,175         5,592       3,175       8,610       (1,531)(3)   34,465       --          34,465
Depreciation and
amortization,
excluding
equipment rental
depreciation.....      3,789          272           656         533         347          --         5,597       --           5,597
Amortization of
intangibles......      2,463           23            92          15           3        3,832 (4)    6,428       --           6,428
                    --------      -------       -------     -------     -------      -------     --------    ------       --------
Operating income
(loss)...........     24,993        3,602         3,684       3,815       2,736          861       39,691       --          39,691
Non-operating
(income) expense.        --           (59)            7         --          --            52 (5)      --        --             --
Interest expense,
net..............      8,863          814         1,157       2,383       1,387       11,812 (6)   26,416    (7,625)(7)     18,791
                    --------      -------       -------     -------     -------      -------     --------    ------       --------
Income (loss)
before income
taxes and
extraordinary
item.............     16,130        2,847         2,520       1,432       1,349      (11,003)      13,275     7,625         20,900
Provision
(benefit) for
income taxes.....      7,172          (12)          868         --          297       (2,417)(8)    5,908     3,392 (8)      9,300
                    --------      -------       -------     -------     -------      -------     --------    ------       --------
Income (loss)
before
extraordinary
item.............   $  8,958      $ 2,859       $ 1,652     $ 1,432     $ 1,052      $(8,586)    $  7,367    $4,233       $ 11,600
                    ========      =======       =======     =======     =======      =======     ========    ======       ========
Net income per
common share
before
extraordinary
item.............   $    .68                                                                     $    .51                 $    .55
Weighted average
common shares....     13,150                                                                       14,551                   21,254
                                                                                                  (9)(10)                  (9)(10)

   See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                  Operations

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

 (1) Represents the results of the 1997 Completed Acquisitions prior to their acquisition by the Company. Results of the 1997 Completed Acquisitions subsequent to the dates of their acquisition are included in the Company's historical results for the nine months ended September 30, 1997. See Note 1 to the Company's Consolidated Financial Statements.

 (2) Represents the elimination of the historical carrying value of rental depreciation of $17,483,000 and the Company's estimate of $14,321,000 for rental depreciation assuming the rental fleet acquired was adjusted to fair market value at the beginning of the period presented. As a result, pro forma depreciation decreased by $3,162,000.

 (3) Represents the elimination of salaries and other payments to officers and/or stockholders of certain acquired businesses, as such officers and/or stockholders will either be employed at lower contractual rates or will not be employed by the Company.

 (4) Represents the Company's estimate of amortization of goodwill and covenants not to compete for the 1997 Completed Acquisitions, the Valley Acquisition, the Center Acquisition and the Other Acquisitions of $3,832,000, as if the acquisitions were consummated at the beginning of the period presented.

 (5) Represents the elimination of income earned on, or expenses associated with, assets or liabilities not acquired or assumed in connection with certain of the Acquisitions.

 (6) Represents the elimination of historical interest expense of $5,741,000 and the addition of $17,553,000 of interest expense on borrowings to fund the above acquisitions as if the transactions were consummated at the beginning of the period presented. As a result, pro forma interest expense increased by $11,812,000.

 (7) Represents the elimination of historical interest expense on a portion of the Revolver (after giving effect to the additional borrowings resulting from the Pro Forma Combined Acquisitions) assuming the repayment of such indebtedness at the beginning of the period presented with a portion of the net proceeds from the June Offering and the Offering (assuming an offering price of $26.00 per share), and the effect of the reduction of interest expense resulting from the Company's amendments and restatements to the Revolver, including the effect on capitalized debt issuance costs.

 (8) Represents the adjustment to provide income taxes at the Company's 1997 effective tax rate of 44.5%.

 (9) The acquisition agreements for IAT and Foxx provide for the potential issuance of up to 108,108 and 89,630 shares of Common Stock, respectively, over three-year periods following the acquisitions if certain performance objectives are met. The effects of the potential issuance of these shares were not considered in the pro forma consolidated financial statements. See Note 2 to the Company's Consolidated Financial Statements.

(10) Weighted average common shares includes 1,711,337 shares of Common Stock for the acquisitions of IAT, Foxx, Central States, Center, Valley and several of the Other Acquisitions.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                             SEPTEMBER 30, 1997(1)

                                                                         PRO FORMA        PRO     PRO FORMA
                        HISTORICAL   CENTER      VALLEY       OTHER     ACQUISITION      FORMA    OFFERING          PRO FORMA
                         COMPANY   ACQUISITION ACQUISITION ACQUISITIONS ADJUSTMENTS     COMBINED ADJUSTMENTS       AS ADJUSTED
                        ---------- ----------- ----------- ------------ -----------     -------- -----------       -----------
                                                               (IN THOUSANDS)
ASSETS:
Cash and cash
equivalents...........   $  4,887    $   347     $  (119)    $   741     $   (969)(4)   $  4,887  $    --           $  4,887
Accounts receivable,
net...................     43,694      4,971       8,917       5,582          --          63,164       --             63,164
Other receivables and
prepaid expense.......      3,941        511       1,287         154       (1,435)(4)      4,458       --              4,458
Income tax receivable.      1,117        --          --           15          (15)(4)      1,117       --              1,117
Parts and supplies
inventories, net......     20,701      2,977       3,060       5,653          --          32,391       --             32,391
Deferred taxes........      8,787         99         --          114          (15)(4)      8,985       --              8,985
Rental equipment, net.    229,894     35,301      33,120      23,771       (3,597)(5)    318,489       --            318,489
Operating property and
equipment, at cost,
net...................     30,640      4,848       8,625       3,167         (503)(5)     46,777       --             46,777
Intangible assets,
net...................    115,279      1,474          62           2      158,398 (6)    275,215       --            275,215
Other assets..........      3,637        220         --          531         (364)(4)      4,024       --              4,024
                         --------    -------     -------     -------     --------       --------  --------          --------
                         $462,577    $50,748     $54,952     $39,730     $151,500       $759,507  $    --           $759,507
                         ========    =======     =======     =======     ========       ========  ========          ========
LIABILITIES AND
STOCKHOLDERS' EQUITY:
Accounts payable......   $ 16,168    $ 2,811     $ 1,864     $ 2,688     $ (3,354)(4)   $ 20,177  $    --           $ 20,177
Payroll and other
accrued expenses......     29,461      3,051         921         948       (1,550)(4)     32,831       --             32,831
Accrued interest
payable...............      1,473        --          --          --           --           1,473       --              1,473
Income taxes payable..      6,478        --          --          271          --           6,749       --              6,749
Deferred taxes........     12,573      3,931         --        1,263         (533)(4)     17,234       --             17,234
Bank debt and long
term obligations......    224,504     18,068      41,705      24,778      174,809 (7)    483,864  (222,500)(8)(9)    261,364
Term Loan.............        --         --          --          --           --              -    100,000 (9)       100,000
Obligations under
capital leases........         31        --        1,118         --        (1,118)(4)         31       --                 31
                         --------    -------     -------     -------     --------       --------  --------          --------
   Total liabilities..    290,688     27,861      45,608      29,948      168,254        562,359  (122,500)          439,859
Stockholders' equity:
 Common stock(2)......        149         12         600         --          (602)(10)       159        50 (8)           209
 Additional paid-in
 capital..............    159,394        --          --          745       23,004 (10)   183,143   122,450 (8)       305,593
 Common stock
 issuable(3)..........      2,881        --          --          --         1,500 (3)      4,381       --              4,381
 Retained earnings....      9,465     22,875       8,744       9,037      (40,656)(10)     9,465       --              9,465
                         --------    -------     -------     -------     --------       --------  --------          --------
   Total stockholders'
   equity.............    171,889     22,887       9,344       9,782      (16,754)       197,148   122,500           319,648
                         --------    -------     -------     -------     --------       --------  --------          --------
                         $462,577    $50,748     $54,952     $39,730     $151,500       $759,507  $    --           $759,507
                         ========    =======     =======     =======     ========       ========  ========          ========

   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              SEPTEMBER 30, 1997

 (1) The purchase method of accounting has been used in preparing the Unaudited Pro Forma Consolidated Financial Statements of the Company with respect to the Center Acquisition, the Valley Acquisition and the Other Acquisitions. Purchase accounting values have been assigned to the Center Acquisition, the Valley Acquisition and the Other Acquisitions on a preliminary basis and are subject to adjustment when final information as to the fair values of the net assets acquired is available.

 (2) The acquisition agreements for IAT and Foxx provide for the potential issuance of up to 108,108 and 89,630 shares of Common Stock, respectively, over three-year periods following the acquisitions if certain performance objectives are met. The effects of the potential issuance of these shares were not considered in the pro forma consolidated financial statements. See Note 2 to the Company's Consolidated Financial Statements.

 (3) The Common Stock issuable is associated with Common Stock for the acquisitions of Foxx, Central States and Center that vests over future time periods. See Note 2 to the Company's Consolidated Financial Statements.

 (4) Represents assets not acquired or liabilities not assumed in the Center Acquisition, the Valley Acquisition and the Other Acquisitions.

 (5) Represents the Company's preliminary estimates of the adjustments necessary to record the assets acquired at fair market value.

 (6) Represents the estimated fair market value of covenants not to compete and goodwill represented by the excess purchase price over the estimated fair market value of the net assets acquired.

 (7) Represents borrowings under the Revolver to fund the Center Acquisition, the Valley Acquisition and the Other Acquisitions.

 (8) Represents the use of the net proceeds from the Offering (assuming an offering price of $26.00 per share) to reduce the Company's outstanding obligations under the Revolver.

 (9) Represents the implementation of the Term Loan and the use of the net proceeds therefrom to reduce the Company's outstanding obligations under the Revolver.

(10) Represents the elimination of the equity accounts of the Center Acquisition, the Valley Acquisition and the Other Acquisitions.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following selected consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996, and selected consolidated balance sheet data as of December 31, 1995 and 1996, have been derived from the audited consolidated financial statements of the Company appearing elsewhere in this Prospectus. The selected consolidated financial data with respect to the Company's statement of operations for the period ended December 31, 1992 and for the year ended December 31, 1993, and with respect to the balance sheet as of December 31, 1992, 1993 and 1994 has been derived from audited financial statements of the Company not included in this Prospectus. The selected consolidated financial data with respect to the Company's statement of operations for the nine months ended September 30, 1996 and 1997, and with respect to the balance sheet as of September 30, 1997, has been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments), necessary to present fairly the Company's results of operations and financial position at such dates and for such periods. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results which may be expected for future periods, including for the year ending December 31, 1997. The selected operating data presented has not been audited. The selected consolidated financial and operating data presented should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                                                  NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                            JULY 17, 1992    ----------------------------------------------- ------------------------------
                         (INCEPTION) THROUGH                                      PRO FORMA                      PRO FORMA
                            DECEMBER 31,                                         AS ADJUSTED                    AS ADJUSTED
                                1992          1993     1994     1995     1996      1996(1)    1996      1997      1997(1)
                         ------------------- -------  -------  -------  -------  ----------- -------  --------  -----------
                                             (IN THOUSANDS, EXCEPT LOCATIONS AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA(2):
Revenues:
 Equipment rentals.....        $2,145        $17,238  $27,775  $47,170  $94,218   $227,548   $67,742  $111,549   $191,785
 Sales of parts,
  supplies and new
  equipment............         1,785          7,387   10,800   14,621   21,919    133,996    16,450    47,119    107,646
 Sales of used
  equipment(3).........           257          1,007    3,240    4,126   12,217        N/A     8,903    13,664        N/A
                               ------        -------  -------  -------  -------   --------   -------  --------   --------
Total revenues.........         4,187         25,632   41,815   65,917  128,354    361,544    93,095   172,332    299,431
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation.........         1,153         11,405   16,284   27,854   55,202    114,922    40,977    57,506     93,217
 Depreciation,
  equipment rentals....           245          2,161    4,020    7,691   17,840     42,157    12,375    24,493     39,015
 Cost of sales of
  parts, supplies and
  equipment............         1,650          5,370    7,978   10,439   15,582     99,852    11,799    36,383     81,018
 Cost of sales of used
  equipment(3).........           248            589    2,320    2,178    8,488        N/A     5,820     9,261        N/A
                               ------        -------  -------  -------  -------   --------   -------  --------   --------
Total cost of revenues.         3,296         19,525   30,602   48,162   97,112    256,931    70,971   127,643    213,250
                               ------        -------  -------  -------  -------   --------   -------  --------   --------
Gross profit...........           891          6,107   11,213   17,755   31,242    104,613    22,124    44,689     86,181
Selling, general and
 administrative
 expense...............           341          2,683    4,747    6,421   12,254     50,639     9,061    13,444     34,465
Depreciation and
 amortization,
 excluding equipment
 rental depreciation...            11            211      504    1,186    2,835      5,276     1,829     3,789      5,597
Amortization of
 intangibles(4)........           321          2,635    2,078      718    2,379      9,343     1,825     2,463      6,428
                               ------        -------  -------  -------  -------   --------   -------  --------   --------
Operating income.......           218            578    3,884    9,430   13,774     39,355     9,409    24,993     39,691
Interest expense, net..            77            407      731    3,314    7,063     18,468     5,819     8,863     18,791
                               ------        -------  -------  -------  -------   --------   -------  --------   --------
Income before income
 taxes and
 extraordinary items...           141            171    3,153    6,116    6,711     20,887     3,590    16,130     20,900
Provision for income
 taxes.................            81            465    1,177    2,401    2,722      8,480     1,411     7,172      9,300
                               ------        -------  -------  -------  -------   --------   -------  --------   --------
Income (loss) before
 extraordinary items...            60          (294)    1,976    3,715    3,989   $ 12,407     2,179     8,958   $ 11,600
                                                                                  ========                       ========
Extraordinary items(5).           --             --       --      (478)  (1,269)              (1,269)     (534)
                               ------        -------  -------  -------  -------              -------  --------
Net income (loss)......            60           (294)   1,976    3,237    2,720                  910     8,424
Redeemable preferred
 stock accretion.......           133          1,013    1,646    1,717    1,643                1,643       --
                               ------        -------  -------  -------  -------              -------  --------
Net income (loss)
 available to common
 stockholders..........        $  (73)       $(1,307) $   330  $ 1,520  $ 1,077              $  (733) $  8,424
                               ======        =======  =======  =======  =======              =======  ========
Income (loss) before
 extraordinary items
 per common share......        $ (.01)       $  (.23) $   .06  $   .39  $   .33   $    .58   $   .09  $    .68   $    .55
                                                                                  ========                       ========
Extraordinary items per
 common share(5).......           --             --       --      (.09)    (.18)                (.22)     (.04)
                               ------        -------  -------  -------  -------              -------  --------
Net income (loss) per
 common share..........        $ (.01)       $  (.23) $   .06  $   .30  $   .15              $  (.13) $    .64
                               ======        =======  =======  =======  =======              =======  ========
Weighted average common
 shares(6).............         5,590          5,632    5,428    5,088    7,218     21,258     5,773    13,150     21,254
SELECTED OPERATING
 DATA:
Beginning locations....           --              11       21       25       50                   50        94
Locations acquired.....            11             11        1       26       25                   16        34
Locations opened.......           --             --         3       10       19                   17        11
Locations closed, sold
 or held for sale(7)...           --              (1)     --       (11)     --                   --         (5)
                               ------        -------  -------  -------  -------              -------  --------
Ending locations.......            11             21       25       50       94                   83       134
                               ======        =======  =======  =======  =======              =======  ========

                                                                        AS OF SEPTEMBER 30,
                                     AS OF DECEMBER 31,                        1997
                          ------------------------------------------- -----------------------
                                                                                 PRO FORMA
                           1992    1993     1994      1995     1996    ACTUAL  AS ADJUSTED(1)
                          ------- -------  -------  -------- -------- -------- --------------
BALANCE SHEET DATA:
Net book value of rental
 equipment..............  $ 8,591 $16,223  $24,138  $ 52,818 $116,921 $229,894    $318,489
Total assets............   18,360  35,877   48,098   137,832  218,933  462,577     759,507
Total debt (including
 capital leases)........    5,024   4,411   12,752    68,555   68,594  224,535     361,395
Redeemable preferred
 stock (net of treasury
 stock).................   10,144  25,956   26,684    28,401      --       --          --
Common stockholders'
 equity (deficit).......       24  (1,281)  (1,474)       46   95,072  171,889     319,648

--------

(1) The pro forma as adjusted consolidated statements of operations for the year ended December 31, 1996 give effect to the Pro Forma Combined Acquisitions, the Pro Forma Acquisition Adjustments and the 1996 Pro Forma Offering Adjustments, as described in "Unaudited Pro Forma Consolidated Financial and Operating Data" as if such transactions had occurred on the first day of the period presented. The pro forma as adjusted consolidated statements of operations for the nine months ended September 30, 1997 and the pro forma as adjusted balance sheet at September 30, 1997 give effect to the 1997 Completed Acquisitions, the Center Acquisition, the Valley Acquisition, the Other Acquisitions and the 1997 Pro Forma Offering Adjustments, in the case of the statement of operations as if such transactions had occurred on the first day of the period presented and in the case of the balance sheet as if they had occurred at September 30, 1997. See "Unaudited Pro Forma Consolidated Financial and Operating Data."

(2) The Company's acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statements of operations data from the effective date of acquisition. On April 25, 1997, the Company completed the IAT Acquisition, and pursuant to the acquisition agreement, the Company assumed effective control of IAT's operations on March 1, 1997. Accordingly, the Company has included IAT's revenues, costs and expenses from March 1, 1997 in its consolidated statements of operations, net of related imputed purchase price adjustments, and has included IAT's balance sheet in its consolidated balance sheets since April 25, 1997.

(3) Sales of used equipment and cost of sales of used equipment are included with sales of parts supplies and new equipment and cost of sales of parts, supplies and new equipment, respectively, on a pro forma as adjusted basis for the year ended December 31, 1996 and the nine months ended
    September 30, 1997.

(4) 1993 data includes $781,000 for the write-off of costs in excess of net assets acquired.

(5) The extraordinary item in the year ended December 31, 1995 represents the loss on extinguishment of debt related to the Old Revolver paid off September 12, 1995. The extraordinary item in the year ended December 31, 1996 and nine months ended September 30, 1996 represents the loss on extinguishment of debt related to the amendment to the Revolver in September 1996. The extraordinary item in the nine months ended September 30, 1997 represents the loss on extinguishment of debt related to the amendment and restatement of the Revolver in January 1997.

(6) See Note 1 to the Company's Consolidated Financial Statements.

(7) In 1996, the Company closed or disposed of its California locations, which were previously classified as "assets held for sale" in the Company's Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's consolidated financial condition and consolidated results of operations should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

  From its formation in 1992 through its initial public offering in September 1996, the Company acquired 16 businesses consisting of 65 locations and opened 30 start-up locations. Since the initial public offering, the Company has completed 25 acquisitions consisting of 52 locations, has executed definitive agreements (subject to closing conditions) to acquire an additional two companies consisting of 20 locations, has entered into letters of intent to acquire an additional six companies consisting of 21 locations and has opened 16 start-up locations. See "Prospectus Summary--Recent Developments." The Company also focuses on increasing revenues and profitability across its locations through investments in fleet expansion, the implementation of information systems designed to improve asset utilization and targeted marketing efforts. As a result, the Company has increased total revenues from $41.8 million in the year ended December 31, 1994 to $128.4 million in the year ended December 31, 1996. Operating income has increased from $3.9 million to $13.8 million during the same period. During the first nine months of 1997, the Company generated revenues of $172.3 million with operating income of $25.0 million, increases of 85.1% and 165.6%, respectively, over the same period in 1996. Through the IAT Acquisition, the Company has substantially increased its presence in the MRO supply business, which has historically had lower gross margins than the Company's equipment rental business.

  The Company has historically financed its acquisitions, start-up locations and capital expenditures primarily through the issuance of equity securities, internally generated cash flow and bank borrowings. Such financings have increased the Company's interest expense and resulted in the accretion of dividends on Redeemable Preferred Stock prior to its redemption in September 1996. Because all of the acquisitions have been accounted for under the purchase method of accounting, such acquisitions have increased the Company's goodwill and other intangibles (including covenants not to compete). During the initial phase of an acquisition or start-up location, the Company typically incurs expenses related to completing acquisitions and opening start-up locations, training employees, installing or converting information systems, facility set-up and marketing expenses. As a result, the profitability of a new location is generally expected to be lower in the initial period of its operation than in subsequent periods. Integration of acquisitions is generally completed within the first six months, while the Company generally expects start-up locations to achieve normalized profitability after one year. The Company anticipates that as it continues to implement its growth strategy, new locations will continue to impact the Company's margins until such locations achieve normalized profitability.

  The Company is continually involved in the investigation and evaluation of potential acquisitions and start-up locations. Acquisition transactions are typically subject to numerous conditions, including due diligence investigation, environmental review and negotiation of a definitive purchase agreement. In evaluating acquisition targets, the Company considers, among other things, the target's competitive market position, management team, growth position, and the demographic characteristics of the target market. At any time, the Company may have one or more offers outstanding and may have executed one or more letters of intent or binding acquisition agreements. The Company has executed definitive agreements to acquire Center and Siems, and has entered into letters of intent to acquire six rental businesses (including Valley) with a total of 21 locations for an aggregate purchase price of $113.6 million. There can be no assurance, however, that such definitive agreements, letters of intent or discussions will result in any particular transaction being consummated.

  The Company's capital expenditures have principally been discretionary expenditures to finance the growth of its rental equipment fleet; however, the Company must continually reinvest in ongoing capital expenditures in order to acquire and maintain a competitive, high quality rental equipment fleet. For the years ended

December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1996 and 1997 the Company's capital expenditures aggregated $17.0 million, $23.6 million, $86.8 million, $60.6 million and $117.8 million, respectively. The Company depreciates rental equipment over periods ranging from three to seven years, which has resulted in equipment rental depreciation of $4.0 million, $7.7 million, $17.8 million, $12.4 million and $24.5 million for the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1996 and 1997, respectively. Depreciation related to new rental equipment periodically contributes to short-term margin pressure, since new rental equipment does not immediately generate revenues at historical equipment utilization rates. In recent years, the Company has also made substantial investments in its information systems.

  On September 18, 1996, the Company completed an initial public offering of 6,325,000 shares of its Common Stock, of which 6,027,813 shares were offered by the Company, with the remainder offered by certain selling stockholders. Net proceeds to the Company of approximately $87.9 million were utilized to redeem all outstanding shares of its Redeemable Preferred Stock, repay in full a senior secured term loan (the "Bank Note") and to repurchase the related warrants, and reduce its outstanding obligations under the Revolver.

  On June 4, 1997, the Company completed a public offering of 6,072,000 shares of its Common Stock, of which 3,000,000 shares were sold by the Company, with the remainder sold by certain selling stockholders. Net proceeds to the Company of approximately $55.6 million were used to reduce the Company's indebtedness under the Revolver in order to provide borrowing availability for general corporate purposes, including acquisitions.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, information derived from the consolidated statements of operations of the Company expressed as a percentage of total revenues, and the percentage change in such items compared to the same period in the prior year. There can be no assurance that the trends in revenue growth or operating results will continue in the future.

                           PERCENTAGE OF TOTAL REVENUES             PERCENTAGE INCREASE (DECREASE)
                          -----------------------------------  -----------------------------------------
                                                NINE MONTHS                                 NINE MONTHS
                             YEARS ENDED           ENDED                                       ENDED
                            DECEMBER 31,       SEPTEMBER 30,                               SEPTEMBER 30,
                          -------------------  --------------                              -------------
                          1994   1995   1996    1996    1997   1995 VS. 1994 1996 VS. 1995 1997 VS. 1996
                          -----  -----  -----  ------  ------  ------------- ------------- -------------
Revenues:
 Equipment rentals......   66.4%  71.6%  73.4%   72.8%   64.7%      69.8%         99.7%         64.7%
 Sales of parts,
  supplies and new
  equipment.............   25.8   22.2   17.1    17.7    27.4       35.4          49.9         186.4
 Sales of used
  equipment.............    7.8    6.2    9.5     9.5     7.9       27.4         196.1          53.5
                          -----  -----  -----  ------  ------
   Total revenues.......  100.0  100.0  100.0   100.0   100.0       57.6          94.7          85.1
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........   38.9   42.3   43.0    44.0    33.4       71.1          98.2          40.6
 Depreciation,
  equipment rentals.....    9.6   11.7   13.9    13.3    14.2       91.3         132.0          97.9
 Cost of sales of
  parts, supplies and
  new equipment.........   19.1   15.8   12.2    12.7    21.1       30.9          49.3         208.4
 Cost of sales of used
  equipment.............    5.6    3.3    6.6     6.2     5.4       (6.1)        289.7          59.1
                          -----  -----  -----  ------  ------
   Total cost of
    revenues............   73.2   73.1   75.7    76.2    74.1       57.4         101.6          79.9
                          -----  -----  -----  ------  ------
Gross profit............   26.8   26.9   24.3    23.8    25.9       58.3          76.0         102.0
Selling, general and
 administrative expense.   11.3    9.7    9.5     9.7     7.8       35.3          90.8          48.4
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........    1.2    1.8    2.2     2.0     2.2      135.3         139.0         107.2
Amortization of
 intangibles............    5.0    1.1    1.9     2.0     1.4      (65.5)        231.3          35.0
                          -----  -----  -----  ------  ------
Operating income........    9.3   14.3   10.7    10.1    14.5      142.8          46.1         165.6
Interest expense, net...    1.8    5.0    5.5     6.2     5.1      353.4         113.1          52.3
                          -----  -----  -----  ------  ------
Income before income
 taxes and extraordinary
 items..................    7.5%   9.3%   5.2%    3.9%    9.4%      94.0           9.7         349.3
                          =====  =====  =====  ======  ======
Other Data:
 Rental gross profit....   26.9%  24.6%  22.5%   21.2%   26.4%      55.6          82.2         104.7
 Sales of parts,
  supplies and new
  equipment gross
  profit................   26.1   28.6   28.9    28.3    22.8       48.2          51.5         130.8
 Sales of used
  equipment gross
  profit................   28.4   47.2   30.5    34.6    32.2      111.7          91.4          42.8

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenues. Total revenues for the nine months ended September 30, 1997 increased 85.1% to $172.3 million from $93.1 million in the same period in 1996. This increase was primarily due to the inclusion of revenues from acquisitions of 21 businesses (consisting of 43 locations) and the opening of 13 start-up locations since September 30, 1996. Also contributing to the increased revenues was the larger rental fleet resulting from the Company's significant investment in capital expenditures. Equipment rental revenues increased 64.7% to $111.5 million from $67.7 million due to the larger rental fleet resulting from acquisitions and capital expenditures. Sales of parts, supplies and new equipment increased 186.4% to $47.1 million from $16.4 million due primarily to the acquisition of IAT, effective in the Company's results of operations from March 1, 1997, and the increased number of rental locations selling these items. Sales of used equipment increased 53.5% to $13.7 million from $8.9 million due to the larger rental fleet and the Company's continuing strategy of selling the older items in its fleet.

  Gross Profit. Gross profit for the nine months ended September 30, 1997 increased to $44.7 million, or 25.9% of total revenues, from $22.1 million, or 23.8% of total revenues, in the same period in 1996. Gross margin on equipment rentals increased to 26.5% of equipment rental revenues from 21.2% for the nine months ended September 30, 1996, primarily due to the improved gross profit resulting from the Company's cost controlling methods. Gross margin on sales of parts, supplies and new equipment decreased to 22.8% of sales from 28.3%, due primarily to the acquisition of IAT, effective in the Company's results of operations from March 1, 1997, and a change in the product mix of parts, supplies and new equipment sales. Excluding the effect of the acquisition of IAT, the Company's gross margin on sales of parts, supplies and new equipment would have been 27.9% for the nine months ended September 30, 1997. The Company believes that the gross margin on sales of parts, supplies and new equipment will likely remain at this lower level due to the impact of IAT's product sales, which generally have had lower gross margins than the parts, supplies and new equipment sold by the Company prior to the acquisition of IAT. Gross margin on sales of used equipment decreased to 32.2% of sales from 34.6%, due primarily to a change in the mix and age of the equipment being sold.

  Selling, General and Administrative Expenses. Selling, general and administrative expense for the nine months ended September 30, 1997 was $13.4 million, or 7.8% of total revenues, compared to $9.1 million, or 9.7% of total revenues in the same period in 1996. This percentage decrease is the result of total revenues increasing at a faster rate than selling, general and administrative expenses.

  Depreciation and Amortization, excluding equipment rental depreciation. Depreciation and amortization, excluding equipment rental depreciation, for the nine months ended September 30, 1997 was $3.8 million, or 2.2% of total revenues, compared to $1.8 million, or 2.0% of total revenues in the same period in 1996. This increase is primarily attributable to the larger fleet of service and delivery vehicles in 1997 versus 1996, which has grown as a result of the Company's increased number of locations and larger rental fleet.

  Amortization of Intangibles. Amortization of intangibles for the nine months ended September 30, 1997 was $2.5 million, or 1.4% of total revenues, compared to $1.8 million, or 2.0% of total revenues in the same period in 1996. This increase is due to the additional goodwill and covenants not-to-compete associated with acquisitions completed since September 30, 1996.

  Interest Expense, net. Interest expense, net, for the nine months ended September 30, 1997 was $8.9 million, compared to $5.8 million for the same period in 1996. This increase is the result of the Company's increased average debt outstanding for the nine month period ended September 30, 1997, compared to the same period in 1996. The increased debt has resulted from acquisitions, capital expenditures and start-up locations financed under the Revolver. Interest expense will increase in subsequent periods to the extent that the Company borrows under the Bank Facility, or otherwise, to fund acquisitions.

  Provision for Income Taxes. Provision for income taxes was $7.2 million for the nine months ended September 30, 1997, compared to $1.4 million in the same period in 1996. The Company's effective tax rate was 44.5% for the nine months ended September 30, 1997, compared to 39.3% for the same period in 1996. The increase in the Company's effective tax rate is a result of increased levels of non-deductible items, primarily goodwill.

  Extraordinary Item. In connection with the implementation of an amendment to the Revolver in January 1997, the Company wrote off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $920,000, which has been classified as an extraordinary item, net of income taxes of $386,000, in the consolidated statement of operations for the nine months ended September 30, 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenues. Total revenues for the year ended December 31, 1996 increased 94.7% to $128.4 million compared to $65.9 million for the year ended December 31, 1995. This increase was primarily due to the full period impact of the acquisition of RHI (consisting of 11 locations), the full period impact of ten start-up locations opened in 1995 and the inclusion of revenues from 11 acquired businesses (consisting of 25 locations) and the opening of 19 start-up locations during 1996. Equipment rental revenues increased 99.7% to $94.2 million for the year ended December 31, 1996 from $47.2 million in the same period in 1995 due to a larger rental equipment fleet as a result of acquisitions, the partial year impact of $86.8 million in capital expenditures in 1996 and the full year impact of 1995 capital expenditures of $23.6 million. Sales of parts, supplies and new equipment increased 49.9% to $21.9 million for the year ended December 31, 1996 from $14.6 million for the year ended December 31, 1995 due primarily to the increased number of rental locations selling these items. Sales of used equipment increased 196.1% to $12.2 million for the year ended December 31, 1996 from $4.1 million for the year ended December 31, 1995 due to the larger rental equipment fleet resulting from acquisitions and the Company's ongoing strategy of selling the older items in its fleet.

  Gross Profit. Gross profit for the year ended December 31, 1996 increased to $31.2 million, or 24.3% of total revenues, from $17.8 million, or 26.9% of total revenues, for the year ended December 31, 1995. Gross margins on equipment rentals decreased to 22.5% of equipment rental revenues from 24.6% for the year ended December 31, 1995 primarily due to the impact of 44 location additions during the period. These new locations were comprised of 25 acquired locations and 19 start-ups, and operated for an average of seven months during the period. Start-ups and acquisitions generally incur start-up and integration expenses during their first nine months of operation resulting in lower profit margins than the Company's more established locations. Gross margin on sales of parts, supplies and new equipment increased slightly to 28.9% of sales from 28.6% for the year ended December 31, 1995. Gross margin on sales of used equipment decreased to 30.5% of sales from 47.2% of sales for the year ended December 31, 1995 due primarily to a change in the mix and age of the equipment being sold.

  Selling, General and Administrative Expense. Selling, general and administrative expense increased to $12.3 million, or 9.5% of total revenues, for the year ended December 31, 1996, compared to $6.4 million, or 9.7% of total revenues, for the year ended December 31, 1995. This increase is attributable primarily to the increase in the number of locations from 1995.

  Depreciation and Amortization, excluding equipment rental depreciation. Depreciation and amortization, excluding equipment rental depreciation, for the year ended December 31, 1996 was $2.8 million, or 2.2% of total revenues, compared to $1.2 million, or 1.8% of total revenues, for the same period in 1995. This increase is primarily attributable to the larger fleet of service and delivery vehicles in 1996 versus 1995, as well as to capital expenditures on rental locations in order to standardize their appearance.

  Amortization of Intangibles. Amortization of intangibles for the year ended December 31, 1996 was $2.4 million, or 1.9% of total revenues, compared to $718,000, or 1.1% of total revenues, for the same period in 1995. This increase is due to the full year impact of additional goodwill and covenants not-to-compete associated with 1995 acquisitions, the partial year impact of additional goodwill and covenants not-to-compete associated with 1996 acquisitions and amortization of the capitalized costs associated with the Revolver entered into in September 1995, amended in January 1996 and amended and restated in September 1996.

  Interest Expense, net. Interest expense, net, for the year ended December 31, 1996 was $7.1 million, compared to $3.3 million for the year ended December 31, 1995. This increase was the result of the Company's increased average debt outstanding for the year ended December 31, 1996 compared to the year ended December 31, 1995, as well as amortization of mandatory increases in the prepayment price of the Bank Note. The increased debt resulted from start-up locations, acquisitions and capital expenditures financed under the Company's Revolver. In September 1996, the Company utilized proceeds from its initial public offering of $13.0 million to repay the Bank Note and $37.7 million to reduce its indebtedness under the Revolver.

  Provision for Income Taxes. Provision for income taxes was $2.7 million for the year ended December 31, 1996, compared to $2.4 million for the same period in 1995. The Company's effective tax rate was 40.6% for 1996, as compared to 39.3% for 1995. The Company's effective tax rate for the fourth quarter of 1996 increased to 42.0% as a result of increased levels of non-deductible items. This higher tax rate is expected to continue in future periods.

  Extraordinary Items. In connection with the implementation of the amended Revolver in September 1996, the Company wrote off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $2.5 million, which has been classified as an extraordinary item, net of income taxes of $964,000. Additionally, in September 1996, the Company repaid the Bank Note and repurchased the related warrants for $13 million, resulting in a gain on extinguishment of debt of $362,000, which has been classified as an extraordinary item, net of income taxes of $142,000. In 1995, the Company paid off the borrowings under the Old Revolver upon entering into the Revolver, resulting in a loss on extinguishment of such debt of $783,000 which has been classified as an extraordinary item, net of income taxes of $305,000.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenues. Total revenues for the year ended December 31, 1995 increased 57.6% to $65.9 million compared to $41.8 million for the year ended December 31, 1994. This increase was primarily due to the inclusion of revenues from acquisitions of five businesses and the opening of ten start-up locations in 1995. Equipment rental revenues increased 69.8% to $47.2 million for the year ended December 31, 1995 from $27.8 million in the same period in 1994. The acquisition of RHI accounted for $10.2 million, or 52.6%, of the increase in equipment rental revenues. In addition, rental revenues increased due to a larger rental fleet as a result of acquisitions, the partial year impact of approximately $23.6 million of capital expenditures in 1995 and the full year impact of 1994 capital expenditures of $17.0 million. Sales of parts, supplies and new equipment increased 35.4% to $14.6 million for the year ended December 31, 1995 from $10.8 million for the year ended December 31, 1994. The increase was primarily due to an increase in the number of rental locations selling these items. Sales of used equipment increased 27.3% to $4.1 million for the year ended December 31, 1995 from $3.2 million for the year ended December 31, 1994 due to the larger rental fleet and the Company's ongoing strategy of selling the older items in its fleet.

  Gross Profit. Gross profit for the year ended December 31, 1995 increased to $17.8 million, or 26.9% of total revenues, from $11.2 million, or 26.8% of total revenues, for the year ended December 31, 1994. Gross margin on equipment rentals decreased to 24.6% of rental revenues from 26.9% for the year ended December 31, 1994 due primarily to an increase in rental depreciation expense as a percentage of rental revenues from 14.5% to 16.3% as a result of $23.6 million in capital expenditures in 1995, and a higher number of acquisitions and start-ups in 1995, with correspondingly higher start-up and acquisition expenses. Gross margin on sales of parts, supplies and new equipment increased to 28.6% of sales from 26.1% for the year ended December 31, 1994 due to a favorable product mix among parts, supplies and equipment sales. Gross margin on sales of used equipment increased to 47.2% of sales from 28.4% for the year ended December 31, 1994 due primarily to the larger rental fleet resulting from acquisitions and a change in the mix and age of the equipment being sold.

  Selling, General and Administrative Expense. Selling, general and administrative expense increased to $6.4 million, or 9.7% of total revenues, for the year ended December 31, 1995, compared to $4.7 million, or 11.4% of total revenues, for the year ended December 31, 1994. The increase of $1.7 million was attributable to infrastructure costs associated with start-ups and acquisitions.

  Depreciation and amortization, excluding equipment rental depreciation. Depreciation and amortization, excluding equipment rental depreciation, for the year ended December 31, 1995 was $1.2 million, or 1.8% of total revenues, compared to $504,000, or 1.2% of total revenues, for the same period in 1994. The increase of $682,000 was attributable to a larger fleet of vehicles associated with start-up locations and continued replacement of older delivery vehicles.

  Amortization of intangibles. Amortization of intangibles expense for the year ended December 31, 1995 was $718,000, compared to $2.1 million for the same period in 1994. The decrease of $1.4 million was caused by the completion in 1994 of the amortization of covenants not-to-compete associated with 1993 acquisitions.

  Interest Expense, net. Interest expense, net, for the year ended December 31, 1995 was $3.3 million, compared to $731,000 for the year ended December 31, 1994. The increase was attributable primarily to increased average debt outstanding, as well as amortization of mandatory increases in the prepayment price of the Bank Note. During the year, total debt increased from $12.8 million to $68.6 million. The increase in debt resulted from acquisitions, capital expenditures and start-up locations financed under the Revolver.

  Provision for Income Taxes. Provision for income taxes was $2.4 million for the year ended December 31, 1995, as compared to $1.2 million for the year ended December 31, 1994. The Company's effective tax rate was 39.3% for 1995, as compared to 37.3% for 1994.

  Extraordinary Item. In 1995, the Company paid off the borrowings under the Old Revolver upon entering into the Revolver, resulting in a loss on extinguishment of such debt of $783,000, which has been classified as an extraordinary item, net of income taxes of $305,000.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary uses of cash have been the funding of capital expenditures, acquisitions and start-up locations. The Company historically has financed its capital expenditures, acquisitions and start-up locations primarily through the issuance of equity securities, secured bank borrowings and net cash provided by operating activities. The Company had cash and cash equivalents of $4.9 million at September 30, 1997 and $1.5 million at December 31, 1996.

  The Company received net proceeds of approximately $55.6 million from the sale of 3,000,000 shares of Common Stock in a public offering completed on June 4, 1997. Through the application of these proceeds, the Company has improved its liquidity and capital resources through the replacement of a portion of its secured debt, as well as the related interest and debt obligations, with Common Stock. Specifically, the Company used these proceeds to reduce the indebtedness under its Revolver to provide borrowing availability for general corporate purposes, including acquisitions.

  During the nine months ended September 30, 1997, the Company's operating activities provided net cash flow of $21.8 million, compared to $11.2 million for the same period in the prior year. The principal causes for the variation in cash flow between the periods were higher net income and increased depreciation and amortization.

  During the year ended December 31, 1996, the Company's operating activities provided net cash flow of $23.5 million, as compared to $9.9 million for the prior year. The principal causes for the variation in cash flow between the periods were an increased profit level due to an increased number of locations, increased depreciation and amortization and higher average accounts payable.

  Net cash used in investing activities was $226.8 million in the nine months ended September 30, 1997, compared to $55.5 million in the same period for the prior year. The increase was attributable to a higher combined level of capital expenditures and acquisitions. Acquisition spending totaled $122.7 million and $19.9 million in the nine months ended September 30, 1997 and 1996, respectively. In addition, the Company had capital expenditures of $117.8 million and $60.6 million in the nine months ended September 30, 1997 and 1996, respectively. Capital expenditures were primarily for purchases of rental equipment. Included in investing activities were proceeds from the sale of used equipment, which were $13.7 million for the nine months ended September 30, 1997, compared to $8.9 million for the same period in the prior year.

  Net cash used in investing activities was $84.7 million for the year ended December 31, 1996, as compared to $58.9 million for the prior year. The increase was primarily attributable to a higher combined level of capital expenditures and acquisitions. The Company had capital expenditures of $86.8 million and $23.6 million in the years ended December 31, 1996 and 1995, respectively. Acquisition spending totaled $27.3 million and $42.1 million in the years ended December 31, 1996 and 1995, respectively. Capital expenditures were primarily for purchases of rental equipment. Included in investing activities were proceeds from the sale of equipment, which were $12.7 million for the year ended December 31, 1996, compared to $4.1 million in the prior year. This increase was primarily the result of a larger fleet resulting from acquisitions and fleet investments made for start-up locations. Also included in investing activities in the year ended December 31, 1996 were $16.7 million of proceeds from assets held for sale.

  Net cash provided by financing activities was $208.5 million for the nine months ended September 30, 1997, compared to $44.7 million in the same period for the prior year. The net cash provided by financing activities was primarily due to issuances of Common Stock, specifically from the public offering completed on June 4, 1997, and from borrowings under the Revolver.

  Net cash provided by financing activities was $61.3 million for the year ended December 31, 1996, as compared to $49.8 million for the prior year. The net cash provided by financing activities was primarily due to issuances of capital stock, specifically from the Company's initial public offering, and borrowings under the Revolver.

  The Company's principal source of liquidity is the Revolver, which consists of a revolving line of credit and availability of letters of credit. On January 31, 1997, the Company amended the Revolver to, among other things, increase the availability to $200.0 million, increase the advance rates on eligible rental equipment to 100%, decrease the interest rate margins by 0.50% and extend the maturity date to January 31, 2002. On June 4, 1997, the Company again amended the Revolver to, among other things, increase the availability to $300.0 million, decrease the interest rate margins by 0.25% with further reductions if certain interest coverage ratios are met and to reduce the unused line fee to 0.25% of the unused commitment. The Revolver increased the allowed level of investments and capital expenditures to $90.0 million in 1997, $105.0 million in each of 1998 and 1999, $115.0 million in 2000 and $105.0 million in 2001 (plus amounts reinvested from asset sales). Effective June 30, 1997, the Company further amended the Revolver to increase the allowed level of investments and capital expenditures for 1997 to $138.0 million and to increase the maximum allowed total indebtedness to trailing EBITDA ratio for each of the last three quarters of 1997. In connection with the implementation of the January 1997 amendment, the Company recorded an extraordinary loss on extinguishment of debt of $920,000, net of income taxes of $386,000, associated with the write-off of unamortized debt issuance costs.

  The Revolver also contains provisions to periodically adjust the prime and Eurodollar interest rate margins based on the Company's achievement of specified interest coverage ratios. The total amount of credit available under the Revolver is limited to a borrowing base equal to the sum of (i) 85% of eligible accounts receivable of the Company's subsidiaries and (ii) 100% of the value (lower of net book value or market) of eligible rental equipment through December 31, 1998; 90% of the value of eligible rental equipment from January 1, 1999 through December 31, 1999; 80% of the value of eligible rental equipment from January 1, 2000 through December 31, 2000; and 75% of the value of eligible rental equipment from January 1, 2001 through the expiration date of the Revolver. The Revolver expires January 31, 2002. The obligation of the lenders to make loans or issue letters of credit under the Revolver is subject to certain customary conditions. In addition, the Revolver has financial covenants for RSC regarding debt incurrence, interest coverage, capital expenditure investment and minimum EBITDA levels. The Revolver also contains covenants and provisions that restrict, among other things, the Company's subsidiaries' ability to: (i) incur additional indebtedness; (ii) incur liens on their property, (iii) enter into contingent obligations; (iv) make certain capital expenditures and investments; (v) engage in certain sales of assets;
(vi) merge or consolidate with or acquire another person or engage in other fundamental changes; (vii) enter into leases; (viii) engage in certain transactions with affiliates; and (ix) declare or pay dividends to RSC. As of September 30, 1997, the Company was in compliance with all covenants of the Revolver, and substantially all of the net consolidated assets of the Company were restricted under the terms of the Revolver.

  Borrowings under the Revolver are secured by all of the real and personal property of the Company's subsidiaries and a pledge of the capital stock and intercompany debt of the Company's subsidiaries. RSC is a guarantor of the obligations of its subsidiaries under the Revolver, and has granted liens on substantially all of its assets (including the stock of its subsidiaries) to secure such guaranty. The Revolver also restricts the Company from declaring or paying dividends on its Common Stock. In addition, the Company's subsidiaries are guarantors of the obligations of the other subsidiaries under the Revolver. The Revolver includes a $2.0 million letter of credit facility, with a fee equal to 2.75% of the face amount of letters of credit payable to the lenders and other customary fees payable to the issuer of the letter of credit. A commitment fee equal to 0.25% of the unused commitment, excluding the face amount of all outstanding and undrawn letters of credit, is also payable monthly in arrears.

  At November 19, 1997, the principal amount outstanding under the Revolver was $247.0 million, the average interest rate on such borrowings was 7.4%, and an additional $40.9 million was available to the Company under the Revolver. Additionally, outstanding letters of credit totaled $200,000 at November 19, 1997.

  The Company has received the Commitment Letters from BT Commercial Corporation, the agent under the Revolver, to amend and restate the Revolver to increase its total available financing to $600.0 million. This increase will consist of an increase in the availability under the Revolver from $300.0 million to $500.0 million and a new $100.0 million seven-year term loan facility. In addition, this new financing package will extend the maturity date of the Revolver to five years from the effective date of this amendment, will change the methodology for determining the interest rate margins, will increase the allowed levels of capital expenditures and acquisitions and will amend several covenants, including the computation methodology of certain financial covenants. The Company is still negotiating the final terms of this financing package, and it is expected that the Bank Facility will be executed by December 1, 1997.

  As part of its growth strategy, the Company is continually involved in the investigation and evaluation of potential acquisitions and start-up locations. The Company is currently evaluating a number of acquisition opportunities and start-up locations and may at any time be a party to one or more letters of intent or acquisition agreements. Since December 31, 1996, the Company has completed 19 acquisitions of rental equipment businesses with an aggregate of 43 locations and has opened 14 new start-up locations. Additionally, the Company has consolidated two of the locations acquired in the acquisition of IAT with the Company's existing locations, has consolidated one additional acquired location and has closed two other locations. At November 26, 1997, the Company operates 146 locations throughout the United States. The Company's liquidity and capital resources have been and will continue to be significantly impacted by the Company's growth strategy and by the need to offer customers a modern and well-maintained rental equipment fleet. To pursue its growth strategy, the Company must be able to complete acquisitions, open start-up locations and make the capital expenditures necessary to acquire and maintain its rental fleet. At November 14, 1997, the Company was obligated, under noncancellable purchase commitments, to purchase approximately $14.0 million of equipment. Such purchases are expected to be financed with cash flows from operations and through borrowings under the Revolver.

  On October 6, 1997, the Company reached a definitive agreement to acquire Center, effective November 1, 1997, for approximately $100.9 million in cash, 482,315 shares of RSC common stock (of which 64,544 shares will be issued within seven years, subject to earlier issuance over three years if certain performance objectives are achieved) and the assumption of approximately $16.7 million of Center's debt. The purchase price is subject to adjustment based on levels of stockholders' equity, inventory, equipment and debt. Center is a leading independent rental company and also sells a variety of equipment ranging from small tools to heavy equipment, including related commodity supplies. Center operates a total of 14 locations in Colorado, New Mexico, Texas, Kansas, Missouri and Nebraska, and had combined revenues of approximately $49.8 million for its fiscal year ended October 31, 1997. The transaction is anticipated to close by December 2, 1997, and will be recorded under the purchase method of accounting. Pursuant to the acquisition agreement, the Company assumed effective control of Center's operations on November 1, 1997 and will include Center's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments. The closing is subject to a number of closing conditions.

  On October 28, 1997, the Company signed a letter of intent to acquire substantially all of the assets of Valley for a total purchase price of $104.0 million, consisting of $93.6 million of cash and $10.4 million of RSC common stock. The purchase price is subject to adjustment based on levels of accounts receivable, inventory and equipment. Valley is a leading independent rental company in the Southwest, operates a total of ten locations in Arizona and New Mexico, and had trailing twelve months revenues of $36.2 million as of September 30, 1997. The transaction is anticipated to close by January 31, 1998, and will be recorded under the purchase method of accounting. The closing is subject to a number of closing conditions, including the execution of a definitive purchase agreement, RSC board and bank approval and early termination or expiration of the waiting period under the HSR Act.

  On October 31, 1997, the Company signed a definitive agreement to acquire all of the outstanding capital stock of Siems for $8.0 million of cash, $3.0 million of RSC common stock and the assumption of approximately $13.5 million of Siems' debt. The purchase price is subject to adjustment based on levels of stockholders' equity, equipment and debt. Siems is a leading independent rental company engaged in the rental, sales and service of various types of construction and industrial equipment. Siems operates a total of six locations in Maryland, Delaware, Pennsylvania and Virginia, and had 1996 revenues of approximately $18.8 million. The transaction is anticipated to close by December 15, 1997, and will be recorded under the purchase method of accounting. Pursuant to the acquisition agreement, the Company assumed effective control of Siems' operations on November 1, 1997 and will include Siems' revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments. The closing is subject to a number of closing conditions.

  Subsequent to September 30, 1997, the Company completed the acquisitions of substantially all of the assets of Kansas Enterprises, Inc. d/b/a AAA Rent-All; Sunbelt Equipment & Rentals, Inc.; Roesch Equipment Company and Allen Equipment, Inc. for a total combined purchase price of approximately $16.3 million. These acquisitions have a combined nine locations in Florida, Illinois, Kansas and Missouri.

  As of November 26, 1997, the Company is party to additional letters of intent to acquire five businesses for a total combined purchase price of approximately $9.6 million and having a combined 11 locations in Arkansas, Florida, Georgia, South Carolina and Tennessee. Each of these acquisitions is subject to a number of closing conditions, including the execution of definitive purchase agreements and RSC board approval.

  The Company believes that cash flow from operations, together with availability under the Revolver and the Term Loan, and vendor financing in appropriate cases, will be sufficient to support its current operations for at least the next 12 months and to complete the acquisitions of Center and Siems. However, to complete the Valley and certain other pending acquisitions and if significant additional acquisition opportunities arise, the Company will need to seek additional capital to complete them. Such acquisitions could be financed through the incurrence of additional indebtedness, including convertible debt, or the issuance of common or preferred stock (which may be issued to third parties or to sellers of acquired businesses), depending on market conditions. If such financing were not available, the Company's growth strategy could be hampered and its cash flow from operations reduced, thereby constraining funds available for growth and acquisitions. Further, additional indebtedness would increase RSC's leverage and may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. However, there can be no assurance that the Company's business will generate sufficient cash flow or that future borrowings or additional capital, if and when required, will be available on terms acceptable to the Company, or at all.

  On November 3, 1997, the Company began soliciting written consent of its stockholders for the approval of an increase in the number of authorized shares of its Common Stock, par value $.01 per share, from 20 million to 40 million shares.

REDEEMABLE PREFERRED STOCK AND ACCRETION

  Between July 1992 and January 1996, the Company issued a total of 319,805 shares of its Redeemable Preferred Stock at a price of $100 per share. The Redeemable Preferred Stock accrued dividends at the rate of 6% per annum, compounded quarterly. The dividends accrued were $1.6 million, $1.7 million and $1.6 million for the years ended December 31, 1994, 1995 and 1996, respectively. In September 1996, the Company utilized $37.9 million of the proceeds from its initial public offering to redeem all outstanding shares of its Redeemable Preferred Stock.

ENVIRONMENTAL

  The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. The Company incurs ongoing expenses associated with the removal of older underground storage tanks and other activities to come into compliance with environmental laws, and the performance of appropriate remediation at certain locations. The Company has accrued $763,000 at December 31, 1996 and September 30, 1997 related to the removal of underground tanks and remediation expenses. The Company believes that the impact of the cost of such remediation on its financial position, results of operations and cash flows will not be material. See "Business-- Government and Environmental Regulation."

ASSETS HELD FOR SALE

  In connection with the acquisition of RHI, the Company decided to sell, close or dispose of RHI's rental locations in California, as they did not meet the Company's financial performance criteria and were not part of the Company's strategic plans. The assets related to those rental locations, consisting primarily of rental equipment and accounts receivable, were classified as assets held for sale in the Company's Consolidated Financial Statements at December 31, 1995. The Company accrued the expected cash outflows from operations of the rental locations through the expected date of disposal as part of the allocation of the purchase price. The initial accrual of $2,492,000 included $1,404,000 of allocated interest expense. The pre-tax income during the period from September 12, 1995 through December 31, 1995 was $508,000, which included allocated interest expense of $422,000 and a gain on disposal of assets of $649,000, and was credited to the accrual. The pre-tax loss during the year ended December 31, 1996 was $3,380,000, which included allocated interest expense of $751,000 and a gain on disposal of assets of $513,000, and was charged to the accrual. In 1996, the Company revised its estimates of the operating cash outflows expected to be incurred as part of the disposal of the California locations and accrued an additional $1,292,000, which was recorded as an adjustment to goodwill. During 1996, the Company sold or closed all of the California locations, and has a remaining balance in the accrual of $912,000 at December 31, 1996. During the nine months ended September 30, 1997, $362,000 was charged to the accrual, leaving a remaining balance of $550,000 at September 30, 1997.

COMMITMENTS TO PURCHASE EQUIPMENT

  At November 14, 1997, the Company was obligated, under noncancellable purchase commitments, to purchase approximately $14.0 million of equipment. Such purchases are expected to be financed with cash flows from operations and through borrowings under the Revolver.

SEASONALITY AND SELECTED QUARTERLY OPERATING RESULTS

  The following table sets forth unaudited quarterly consolidated statement of operations data for the eight consecutive quarters through the quarter ended September 30, 1997. The unaudited quarterly data has been prepared on the same basis as the Company's annual financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the quarters presented. Historically, the Company's revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions in the Company's markets; the timing of acquisitions and start-up locations and related costs; the effectiveness of integrating acquired businesses and start-up locations; the timing of fleet expansion capital expenditures; the realization of targeted equipment utilization rates; seasonal rental patterns of the Company's customers; and price changes in response to competitive factors. In addition, operating results have been seasonally lower during the first and fourth fiscal quarters than during the other quarters of the fiscal year. The operating results for any historical quarter are not necessarily indicative of the results which may be expected for any future period. See "Risk Factors--Seasonality and Quarterly Fluctuations."

                                             1996 QUARTERS ENDED            1997 QUARTERS ENDED
                          1995 QUARTER ---------------------------------- -------------------------
                             ENDED                        SEPT.                              SEPT.
                          DECEMBER 31, MARCH 31  JUNE 30   30     DEC. 31 MARCH 31  JUNE 30   30
                          ------------ --------  ------- -------  ------- --------  ------- -------
                                   (IN THOUSANDS, EXCEPT LOCATIONS AND PER SHARE DATA)
REVENUES:
Equipment rentals.......    $18,689    $19,656   $22,874 $25,212  $26,476 $27,527   $36,800 $47,222
Sales of parts, supplies
 and new equipment......      5,091      4,838     5,722   5,890    5,469   9,165    17,787  20,167
Sales of used equipment.      1,141      2,703     2,671   3,529    3,314   4,617     3,967   5,080
                            -------    -------   ------- -------  ------- -------   ------- -------
Total revenues..........     24,921     27,197    31,267  34,631   35,259  41,309    58,554  72,469
COST OF REVENUES:
Cost of equipment
 rentals, excluding
 equipment rental
 deprecation............     11,122     12,449    13,551  14,977   14,225  14,316    19,361  23,829
Depreciation, equipment
 rentals................      2,935      3,633     4,156   4,586    5,465   6,306     7,730  10,457
Cost of sales of parts,
 supplies and new
 equipment..............      3,673      3,453     4,121   4,225    3,783   6,737    13,869  15,777
Cost of sales of used
 equipment..............        554      1,614     1,681   2,525    2,668   2,972     2,724   3,565
                            -------    -------   ------- -------  ------- -------   ------- -------
Total cost of revenues..     18,284     21,149    23,509  26,313   26,141  30,331    43,684  53,628
                            -------    -------   ------- -------  ------- -------   ------- -------
Gross profit............      6,637      6,048     7,758   8,318    9,118  10,978    14,870  18,841
Selling, general and
 administrative expense.      2,752      2,734     3,028   3,299    3,193   3,784     4,685   4,975
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........        597        571       607     651    1,006   1,068     1,219   1,502
Amortization of
 intangibles............        392        561       600     664      554     624       745   1,094
                            -------    -------   ------- -------  ------- -------   ------- -------
Operating income........      2,896      2,182     3,523   3,704    4,365   5,502     8,221  11,270
Interest expense, net...      1,613      1,639     2,045   2,135    1,244   1,597     3,030   4,236
                            -------    -------   ------- -------  ------- -------   ------- -------
Income before income
 taxes and extraordinary
 items..................      1,283        543     1,478   1,569    3,121   3,905     5,191   7,034
Provision for income
 taxes..................        507        213       581     617    1,311   1,722     2,336   3,114
                            -------    -------   ------- -------  ------- -------   ------- -------
Income before
 extraordinary items....        776        330       897     952    1,810   2,183     2,855   3,920
Extraordinary items, net
 of income tax benefit
 of $822 in 1996 and
 $386 in 1997 ..........        --         --        --   (1,269)     --     (534)      --      --
                            -------    -------   ------- -------  ------- -------   ------- -------
Net income..............        776        330       897    (317)   1,810   1,649     2,855   3,920
Redeemable preferred
 stock accretion........        439        554       565     524      --      --        --      --
                            -------    -------   ------- -------  ------- -------   ------- -------
Net income (loss)
 available to common
 stockholders...........    $   337    $  (224)  $   332 $  (841) $ 1,810 $ 1,649   $ 2,855 $ 3,920
                            =======    =======   ======= =======  ======= =======   ======= =======
Weighted average common
 and common equivalent
 shares.................      5,081      5,507     5,511   6,289   11,508  11,493    12,598  15,319
Income (loss) before
 extraordinary items per
 common share...........    $   .07    $  (.04)  $   .06 $   .07  $   .16 $   .19   $   .23 $   .26
Extraordinary items per
 common share...........        --         --        --     (.20)     --     (.05)      --      --
                            -------    -------   ------- -------  ------- -------   ------- -------
Net income (loss) per
 common share...........    $   .07    $  (.04)  $   .06 $  (.13) $   .16 $   .14   $   .23 $   .26
                            =======    =======   ======= =======  ======= =======   ======= =======
Net increase in
 locations at period
 end....................          7         13        17       3       11      12        25       3

INCOME TAXES

  At December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $14.1 million that expire in years 2005 through 2011. In addition, the Company had combined state income tax net operating loss carryforwards of approximately $11.3 million that expire in years 1997 through 2011. Approximately $8.5 million of the federal carryforwards and $1.1 million of the state carryforwards are attributable to the Company's September 12, 1995 acquisition of RHI. For financial reporting purposes a valuation allowance of $4.0 million has been recognized to offset the deferred tax assets related to those carryforwards. These separate Company net operating loss carryforwards are subject to restrictions in accordance with Section 382 of the Internal Revenue Code of 1986, as amended, and the ultimate utilization of the net operating losses is further limited based on the profitability of certain subsidiaries of RHI. The Company also has alternative minimum tax credit carryovers of approximately $1.4 million for federal and $165,000 for State of California income tax purposes which are available to offset future regular income tax that is in excess of the alternative minimum tax in such year, of which $589,000 of the federal and all of the state alternative minimum tax credit carryovers resulted from the Company's September 12, 1995 acquisition of RHI. For financial reporting purposes a valuation allowance of $754,000 has been recognized to offset the deferred tax assets related to all alternative minimum tax credit carryovers. Limitations similar to those restricting the use of the net operating losses also restrict the use of the credit carryovers.

  The valuation allowance decreased $3.1 million in 1996. This decrease is principally due to a $9.5 million decrease in the estimated net operating loss that is not expected to be realized from the Company's discontinued California operations.

  Any tax benefit resulting from the utilization of the net operating loss carryforwards or the tax credit carryovers obtained in the acquisition of RHI are accounted for as a reduction of the purchase price in the periods they are realized.

INFLATION AND GENERAL ECONOMIC CONDITIONS

  Although the Company cannot accurately anticipate the effect of inflation on its operations, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on its results of operations. The Company's operating results may be adversely affected by events or conditions in a particular region, such as regional economic, weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities.

YEAR 2000

  The Company is aware of the issues associated with the programming code in existing computer and software systems as the millennium ("Year 2000") approaches. The Year 2000 problem is pervasive and complex, as virtually every computer operation could be affected in some way by the rollover of the two-digit year value to "00". The issue is whether systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause complete system failures. The Company has received confirmation from all of its current systems' vendors that each of their systems will properly handle the rollover to the Year 2000. Although there can be no assurance, management believes the Year 2000 problem will not have a material effect on the financial position, results of operations or cash flows of the Company.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in no material change in earnings per share (before or after extraordinary items) for the three and nine month periods ended September 30, 1997 and 1996.

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which is required to be adopted in the first quarter of 1998. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components. Comprehensive income includes certain non-owner changes in equity that are currently excluded from net income. Because the Company historically has not experienced transactions which would be included in comprehensive income, adoption of SFAS No. 130 is not expected to have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

                                   BUSINESS

GENERAL

  The Company is a leading consolidator in the rapidly-growing equipment rental industry, serving the needs of a wide variety of industrial, manufacturing, construction, government and homeowner markets. As of November 26, 1997, RSC operated the largest rental network in the United States with 146 rental locations. RSC rents a broad selection of equipment ranging from small items such as pumps, generators, welders and electric hand tools to larger equipment such as backhoes, forklifts, air compressors, scissor lifts, booms, aerial manlifts and skid-steer loaders. The Company also sells MRO supplies, small tools, contractor supplies, parts and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers.

  Since its formation in 1992, the Company has pursued an aggressive expansion strategy and has acquired 41 businesses comprised of 117 locations and has opened 46 start-up locations through November 26, 1997. With a focus on operating rental locations in underserved small- to medium-sized markets, RSC intends to continue to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. The Company also seeks to increase revenues across its locations through fleet expansion, improved asset utilization and targeted marketing efforts. Management believes RSC is well-positioned to capitalize on the substantial consolidation opportunities in the equipment rental industry, and to take advantage of the growing demand for rental equipment as businesses increasingly outsource non-core operations.

INDUSTRY OVERVIEW

  The equipment rental industry serves a wide variety of industrial, manufacturing, construction, governmental and homeowner markets. Equipment available for rent ranges from construction and industrial equipment to general tools and homeowners' equipment. A survey conducted for the Associated Equipment Distributors estimates that industry rental revenues were approximately $13 billion in 1993, which the author of the survey estimated would increase to $15 billion in 1995. The Company's management estimates that 1996 industry rental revenues were approximately $20 billion.

  Management believes the equipment rental industry benefits from the trend among businesses to outsource non-core operations in order to reduce capital investment and minimize the downtime, maintenance, repair and storage associated with equipment ownership. While customers traditionally rented equipment for specific purposes such as supplementing capacity during peak periods and using equipment in connection with special projects, customers are increasingly looking to rental operators to provide an ongoing comprehensive supply of equipment which can enable customers to benefit from the economic advantages and convenience of rental. Many of the businesses that rent equipment also purchase complementary tools and supplies from MRO distributors. The Company believes such customers would be interested in a one-stop solution consisting of both equipment rental and MRO supplies.

  The equipment rental industry is highly fragmented and primarily consists of a large number of relatively small, independent businesses typically serving discrete local markets within 30 to 50 miles of the store location, and a small number of multi-location regional or national operators. Traditionally, large equipment rental companies have focused their operations on serving relatively large customers, primarily in medium to large metropolitan markets, while generally serving smaller markets through delivery from distant major markets without establishing a local presence. In such smaller markets, the primary source of rental equipment has traditionally been relatively small, local equipment rental businesses and equipment dealers with product offerings typically limited in both depth and breadth.

  The Company believes the equipment rental industry offers substantial consolidation opportunities for large, well capitalized equipment rental companies such as RSC. Relative to smaller companies with only one or two rental locations, the Company believes RSC benefits from several competitive advantages, including sophisticated management information systems, volume purchasing discounts, professional management, a diverse customer base, a modern and well maintained rental fleet, the ability to transfer equipment among rental locations to satisfy customer demand and national brand identity. In addition, the Company believes national operators are less sensitive to localized cyclical downturns and can justify significant investments in professional management and information systems. As a result of consolidation and industry growth, 1996 rental revenues of the top 100 rental equipment companies increased over 1995 rental revenues by approximately 24%, to $3.1 billion in 1996, according to estimates by the RER. In spite of this growth, these top 100 companies represented only a small percentage of the estimated $20 billion in industry rental revenues in 1996. See "--Competition."

BUSINESS STRATEGY

  The Company's goal is to increase revenues and profitability by taking advantage of its strong market position and pursuing a business strategy that includes the following key elements:

  Small- to Medium-Sized Market Focus. The Company focuses on operating rental locations in underserved small- to medium-sized rental markets where the Company can capitalize on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. In addition, the Company believes small- to medium-sized markets provide an extensive selection of acquisition candidates and attractive start-up locations. The Company believes future acquisitions and start-up locations will provide opportunities to achieve greater geographic and customer diversification. Through its geographic diversification, the Company believes it can more effectively manage economic fluctuations than single-location businesses by transferring equipment to regions with higher demand. See "--Locations" and "--Growth Strategy."

  Cluster Strategy. Under its cluster strategy, RSC establishes a comprehensive pool of rental equipment at a central, readily-accessible "hub" location, and surrounds the hub with smaller "satellite" locations 30 to 150 miles away, which draw on this equipment pool to serve local customers' needs. The hub locations provide full-service rental fleet maintenance and repair operations for the satellite locations. The Company believes this strategy increases fleet utilization and allows RSC to bring the benefits of a large, high-quality and diversified rental equipment fleet to markets with populations as small as 25,000 where a full-scale rental facility might not otherwise be justified. See "--Fleet Management."

  Advanced Information Systems. The Company has made substantial investments in its management information systems in order to improve asset utilization and financial performance. Every rental location has on-line access to a centralized computer system that provides real-time transaction processing, extensive fleet management tools and financial management reports. Use of these systems allows the Company to improve its asset utilization by deploying assets to locations generating higher returns and identifying underperforming assets for disposition. These systems also allow an employee at any location to identify and reserve a specific piece of equipment anywhere in a region, and schedule delivery (generally within 24 hours) to a customer's job site. With the acquisition of Center, which is expected to close by December 2, 1997, the Company will obtain Center's proprietary information system, which, among other enhancements, automatically prioritizes equipment for maintenance based on type, age and recent use. The Company believes Center's system is scaleable over a large number of locations, and expects to add it to the Company's existing systems. See "--Fleet Management," "--Information Systems" and "Prospectus Summary--Recent Developments--Acquisition of Center Rental."

  Decentralized Management. Under the Company's decentralized management structure, RSC's region vice presidents and district managers, who currently average over 20 years of rental experience, are responsible for management, customer service, marketing strategies and business growth, including pursuing acquisitions and start-up locations, in their regions. Each region vice president and district manager is compensated through a stock option program and cash bonus plan tied directly to the region's performance. A small corporate staff at the Company's headquarters focuses on corporate planning, financial reporting and analysis and overseeing execution of the Company's growth strategy. The Company has also centralized its purchasing and equipment disposal functions in order to maximize purchase discounts sale prices for used rental equipment.

  Superior Customer Service. The Company believes it differentiates itself from many of its competitors by providing responsive customer service, a broad selection of high-quality rental equipment and "one-stop shopping" for a wide range of supplies, tools, parts and equipment. Depending upon market needs, RSC also offers value-added services to its customers such as a radio-dispatched transportation fleet and 24 hours-a-day, seven days-a-week support services, including on-site maintenance and repair. The Company believes its rapid response time in delivering, servicing or replacing equipment at job sites generates customer loyalty. A cornerstone to the Company's customer service commitment is its extensive training system, RSU, which provides formal training to Company employees relating to customer service, strategy, finance, information systems, fleet management, safety and risk management and human resources. See "--Products" and "--Sales and Marketing."

GROWTH STRATEGY

  RSC's growth strategy is to continue to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. The Company is systematic in its selection of new markets for expansion and, together with Arthur D. Little, Inc., has developed a proprietary model to guide future expansion efforts by identifying and ranking desirable locations based on more than 25 demographic characteristics found in the Company's most successful geographic markets. The Company also seeks to increase revenues at new and existing locations through fleet expansion, improved asset utilization and targeted marketing efforts. Following the IAT Acquisition, the Company also has begun to increase revenues across existing locations by cross-selling both equipment rental services and MRO tools and supplies to its industrial customers.

  Acquisitions. RSC's acquisition efforts focus on acquiring stable, respected businesses in markets the Company believes offer opportunities for additional growth. The Company primarily targets acquisitions of businesses in small- to medium-sized markets where an existing owner has limited resources to expand the rental equipment fleet and/or the owner's decision to sell coincides with the decision to retire. The Company believes it can capitalize in such markets on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. Immediately after completing an acquisition, the Company generally integrates the operations of the acquired business into its management information systems, consolidates its equipment purchasing and disposal functions, and centralizes its fleet management, while seeking to provide consistent, high-quality service to the acquired business' customers. The Company has a proven track record in completing and integrating acquisitions. Proprietors of smaller businesses often place significant emphasis on the Company's reputation in these areas, and the Company believes this reputation provides it access to additional acquisition opportunities. Since its formation in 1992, RSC has acquired 41 businesses consisting of 117 locations. See "-- Business Strategy--Small- to Medium-Sized Market Focus" and "--Locations."

  Start-Up Locations. RSC also enters targeted markets through start-up locations where there is no quality business available for acquisition or where such a business cannot be acquired on terms acceptable to the Company. The Company's decision to open a start-up location is based upon its review of demographic information, business growth projections and the level of existing competition. RSC enhances the flexibility of start-up locations by entering into real estate leases with short initial terms and multiple option periods. In addition, RSC typically minimizes capital expenditures at a start-up location by redeploying and sharing equipment with an existing hub. If a start-up location does not meet expectations, the Company can redeploy the equipment elsewhere. Since the Company opened its first start-up location in October 1994, the Company has opened 45 additional start-up locations. See "-- Business Strategy--Cluster Strategy" and "--Locations."

  Internal Growth. The Company focuses on achieving internal growth through an emphasis on fleet expansion, improved asset utilization and targeted marketing efforts. The Company intends to replace assets in, and increase the breadth and depth of, its existing rental equipment fleet through capital expenditures. In addition, RSC's information systems provide the data necessary to improve asset deployment based upon such factors as price realization, time utilization and individual asset return on investment. Through its national accounts marketing program, the Company targets large petrochemical, industrial and commercial customers. The Company offers these customers IPM services whereby RSC locates equipment at a customer's facility and assumes complete responsibility for the maintenance of such equipment. The IPM program allows the Company to eliminate operating expenses such as equipment transportation and delivery, and to improve asset utilization rates. In addition, through the IAT Acquisition, the Company has increased its MRO supply business and its tool room management and small tool trailer business. The Company has also created an Industrial Division, with a dedicated and specially trained sales force focusing exclusively on industrial customers. See "--Fleet Management," "--Information Systems" and "--Sales and Marketing."

PRODUCTS

  The Company believes it has one of the most comprehensive and well-maintained rental equipment fleets in the industry. The Company sells parts, supplies and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers.

  Rental Equipment. The Company rents over 50 categories of equipment on a daily, weekly or monthly basis, and occasionally for periods of up to one year. The Company's rental equipment fleet of over 43,000 units includes a broad selection of equipment ranging from small items such as pumps, generators, welders, electric hand tools and concrete finishing equipment to larger equipment such as air compressors, dirt equipment, booms, aerial manlifts, forklifts, scissor lifts, skid-steer loaders and backhoes. Each of the Company's rental locations has access to a product mix tailored to satisfy the needs and preferences of the local customer base.

  Sales of Parts, Supplies and Equipment. In addition to rental equipment, most RSC locations carry a wide range of parts and supplies, including "convenience consumables" used in conjunction with rental equipment, such as safety equipment, diamond saw blades and sandpaper. This sales activity allows the Company to attract and retain customers by offering the convenience of "one-stop shopping." In addition, RSC is a distributor for new equipment on behalf of certain national equipment manufacturers, including Black & Decker, Genie, Honda, JLG, Lull, Multiquip, Norton, Sky-Jack, Sky Trak, Snorkel, Terramite and Wacker; and as a result of the IAT Acquisition, Ingersoll-Rand, Stanley Proto and Weldon Pumps. In connection with the Center Acquisition and the Valley Acquisition, the Company will become a dealer for Kobelco. In connection with the IAT Acquisition, the Company also began to offer its customers a one-source catalog for a variety of equipment, tools and supplies.

  The Company also routinely sells used rental equipment in order to maintain an economically competitive fleet and to adjust to fluctuations in the demand for specific rental products. The Company has developed a proprietary algorithm, the "CAPCOM" model, which is designed to determine the optimal timing for the sale and replacement of equipment given, among other things, original purchase price, maintenance expense, rental demand and prices in the used rental equipment market. RSC is able to realize attractive prices on used equipment sales due to its strong preventative maintenance program, ability to use offshore, retail and direct mail distribution channels to redirect disposals to markets where the equipment is in highest demand, and ability to negotiate attractive fee arrangements with third-party auctioneers. In addition, the Company markets its used rental equipment via the Internet, and is also currently evaluating additional disposal alternatives.

FLEET MANAGEMENT

  The Company believes its advanced information systems, combined with its cluster strategy and ability to redeploy equipment among locations, allow RSC to better manage its fleet and achieve higher equipment utilization rates than many of its competitors. Under this strategy, an employee at any location can locate a specific piece of equipment throughout the region, whether on rent (in which case the estimated date available is provided), in transit, in the service bay or ready for rent. Once identified, the equipment can be reserved for a customer through the system and scheduled for delivery (generally within 24 hours) to the job site or store location by the Company's radio-dispatched transportation fleet of trucks, trailers and independent carriers. The Company is able to further increase fleet utilization and moderate capital expenditures through its "use-it-or-lose-it" policy, whereby equipment is deployed to areas where it can provide the highest return. Through its information systems, the Company generates a monthly management report showing, for each region, every rental asset that had an unacceptable utilization rate for the most recent 90-day period. Region managers have 30 days to correct the problem or the asset may be redeployed to another region where demand exceeds supply or sold, depending on the age of the asset. The Company's information systems also track each individual rental asset and automatically schedule preventative maintenance, frequently in advance of that suggested by the manufacturer. As a result, the Company believes it is able to enhance the reliability and extend the useful life of its rental equipment fleet, and obtain favorable prices when used rental equipment is sold.

INFORMATION SYSTEMS

  Each rental location is networked with a commonly configured PC equipped with electronic links to all other RSC locations and the Company's central databases. The Company has developed a comprehensive set of management information databases covering financial performance, fleet utilization, sales and pricing. Company management can access these databases 24 hours-a-day at all locations via the Internet to analyze such items as: (i) price trends by store, region, salesperson, end-user, equipment category or customer; (ii) sales trends by store, customer, region or end-user; (iii) fleet utilization by individual asset or asset class; (iv) financial results and (v) performance of selected acquisitions and start-up locations. In addition, all rental transactions are processed in real-time through a centralized AS400 system located at corporate headquarters, which can be accessed by the employee at the point of sale to determine equipment availability. Local, regional and corporate management can access this information to monitor current business activity, including daily sales volume and fleet availability. As a result of the IAT Acquisition, the Company also has a proprietary tool management software system which controls the issuance, return and management of tools and equipment used by plant personnel and contractors. With the acquisition of Center, the Company will obtain Center's proprietary information system, which allows Center to operate on a nearly paperless basis. This system automatically prioritizes equipment for maintenance based on the current demand for the type of equipment. Repair personnel merely log on to the system to get their assignments. Simultaneously, the system forwards a list of the required parts and supplies to the parts department at each Center location, so those parts and supplies can be waiting for the repair personnel to pick them up. The Company believes Center's system is scaleable over a large number of locations, and expects to add it to the Company's existing systems. The Company believes its use of advanced information technology will continue to create profit improvement opportunities and improve equipment utilization. The Company believes that the Year 2000 will not be a material issue with respect to the Company's information systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

CUSTOMERS

  In 1996, the Company rented equipment to over 20,000 customers, with no one customer accounting for more than 3% of the Company's total revenues, and the top ten customers representing less than 8% of total revenues. The composition of RSC's customer base varies widely by location and is determined by several factors, including the business composition of the local economy. The Company's customer base consists of the following general categories: (i) industrial, including manufacturers, petrochemical facilities, large chemical processing companies, paper mills, entertainment companies and public utilities; (ii) construction, including contractors; and (iii) government and homeowners. For 1996, management estimates that industrial, construction and government/homeowner customers accounted for approximately 45%, 45% and 10%, respectively, of the Company's total revenues. The Company believes the loss of any one customer would not have a material adverse effect on the Company's business. Due to the IAT Acquisition and the formation by the Company of its Industrial Division, the Company believes industrial customers will account for an increased portion of the Company's total revenues in the future. See "--Growth Strategy--Internal Growth."

SALES AND MARKETING

  The Company markets its products and services through a sales force of approximately 356 salespeople as of November 19, 1997. The Company's field-based sales force calls regularly on contractors' job sites and industrial facilities with the objective of building strong business relationships and ensuring that such customers' rental and supply needs are fulfilled. The Company's store-based sales force handles telephone inquiries and assists customers at each rental location to select the proper equipment and supplies to meet their needs. In addition, through its national accounts program, the Company targets large petrochemical, industrial and commercial customers in order to develop national relationships and increase awareness of its IPM program. The Company's sales force attends RSU in order to develop extensive product knowledge and refine their customer service skills. See "--Business Strategy--Superior Customer Service."

  The Company supplements its sales and marketing activities through participation in industry trade shows and conferences, direct mail, and advertising in local industry publications and the yellow pages in the markets it serves. In addition, the Company maintains a home page on the Internet describing the Company's products and services, geographic locations and used rental equipment for sale. RSC's home page can be found at "http://www.rentalservice.com." The Company also maintains a Website on the Internet describing the products and services of IAT at "http://www.industrial.air.tool.mrop.net."

LOCATIONS

  At November 26, 1997, the Company operated 146 rental locations in the following 15 states: Alabama (12), Arkansas (14), Florida (23), Georgia (21), Illinois (5), Iowa (4), Kansas (5), Louisiana (6), Mississippi (11), Missouri
(5), Oklahoma (1), South Carolina (5), Tennessee (9), Texas (24) and Virginia
(1). Through the completion of the Valley Acquisition, the Center Acquisition and the Other Acquisitions, the Company will add 41 locations in the following 16 states: Arizona (8), Arkansas (1), Colorado (6), Delaware (1), Florida (1), Georgia (4), Kansas (1), Maryland (3), Missouri (1), Nebraska (1), New Mexico
(5), Pennsylvania (1), South Carolina (3), Texas (2), Tennessee (2) and Virginia (1).

  The Company's locations are generally situated in industrial, commercial or mixed-use zones. The buildings range from approximately 1,500 to 47,000 square feet, consist of a customer showroom, an equipment service area and storage facilities, and are located on parcels of one to seven acres of land. Eight of the Company's rental locations are owned, with the remaining locations subject to leases with terms expiring from 1997 to 2005, most with options to extend. In a number of instances, the Company's rental locations are leased from the former owners of businesses acquired by the Company.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include: large national companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., U.S. Rentals, Inc. and BET Plant Services U.S.A.); regional competitors that operate in a few states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. The industry's fragmented nature has attracted new competitors. Through its acquisition of Prime Service, Inc., Atlas Copco has entered into the equipment rental business, and the Company believes equipment manufacturers, such as Caterpillar and John Deere, and equipment dealers such as Neff, have entered or may enter equipment rental business as well. The Company also competes against MRO suppliers, including large companies (such as W.W. Grainger and McMaster Carr), as well as regional and independent competitors. Certain competitors have greater financial resources, are more geographically diverse and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, thereby impacting operating results.

  Existing or future competitors also may seek to compete with the Company for acquisition candidates which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisition candidates. Management believes such competition has already increased the prices obtained by businesses acquired by the Company and its competitors. In addition, such competitors may also compete with the Company for start-up locations, thereby limiting the number of attractive locations for expansion. Competition in the rental or MRO business and competition in making acquisitions could have a material adverse effect on the Company. See "Risk Factors--Competition."

  The equipment rental business is highly service-oriented. The success of an individual rental operator is predicated on its customer handling and problem solving abilities; quality, condition and servicing of its equipment; and overall operation of its business. Other components of competition include location, availability of equipment (both depth and breadth) and price. The Company believes it competes in the markets it serves primarily on the basis of responsive customer service, a broad selection of high-quality rental equipment and supplies, and competitive prices. Relative to smaller companies with only one or two rental locations, the Company believes RSC benefits from several competitive advantages, including sophisticated management information systems, volume purchasing discounts, professional management, a diverse customer base, a modern and well maintained rental fleet, the ability to transfer equipment among rental locations to satisfy customer demand, the ability to service national accounts and national brand identity. In addition, the Company believes national operators are less sensitive to localized cyclical downturns and can justify significant investments in professional management and information systems.

GOVERNMENT AND ENVIRONMENTAL REGULATION

  The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with its acquisitions and start-up locations, the Company usually obtains Phase I environmental assessment reports prepared by independent environmental consultants. A Phase I assessment consists of a site visit, historical record review, interviews and report, with the purpose of identifying potential environmental conditions associated with the subject real estate. There can be no assurance, however, that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. The Company dispenses petroleum products from underground and above-ground storage tanks located at certain rental locations that it owns or leases. The Company maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, maintenance of records and the regular testing and monitoring of tank systems for tightness. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company incurs ongoing expenses associated with the removal of older underground storage tanks and other activities to come into compliance with environmental laws, and the performance of appropriate remediation at certain locations. The Company does not believe such removal and remediation will have a material adverse effect on the Company's operating results or financial position. The Company also uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, the Company generates and disposes waste such as used motor oil, radiator fluid and solvents, and may be liable under various federal, state and local laws for environmental contamination at facilities where its waste is or has been disposed. The Company believes it currently conducts its operations in material compliance with all applicable laws and regulations. Compliance by the Company with applicable environmental laws has not had a material adverse effect on the Company's financial condition or competitive position to date.

TRADE NAMES

  The Company currently does business under the name Rental Service Corporation(SM). The Company believes this brand name identity enables it to more effectively target national accounts. In certain local markets the Company also selectively continues to use the name of an acquired business where there is strong local name recognition and customer loyalty.

EMPLOYEES

  At November 19, 1997, the Company employed 1,712 people, including 356 salespeople, 1,276 operational employees and 80 corporate and regional management employees. The Company's employees generally are not represented by a union or a collective bargaining agreement; however, approximately 21 of the Company's employees are represented by a union. The Company considers its labor relations to be good.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are parties to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company with respect to such pending litigation cannot be estimated with certainty but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on its business or financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth certain information with respect to the directors and executive officers of the Company:

        NAME                AGE TITLE
        ----                --- -----
   Martin R. Reid..........  54 Chairman of the Board and Chief Executive
                                 Officer
   Ronald Halchishak.......  50 Senior Vice President of Operations
   David G. Ledlow.........  38 Senior Vice President of Operations
   Douglas A. Waugaman.....  39 Senior Vice President of Operations
   Robert M. Wilson........  40 Senior Vice President, Chief Financial Officer,
                                 Secretary and Treasurer
   David B. Harrington.....  43 Senior Vice President of Human Resources
   Bruce A. Lisanti........  47 Senior Vice President of Marketing
   William M. Barnum, Jr. .  43 Director
   James R. Buch...........  44 Director
   Christopher A. Laurence.  30 Director
   Eric L. Mattson.........  46 Director
   Britton H. Murdoch......  40 Director
   John M. Sullivan........  62 Director

  MARTIN R. REID was elected as a director and Chief Executive Officer of the Company in June 1994 and became Chairman of the Board in October 1995. Mr. Reid is a director of Tuboscope Vetco International Corporation ("Tuboscope"), a provider of oilfield-related inspection and coating services. Mr. Reid served as Chief Executive Officer of Tuboscope from May 1991 to October 1993 and as Chairman of the Board of Directors from October 1990 to April 1996. From September 1986 to June 1990, Mr. Reid was Chief Executive Officer of Eastman Christensen Co., a provider of oil and gas drilling systems. Mr. Reid was also Vice Chairman of Eastman Christensen Co. from August 1989 to June 1990. Mr. Reid is a director of Cobblestone Holdings, Inc. and Cobblestone Golf Group, Inc.

  RONALD HALCHISHAK joined the Company in October 1991 as Vice President of Purchasing and Director of Safety and became Region Manager for California in 1994. He was appointed Regional Vice President of Operations in January 1995 and was promoted to Senior Vice President of Operations in December 1996. Prior to joining the Company, Mr. Halchishak worked for 13 years at Hertz Equipment Corporation in various positions, including Director of European Operations and Region Manager of the Midwest Division.

  DAVID G. LEDLOW joined the Company in conjunction with the acquisition of Walker Jones Equipment, Inc. ("Walker Jones") in 1992. Mr. Ledlow had been employed by Walker Jones since 1982, serving most recently as its Vice President of Marketing. Mr. Ledlow was promoted to Regional Vice President of Operations of the Company in February 1993 and to Senior Vice President of Operations in December 1996.

  DOUGLAS A. WAUGAMAN has served as Senior Vice President of Operations of the Company since April 1997. From January 1994 through April 1997, Mr. Waugaman served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. From June 1993 until joining the Company, Mr. Waugaman served as Operations Manager for Plastiglide Manufacturing Corporation, a subsidiary of Illinois Tool Works. From September 1991 until June 1993, Mr. Waugaman was Vice President of Finance for Knapp Communications Corporation, a magazine publisher. From September 1989 until September 1991, Mr. Waugaman was Controller for Plastiglide Manufacturing Corporation. Mr. Waugaman is a Certified Public Accountant and has public accounting experience with Arthur Andersen and Co.

  ROBERT M. WILSON joined the Company in April 1997 as Senior Vice President, Chief Financial Officer, Secretary and Treasurer. From October 1994 until joining the Company, Mr. Wilson served as Senior Vice President of Operations, Finance and Administration for Shade/Allied Inc. From September 1989 through October 1994, Mr. Wilson served in various positions at Simon Engineering plc, including Vice President of Finance for the United States holding company and President of Simon LGI. Mr. Wilson is a Certified Public Accountant and has public accounting experience with Arthur Andersen and Co.

  DAVID B. HARRINGTON joined the Company in June 1997 as Senior Vice President of Human Resources. Prior to joining the Company, Mr. Harrington worked for 19 years at General Electric ("GE") in various positions, including the most recent six years as Senior Vice President of Human Resources for GE Capital Technology Management Services. Mr. Harrington serves on the board of the Atlanta chapter of the Human Resources Planning Society.

  BRUCE A. LISANTI joined the Company in April 1997 as Senior Vice President of Marketing. From March 1992 until joining the Company, Mr. Lisanti served as Vice President, Sales and Marketing for Petroleum Information Corporation. Prior thereto, he served as Vice President, Sales and Marketing for Corporate Express, National Sales Manager for General Electric Computer Services and in various positions at Electronic Data Systems.

  WILLIAM M. BARNUM, JR. has served as a director of the Company since its formation in 1992 and served as Chairman of the Board from June 1993 through October 1995. Mr. Barnum is a general partner of Brentwood Buyout Partners, L.P. ("BBP"), the general partner of Brentwood RSC Partners, L.P. ("Brentwood RSC Partners"). Brentwood RSC Partners is a significant stockholder of the Company. See "Principal Stockholders." Mr. Barnum was an associate at Morgan Stanley & Co. Incorporated from October 1981 until joining Brentwood Associates, an affiliate of Brentwood RSC Partners, in July 1984. Mr. Barnum is a director of Quiksilver, Inc., and several privately held companies.

  JAMES R. BUCH has served as a director of the Company since October 1995. From October 1990 through May 1996, Mr. Buch served as President and Chief Executive Officer of Evans Rents, Inc. Since April 1997, Mr. Buch has been Chief Executive Officer of Classroom Holdings, Inc. Previously, he served as Director of U.S. Operations for Brittania Security Group.

  CHRISTOPHER A. LAURENCE has served as a director of the Company since October 1995. Mr. Laurence is a General Partner of Brentwood Associates and a member of Brentwood Private Equity LLC. Prior to joining Brentwood Associates in 1991, Mr. Laurence was an analyst at Morgan Stanley & Co. Incorporated.

  ERIC L. MATTSON has served as a director of the Company since December 1996. Mr. Mattson is and has been Vice President and Chief Financial Officer of Baker Hughes Incorporated ("BHI") since July 1993. For more than five years prior to 1993, Mr. Mattson was Vice President and Treasurer of BHI. Mr. Mattson is also a director of Tuboscope.

  BRITTON H. MURDOCH has served as a director of the Company since January 1997. Mr. Murdoch is and has been Managing Director of Wendover Corp., a privately held company, since October 1996. From 1990 to 1996, Mr. Murdoch was Vice President and Chief Financial Officer of Airgas, Inc., an industrial gas distribution and manufacturing company, and from 1987 to 1990, he was Vice President of Corporate Development of Airgas, Inc.

  JOHN M. SULLIVAN has served as a director of the Company since July 1997. He is presently a director of The Scotts Company, Cardinal Business Media Holdings, Inc. and Cobblestone Holdings, Inc. From October 1987 to January 1993, Mr. Sullivan was Chairman of the Board and Chief Executive Officer of Prince Holdings, Inc. ("Prince"). Prior to that and since September 1984, Mr. Sullivan was President of Prince and Vice President of Chesebrough-Pond's, Inc.

  Messrs. Reid, Waugaman and Barnum were also directors and/or executive officers of RHI at the time RHI filed its prepackaged bankruptcy plan under Chapter 11 of the United States Bankruptcy Code. See "Risk Factors--RHI's Bankruptcy; Increase in Indebtedness."

  Upon the completion of the Center Acquisition, Mr. David P. Lanoha, the Chief Executive Officer of Center, will join the RSC as a Senior Vice President of Operations.

  The Board of Directors presently consists of seven members, including four independent directors. Directors of the Company serve until their successors are elected and qualified or until the director resigns or is removed. Officers of the Company serve at the discretion of the Company's Board of Directors. There are no family relationships among executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board has the following standing committees: the Audit Committee, the Compensation Committee and the Acquisition Committee. The Audit Committee was established on August 20, 1996 to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee consists of Messrs. Buch and Murdoch. The Compensation Committee was established on December 5, 1996 to establish remuneration levels for executive officers of the Company and implement the Company's stock option plans and any other incentive programs. The Compensation Committee consists of Messrs. Mattson and Murdoch. The Audit Committee and the Compensation Committee each met one time during 1996. The Acquisition Committee was established on September 30, 1997 to approve acquisitions by the Company in which the consideration to be paid by the Company is $10 million or less. The Acquisition Committee consists of Messrs. Reid and Laurence. As of the date of this Prospectus, the Company does not have a committee responsible for reviewing and recommending candidates for nomination to the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to December 5, 1996, the Company had no compensation committee or other committee of the Board performing similar functions. Accordingly, decisions concerning compensation of executive officers were made by the entire Board. Other than Martin R. Reid, there were no officers or employees of the Company who participated in deliberations concerning such compensation matters. Mr. Reid was, until April 1996, an executive officer of Tuboscope, and he currently serves on the Executive Committee of the Board of Directors of Tuboscope, which is responsible for Tuboscope's compensation policies. Eric
L. Mattson, a director of the Company, is a director of Tuboscope.

COMPENSATION OF DIRECTORS

  The Company did not pay any fees or remuneration to directors for their service on the Board or any Board committee in 1996; however, the Company reimbursed directors for their out-of-pocket expenses incurred in connection with attending meetings of the Board. In addition, during 1996, Mr. Buch was granted stock options under the 1995 Plan (as defined) in connection with his election to the Board.

  Effective January 1, 1997, in addition to reimbursement for out-of-pocket expenses, all non-employee members of the Board will receive $10,000 per year (payable $2,500 per quarter) as compensation for serving on the Board, plus $1,500 for attendance at each Board meeting and $500 for attendance at each committee meeting. Each committee chairman will receive an additional $1,500 per year. All non-employee directors receive non-qualified stock options under the 1996 Plan (as defined) as described under "Equity Participation Plans."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the General Corporation Law of the State of Delaware. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Bylaws of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by such person in connection with such Proceeding. The Company has entered into, or intends to enter into, agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorney's fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such persons arising out of or in connection with their service as a director or officer of the Company to the fullest extent permitted by applicable law. In addition, the Company has obtained director and officer liability insurance that insures the Company's directors and officers against certain liabilities.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other executive officers of the Company whose salary and bonus amounts exceeded $100,000 (collectively, the "Named Executive Officers") for all services rendered in all capacities to the Company during the fiscal year ended December 31, 1996:

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION
                           ----------------------------------------  LONG-TERM
     NAME AND PRINCIPAL                               ALL OTHER     COMPENSATION
          POSITION         SALARY ($) BONUS ($)(1) COMPENSATION ($) OPTIONS (#)
     ------------------    ---------- ------------ ---------------- ------------
   Martin R. Reid.........  294,231      84,375         5,641(2)          --
    Chairman and Chief
    Executive Officer
   Douglas A. Waugaman....  155,923      42,900         7,149(3)          --
    Senior Vice President
     of Operations
   Ronald Halchishak......  150,000     100,000           920(2)       71,250
    Senior Vice President
     of Operations
   David G. Ledlow........  117,692      36,709         4,200(4)       71,250
    Senior Vice President
     of Operations

--------
(1) The amount of bonus presented in this table for 1996 represents the bonus earned in 1995, which was paid during 1996. Bonuses earned with respect to 1996 were as follows: Mr. Reid, $300,000; Mr. Waugaman, $200,000; Mr. Halchishak, $75,000 and Mr. Ledlow, $75,000. Such 1996 bonuses were paid during March 1997.

(2) Consists of an automobile allowance.

(3) Consists of an automobile allowance ($2,175) and insurance premiums paid by the Company ($4,974) for life insurance and disability policies covering Mr. Waugaman.

(4) Consists of relocation expenses reimbursed by the Company.

  Stock Options Granted in Fiscal 1996. The following table sets forth information concerning individual grants of stock options made by the Company during the fiscal year ended December 31, 1996 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                                     ----------------------------
                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                         NUMBER OF                                             ANNUAL RATES OF
                         SECURITIES                                              STOCK PRICE
                         UNDERLYING  PERCENT OF TOTAL                         APPRECIATION FOR
                          OPTIONS    OPTIONS GRANTED  EXERCISE OR                OPTION TERM
                          GRANTED      TO EMPLOYEES   BASE PRICE            ---------------------
          NAME              (#)       IN FISCAL YEAR    ($/SH)    EXP. DATE  5% ($)     10% ($)
          ----           ----------  ---------------- ----------- --------- --------- -----------
Martin R. Reid..........      --            --             --        --           --          --
 Chairman and Chief
 Executive Officer
Douglas A. Waugaman.....      --            --             --        --           --          --
 Senior Vice President
 of Operations
Ronald Halchishak.......   11,250(1)        5.4%        $14.11      2006    $  99,829 $   252,987
 Senior Vice President     60,000(2)       28.7%        $21.00      2006    $ 792,407 $ 2,008,115
 of Operations
David G. Ledlow.........   11,250(1)        5.4%        $14.11      2006    $  99,829 $   252,987
 Senior Vice President     60,000(2)       28.7%        $21.00      2006    $ 792,407 $ 2,008,115
 of Operations

--------
(1) Such options vest equally over three years on April 1, 1997, 1998 and 1999.

(2) Such options vest equally over four years on October 22, 1997, 1998, 1999 and 2000.

  Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the year ended December 31, 1996 by each of the Named Executive Officers and the year-end value of unexercised options.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                       OPTIONS AT FISCAL YEAR-   "IN-THE-MONEY" OPTIONS
                             SHARES                              END              AT FISCAL YEAR-END(1)
                            ACQUIRED        VALUE     ------------------------- -------------------------
          NAME           ON EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ------------ ----------- ------------- ----------- -------------
Martin R. Reid..........        --           --           --            --            --           --
 Chairman and Chief
 Executive Officer
Douglas A. Waugaman.....        --           --           --            --            --           --
 Senior Vice President
 of Operations
Ronald Halchishak.......      5,580          --           --         82,410           --      $847,426
 Senior Vice President
 of Operations
David G. Ledlow.........      4,725           --          855        82,410       $23,504     $847,426
 Senior Vice President
 of Operations

--------
(1) Options are "in-the-money" at the fiscal year end if the fair market value (based on the closing price of the Company's Common Stock on the Nasdaq National Market System on December 31, 1996 of $27.50 per share, less the exercise price) of the underlying securities on such date exceeds the exercise or base price of the option.

401(K) PLAN

  The Company maintains a 401(k) Retirement Savings Plan (the "401(k) Plan") to provide retirement and other benefits to employees of the Company and to permit employees a means to save for their retirement. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  Employees of the Company become eligible to participate in the 401(k) Plan and to have salary deferral contributions made on their behalf after they complete six months of service and attain the age of 18.

  Subject to legal limitations, participants may elect, by salary reduction, to have 401(k) Plan contributions of 2% to 16% of their compensation made to their accounts. Under the 401(k) Plan, the Company may make discretionary profit sharing contributions on behalf of participants who have completed 1,000 hours of service during the plan year or six months of continuous employment and are employed on the last day of the plan year (or have retired after attaining age 65, died or incurred a disability in a plan year), based on compensation.

  Participants in the 401(k) Plan always have a 100% vested and nonforfeitable interest in the value of their 401(k) contributions. Participants become vested in the Company's profit sharing and matching contributions based on a graded five year vesting schedule (or upon a participant's retirement after attaining age 65, death or disability, if earlier). Participants are entitled to receive the vested amounts in their accounts in a single lump-sum payment on death, disability, retirement or termination of employment. In certain circumstances, participants may receive loans and hardship withdrawals from their accounts in the 401(k) Plan.

EQUITY PARTICIPATION PLANS

  The Company currently maintains two plans, the Stock Option Plan for Key Employees (the "1995 Plan") and the 1996 Equity Participation Plan (the "1996 Plan"), pursuant to which certain employees or directors may obtain options or other awards that enable them to participate in the Company's equity. The Board adopted the 1996 Plan on December 5, 1996, and the 1996 Plan was approved by the Company's stockholders on February 5, 1997. The principal purposes of the 1996 Plan are to provide incentives for officers, directors, key employees and consultants of the Company and its subsidiaries through granting options, restricted stock and other awards that stimulate the personal and active interest of such persons in the Company's development and financial success and induce them to remain in the Company's service. In addition to awards made to officers, key employees or consultants, the 1996 Plan provides for the granting of options ("Director Options") to the Company's independent non-employee directors pursuant to a formula. The 1995 Plan is maintained for the benefit of certain employees of the Company for similar purposes.

  The 1995 Plan provides that the Board or a committee appointed by the Board (in either case, the "1995 Plan Committee") may grant non-transferable incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") to key employees. The 1995 Plan Committee has the full authority and discretion, subject to the terms of the 1995 Plan, to determine those individuals who are eligible to be granted options and the amount and type of such options. Terms and conditions of options are set forth in written option agreements. An aggregate of up to 324,000 shares of Common Stock are issuable under the 1995 Plan, however, as of September 30, 1997, only 1,860 of these shares were available for future stock option grants.

  The 1996 Plan is administered by the Compensation Committee or a subcommittee thereof (the "Committee") with respect to grants to employees or consultants of the Company and by the full Board with respect to Director Options. Subject to the terms and conditions of the 1996 Plan, the Committee or the Board, as applicable, has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1996 Plan.

  The 1996 Plan provides that the Committee may grant or issue stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, other stock related benefits and other awards (collectively, "Awards"), or any combination thereof. Each Award will be set forth in a separate agreement with the person receiving the Award. Under the 1996 Plan, not more than 1,000,000 shares of Common Stock (or the equivalent in other equity securities) are authorized for issuance upon exercise or vesting of any Awards. Furthermore, the maximum number of shares which may be subject to options or SARs granted under the 1996 Plan to any individual in any calendar year cannot exceed 200,000. As of September 30, 1997, 362,438 shares of Common Stock were available for future Awards under the 1996 Plan.

  Awards under the 1996 Plan may be granted to (i) individuals who are then officers or other employees of the Company or any of its present or future subsidiaries who are determined by the Committee to be key employees and (ii) consultants of the Company selected by the Committee for participation in the 1996 Plan. Approximately 60 officers and other employees are currently eligible to participate in the 1996 Plan. On February 26, 1997, Martin R. Reid was granted options to purchase 200,000 shares and Douglas A. Waugaman was granted options to purchase 100,000 shares. In addition, non-employee directors of the Company are granted NQSOs by the Board under the 1996 Plan. On February 26, 1997, Director Options to purchase an aggregate of 61,000 shares were granted to the Company's non-employee directors. During the term of the 1996 Plan and pursuant to a formula, (a) each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock on the date of his initial election and (b) each then-current non-employee director is automatically granted a NQSO to purchase 2,500 shares of Common Stock at each subsequent annual meeting at which he is reelected to the Board. On April 28, 1997, Robert M. Wilson and Bruce A. Lisanti were each granted options to purchase 75,000 shares. On June 30, 1997, David B. Harrington was granted options to purchase 25,000 shares.

EXECUTIVE INCENTIVE BONUS PLAN

  The Company maintains a Corporate Management Bonus Plan (the "Management Bonus Plan") for key corporate employees. The purpose of the Management Bonus Plan is to offer incentives to key management of the Company so as to (i) reward them for achieving financial goals and (ii) further the alignment of interests of key management with the Company's stockholders. Bonuses under the Management Bonus Plan are based on achieving certain earnings per share objectives. Each participant's bonus award is calculated as a percentage of base salary, and generally ranges from 20% to 30% of base salary. In addition, the Company maintains Region Manager and General Manager Bonus Plans (the "Operations Bonus Plan"). The Operations Bonus Plan is designed to provide incentives to operations management to maintain a high level of profitability and asset utilization and to achieve the Company's financial goals in their individual market. Bonuses under the Operations Bonus Plan are based on the degree to which region or individual location operating profit objectives are met and generally range from 20% to 75% of the participant's base salary if financial targets are achieved. If financial targets are exceeded, participants may receive an additional bonus based on incremental regional or store profit.

  Bonuses under the Management Bonus Plan and the Operations Bonus Plan are paid semi-annually. The first payment is made after finalization of the first six months results, and the amount of the first payment is 50% of the bonus earned for that six months, with the remainder of the bonus to be paid at year end. The second payment is calculated after year end audited financial statements are finalized, and the amount of the second payment is the total bonus paid less the amount paid for the first six-month period.

EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

  In 1997, the Company adopted its Employee Qualified Stock Purchase Plan (the "QSP Plan"). In general, the QSP Plan authorizes employees of the Company and its subsidiaries to purchase shares of the Company's Common Stock, through payroll deductions, at a purchase price of 85% of the fair market value of such shares. The QSP Plan is intended to help the Company attract and retain experienced and capable persons who can make significant contributions to the further growth and success of the Company and to align further the interests of such persons with those of the Company's stockholders.

  The QSP Plan provides that an aggregate of up to 250,000 shares of the Company's Common Stock may be issued thereunder. The QSP Plan also provides for appropriate adjustments in the number and kind of shares subject to the plan and to outstanding purchase rights in the event of a stock split, stock dividend or certain other similar changes in the Company's Common Stock and in the event of a merger, reorganization, consolidation or certain other types of recapitalizations of the Company.

  Each employee of the Company who has been employed by the Company for not less than one year and who is customarily employed by the Company for more than 20 hours per week and more than five months per calendar year is eligible to participate in the QSP Plan. The Company presently has approximately 700 employees who are eligible to participate in the QSP Plan. The per share exercise price of each purchase right shall be an amount equal to the lesser of 85% of the fair market value of a share of Common Stock on the first day of the Offering Period in which the eligible employee began participating in the QSP Plan or 85% of the fair market value of a share of Common Stock on the date of exercise of an installment of the purchase right.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock outstanding as of October 31, 1997 by:
(i) each person known by the Company to own beneficially 5% or more of any class of the Company's voting securities; (ii) each director and Named Executive Officer of the Company; and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, each stockholder listed below has informed the Company that such stockholder has
(i) sole voting and investment power with respect to such stockholder's shares of stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to such stockholder's shares of stock.

                                                                     SHARES BENEFICIALLY
                                                                         OWNED AFTER
                              SHARES BENEFICIALLY                     THE FULL EXERCISE
                              OWNED PRIOR TO THE      PERCENTAGE        OF THE OVER-
                                  OFFERING(1)        BENEFICIALLY  ALLOTMENT OPTION(1)(3)
                              ---------------------  OWNED AFTER   --------------------------
NAME                            NUMBER    PERCENT   OFFERING(1)(2)    NUMBER       PERCENT
----                          ----------- --------- -------------- -------------- -----------
Brentwood RSC Partners,
 L.P.(4)....................    1,235,945     8.2%       6.2%           1,235,945        6.0%
William M. Barnum,
 Jr.(4)(5)..................    1,235,945     8.2        6.2            1,235,945        6.0
Frederick J. Warren(4)......    1,235,945     8.2        6.2            1,235,945        6.0
David H. Wong(4)............    1,235,945     8.2        6.2            1,235,945        6.0
Denver Investment Advisors
 LLC(6).....................      892,100     5.9        4.5              892,100        4.3
Brute Equipment Co. ........      233,034     1.6        1.2              163,124         *
Equipment Lessors Inc. .....      102,432      *          *                71,702         *
UST Private Equity Investors
 Fund Inc. .................       47,097      *          *                32,968         *
Martin R. Reid(5)(7)(8).....      148,022     1.0         *               103,615         *
Douglas A.
 Waugaman(5)(7)(8)..........       58,806      *          *                58,806         *
Ronald Halchishak(5)(7).....       30,010      *          *                30,010         *
David G. Ledlow(5)(7).......       29,484      *          *                29,484         *
James R. Buch(5)(7).........        1,800      *          *                 1,800         *
Britton H. Murdoch(5)(9)....        1,000      *          *                 1,000         *
David B. Harrington(5)(7)...          --      --         --                   --         --
Christopher A.
 Laurence(4)(5).............          --      --         --                   --         --
Bruce A. Lisanti(5)(7)......          --      --         --                   --         --
Eric L. Mattson(5)(10)......          --      --         --                   --         --
John M. Sullivan(5)(7)......          --      --         --                   --         --
Robert M. Wilson(5)(7)......          --      --         --                   --         --
All directors and executive
 officers as a group (13
 persons)(4)(5)(7)(8)(9)(10).   1,505,067    10.0        7.5            1,460,660        7.1

-------
  *Less than 1.0%.

 (1) A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares that each identified stockholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person.

 (2) Assumes (i) the persons in the table do not purchase shares in the Offering and (ii) no exercise of the U.S. Underwriters' overallotment option.

 (3) The Common Stock to be sold pursuant to the exercise of the U.S. Underwriters' overallotment option consists of: 590,824 shares to be issued and sold by the Company, 44,407 shares to be sold by Martin R. Reid, 69,910 shares to be sold by Brute Equipment Co., 30,730 shares to be sold by Equipment Lessors Inc. and 14,129 shares to be sold by UST Private Equity Investors Fund Inc. If the U.S. Underwriters' overallotment option is not exercised, the Selling Stockholders will beneficially own the same number of shares before and after the Offering.

 (4) Mr. Barnum, a director of the Company, and Messrs. Warren and Wong are general partners of BBP, the general partner of Brentwood RSC Partners; accordingly, Messrs. Barnum, Warren and Wong may be deemed to be the beneficial owners of the shares owned by BBP and for purposes of this table they are included. Messrs. Barnum,

    Warren and Wong disclaim beneficial ownership of such shares. The address of Brentwood RSC Partners, Mr. Barnum, Mr. Warren, Mr. Wong and Mr. Laurence is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

 (5) Excludes shares issuable upon exercise of options that are not exercisable within 60 days of the date of the table set forth above, as follows: Mr. Barnum--10,000 shares; Mr. Reid--200,000 shares; Mr. Waugaman--100,000 shares; Mr. Halchishak--58,080 shares; Mr. Ledlow-- 58,506 shares; Mr. Buch--8,200 shares; Mr. Murdoch--10,000 shares; Mr. Harrington--25,000 shares; Mr. Laurence--10,000 shares; Mr. Lisanti-- 75,000 shares; Mr. Mattson--10,000 shares; Mr. Sullivan--10,000 shares; and Mr. Wilson--75,000 shares.

 (6) Based on a Form 13F filed on August 8, 1997. In such Form 13F, Denver Investment Advisors LLC reported that it owned a total of 892,100 shares, that it had sole investment discretion with respect to 880,800 shares, that it shared investment discretion with respect to 7,300 shares, that it had sole voting authority with respect to 582,200 shares and that it had no voting authority with respect to 305,900 shares. The address of Denver Investment Advisors is 1225 17th Street, 26th Floor, Denver, Colorado 80202.

 (7) The address of such person is c/o Rental Service Corporation, 14505 N. Hayden Road, Suite 322, Scottsdale, Arizona 85260.

 (8) Includes shares subject to vesting that may be repurchased by the Company if they fail to vest.

 (9) The address of such person is c/o Wendover Corporation, 354 W. Lancaster Avenue, Haverford, PA 19041.

(10) The address of such person is c/o Baker Hughes Incorporated, 3900 Essex Lane, Suite 1200, Houston, Texas 77027.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT

  Pursuant to a Corporate Development and Administrative Services Agreement (the "Services Agreement"), the Company, prior to its initial public offering in September 1996, paid BBP a monitoring fee in connection with management, consulting and financial advisory services equal to one percent (1%) per annum of the aggregate amount of debt and equity investment in the Company of or by BBP and any persons or entities associated with BBP (collectively, the "Brentwood Entities"), and investors in any of the Brentwood Entities, plus reimbursement of customary costs and expenses. In 1996, the Company paid BBP a monitoring fee of $235,000 pursuant to the Services Agreement. From time to time, BBP has also received investment banking fees from the Company in connection with the Company's acquisitions, calculated at 1.5% of the total of the purchase price plus acquisition costs and net capital expenditures. Investment banking fees paid to BBP totaled $388,000 during 1996 and $0 for the nine months ended September 30, 1997. The Company's obligation to pay such monitoring and investment banking fees terminated upon completion of its initial public offering. Mr. Barnum, a general partner of BBP, who also serves as a director of the Company, does not receive additional compensation for service as a director.

OTHER ARRANGEMENTS

  The Company and Mr. Waugaman are parties to a Separation and Stock Purchase Agreement dated July 25, 1995 (the "Waugaman Purchase Agreement"). Pursuant to the Waugaman Purchase Agreement, if Mr. Waugaman's employment is terminated without cause or if he is not offered a substantially similar position with a successor entity following a change of control, he will be entitled to severance pay equal to nine months base salary. Mr. Waugaman has agreed that in consideration of such severance benefits, he will not compete with the Company for a period of nine months if his employment is terminated other than for cause. In addition, pursuant to an oral arrangement supplementing the Waugaman Purchase Agreement, RSC has purchased a $500,000 life insurance policy under which Mr. Waugaman's wife is the beneficiary and a disability policy for Mr. Waugaman.

  The Company has entered into a severance agreement with each of Messrs. Halchishak, Harrington, Ledlow, Lisanti and Wilson providing for certain benefits upon termination of employment either by the Company without cause or by such named executive officer due to a reduction in base salary and benefits (other than across the board salary cuts for employees at such named executive officer's level or changes in benefits). These benefits include a lump sum severance payment equal to 100% of such named executive officer's base salary, plus a pro rata portion of the current-year bonus opportunity, plus life, disability, accident and group health insurance benefits substantially similar to those received by such named executive officer immediately prior to termination for a twelve (12) month period. In addition, all stock options granted prior to 1996, all stock options that are scheduled to vest in the year of termination and one-third of all other stock options held by him, if any, shall become vested and exercisable effective as of the day immediately prior to the date of termination of such named executive officer. As consideration for these benefits, each of Messrs. Halchishak and Ledlow agreed that during the term of the severance agreement and for twenty-four (24) months after termination of employment for any reason they would not solicit any customers of the Company or hire or offer employment to any employee of the Company. Messrs. Harrington, Lisanti and Wilson agreed that during the term of the severance agreement and for twelve (12) months after termination of employment for any reason they would not solicit any customers of the Company or hire or offer employment to any employee of the Company. The severance agreements with Messrs. Halchishak and Ledlow will continue in effect through December 31, 2001, those with Messrs. Lisanti and Wilson will continue in effect through April 2000 and that with Mr. Harrington will continue in effect through June 2000.

FUTURE TRANSACTIONS

  The Company has adopted a policy that it will not enter into any material transaction in which a Company director or officer has a direct or indirect financial interest, unless the transaction is determined by the Company's Board of Directors to be fair to the Company or is approved by a majority of the Company's disinterested directors or by the Company's stockholders, as provided for under Delaware law. In addition, the Company's debt instruments generally prohibit the Company from entering into any affiliate transaction on other than arm's length terms.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Certificate of Incorporation authorizes 20,000,000 shares of Common Stock, par value $.01 per share, and 500,000 shares of Preferred Stock, par value $.01 per share. As of November 26, 1997, no shares of Preferred Stock and 14,944,007 shares of Common Stock were issued and outstanding, 877,301 shares of Common Stock were issuable upon exercise of outstanding options, 614,298 shares of Common Stock were reserved for issuance pursuant to the Company's stock option and stock purchase plans and up to 351,389 shares of Common Stock were reserved for issuance in connection with the Company's acquisitions of IAT, Foxx and Central States. In addition, upon completion of the Center Acquisition, the Valley Acquisition and the Other Acquisitions, the Company expects to issue up to 1,022,092 additional shares of Common Stock. Closing of this Offering is conditioned on an increase in the authorized number of shares of Common Stock to 40,000,000 shares.

  The discussion below describes the capital stock of the Company as it will exist upon the closing of this Offering, unless otherwise noted. In addition, the discussion below does not purport to be complete, and is subject to and qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, forms of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  The Board of Directors of the Company, in its sole discretion, may issue Common Stock from the authorized and unissued shares of Common Stock. Each share of Common Stock is entitled to one vote at all meetings of stockholders of the Company for the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock can elect all the directors if they choose to do so. The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of any shares of preferred stock that may be designated and issued by the Company in the future. Subject to any restrictions contained in preferred stock issued by the Company, if any, and to restrictions imposed by certain debt agreements of the Company, holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available assets of the Company. The Common Stock has no preemptive or similar rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Holders of Common Stock are not liable to further call or assessment by the Company. Upon any liquidation, dissolution or winding up of the Company, after payment of the debts and other liabilities of the Company and subject to the rights of holders of shares of preferred stock, if any, holders of Common Stock are entitled to share pro rata in any distribution to the stockholders. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and sold, fully paid and nonassessable.

PREFERRED STOCK

  The Company's Board of Directors, without the approval of the holders of the Common Stock, is authorized to fix the number of shares of any series of preferred stock and to designate for issuance up to 500,000 shares of preferred stock, par value $.01 per share, in such number of series and with such rights, preferences, privileges and restrictions (including without limitation voting rights) as the Board of Directors may from time to time determine. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions, may adversely affect the rights, privileges and preferences afforded the holders of Common Stock, including a decrease in the amount available for distribution to holders of the Common Stock in the event of a liquidation or payment of preferred stock dividends. Issuance of shares of preferred stock may also have the effect of preventing or delaying a change in control of the Company without further action by the stockholders and could make removal of present management of the Company more difficult.

DELAWARE LAW AND LIMITATIONS ON CHANGES IN CONTROL

  Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

  The Company's Bylaws will generally require 50 days advance notice of any action to be proposed at any meeting of stockholders and set forth other specific procedures that a stockholder must follow. There are also specific procedures, including advance notice, for the nomination of a person to the Board of Directors when such person is nominated other than at the direction of the Board. In addition, the Company's Bylaws provide that a special meeting of the Company's stockholders may only be called by certain officers of the Company or by the Board of Directors; no such meeting may be called by stockholders. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. See "Risk Factors--Control by Existing Stockholders" and "--Anti-Takeover Provisions."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the consummation of this Offering, the Company will have outstanding an aggregate of 19,944,007 shares of Common Stock (20,534,831 shares if the U.S. Underwriters' overallotment option is exercised in full). All of the shares sold in the Offering will be freely tradable by persons other than affiliates of the Company which will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

REGISTRATION RIGHTS

  Pursuant to the Stockholders' Agreement, certain of the Company's stockholders have been granted piggyback registration rights with respect to Common Stock owned by such stockholders. Such piggyback registration rights may be exercised by such stockholders, subject to the 90-day lock-up period described under "Underwriters," on each occasion after the Offering that the Company proposes to register any public offering of shares of its capital stock under the Securities Act (other than with respect to a registration of (i) securities to be offered and sold by the Company pursuant to an employee benefit plan, dividend or reinvestment plan, or other similar plan, (ii) debt securities of the Company, (iii) preferred stock of the Company or (iv) securities for the purpose of consummating any acquisition by the Company). In addition, the Company has granted similar piggyback registration rights with respect to shares issued as a portion of the consideration for certain pending and completed acquisitions.

  Upon the consummation of the Offering, there will be 2,484,346 shares of Common Stock (2,325,170 shares if the U.S. Underwriters' overallotment option is exercised in full) subject to either piggyback or demand registration rights. The Company is required to bear substantially all expenses of all such registrations, except for underwriting discounts or commissions and fees and disbursements of counsel for any stockholder; provided, however, the Company is required to pay the reasonable fees and disbursements of one counsel for all holders of Common Stock subject to demand registration rights. The Company has reserved an aggregate of 1,574,000 shares of Common Stock for issuance pursuant to the 1995 Plan, the 1996 Plan and the QSP Plan (collectively, the "Plans"). As of the date hereof, the Company has issued options to purchase an aggregate of 941,792 shares of Common Stock (excluding options which have been cancelled) under the 1995 Plan and the 1996 Plan, of which options for 64,491 shares have been exercised. To the extent not held by affiliates or subject to a lock-up agreement, shares of Common Stock issued under the Plans will be available for sale in the public market without restriction. See "Management."

RULE 144

  In general, Rule 144, as currently in effect, provides that a person (or persons whose sales are aggregated) who is an affiliate of the Company or who has beneficially owned shares which are issued and sold in reliance upon exemptions from registration under the Securities Act ("Restricted Shares") for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock (beginning on the 91st day immediately after this Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice of intent to sell. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to have been an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company. The Company, the Selling Stockholders, the Company's directors and executive officers and certain of the Company's other present stockholders have, subject to certain exceptions in the case of the Company, agreed that they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of or transfer any shares of capital stock of the Company, or any security convertible into, or exercisable or exchangeable for, such capital stock, for a period of 90 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters."

  No predictions can be made as to the effect, if any, that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in the Underwriting Agreement, dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below (the "Underwriters"), for whom Morgan Stanley & Co. Incorporated and William Blair & Company, L.L.C. are acting as U.S. Representatives, and the International Underwriters, for whom Morgan Stanley & Co. International Limited and William Blair & Company, L.L.C. are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them severally, the respective number of shares of Common Stock set forth opposite their names below:

                                                                     NUMBER OF
   NAME                                                                SHARES
   ----                                                              ----------
   U.S. Underwriters:
     Morgan Stanley & Co. Incorporated..............................
     William Blair & Company, L.L.C. ...............................
                                                                     ----------
     Subtotal.......................................................  4,000,000
                                                                     ----------
   International Underwriters:
     Morgan Stanley & Co. International Limited.....................
     William Blair & Company, L.L.C. ...............................
                                                                     ----------
     Subtotal.......................................................  1,000,000
                                                                     ----------
       Total........................................................  5,000,000
                                                                     ==========

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' overallotment option described below) if any such shares are taken.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from, or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the price to public set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $          a share under the public offering
price. Any Underwriter may allow, and such dealers may reallow, a concession
not in excess of $       a share to other Underwriters or to certain dealers.
After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company and certain Selling Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 750,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth opposite to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth opposite to the names of all Underwriters in the preceding table.

  The Company, its executive officers and directors and certain Selling Stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (provided that such shares or securities are either currently owned by such person or are acquired in connection with the Offering) or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 90 days after the date hereof, other than (x) the sale to the Underwriters of the shares of Common Stock offered hereby or (y) except for the grant of stock options and purchase rights to employees of the Company under the 1995 Plan, the 1996 Plan and the QSP Plan, the issuance of shares upon the conversion or exercise of outstanding options and warrants, the registration of the shares of Common Stock underlying the QSP Plan and the issuance of shares in connection with the Center acquisition and other acquisitions.

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with this Offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in this Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Company, the Selling Shareholders, and the Underwriters have agreed to indemnify each other against certain liabilities that may be incurred in connection with the offering of the Common Stock, including liabilities under the Securities Act, or to contribute to payments that the other may be required to make in respect thereof.

  Morgan Stanley & Co. Incorporated has provided investment banking services and financial advisory services to the Company in the past, including acting as an underwriter of the Company's equity offering in June 1997, for which Morgan Stanley & Co. Incorporated has received usual and customary fees. William Blair & Company, L.L.C. has also provided investment banking services and financial advisory services to the Company in the past, including acting as lead underwriter of the Company's initial public offering in September 1996 and lead underwriter of the Company's equity offering in June 1997, for which William Blair & Company, L.L.C. has received usual and customary fees.

              CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

                      FOR NON-UNITED STATES HOLDERS

GENERAL

  The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a Non-U.S. Holder, as defined below. As used herein, the term "Non-U.S. Holder" means a holder that for United States federal income tax purposes is an individual or entity other than (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if both (A) a U.S. court is able to exercise primary supervision over the administration of the trust and
(B) one or more U.S. persons have the authority to control all substantial decisions of the trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances, or to certain types of Non-U.S. Holders which may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions and broker-dealers). Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

  An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

  The Company does not anticipate paying cash dividends on its capital stock in the foreseeable future. See "Price Range of Common Stock and Dividend Policy." In the event, however, that dividends are paid on shares of Common Stock, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be provided by an income tax treaty between the United States and a foreign country if the Non-U.S. Holder is treated as a resident of such foreign country within the meaning of the applicable treaty, unless (i) the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and the Non-U.S. Holder provides the payor with proper documentation and (ii) if a tax treaty applies, the dividends are attributable to a United States permanent establishment maintained by the Non-U.S. Holder. Dividends that are effectively connected with the conduct of a trade or business within the United States and, if a tax treaty applies, are attributable to such a United States permanent establishment, are subject to United States federal income tax on a net income basis (that is, after allowance for applicable deductions) at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Dividends paid before January 1, 1999 to an address outside the United States will be presumed to be paid to a resident of the country of such address for purposes of the withholding tax rules discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under newly issued Treasury regulations, in the case of dividends paid after December 31, 1998, a Non-U.S. Holder generally will be subject to United States withholding tax at a 31% rate under the backup withholding rules described below, rather than at a 30% rate or a reduced rate under an income tax treaty, as described above, unless certain Internal Revenue Service ("IRS") certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain IRS documentary evidence procedures) are complied with. Further, in order to claim the benefit of an applicable tax treaty rate for dividends paid after December 31, 1998, a Non-U.S. Holder must comply with IRS certification requirements. Certain IRS certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption. The new regulations also provide special rules for dividend payments made to foreign intermediaries. U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. Prospective investors should consult with their own tax advisers concerning the effect, if any, of the adoption of these new Treasury regulations on an investment in the Common Stock.

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock unless (i) (a) the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States, and (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates or (iv) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or the period such Non-U.S. Holder held the Common Stock. A corporation is a "U.S. real property holding corporation" if the fair market value of the United States real property interests held by the corporation is 50% or more of the aggregate fair market value of certain assets of the corporation. The Company believes that it has not been and is not currently a "U.S. real property holding corporation." If the Company were, or were to become, a U.S. real property holding corporation, gains realized upon a disposition of Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during the shorter of the periods described above generally would not be subject to United States federal income tax so long as the Common Stock is "regularly traded" on an established securities market. The Company believes that the Common Stock will be treated as "regularly traded."

  If a Non-U.S. Holder who is an individual falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale of Common Stock under regular graduated United States federal income tax rates. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident alien of the United States). Thus, individual Non-U.S. Holders who have spent (or expect to spend) more than a de minimis period of time in the United States in the taxable year in which they contemplate a sale of Common Stock are urged to consult their tax advisers prior to the sale as to the U.S. tax consequences of such sale.

  If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits," within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

FEDERAL ESTATE TAX

  Common Stock owned or treated as owned by an individual who is neither a United States citizen nor a United States resident (as defined for United States federal estate tax purposes) at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  Under United States Treasury regulations, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the Non-U.S. Holder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

  United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply (i) to dividends paid to Non-U.S. Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or (ii) before January 1, 1999, to dividends paid to a Non-U.S. Holder at an address outside of the United States. However, under newly issued Treasury regulations, in the case of dividends paid after December 31, 1998, a Non-U.S. Holder generally will be subject to backup withholding at a 31% rate, unless certain IRS certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain IRS documentary evidence procedures) are complied with, directly or through an intermediary.

  Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Common Stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

  In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of Common Stock effected at a foreign office of a broker. Before January 1, 1999, however, if such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person, 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met or
(ii) the beneficial owner otherwise establishes an exemption. Further after December 31, 1998, under the newly issued Treasury regulations referred to above, information reporting and backup withholding may apply to payments of the gross proceeds from the sale or redemption of Common Stock effected through foreign offices of brokers having any of a broader class of connections with the United States unless certain IRS certification requirements are complied with. Prospective investors should consult with their own tax advisers regarding these Treasury regulations, and in particular with respect to whether the use of a particular broker would subject the investor to these rules.

  Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby and certain other legal matters in connection with the Offering will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Certain partners of Latham & Watkins, members of their families, related persons and others have an indirect interest in, through a limited partnership, less than 1% of the Common Stock of the Company. Such persons do not have the power to vote or dispose of such shares. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of Rental Service Corporation as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing herein. The consolidated financial statements of Acme Holdings Inc. as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein. The financial statements of Brute Equipment Co., d/b/a Foxx Hy-Reach, Inc., as of December 31, 1995 and 1996, and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon appearing herein. The combined financial statements of Industrial Air Tool as of March 31, 1996 and 1997 and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein. The combined financial statements of Rent-It-Center, Inc. and Affiliates as of October 31, 1996, and 1997, and for each of the three years in the period ended October 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein. The financial statements of JDW Enterprises, Inc. d/b/a Valley Rentals as of December 31, 1996 and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Weintraub & Morrison, P.C., independent auditors, as set forth in their report thereon appearing herein. These financial statements and financial statement schedules are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Consolidated Financial Statements of Rental Service Corporation
  Report of Independent Auditors..........................................  F-3
  Consolidated Balance Sheets--December 31, 1995 and 1996, and September
   30, 1997 (unaudited)...................................................  F-4
  Consolidated Statements of Operations--for the years ended December 31,
   1994, 1995 and 1996,
   and for the nine months ended September 30, 1996 and 1997 (unaudited)..  F-5
  Consolidated Statements of Redeemable Preferred Stock and Common
   Stockholders' Equity
   (Deficit)--for the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1996 and 1997 (unaudited)......  F-6
  Consolidated Statements of Cash Flows--for the years ended December 31,
   1994, 1995 and 1996,
   and for the nine months ended September 30, 1997 (unaudited)...........  F-7
  Notes to Consolidated Financial Statements--December 31, 1996, and
   September 30, 1997 (unaudited).........................................  F-8
Consolidated Financial Statements of Acme Holdings Inc.
  Report of Independent Auditors.......................................... F-27
  Consolidated Balance Sheets--December 31, 1993 and 1994, and June 30,
   1995 (unaudited)....................................................... F-28
  Consolidated Statements of Operations--for the years ended December 31,
   1992, 1993 and 1994,
   and for the six months ended June 30, 1994 and 1995 (unaudited)........ F-29
  Consolidated Statements of Shareholders' Deficit--for the years ended
   December 31, 1992, 1993 and 1994, and for the six months ended June 30,
   1995 (unaudited) ...................................................... F-30
  Consolidated Statements of Cash Flows--for the years ended December 31,
   1992, 1993 and 1994,
   and for the six months ended June 30, 1994 and 1995 (unaudited)........ F-31
  Notes to Consolidated Financial Statements--December 31, 1994, and June
   30, 1995 (unaudited)................................................... F-33
Combined Financial Statements of Industrial Air Tool
  Report of Independent Auditors.......................................... F-45
  Combined Balance Sheets--March 31, 1996 and 1997........................ F-46
  Combined Statements of Operations--for the years ended March 31, 1996 and 1997 .............................................................. F-47
  Combined Statements of Redeemable Stock and Other Stockholders' and
   Partners' Equity--for the years ended March 31, 1996 and 1997 ......... F-48
  Combined Statements of Cash Flows--for the years ended March 31, 1996 and 1997 .............................................................. F-49
  Notes to Combined Financial Statements--March 31, 1997.................. F-50
Financial Statements of Brute Equipment Co. d/b/a Foxx Hy-Reach
  Independent Auditor's Report............................................ F-55
  Balance Sheets--December 31, 1995 and 1996, and March 31, 1997
   (unaudited)............................................................ F-56
  Statements of Operations--for the years ended December 31, 1995 and
   1996, and for the three months ended March 31, 1996 and 1997
   (unaudited)............................................................ F-57
  Statements of Stockholders' Equity--for the years ended December 31,
   1995 and 1996, and for the three months ended March 31, 1997
   (unaudited) ........................................................... F-58
  Statements of Cash Flows--for the years ended December 31, 1995 and
   1996, and for the three months ended March 31, 1996 and 1997
   (unaudited)............................................................ F-59
  Notes to Financial Statements--December 31, 1996, and March 31, 1997
   (unaudited)............................................................ F-60

                                                                            PAGE
                                                                            ----
Combined Financial Statements of Rent-It-Center, Inc. and Affiliates d/b/a
 Center Rental and Sales
  Report of Independent Auditors..........................................  F-65
  Combined Balance Sheets--October 31, 1996 and 1997......................  F-66
  Combined Statements of Operations--for the years ended October 31, 1995,
   1996
   and 1997...............................................................  F-67
  Combined Statements of Stockholders' and Members' Equity (Deficit)--for
   the years ended October 31, 1995, 1996 and 1997 .......................  F-68
  Combined Statements of Cash Flows--for the years ended October 31, 1995,
   1996 and 1997 .........................................................  F-69
  Notes to Combined Financial Statements--October 31, 1997................  F-70
Financial Statements of JDW Enterprises, Inc. d.b.a. Valley Rentals
  Independent Auditor's Report............................................  F-79
  Balance Sheets--December 31, 1996, and September 30, 1997 (unaudited)...  F-80
  Statements of Operations--for the year ended December 31, 1996, and for the nine months ended September 30, 1996 and 1997 (unaudited)..........  F-81
  Statements of Changes in Stockholders' Equity--for the year ended
   December 31, 1996, and for the nine months ended September 30, 1997
   (unaudited)............................................................  F-82
  Statements of Cash Flows--for the year ended December 31, 1996, and for the nine months ended September 30, 1996 and 1997 (unaudited)..........  F-83
  Notes to the Financial Statements--December 31, 1996, and September 30,
   1997 (unaudited).......................................................  F-85

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Rental Service Corporation

  We have audited the accompanying consolidated balance sheets of Rental Service Corporation (Company) as of December 31, 1995 and 1996, and the related consolidated statements of operations, redeemable preferred stock and common stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rental Service Corporation at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ERNST & YOUNG LLP

Phoenix, Arizona
February 28, 1997

                           RENTAL SERVICE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                             DECEMBER 31,
                                       -------------------------- SEPTEMBER 30,
                                           1995          1996         1997
                                       ------------  ------------ -------------
                                                                   (UNAUDITED)
                ASSETS
                ------
Cash and cash equivalents............  $  1,455,000  $  1,452,000 $  4,887,000
Accounts receivable, net of allowance
 for doubtful accounts of $1,791,000
 and $2,165,000 at December 31, 1995
 and 1996, respectively, and
 $4,867,000 at September 30, 1997....    14,427,000    20,856,000   43,694,000
Other receivables and prepaid
 expense.............................     2,178,000     3,170,000    3,941,000
Income tax receivable................           --      1,563,000    1,117,000
Parts and supplies inventories, net
 of reserve for obsolescence of
 $603,000 and $782,000 at December
 31, 1995 and 1996, respectively, and
 $1,173,000 at September 30, 1997....     5,997,000    10,099,000   20,701,000
Assets held for sale (Note 2)........    16,054,000           --           --
Deferred taxes (Note 10).............     7,310,000     8,645,000    8,787,000
Rental equipment, principally
 machinery, at cost, net of
 accumulated depreciation of
 $11,747,000 and $24,743,000 at
 December 31, 1995 and 1996,
 respectively, and $43,892,000 at
 September 30, 1997 (Notes 5 and 8)..    52,818,000   116,921,000  229,894,000
Operating property and equipment, at
 cost, net (Note 3)..................    10,629,000    20,043,000   30,640,000
Intangible assets, net (Note 4)......    24,154,000    34,801,000  115,279,000
Other assets, primarily deferred
 financing costs, net................     2,810,000     1,383,000    3,637,000
                                       ------------  ------------ ------------
                                       $137,832,000  $218,933,000 $462,577,000
                                       ============  ============ ============
  LIABILITIES, REDEEMABLE PREFERRED
                STOCK,
   AND COMMON STOCKHOLDERS' EQUITY
  ---------------------------------
Accounts payable.....................  $ 10,185,000  $ 20,302,000 $ 16,168,000
Payroll and other accrued expenses...    19,839,000    21,540,000   29,461,000
Accrued interest payable.............       771,000       514,000    1,473,000
Income taxes payable (Note 10).......       220,000        48,000    6,478,000
Deferred taxes (Note 10).............     9,815,000    12,863,000   12,573,000
Bank debt and long term obligations
 (Note 5)............................    67,910,000    68,526,000  224,504,000
Obligations under capital leases
 (Note 8)............................       645,000        68,000       31,000
                                       ------------  ------------ ------------
Total liabilities....................   109,385,000   123,861,000  290,688,000
Commitments and contingencies (Notes
 5, 8 and 12)........................
Redeemable preferred stock,
 cumulative, $.01 par value (Note 6):
  Authorized shares--350,000
  Issued and outstanding shares--
   244,805 and none at December 31,
   1995 and 1996, respectively, and
   none at September 30, 1997........    28,401,000           --           --
Common stockholders' equity (Note 6):
  Preferred stock, $.01 par value:
  Authorized shares--500,000
  Issued and outstanding shares--
   none..............................           --            --           --
  Common stock, $.01 par value:
  Authorized shares--20,000,000
  Issued and outstanding shares--
   4,247,730 and 11,376,378 at
   December 31, 1995 and 1996,
   respectively, and 14,930,784 at
   September 30, 1997................        42,000       114,000      149,000
  Additional paid-in capital.........        40,000    93,917,000  159,394,000
  Common stock issuable--153,651
   shares at September 30, 1997......           --            --     2,881,000
  Retained earnings (deficit)........       (36,000)    1,041,000    9,465,000
                                       ------------  ------------ ------------
Total common stockholders' equity....        46,000    95,072,000  171,889,000
                                       ------------  ------------ ------------
                                       $137,832,000  $218,933,000 $462,577,000
                                       ============  ============ ============

                            See accompanying notes.

                           RENTAL SERVICE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------  -------------------------
                             1994        1995          1996         1996          1997
                          ----------- -----------  ------------  -----------  ------------
                                                                       (UNAUDITED)
Revenues:
  Equipment rentals.....  $27,775,000 $47,170,000  $ 94,218,000  $67,742,000  $111,549,000
  Sales of parts,
   supplies and new
   equipment............   10,800,000  14,621,000    21,919,000   16,450,000    47,119,000
  Sales of used
   equipment............    3,240,000   4,126,000    12,217,000    8,903,000    13,664,000
                          ----------- -----------  ------------  -----------  ------------
   Total revenues.......   41,815,000  65,917,000   128,354,000   93,095,000   172,332,000
Cost of revenues:
  Cost of equipment
   rentals, excluding
   equipment rental
   depreciation.........   16,284,000  27,854,000    55,202,000   40,977,000    57,506,000
  Depreciation,
   equipment rentals....    4,020,000   7,691,000    17,840,000   12,375,000    24,493,000
  Cost of sales of
   parts, supplies and
   new equipment........    7,978,000  10,439,000    15,582,000   11,799,000    36,383,000
  Cost of sales of used
   equipment............    2,320,000   2,178,000     8,488,000    5,820,000     9,261,000
                          ----------- -----------  ------------  -----------  ------------
   Total cost of
    revenues............   30,602,000  48,162,000    97,112,000   70,971,000   127,643,000
                          ----------- -----------  ------------  -----------  ------------
Gross profit............   11,213,000  17,755,000    31,242,000   22,124,000    44,689,000
  Selling, general and
   administrative
   expense..............    4,747,000   6,421,000    12,254,000    9,061,000    13,444,000
  Depreciation and
   amortization,
   excluding equipment
   rental depreciation..      504,000   1,186,000     2,835,000    1,829,000     3,789,000
  Amortization of
   intangibles..........    2,078,000     718,000     2,379,000    1,825,000     2,463,000
                          ----------- -----------  ------------  -----------  ------------
Operating income........    3,884,000   9,430,000    13,774,000    9,409,000    24,993,000
Interest expense, net...      731,000   3,314,000     7,063,000    5,819,000     8,863,000
                          ----------- -----------  ------------  -----------  ------------
Income before income
 taxes and extraordinary
 items..................    3,153,000   6,116,000     6,711,000    3,590,000    16,130,000
Provision for income
 taxes
 (Note 10)..............    1,177,000   2,401,000     2,722,000    1,411,000     7,172,000
                          ----------- -----------  ------------  -----------  ------------
Income before
 extraordinary items....    1,976,000   3,715,000     3,989,000    2,179,000     8,958,000
Extraordinary items,
 loss on extinguishment
 of debt less applicable
 income tax benefit
 of $305,000, $822,000
 and $386,000 in 1995,
 1996 and the nine
 months ended
 September 30, 1997,
 respectively (Note 5)..          --      478,000     1,269,000    1,269,000       534,000
                          ----------- -----------  ------------  -----------  ------------
Net income..............    1,976,000   3,237,000     2,720,000      910,000     8,424,000
Redeemable preferred
 stock accretion........    1,646,000   1,717,000     1,643,000    1,643,000           --
                          ----------- -----------  ------------  -----------  ------------
Net income (loss)
 available to common
 stockholders...........  $   330,000 $ 1,520,000  $  1,077,000  $  (733,000) $  8,424,000
                          =========== ===========  ============  ===========  ============
Earnings (loss) per
 common and common
 equivalent share:
  Income before
   extraordinary items..  $       .06 $       .39  $        .33  $       .09  $        .68
  Extraordinary items...          --         (.09)         (.18)        (.22)         (.04)
                          ----------- -----------  ------------  -----------  ------------
  Net income (loss).....  $       .06 $       .30  $        .15  $      (.13) $        .64
                          ----------- -----------  ------------  -----------  ------------
Weighted average common
 and common equivalent
 shares.................    5,427,728   5,087,790     7,218,041    5,772,636    13,149,622
                          =========== ===========  ============  ===========  ============

                            See accompanying notes.

                           RENTAL SERVICE CORPORATION

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                   AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)

                     REDEEMABLE PREFERRED STOCK
                  -----------------------------------
                                           TREASURY
                   SHARES      AMOUNT        STOCK
                  --------  ------------  -----------
Balance at
December 31,
1993............   253,475  $ 25,956,000  $       --
Issuance of
preferred stock.     2,586       259,000          --
Purchase of
treasury stock..       --            --    (1,177,000)
Redeemable
preferred stock
accretion.......       --      1,646,000          --
Net income......       --            --           --
                  --------  ------------  -----------
Balance at
December 31,
1994............   256,061    27,861,000   (1,177,000)
Issuance of
common stock....       --            --           --
Retirement of
treasury stock..   (11,256)   (1,177,000)   1,177,000
Redeemable
preferred stock
accretion.......       --      1,717,000          --
Net income......       --            --           --
                  --------  ------------  -----------
Balance at
December 31,
1995............   244,805    28,401,000          --
Issuance of
preferred stock.    75,000     7,500,000          --
Issuance of
common stock,
net of issuance
costs of
$8,723,000......       --            --           --
Exercise of
stock options...       --            --           --
Repurchase of
preferred stock.  (319,805)  (37,874,000)         --
Preferred stock
adjustment......       --        330,000          --
Repurchase of
common stock
warrants........       --            --           --
Redeemable
preferred stock
accretion.......       --      1,643,000          --
Net income......       --            --           --
                  --------  ------------  -----------
Balance at
December 31,
1996............       --            --           --
Issuance of
common stock,
net of issuance
costs of
$3,982,000
(unaudited).....       --            --           --
Issuance of
common stock in
connection with
acquisitions
(unaudited).....       --            --           --
Exercise of
stock options
(unaudited).....       --            --           --
Common stock
issuable in
connection with
acquisitions
(unaudited).....       --            --           --
Net income
(unaudited).....       --            --           --
                  --------  ------------  -----------
Balance at
September 30,
1997
(unaudited).....       --   $        --   $       --
                  ========  ============  ===========
                                      COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                  ------------------------------------------------------------------------------------
                          COMMON STOCK
                  --------------------------------  ADDITIONAL     COMMON    RETAINED
                                        TREASURY     PAID-IN       STOCK     EARNINGS
                    SHARES     AMOUNT     STOCK      CAPITAL      ISSUABLE   (DEFICIT)      TOTAL
                  ----------- --------- ---------- ------------- ---------- ------------ -------------
Balance at
December 31,
1993............   4,675,320  $ 47,000  $     --   $     52,000  $      --  $(1,380,000) $ (1,281,000)
Issuance of
preferred stock.         --        --         --            --          --          --            --
Purchase of
treasury stock..         --        --    (523,000)          --          --          --       (523,000)
Redeemable
preferred stock
accretion.......         --        --         --            --          --   (1,646,000)   (1,646,000)
Net income......         --        --         --            --          --    1,976,000     1,976,000
                  ----------- --------- ---------- ------------- ---------- ------------ -------------
Balance at
December 31,
1994............   4,675,320    47,000   (523,000)       52,000         --   (1,050,000)   (1,474,000)
Issuance of
common stock....     278,685     2,000        --         (2,000)        --          --            --
Retirement of
treasury stock..    (706,275)   (7,000)   523,000       (10,000)        --     (506,000)          --
Redeemable
preferred stock
accretion.......         --        --         --            --          --   (1,717,000)   (1,717,000)
Net income......         --        --         --            --          --    3,237,000     3,237,000
                  ----------- --------- ---------- ------------- ---------- ------------ -------------
Balance at
December 31,
1995............   4,247,730    42,000        --         40,000         --      (36,000)       46,000
Issuance of
preferred stock.         --        --         --            --          --          --            --
Issuance of
common stock,
net of issuance
costs of
$8,723,000......   7,094,358    71,000        --     95,152,000         --          --     95,223,000
Exercise of
stock options...      34,290     1,000        --            --          --          --          1,000
Repurchase of
preferred stock.         --        --         --            --          --          --            --
Preferred stock
adjustment......         --        --         --       (330,000)        --          --       (330,000)
Repurchase of
common stock
warrants........         --        --         --       (945,000)        --          --       (945,000)
Redeemable
preferred stock
accretion.......         --        --         --            --          --   (1,643,000)   (1,643,000)
Net income......         --        --         --            --          --    2,720,000     2,720,000
                  ----------- --------- ---------- ------------- ---------- ------------ -------------
Balance at
December 31,
1996............  11,376,378   114,000        --     93,917,000         --    1,041,000    95,072,000
Issuance of
common stock,
net of issuance
costs of
$3,982,000
(unaudited).....   3,000,000    30,000        --     55,613,000         --          --     55,643,000
Issuance of
common stock in
connection with
acquisitions
(unaudited).....     524,655     5,000        --      9,785,000         --          --      9,790,000
Exercise of
stock options
(unaudited).....      29,751       --         --         79,000         --          --         79,000
Common stock
issuable in
connection with
acquisitions
(unaudited).....         --        --         --            --    2,881,000         --      2,881,000
Net income
(unaudited).....         --        --         --            --          --    8,424,000     8,424,000
                  ----------- --------- ---------- ------------- ---------- ------------ -------------
Balance at
September 30,
1997
(unaudited).....  14,930,784  $149,000  $     --   $159,394,000  $2,881,000 $ 9,465,000  $171,889,000
                  =========== ========= ========== ============= ========== ============ =============

                            See accompanying notes.

                           RENTAL SERVICE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                          -----------------------------------------   ----------------------------
                              1994          1995          1996            1996           1997
                          ------------  ------------  -------------   -------------  -------------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $  1,976,000  $  3,237,000  $   2,720,000   $     910,000  $   8,424,000
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation and
  amortization..........     6,602,000     9,595,000     23,054,000      16,029,000     30,745,000
 Extraordinary item.....           --        478,000      1,269,000       1,269,000        534,000
 Interest paid in kind..           --        710,000      1,706,000       1,706,000            --
 Provision for losses
  on accounts
  receivable............       621,000     1,040,000      1,692,000         989,000      1,789,000
 Gain on sale of rental
  equipment.............      (920,000)   (1,948,000)    (3,729,000)     (3,256,000)    (4,403,000)
 Changes in operating
  assets and
  liabilities, net of
  effect of business
  acquisitions:
   Accounts receivable..    (2,834,000)   (3,346,000)    (5,725,000)     (3,393,000)   (12,186,000)
   Other receivables and
    prepaid expenses....       200,000    (1,182,000)    (1,703,000)     (3,983,000)      (179,000)
   Income tax
    receivable..........           --            --      (1,563,000)            --         446,000
   Intangible assets and
    other assets........      (192,000)    1,351,000        379,000         244,000       (105,000)
   Parts and supplies
    inventories.........      (469,000)   (1,403,000)    (2,444,000)     (2,369,000)    (1,917,000)
   Accounts payable.....     1,599,000     1,866,000     10,077,000       3,532,000     (6,959,000)
   Payroll and other
    accrued expenses and
    related party
    payables............       410,000    (1,000,000)    (3,523,000)      1,852,000     (1,738,000)
   Accrued interest
    payable.............       (18,000)      737,000       (257,000)       (131,000)       959,000
   Income taxes payable.       211,000      (375,000)      (172,000)     (2,209,000)     6,383,000
   Deferred taxes, net..       223,000       132,000      1,713,000             --             --
                          ------------  ------------  -------------   -------------  -------------
Net cash provided by
 operating activities...     7,409,000     9,892,000     23,494,000      11,190,000     21,793,000
INVESTING ACTIVITIES
Acquisitions of rental
 operations, net of cash
 acquired...............       (20,000)  (42,057,000)   (27,270,000)    (19,858,000)  (122,723,000)
Cash purchases of rental
 equipment and operating
 property and equipment.   (17,043,000)  (23,632,000)   (86,842,000)    (60,559,000)  (117,759,000)
Proceeds from sale of
 used equipment.........     3,240,000     4,126,000     12,695,000       8,903,000     13,664,000
Proceeds from (additions
 to) assets held for
 sale...................           --      2,652,000     16,668,000      16,054,000            --
                          ------------  ------------  -------------   -------------  -------------
Net cash used in
 investing activities...   (13,823,000)  (58,911,000)   (84,749,000)    (55,460,000)  (226,818,000)
FINANCING ACTIVITIES
Proceeds from bank debt.    20,557,000   114,826,000    225,335,000     170,698,000    366,811,000
Payments on bank debt...   (11,125,000)  (69,108,000)  (213,511,000)   (175,793,000)  (210,559,000)
Payments of debt
 issuance costs.........      (400,000)   (2,024,000)      (984,000)       (885,000)    (3,202,000)
Proceeds from long term
 obligations............           --     10,000,000            --              --             --
Payment on long term
 obligations............      (894,000)   (3,597,000)   (12,916,000)    (12,702,000)      (275,000)
Payment on capital lease
 obligations............      (197,000)     (276,000)      (577,000)       (533,000)       (37,000)
Purchase of treasury
 stock--preferred.......    (1,177,000)          --             --              --             --
Purchase of treasury
 stock--common..........      (523,000)          --             --              --             --
Proceeds from issuance
 of preferred stock.....       259,000           --       7,500,000       7,500,000            --
Repurchase of preferred
 stock..................           --            --     (37,874,000)    (37,874,000)           --
Proceeds from issuance
 common stock, net of
 issuance costs.........           --            --      95,223,000      95,223,000     55,643,000
Proceeds from exercise
 of stock options.......           --            --           1,000             --          79,000
Repurchase of common
 stock warrants.........           --            --        (945,000)       (945,000)           --
                          ------------  ------------  -------------   -------------  -------------
Net cash provided by
 financing activities...     6,500,000    49,821,000     61,252,000      44,689,000    208,460,000
                          ------------  ------------  -------------   -------------  -------------
Net increase (decrease)
 in cash and cash
 equivalents............        86,000       802,000         (3,000)        419,000      3,435,000
Cash and cash
 equivalents at
 beginning of period....       567,000       653,000      1,455,000       1,455,000      1,452,000
                          ------------  ------------  -------------   -------------  -------------
Cash and cash
 equivalents at end of
 period.................  $    653,000  $  1,455,000  $   1,452,000   $   1,874,000  $   4,887,000
                          ============  ============  =============   =============  =============
Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest..............  $    749,000  $  1,863,000  $   5,614,000   $   4,244,000  $   7,904,000
 Cash paid for income
  taxes.................  $    777,000  $  1,545,000  $   1,850,000   $   1,540,000  $     200,000

                            See accompanying notes.

                          RENTAL SERVICE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

               (THE INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR
    THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. ACCOUNTING POLICIES

 Basis of Presentation

  Rental Service Corporation (RSC or Company), a Delaware Corporation, was formed in June 1993 when all of the outstanding preferred and common shares of RSC Acquisition Corp. (RSC Acquisition) were exchanged for the same number, class and par value of shares of RSC. RSC Acquisition was formed in July 1992.

  The Company operates in a single industry segment: the short-term rental of equipment, including ancillary sales of parts, supplies and equipment, through a network of rental locations throughout the United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Certain amounts in the prior year financial statements have been reclassified to conform with the current year financial statement presentation.

 Revenue Recognition

  Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the consolidated statements of operations includes revenues earned on equipment rentals, fuel sales and rental equipment delivery fees. Revenue from the sale of parts, supplies and new equipment and revenue from the sale of used equipment is recorded at the time of delivery to or pick-up by the customer.

 Credit Policy

  Substantially all of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required, although in many cases mechanics' liens are filed to protect the Company's interests. Invoices are generated when a piece of rental equipment is returned by the customer or in any event after 21 days. The Company has diversified its customer base by operating rental locations in 15 states, primarily in the Southeast and Midwest. The Company maintains reserves it believes are adequate for potential credit losses.

 Parts and Supplies Inventories

  Parts and supplies inventories consist principally of parts, commodity type supplies and small- to medium-sized equipment for sale. All inventories are valued at the lower of cost (first-in, first-out) or market.

                          RENTAL SERVICE CORPORATION

 Depreciation and Amortization

  Rental equipment and operating property and equipment are being depreciated using the straight-line method over the following estimated useful lives:

     Rental equipment.............................................     3-7 years
     Operating property and equipment.............................    3-27 years
     Leasehold improvements....................................... Term of lease

  Rental equipment is depreciated to a salvage value of 10% of cost. Amortization of assets under capital leases is included in depreciation expense. Rental equipment costing less than $600 in 1994 and 1995 and less than $400 in 1996 and 1997 is immediately expensed at the date of purchase.

 Intangible Assets

  Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives of usually one to three years for covenants not to compete, and 30 to 40 years for goodwill. The recoverability of goodwill attributable to the Company's acquisitions is analyzed annually based on actual and projected levels of profitability and cash flows of the locations acquired on an undiscounted basis.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not to be realized in future periods.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Advertising Expense

  The cost of advertising is expensed as incurred. The Company incurred $407,000, $491,000, $1,050,000, $714,000 and $715,000 in advertising costs during the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively.

 Debt Costs

  Deferred financing costs are amortized using the straight-line method over the lives of the related debt. Deferred financing costs are expensed in connection with refinancings if there are substantive changes in the terms of the related debt. Interest expense for the Company's increasing interest rate Bank Note (see Note 5) was determined based on the average effective interest rate payable over the period in which the debt was expected to be outstanding, which was three years.

                          RENTAL SERVICE CORPORATION

 Stock Based Compensation

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and, accordingly, recognizes no compensation expense for stock option grants.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

  The Company maintains cash and cash equivalents with various financial institutions located throughout the country in order to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company's investment strategy.

  Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers.

 Fair Values of Financial Instruments

  The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is determined using current applicable interest rates as of the balance sheet date and approximates the carrying value of such debt because the underlying instruments are at variable rates which are repriced frequently.

 Interim Financial Statements

  The accompanying consolidated balance sheet at September 30, 1997 and the consolidated statements of operations, redeemable preferred stock and common stockholders' equity and cash flows for the nine-month periods ended September 30, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 Earnings (Loss) Per Share and Supplemental Earnings (Loss) Per Share

  Earnings (loss) per share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the year. In accordance with the accounting rules of the Securities and Exchange Commission common stock and stock options and warrants issued by the Company in the twelve month period prior to the Company's initial public offering have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented, computed using the treasury stock method and the initial offering price, through the effective date of the Company's initial public offering. Dilutive common stock equivalent shares subsequent to the Company's initial public offering are computed using the treasury stock method.

  Supplementary pro forma net income per common and common equivalent share, assuming the proceeds from the issuance of common shares in connection with the initial public offering at the initial public offering

                          RENTAL SERVICE CORPORATION
price of $16.00 ($14.88 net of issuance costs) were used to repay the Bank Note (Note 5) and repurchase the related warrant and the Company's redeemable preferred stock as of the beginning of the period, or the date upon which the debt was created, whichever was later, would have been $.51 and $.36 for the years ended December 31, 1995 and 1996, respectively, based upon 7,145,174 and 9,353,282 pro forma shares outstanding, respectively.

 Impact of Recently Issued Accounting Standards

  In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in no material change in earnings (loss) per share (before or after extraordinary items) for the years ended December 31, 1994, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997.

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which is required to be adopted in the first quarter of 1998. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components. Comprehensive income includes certain non-owner changes in equity that are currently excluded from net income. Because the Company historically has not experienced transactions which would be included in comprehensive income, adoption of SFAS No. 130 is not expected to have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

2. BUSINESS ACQUISITIONS

  A principal component of the Company's business strategy is to continue to grow through acquisitions which augment its present operations as well as enter into new geographic markets. In keeping with this strategy, the Company has made several acquisitions of rental operations. These acquisitions have been accounted for as purchases and, accordingly, the acquired tangible and identifiable intangible assets and liabilities have been recorded at their estimated fair values at the dates of acquisition with any excess purchase price reflected as goodwill in the accompanying consolidated financial statements. Purchase accounting values for all acquisitions have been assigned on a preliminary basis, and are subject to adjustment when final information as to the fair values of the net assets acquired is available. The operations of the acquired businesses are included in the consolidated statements of operations from the date of acquisition.

  The following table sets forth, for the periods indicated, the net assets acquired, liabilities assumed, common stock issued or issuable and cash purchase price for these acquisitions.

                                                                   NINE MONTHS
                                                                      ENDED
                                   YEAR ENDED DECEMBER 31,          SEPTEMBER
                              -----------------------------------      30,
                                1994        1995         1996          1997
                              --------  ------------  -----------  ------------
                                                                   (UNAUDITED)
   Assets acquired..........  $113,000  $ 50,109,000  $20,316,000  $ 64,706,000
   Goodwill and covenants
    not to compete..........   (91,000)   19,513,000   12,221,000    82,926,000
   Less: common stock issued
    or issuable.............       --            --           --    (12,238,000)
   Less: liabilities
    assumed.................    (2,000)  (27,565,000)  (5,267,000)  (12,671,000)
                              --------  ------------  -----------  ------------
   Cash purchase price......  $ 20,000  $ 42,057,000  $27,270,000  $122,723,000
                              ========  ============  ===========  ============
   Number of acquisitions...         1             5           11            15

                          RENTAL SERVICE CORPORATION

  The following table sets forth the unaudited pro forma results of operations for each year in which acquisitions occurred and for the immediately preceding year as if the acquisitions were consummated at the beginning of the immediately preceding year:

                                                                   NINE MONTHS
                                                                      ENDED
                                YEAR ENDED DECEMBER 31,             SEPTEMBER
                         -----------------------------------------     30,
                            1994          1995            1996         1997
                         -----------  ------------    ------------ ------------
                         (UNAUDITED)   (UNAUDITED)     (UNAUDITED)  (UNAUDITED)
Total revenues.......... $85,712,000  $118,954,000    $240,865,000 $202,371,000
Income (loss) before
 non-recurring and
 extraordinary items....  (2,451,000)    1,660,000       4,915,000    9,500,000
Net income (loss).......  (2,451,000)   47,030,000(a)    3,646,000    8,966,000
Earnings (loss) per
 common and common
 equivalent share:
  Income (loss) before
   non-recurring and
   extraordinary items..        (.76)         (.01)            .41          .70
Net income (loss).......        (.76)         8.15(a)          .25          .66

--------
(a) Net income in 1995 includes non-recurring and extraordinary items related to RHI's prepackaged bankruptcy of $45,370,000 ($8.17 per share), including a gain on extinguishment of debt of $52,079,000 and charges for fresh start accounting adjustment and reorganization items of $6,709,000.

  On September 12, 1995, the Company acquired all of the assets and assumed all of the liabilities of Acme Holdings Inc. (renamed as RSC Holdings Inc.)
(RHI) and its subsidiaries. RHI and its subsidiaries had filed a prepackaged joint plan of reorganization under Chapter 11 of title 11 of the United States Code on July 13, 1995, which was subsequently approved by the court on August 24, 1995 and became effective on September 12, 1995. Pursuant to the approved plan, RHI was merged into a wholly owned subsidiary of the Company, the Company entered into the Revolver and Bank Note agreements (see Note 5), and used proceeds therefrom of $35,350,000 to pay in full satisfaction old outstanding notes payable of RHI that had an aggregate principal balance at that time of approximately $78,000,000. Additionally, the Company paid RHI's debtor-in-possession facility of approximately $3,795,000 and assumed the remaining liabilities of RHI in exchange for full releases from substantially all of RHI's note holders.

  In connection with the acquisition of RHI, the Company decided to sell, close or dispose of RHI's rental locations in California, as they did not meet the Company's financial performance criteria and were not part of the Company's strategic plans. The assets related to those rental locations, consisting primarily of rental equipment and accounts receivable, were classified as assets held for sale in the accompanying consolidated balance sheet at December 31, 1995. The Company accrued the expected cash outflows from operations of the rental locations through the expected date of disposal as part of the allocation of the purchase price. The initial accrual of $2,492,000 included $1,404,000 of allocated interest expense. The pre-tax income during the period from September 12, 1995 through December 31, 1995 was $508,000, which included allocated interest expense of $422,000 and a gain on disposal of assets of $649,000, and was credited to the accrual. The pre-tax loss during the year ended December 31, 1996 was $3,380,000, which included allocated interest expense of $751,000 and a gain on disposal of assets of $513,000, and was charged to the accrual. In 1996, the Company revised its estimates of the operating cash outflows expected to be incurred as part of the disposal of the California locations and accrued an additional $1,292,000, which was recorded as an adjustment to goodwill. During 1996, the Company sold or closed all of the California locations, and had a remaining balance in the accrual of $912,000 at December 31, 1996. During the nine months ended September 30, 1997, $362,000 was charged to the accrual, leaving a remaining balance of $550,000 at September 30, 1997.

                          RENTAL SERVICE CORPORATION

  Effective March 1, 1997, the Company reached a definitive agreement, to acquire all of the outstanding stock of Comtect, Inc. and subsidiaries d/b/a Industrial Air Tool (IAT) for $32.6 million in cash and 189,189 shares of RSC common stock. Up to an additional 108,108 shares of RSC common stock may be paid to the sellers over a three year period if certain performance objectives are met. IAT is an "on-site" small tool provider, rental management company and maintenance, repair and operations (MRO) supplier and operated a total of four locations in Texas and Louisiana. The transaction closed on April 25, 1997, and IAT's balance sheet was consolidated with the Company's under the purchase method of accounting as of that date. This acquisition resulted in approximately $23.8 million in goodwill, which is being amortized over 40 years. Pursuant to the acquisition agreement, the Company assumed effective control of IAT's operations on March 1, 1997 and has included IAT's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments. The pro forma information above includes this acquisition as if it had occurred as of the beginning of 1996 and 1997, respectively.

  On June 5, 1997, the Company acquired substantially all of the assets of Brute Equipment Co. d/b/a Foxx Hy-Reach Company (Foxx) for $32.7 million in cash and 284,250 shares of RSC common stock, of which 233,034 shares were paid to the Seller at closing, with the remaining 51,216 shares to be issued one year from the date of closing. Up to an additional 89,630 shares of RSC common stock may be paid to the seller over a three year period if certain performance objectives are met. Foxx specializes in the rental and sale of aerial equipment to construction and industrial customers and operates a total of four locations in Iowa and Illinois. This acquisition was recorded under the purchase method of accounting and resulted in approximately $24.4 million in goodwill, which is being amortized over 40 years. The pro forma information above includes this acquisition as if it had occurred as of the beginning of 1996 and 1997, respectively.

  On June 17, 1997, the Company acquired substantially all of the assets of Central States Equipment, Inc. and Equipment Lessors, Inc. (collectively, Central) for approximately $18.0 in cash and 204,867 shares of RSC common stock, of which 102,435 shares of RSC common stock will be paid to the sellers over a five year period, and may be accelerated to three years if certain performance objectives are met. Central specializes in the rental and sale of aerial equipment, ladders and scaffolding and operates a total of four locations in Kansas, Missouri and Oklahoma. This acquisition was recorded under the purchase method of accounting and resulted in approximately $11.0 million in goodwill, which is being amortized over 40 years. The pro forma information above includes this acquisition as if it had occurred as of the beginning of 1996 and 1997, respectively.

  The common stock issuable in the accompanying consolidated balance sheets is associated with the common stock relating to the acquisitions of Foxx (51,216 shares) and Central (102,435 shares) which vests over future time periods. Common stock issuable is treated as if it were outstanding since the date of the respective acquisition for the calculation of weighted average common and common equivalent shares. Weighted average common and common equivalent shares excludes the effects of the potential issuance of all shares contingent on the achievement of certain performance objectives, as the related objectives have not currently been achieved.

                          RENTAL SERVICE CORPORATION

3. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consist of the following:

                                               DECEMBER 31,
                                          ----------------------- SEPTEMBER 30,
                                             1995        1996         1997
                                          ----------- ----------- -------------
                                                                   (UNAUDITED)
   Vehicles, machinery and equipment..... $ 7,010,000 $14,638,000  $25,018,000
   Leasehold improvements................   1,284,000   2,695,000    3,978,000
   Furniture, fixtures and computer
    equipment............................   2,663,000   5,385,000    7,554,000
   Land and building.....................   1,634,000   1,828,000    2,230,000
                                          ----------- -----------  -----------
     Total...............................  12,591,000  24,546,000   38,780,000
   Less: accumulated depreciation and
    amortization.........................   1,962,000   4,503,000    8,140,000
                                          ----------- -----------  -----------
                                          $10,629,000 $20,043,000  $30,640,000
                                          =========== ===========  ===========

4. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                DECEMBER 31,
                                           ----------------------- SEPTEMBER 30,
                                              1995        1996         1997
                                           ----------- ----------- -------------
                                                                    (UNAUDITED)
   Covenants not to compete............... $   141,000 $ 2,281,000 $  3,151,000
   Goodwill...............................  24,685,000  34,766,000  116,822,000
                                           ----------- ----------- ------------
     Total................................  24,826,000  37,047,000  119,973,000
   Less: accumulated amortization.........     672,000   2,246,000    4,694,000
                                           ----------- ----------- ------------
                                           $24,154,000 $34,801,000 $115,279,000
                                           =========== =========== ============

  The Company has entered into noncompetition agreements with the former owners of certain acquired businesses. The agreements are generally for terms of one to three years and prohibit the former owners from competing with the Company in the business of renting equipment in certain counties located in the area of the acquired business.

5. BANK DEBT AND LONG TERM OBLIGATIONS

  Bank debt and long term obligations consist of the following:

                                                DECEMBER 31,        SEPTEMBER
                                           -----------------------     30,
                                              1995        1996         1997
                                           ----------- ----------- ------------
                                                                   (UNAUDITED)
$300,000,000 Revolving Line of Credit
 (Revolver) with a bank, interest at the
 prime rate plus 0.25%, due monthly, or
 Eurodollar rate plus 1.75%, due on
 demand, at the Company's option,
 principal due January 31, 2002. The
 interest rate in effect at December 31,
 1995 and 1996 and September 30, 1997 was
 8.9%, 8.3%, and 7.5%, respectively......  $56,042,000 $67,867,000 $224,119,000
Note payable to bank (Bank Note).........   10,710,000         --           --
Notes payable, interest at 8%, due in
 aggregate monthly installments of $3,400
 through 2008............................      393,000     306,000      293,000
Equipment contracts payable, interest at
 7-11%, payable in various monthly
 installments through 1998,
 collateralized by equipment.............      765,000     353,000       92,000
                                           ----------- ----------- ------------
                                           $67,910,000 $68,526,000 $224,504,000
                                           =========== =========== ============

                          RENTAL SERVICE CORPORATION

  On January 31, 1997, the Company amended the Revolver to, among other things, increase the availability to $200 million, decrease the interest rate margins by 0.5%, increase the advance rates on eligible rental equipment to 100% and extended the maturity date to January 31, 2002. On June 4, 1997, the Company again amended the Revolver to, among other things, increase the availability to $300.0 million, decrease the interest rate margins by 0.25% with further reductions if certain interest coverage ratios are met and to reduce the unused line fee to 0.25% of the unused commitment. The total amount of credit available under the Revolver is limited to a borrowing base equal to the sum of (i) 85% of eligible accounts receivable of the Company's subsidiaries and (ii) 100% of the value (lower of net book value or market) of eligible rental equipment through December 31, 1998; 90% of the value of eligible rental equipment from January 1, 1999 through December 31, 1999; 80% of the value of eligible rental equipment from January 1, 2000 through December 31, 2000; and 75% of the value of eligible rental equipment from January 1, 2001 through the expiration date of the Revolver. The Revolver expires on January 31, 2002. The Revolver also contains provisions to annually adjust the prime and Eurodollar interest rate margins based on the Company's achievement of specified interest coverage ratios. The obligations of the lenders to make loans or issue letters of credit under the Revolver is subject to certain customary conditions. In addition, the Revolver has financial covenants for RSC regarding debt incurrence, interest coverage, capital expenditure investment and minimum EBITDA levels. The Revolver also contains covenants and provisions that restrict, among other things, the Company's subsidiaries ability to: (i) incur additional indebtedness; (ii) incur liens on its property, (iii) enter into contingent obligations; (iv) make certain capital expenditures and investments; (v) engage in certain sales of assets;
(vi) merge or consolidate with or acquire another person or engage in other fundamental changes; (vii) enter into leases; (viii) engage in certain transactions with affiliates; and (ix) declare or pay dividends to RSC. Effective June 30, 1997, the Company further amended the Revolver to increase the allowed level of investments and capital expenditures for 1997 to $138.0 million and to increase the maximum allowed total indebtedness to trailing EBITDA ratio for each of the last three quarters of 1997. As of September 30, 1997, the Company was in compliance with all covenants of the Revolver, and substantially all of the net consolidated assets of the Company were restricted under the terms of the Revolver.

  Borrowings under the Revolver are secured by all of the real and personal property of the Company's subsidiaries and a pledge of the capital stock and intercompany debt of the Company's subsidiaries. RSC is a guarantor of the obligations of its subsidiaries under the Revolver, and has granted liens on substantially all of its assets (including the stock of its subsidiaries) to secure such guaranty. The Revolver also restricts the Company from declaring or paying dividends on its common stock. In addition, the Company's subsidiaries are guarantors of the obligations of the other subsidiaries under the Revolver. The Revolver includes a $2 million letter of credit facility, with a fee equal to 2.75% of the face amount of letters of credit payable to the lenders and other customary fees payable to the issuer of the letter of credit. A commitment fee equal to 0.25% of the unused commitment, excluding the face amount of all outstanding and undrawn letters of credit, is also payable monthly in arrears.

  The amounts outstanding under the Revolver at December 31, 1995 and 1996 and September 30, 1997 were $56,042,000, $67,867,000, and $224,119,000, respectively, with approximately $6,815,000 and $28,888,000, and $43,958,000, respectively, available based on the borrowing base. Outstanding letters of credit totaled $212,000, $0 and $0 at December 31, 1995 and 1996 and September 30, 1997, respectively.

  In connection with an amendment to the Revolver in January 1997, the Company wrote-off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $920,000, net of income taxes of $386,000, which has been classified as an extraordinary item in the accompanying consolidated statements of operations for the nine months ended September 30, 1997.

                          RENTAL SERVICE CORPORATION

  The Company utilized proceeds from its initial public offering in September 1996 to reduce the outstanding amounts under the Revolver by $37.7 million. In connection with the implementation of an amendment to the Revolver in September 1996, the Company wrote off the related deferred financing costs and recorded a loss on extinguishment of debt of $2,453,000 which has been classified as an extraordinary item, net of income taxes of $964,000, in the accompanying consolidated statements of operations for the year ended December 31, 1996.

  The Company entered into a redeemable note and warrant purchase agreement (Bank Note) on September 12, 1995 with a financial institution that provided $10,000,000 of 13% senior secured notes due September 15, 2005. Interest, compounded quarterly, for the first two years was to be paid in kind through the issuance of additional notes, thereafter paid semi-annually in cash. The principal amount of the Bank Note was to be increased by $1,000,000 on each of the first three anniversaries, which was being accounted for as interest expense. Additionally, the financial institution was issued warrants entitling the purchase of 87,120 shares of common stock at a purchase price of $4.83 per share (subject to adjustment) through September 15, 2005. On September 24, 1996, the Company repaid the Bank Note and repurchased the related warrants for $13,000,000, utilizing proceeds from its initial public offering. This repayment resulted in a reduction of additional paid-in capital of $945,000 and a gain on extinguishment of debt of $362,000, which has been classified as an extraordinary item, net of income taxes of $142,000, in the accompanying consolidated statements of operations for the year ended December 31, 1996.

  In 1995, the Company paid off the borrowings under a previous revolver upon entering into the Revolver, resulting in a loss on extinguishment of such debt of $783,000, which has been classified as an extraordinary item, net of income taxes of $305,000, in the accompanying consolidated statements of operations for the year ended December 31, 1995.

  The aggregate annual maturities of bank debt and long term obligations as of December 31, 1996 are as follows:

                                                   NOTES   EQUIPMENT
                                       REVOLVER   PAYABLE  CONTRACTS    TOTAL
                                      ----------- -------- --------- -----------
     1997............................ $        -- $ 16,000 $279,000  $   295,000
     1998............................         --    17,000   74,000       91,000
     1999............................         --    19,000      --        19,000
     2000............................         --    21,000      --        21,000
     2001............................ $67,867,000   23,000      --    67,890,000
     Thereafter......................         --   210,000      --       210,000
                                      ----------- -------- --------  -----------
                                      $67,867,000 $306,000 $353,000  $68,526,000
                                      =========== ======== ========  ===========

6. PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY

 Preferred Stock

  The Company's Board of Directors, without approval of the holders of the common stock, is authorized to fix the number of shares of any series of preferred stock and to designate for issuance up to 500,000 shares of preferred stock, par value $.01 per share, in such number of series and with such rights, preferences, privileges and restrictions (including without limitations voting rights) as the Board of Directors may from time to time determine.

  The Company had outstanding at December 31, 1995, 244,805 shares of a series of cumulative redeemable preferred stock. On September 24, 1996, the Company utilized proceeds from its initial public offering to redeem all outstanding shares of this preferred stock, including accumulated dividends, for $37,874,000. The

                          RENTAL SERVICE CORPORATION

Redeemable Preferred Stock was cumulative at a rate of 6% per annum, computed on a quarterly basis. No dividends could be paid on the common stock in any quarter until the accumulated dividends on the Redeemable Preferred Stock had been paid for all quarters ending prior to the date of payment of dividends on the common stock.

 Stock Purchase Agreements

  Between 1992 and 1995, the Company entered into various stock purchase agreements with a former chairman, a former president, the current chairman and the current chief financial officer for the sale of 675,000 shares of common stock at $.02 per share and 372,195 shares of common stock at $.01 per share. The stock was issued subject to certain vesting requirements over generally a four to five year period. However, the vesting for a portion of the stock which otherwise vested in the last two years could be accelerated if the Company achieved certain performance targets, as determined by the Company's Board of Directors. Upon a change of control (as defined), any unvested shares generally immediately vested. In the event the participant terminated employment with the Company, the Company generally has the option to purchase any unvested shares at the original issuance price. In connection with the former chairman's resignation, the Company in September 1994 purchased all of his vested and unvested shares (675,000) of the Company's common stock for $523,000, as well as all of his shares (11,256) of the Company's preferred stock for $1,177,000. As of December 31, 1994, these shares were held by the Company as treasury shares and were canceled during 1995.

  In April 1995, the Company purchased 31,275 shares of outstanding unvested stock of the former president at $.01 per share, which were subsequently canceled.

  At December 31, 1995 and 1996 and September 30, 1997, there were 144,787, 81,923 and 81,923 of these shares, respectively, which had not yet vested and were subject to the Company's repurchase option at $.01 per share.

 Stock Option Plan

  The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  On July 25, 1995, the Board of Directors of the Company adopted the Stock Option Plan for Key Employees (1995 Plan) whereby under the plan officers, directors, and key employees may be granted options to purchase the Company's common stock at a price set by the option committee not to be less than 100% of the fair market value of such shares on the date such option is granted, further, not to exceed 110% of the fair market price on the date such option is granted. If the Company's common stock is not publicly traded on an exchange or not quoted on Nasdaq or a successor quotation system, the fair market value established by the option committee acting in good faith may be used for valuation. The aggregate number of such shares that may be issued upon exercise of options may not exceed 324,000. Generally, the incentive stock options will expire ten years from the date such options were granted. At September 30, 1997, 1,860 of these shares were available for future stock option grants.

  The options currently outstanding generally become exercisable in various amounts over either a four or five year period; however, the vesting for certain portions of the options may be accelerated if the employee and the Company achieve certain performance targets, as determined by the Company's option committee.

                           RENTAL SERVICE CORPORATION

  On February 5, 1997, the Company's stockholders approved and the Company adopted the 1996 Equity Participation Plan of Rental Service Corporation (1996
Plan). The 1996 Plan authorizes the issuance of not more than 1,000,000 shares of the Company's common stock (or the equivalent in other equity securities) upon the exercise of options, stock appreciation rights and other awards, or upon vesting of restricted or deferred stock awards (Awards). Under the 1996 Plan, Awards may be granted to officers, non-employee directors, key employees and consultants of the Company at a price not to be less than 100% of the fair market price on the date such award is granted. At September 30, 1997, 362,438 shares of Common Stock were available for future Awards under the 1996 Plan.

  Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995 and 1996: a risk-free interest rate of 6.28%, a dividend yield of 0%, a volatility factor of the expected market price of the Company's Common Stock of
 .641 and a weighted average expected life of the option of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
     Pro forma net income................................ $3,237,000 $2,597,000
     Pro forma net income per share......................        .30        .13

  Because SFAS No. 123 is applicable only to options granted after December 31, 1994, its pro forma effect will not be fully reflected until 1997. The effects of applying SFAS No. 123 for the years ended December 31, 1995 and 1996 are not likely to be representative of the effects on reported net income for future years.

                          RENTAL SERVICE CORPORATION

  A summary of the Company's stock option activity, and related information, for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997 follows:

                                                      OUTSTANDING OPTIONS
                                                 ------------------------------
                                                                       WEIGHTED
                                                                       AVERAGE
                                       SHARES                          EXERCISE
                                      AVAILABLE  NUMBER     EXERCISE    PRICE
                                         FOR       OF      PRICE PER     PER
                                       OPTIONS   SHARES      SHARE      SHARE
                                      ---------  -------  ------------ --------
     Balance at December 31, 1994....       --       --   $        --   $  --
     Authorized Shares--1995 Plan....   324,000      --            --      --
     Grants--1995 Plan...............  (129,690) 129,690           .01     .01
                                      ---------  -------                ------
     Balance at December 31, 1995....   194,310  129,690           .01     .01
     Grants--1995 Plan...............  (209,190) 209,190    7.03-21.00   17.12
     Exercises--1995 Plan............       --   (34,290)          .01     .01
     Forfeitures--1995 Plan..........    16,740  (16,740)          .01     .01
     Cancellations--1995 Plan........       --   (12,510)          .01     .01
                                      ---------  -------                ------
     Balance at December 31, 1996....     1,860  275,340     .01-21.00   13.01
     Authorized Shares--1996 Plan
      (unaudited).................... 1,000,000      --            --      --
     Grants--1996 Plan (unaudited) ..  (659,450) 659,450  18.00-26.875   20.19
     Exercises--1995 Plan
      (unaudited)....................       --   (29,751)    .01-14.11    2.66
     Forfeitures--1996 Plan
      (unaudited)....................    21,888  (21,888)        20.25   20.25
     Cancellations--1995 Plan
      (unaudited)....................       --    (5,400)        14.11   14.11
                                      ---------  -------                ------
     Balance at September 30, 1997
      (unaudited)....................   364,298  877,751  $ .01-26.875  $18.57
                                      =========  =======                ======

  The weighted average fair value of options granted during the years ended December 31, 1995 and 1996 was $.01 and $10.23, respectively. There were no options exercisable at December 31, 1995 and 9,333 options exercisable with a weighted average exercise price of $2.53 per share at December 31, 1996. The weighted average remaining contractual life of the options outstanding at December 31, 1996 is 9.2 years.

 Employee Stock Purchase Plan

  On April 28, 1997 at the Company's Annual Meeting of Stockholders, the Company's stockholders approved, and the Company adopted, the Employee Qualified Stock Purchase Plan of Rental Service Corporation (QSP Plan). Under the QSP Plan, the Company has reserved 250,000 shares of common stock for sale to employees. The QSP Plan allows eligible employees of the Company to purchase shares of common stock at the lesser of 85% of the fair market value of such shares at the beginning of each semiannual offering period or 85% of the fair market value of such shares on the date of exercise of an installment of the purchase right. Purchases are limited to 15% of an employee's eligible compensation, subject to a maximum purchase of 1,500 shares in any semiannual offering period. The QSP Plan commenced on July 1, 1997.

7. EMPLOYEE BENEFIT PLANS

  The Company maintains a Section 401(k) employees savings plan (Savings Plan) covering substantially all full-time employees upon completion of at least 1,000 hours of service during the plan year or nine months of continuous employment.

  The Savings Plan is a defined contribution plan and provides for the Company to make discretionary contributions as deemed appropriate by the administrative committee. During the years ended December 31,

                          RENTAL SERVICE CORPORATION

1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, the Company made discretionary contributions totaling $0, $0, $150,000, $78,000 and $312,000, respectively.

8. COMMITMENTS AND CONTINGENCIES

 Capital Leases

  The Company has capital lease obligations in connection with acquiring certain rental equipment with aggregate costs and accumulated amortization of $2,352,000 and $599,000, respectively, at December 31, 1995 and $107,000 and
$67,000, respectively, at December 31, 1996. Future minimum lease payments under the capital leases and the present value of the minimum lease payments as of December 31, 1996 are as follows:

       1997............................................................ $65,000
       1998............................................................   9,000
                                                                        -------
       Total minimum future lease payments.............................  74,000
       Less amount representing interest...............................   6,000
                                                                        -------
       Present value of net minimum future lease payments.............. $68,000
                                                                        =======

 Operating Leases

  The Company leases certain operating premises and equipment under operating leases. Substantially all of the property leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Certain of the real property leases provide for escalation of future rental payments based upon increases in the consumer price index. Rental expense under such operating leases totaled $919,000, $2,397,000, $3,081,000 $2,161,000 and $3,563,000 for the years ended December 31, 1994,
1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively. Future minimum lease payments, by year and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1996:

       1997......................................................... $ 4,084,000
       1998.........................................................   3,418,000
       1999.........................................................   2,864,000
       2000.........................................................   2,282,000
       2001.........................................................   1,575,000
       Thereafter...................................................   1,889,000
                                                                     -----------
                                                                     $16,112,000
                                                                     ===========

 Purchase Obligations

  At December 31, 1996 and September 30, 1997, the Company was obligated, under noncancellable purchase commitments, to purchase $28,145,000 and $7,000,000, respectively, of equipment.

 Risk Management

  The Company is self-insured for physical damage or loss to its rental equipment. Presently, the Company has an insurance deductible of $50,000 per occurrence for claims related to general and vehicle liability. The general and vehicle policy includes an annual aggregate liability limit of $2,000,000 and a per occurrence liability limit of $1,000,000.

                          RENTAL SERVICE CORPORATION

 Environmental

  The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. The Company incurs ongoing expenses associated with the removal of underground storage tanks and the performance of appropriate remediation at certain of its locations. The Company has accrued $800,000, $763,000 and $763,000 at December 31, 1995 and 1996 and
September 30, 1997, respectively, related to the removal of underground tanks at the Company's locations. The actual costs of remediating these environmental conditions may be different than that accrued by the Company due to the difficulty in estimating such costs and due to potential changes in the status of legislation and state reimbursement programs. The Company does not believe that such removal and remediation will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

 Legal Proceedings

  The Company and its subsidiaries are parties to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company with respect to such pending litigation cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the business, or the consolidated financial position, results of operations or cash flows of the Company.

9. RELATED PARTY TRANSACTIONS

  In July 1992, the Company entered into a five-year management agreement (Management Agreement) with RHI, which also operated an equipment rental business. Under the Management Agreement, RHI located potential acquisition opportunities, provided administrative assistance in connection with acquisitions and managed, supervised and provided administrative and accounting support for the operation of the Company's rental center locations. Pursuant to the Management Agreement, RHI agreed, until April 1, 1995, to make available first to the Company any opportunities that came to its attention for acquiring additional rental center locations. The Company reimbursed RHI for any costs incurred in connection with such acquisitions. Additionally, the Company paid a management fee based on a percentage of the acquisition cost for each acquisition and the performance of the companies acquired. Total management fee expense, included in general and administrative expense, was $1,586,000 and $742,000 for the years ended December 31, 1994 and 1995, respectively. The Management Agreement was terminated on September 12, 1995.

  The Company and RHI agreed to re-rent equipment to each other in the event the other party did not have sufficient rental equipment at a given location to meet a customer's requirements. The party making such equipment available received 70% of the gross rental receipts received by the other party related to such re-rental. During the years ended December 31, 1994 and 1995, re-rent revenue received by the Company from RHI was $230,000 and $72,000, respectively, and re-rent expense paid by the Company to RHI was $39,000, and $27,000, respectively. The agreement terminated on September 12, 1995.

  During 1994 and 1995, certain expenses incurred by RHI were paid by the Company and vice versa.

  One of the stockholders of the Company received an investment banking fee from the Company in connection with the Company's acquisitions. The fee was calculated at 1.5% of the total of the purchase price plus acquisition costs plus planned first year capital expenditures less one-seventh of the seller's original cost of

                          RENTAL SERVICE CORPORATION
rental equipment. Such fees paid to the stockholder during the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 totaled $0, $663,000, $388,000, $388,000 and $0, respectively.
Effective November 1, 1993, the stockholder also received a monitoring fee, which equaled 1% of the aggregate amount of debt and equity interest of or by the stockholder in the Company. Such fees paid to the stockholder during the years ended December 31, 1994, 1995 and 1996 and nine months ended September 30, 1996 and 1997 totaled $235,000, $235,000, $235,000, $176,000 and $0, respectively, and are included in general and administrative expense. The Company's obligation to pay such investment banking and monitoring fees terminated in September 1996, in conjunction with the Company's initial public offering, however, the Company, at its discretion, can utilize the stockholder's investment banking services under the same fee arrangement.

  On December 31, 1994, RSC Acquisition purchased 37,512 shares of common stock and 675,000 shares of preferred stock of RHI for $10 from a former officer of RSC Acquisition. This equated to a voting interest of 34.2% in RHI at December 31, 1994. These shares of RHI were canceled September 12, 1995 as part of RHI's plan of reorganization.

10. INCOME TAXES

  The provision for income taxes is comprised of the following:

                                                    YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                   1994       1995       1996
                                                ---------- ---------- ----------
     Current:
       Federal................................. $  793,000 $1,135,000 $      --
       State...................................    161,000    337,000    187,000
                                                ---------- ---------- ----------
                                                   954,000  1,472,000    187,000
     Deferred:
       Federal.................................    123,000    581,000  1,550,000
       State...................................    100,000     43,000    163,000
                                                ---------- ---------- ----------
                                                   223,000    624,000  1,713,000
     Extraordinary items.......................        --     305,000    822,000
                                                ---------- ---------- ----------
                                                $1,177,000 $2,401,000 $2,722,000
                                                ========== ========== ==========

  For interim periods, the provision for income taxes is based upon the estimated income tax rate for the full fiscal year.

                          RENTAL SERVICE CORPORATION

  Deferred income taxes reflect the tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities are as follows:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1995          1996
                                                     -----------  ------------
     Deferred tax assets:
       Accrued liabilities.......................... $ 4,601,000  $  3,310,000
       Inventory reserve............................     559,000       677,000
       Bad debt reserve.............................   1,161,000     1,245,000
       Net operating loss carryforwards.............   7,189,000     6,563,000
       Alternative minimum tax credit...............   1,658,000     1,590,000
       Valuation allowance..........................  (7,858,000)   (4,740,000)
                                                     -----------  ------------
                                                       7,310,000     8,645,000
     Deferred tax liabilities:
       Depreciation.................................  (9,815,000)  (12,863,000)
                                                     -----------  ------------
     Net deferred tax liability..................... $(2,505,000) $ (4,218,000)
                                                     ===========  ============

  The Company's effective income tax rate varied from the statutory U.S. federal income tax rate of 34% as follows:

                                               YEAR ENDED DECEMBER 31,
                                           ----------------------------------
                                              1994        1995        1996
                                           ----------  ----------  ----------
     Expected provision using the
      statutory tax rate.................. $1,072,000  $2,079,000  $2,282,000
     State taxes, net of federal tax
      benefit.............................    172,000     290,000     204,000
     Permanent differences................     80,000     213,000     341,000
     Other................................   (147,000)   (181,000)   (105,000)
                                           ----------  ----------  ----------
                                           $1,177,000  $2,401,000  $2,722,000
                                           ==========  ==========  ==========

  At December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $14,100,000 that expire in years 2005 through 2011. In addition the Company had combined state net operating loss carryforwards of approximately $11,300,000 that expire in years 1997 through 2011. Approximately $8,500,000 of the federal carryforwards and $1,100,000 of the state carryforwards are attributable to the Company's September 12, 1995 acquisition of RHI. For financial reporting purposes a valuation allowance of $6,200,000 and $3,986,000 at December 31, 1995 and 1996, respectively, has been recognized to offset the deferred tax assets related to those carryforwards. These separate company net operating loss carryforwards are subject to restrictions in accordance with Internal Revenue Service Code Section 382 and the ultimate utilization of the net operating losses is further limited based on the profitability of certain subsidiaries of RHI.

  The Company also has alternative minimum tax credit carryovers of approximately $1,425,000 for federal and $165,000 for state of California income tax purposes which are available to offset future regular income tax that is in excess of the alternative minimum tax in such year. $589,000 of the federal and all of the state alternative minimum tax credit carryovers resulted from the Company's September 12, 1995 acquisition of RHI. For financial reporting purposes a valuation allowance of $1,658,000 and $754,000 at December 31, 1995 and 1996, respectively, has been recognized to offset the deferred tax assets related to all alternative minimum tax credit carryovers. Limitations similar to those restricting the use of the net operating losses also restrict the use of the credit carryovers.

                          RENTAL SERVICE CORPORATION

  The valuation allowances increased $7,831,000 in 1995 and decreased $3,118,000 in 1996. The decrease in the 1996 valuation allowance is principally due to a $9,506,000 decrease in the estimated net operating loss that is not expected to be realized from the Company's discontinued California operations.

  Any tax benefit resulting from the utilization of the net operating loss carryforwards or the tax credit carryovers obtained in the acquisition of RHI will be accounted for as a reduction of the purchase price in the periods they are realized.

11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                            FIRST       SECOND       THIRD       FOURTH
                           QUARTER      QUARTER     QUARTER      QUARTER   YEAR-TO-DATE
                         -----------  ----------- -----------  ----------- ------------
Total revenues:
  1995.................. $11,583,000  $12,952,000 $16,461,000  $24,921,000 $ 65,917,000
  1996..................  27,197,000   31,267,000  34,631,000   35,259,000  128,354,000
  1997..................  41,309,000   58,554,000  72,469,000          N/A  172,332,000
Gross profit:
  1995..................   3,240,000    3,644,000   4,234,000    6,637,000   17,755,000
  1996..................   6,048,000    7,758,000   8,318,000    9,118,000   31,242,000
  1997..................  10,978,000   14,870,000  18,841,000          N/A   44,689,000
Income before
 extraordinary items:
  1995..................     899,000    1,019,000   1,021,000      776,000    3,715,000
  1996..................     330,000      897,000     952,000    1,810,000    3,989,000
  1997..................   2,183,000    2,855,000   3,920,000          N/A    8,958,000
Net income (loss):
  1995..................     899,000    1,019,000     543,000      776,000    3,237,000
  1996..................     330,000      897,000    (317,000)   1,810,000    2,720,000
  1997..................   1,649,000    2,855,000   3,920,000          N/A    8,424,000
Earnings (loss) per
 common and common
 equivalent share:
  1995
  Income before
   extraordinary items.. $       .09  $       .12 $       .11  $       .07 $        .39
  Extraordinary items...         --           --         (.09)         --          (.09)
                         -----------  ----------- -----------  ----------- ------------
  Net income............ $       .09  $       .12 $       .02  $       .07 $        .30
                         ===========  =========== ===========  =========== ============
  1996
  Income (loss) before
   extraordinary items.. $      (.04) $       .06 $       .07  $       .16 $        .33
  Extraordinary items...         --           --         (.20)         --          (.18)
                         -----------  ----------- -----------  ----------- ------------
  Net income (loss)..... $      (.04) $       .06 $      (.13) $       .16 $        .15
                         ===========  =========== ===========  =========== ============
  1997
  Income before
   extraordinary items.. $       .19  $       .23 $       .26              $        .68
  Extraordinary items...        (.05)         --          --                       (.04)
                         -----------  ----------- -----------              ------------
  Net income............ $       .14  $       .23 $       .26          N/A $        .64
                         ===========  =========== ===========              ============

                          RENTAL SERVICE CORPORATION

12. SUBSEQUENT EVENTS (UNAUDITED)

  On October 6, 1997, the Company reached a definitive agreement to acquire, effective November 1, 1997, all of the outstanding capital stock of Rent-It-Center, Inc. d/b/a Center Rentals and Sales and substantially all of the assets certain affiliated entities (collectively, Center) for approximately $100.9 million in cash, 482,315 shares of RSC common stock (of which 64,544 shares will be issued over seven years, subject to earlier issuance within three years if certain performance objectives are achieved) and the assumption of approximately $16.7 million of Center's debt. The purchase price is subject to adjustment based on levels of stockholders' equity, inventory, equipment and debt. Center is an independent rental company and also sells a variety of equipment ranging from small tools to heavy equipment, including related commodity supplies. Center operates a total of 14 locations in Colorado, New Mexico, Texas, Kansas, Missouri and Nebraska. The transaction is anticipated to close by December 2, 1997, and will be recorded under the purchase method of accounting. Pursuant to the acquisition agreements, the Company assumed effective control of Center's operations on November 1, 1997 and will include Center's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments. The closing is subject to a number of closing conditions.

  On October 28, 1997, the Company signed a letter-of-intent to acquire substantially all of the assets of JDW Enterprises, Inc. d.b.a Valley Rentals (Valley) for a total purchase price of $104.0 million, consisting of $93.6 million of cash and $10.4 million of RSC common stock. The purchase price is subject to adjustment based on levels of accounts receivable, inventory and equipment. Valley is an independent rental company located in the Southwest and operates a total of ten locations in Arizona and New Mexico. The transaction is anticipated to close by January 31, 1998, and will be recorded under the purchase method of accounting. The closing is subject to a number of closing conditions, including the execution of a definitive purchase agreement, RSC board and bank approval and early termination or expiration of the waiting period under the Hart-Scott-Rodino Act.

  On October 31, 1997, the Company signed a definitive agreement to acquire all of the outstanding capital stock of Siems Rental & Sales Co., Inc. (Siems) for $8.0 million cash, $3.0 million of RSC common stock and the assumption of approximately $13.5 million of Siems' debt. The purchase price is subject to adjustment based on levels of stockholders' equity, equipment and debt. Siems is an independent rental company engaged in the rental, sales and service of various types of construction and industrial equipment. Siems operates a total of six locations in Maryland, Delaware, Pennsylvania and Virginia. The transaction is anticipated to close by December 15, 1997, and will be recorded under the purchase method of accounting. Pursuant to the acquisition agreement, the Company assumed effective control of Siems' operations on November 1, 1997 and will include Siems' revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments. The closing is subject to a number of closing conditions.

  On November 3, 1997, the Company began soliciting written consent of its stockholders for the approval of an increase in the number of authorized shares of its common stock, $.01 par value, from 20 million to 40 million shares.

  The Company has received commitment letters from one of its lenders under the Revolver to amend and restate the Revolver to increase its total available financing to $600.0 million. This increase will consist of an increase in the availability under the Revolver from $300.0 million to $500.0 million and a new $100.0 million seven-year term loan facility. In addition, this new financing package will extend the maturity date of the Revolver to five years from the effective date of this amendment, will change the methodology for determining the interest rate margins, will increase the allowed levels of capital expenditures and acquisitions and will amend several covenants, including the computation methodology of certain financial covenants. The Company is still negotiating the final terms of this financing package, and it is expected that this will be completed by December 1, 1997.

                          RENTAL SERVICE CORPORATION

  Subsequent to September 30, 1997, the Company completed the acquisitions of substantially all of the assets of Kansas Enterprises, Inc. d/b/a AAA Rent-All; Sunbelt Equipment & Rentals, Inc.; Roesch Equipment Company and Allen Equipment, Inc. for a total combined purchase price of approximately $16.3 million. These acquisitions have a combined nine locations in Florida, Illinois, Kansas and Missouri.

  As of November 26, 1997, the Company is party to additional letters-of-intent to acquire five businesses for a total combined purchase price of approximately $9.6 million and having a combined 11 locations in Arkansas, Florida, Georgia, South Carolina and Tennessee. Each of these acquisitions is subject to a number of closing conditions, including the execution of definitive purchase agreements and RSC board approval.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Acme Holdings Inc.

  We have audited the accompanying consolidated balance sheets of Acme Holdings Inc. ("Holdings") as of December 31, 1993 and 1994, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Holdings' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Holdings at December 31, 1993 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Holdings will continue as a going concern. Holdings has incurred recurring losses and has a net capital deficiency. In addition, as more fully described in Note 3, Holdings has not complied with certain covenants of loan agreements and has not made an interest payment due on December 1, 1994. These conditions raise substantial doubt about the ability of Acme Holdings Inc. to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  As discussed in Note 9 to the consolidated financial statements, in 1993 Acme Holdings Inc. changed its method of accounting for income taxes.

                                          /s/ERNST & YOUNG LLP

Orange County, California
March 30, 1995

                               ACME HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS

                                            DECEMBER 31,
                                      --------------------------    JUNE 30,
                                          1993          1994          1995
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
          ASSETS (NOTE 3)
          ---------------
Cash and cash equivalents (Note 1)..  $    599,000  $  3,183,000  $  1,627,000
Accounts receivable, net of
 allowance for doubtful accounts of
 $1,097,000 in 1993, $1,352,000 in
 1994 and $1,786,000 in 1995........     9,025,000     9,145,000     8,829,000
Other receivables...................       164,000       316,000       235,000
Receivables from related parties
 (Note 7)...........................       220,000       138,000       298,000
Parts and supplies inventories (Note
 1).................................     1,453,000     1,180,000     1,099,000
Prepaid expenses....................       609,000       585,000       897,000
Rental equipment, principally
 machinery, at cost, net of
 accumulated depreciation of
 $32,515,000 in 1993, $32,576,000 in
 1994 and $33,102,000 in 1995
 (Notes 1, 3 and 6).................    33,027,000    28,277,000    30,049,000
Operating property and equipment, at
 cost, net of accumulated
 depreciation of $3,505,000 in 1993,
 $3,856,000 in 1994 and $4,019,000
 in 1995 (Notes 1 and 3)............     3,931,000     3,067,000     3,698,000
Goodwill, net of accumulated
 amortization of $724,000 in 1993,
 $869,000 in 1994 and $941,000 in
 1995 (Note 1)......................     3,646,000     3,501,000     3,429,000
Other assets, net (Notes 1 and 6)...     3,830,000     3,001,000     2,682,000
                                      ------------  ------------  ------------
                                      $ 56,504,000  $ 52,393,000  $ 52,843,000
                                      ============  ============  ============
   LIABILITIES AND SHAREHOLDERS'
              DEFICIT
   -----------------------------
Accounts payable....................  $  3,369,000  $  2,720,000  $  3,238,000
Unfunded disbursements..............     1,214,000     1,635,000     3,093,000
Payroll and other accrued expenses..     7,240,000     8,804,000     8,339,000
Accrued interest payable............       763,000     5,398,000    10,309,000
Income taxes payable (Note 9).......       230,000        99,000        81,000
Deferred taxes based on income (Note
 9).................................       425,000       375,000       325,000
Obligations under capital leases
 (Note 6)...........................       990,000       685,000       505,000
Senior Notes (Note 3)...............    77,566,000    77,618,000    77,644,000
Senior secured borrowings (Note 3)..     5,839,000     5,058,000     4,353,000
                                      ------------  ------------  ------------
Total liabilities...................    97,636,000   102,392,000   107,887,000
Commitments (Note 6)
Shareholders' deficit (Notes 1, 4
 and 8):
  Preferred stock, $1.00 par value:
    Authorized, issued and
     outstanding shares at
     December 31, 1993 and 1994 and
     June 30, 1995--3,000,000.......     3,000,000     3,000,000     3,000,000
Common stock, $.01 par value:
  Authorized shares--500,000
  Issued and outstanding shares--at
   December 31, 1993 and 1994--
   112,095 and 104,598, respectively
   and 102,596 at June 30, 1995.....         1,000         1,000         1,000
  Additional paid-in capital........       724,000       724,000       724,000
  Accumulated deficit...............   (44,857,000)  (53,724,000)  (58,769,000)
                                      ------------  ------------  ------------
Total shareholders' deficit.........   (41,132,000)  (49,999,000)  (55,044,000)
                                      ------------  ------------  ------------
                                      $ 56,504,000  $ 52,393,000  $ 52,843,000
                                      ============  ============  ============

                            See accompanying notes.

                               ACME HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                          --------------------------------------  ------------------------
                             1992          1993         1994         1994         1995
                          -----------  ------------  -----------  -----------  -----------
                                                                        (UNAUDITED)
Revenues:
  Equipment rentals
   (Note 1).............  $58,423,000  $ 55,504,000  $57,444,000  $28,296,000  $26,772,000
  Sales of parts,
   supplies and used
   equipment............   10,166,000     7,985,000   10,890,000    4,765,000    5,282,000
                          -----------  ------------  -----------  -----------  -----------
Total revenues..........   68,589,000    63,489,000   68,334,000   33,061,000   32,054,000
Costs and expenses:
  Operating expenses....   36,134,000    40,454,000   37,912,000   18,569,000   17,516,000
  Cost of sales of
   parts, supplies and
   used equipment.......    7,074,000     6,087,000    8,188,000    3,565,000    3,912,000
  General and
   administrative
   expense..............    7,106,000     7,338,000   11,180,000    4,631,000    5,648,000
  Depreciation and
   amortization expense.   10,494,000    11,347,000    9,933,000    5,132,000    4,765,000
  Restructure costs
   (Note 2).............          --      1,887,000          --           --           --
  Provision for rental
   equipment
   retirements..........          --        880,000          --           --           --
                          -----------  ------------  -----------  -----------  -----------
Total costs and
 expenses...............   60,808,000    67,993,000   67,213,000   31,897,000   31,841,000
                          -----------  ------------  -----------  -----------  -----------
Operating income (loss).    7,781,000    (4,504,000)   1,121,000    1,164,000      213,000
Interest expense........    8,422,000     9,279,000    9,927,000    4,897,000    5,198,000
                          -----------  ------------  -----------  -----------  -----------
Loss before income
 taxes..................     (641,000)  (13,783,000)  (8,806,000)  (3,733,000)  (4,985,000)
Provision for income
 taxes (Note 9).........      427,000       274,000       61,000      124,000       60,000
                          -----------  ------------  -----------  -----------  -----------
Net loss................  $(1,068,000) $(14,057,000) $(8,867,000) $(3,857,000) $(5,045,000)
                          ===========  ============  ===========  ===========  ===========


                            See accompanying notes.

                               ACME HOLDINGS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                            PREFERRED STOCK     COMMON STOCK   ADDITIONAL
                          -------------------- ---------------  PAID-IN   ACCUMULATED
                           SHARES     AMOUNT   SHARES   AMOUNT  CAPITAL     DEFICIT        TOTAL
                          --------- ---------- -------  ------ ---------- ------------  ------------
Balance at
 December 31, 1991......        --  $      --  111,111  $1,000  $724,000  $(29,732,000) $(29,007,000)
Net loss................        --         --      --      --        --     (1,068,000)   (1,068,000)
Issuance of preferred
 stock, $1.00 par value.  3,000,000  3,000,000     --      --        --            --      3,000,000
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at
 December 31, 1992......  3,000,000  3,000,000 111,111   1,000   724,000   (30,800,000)  (27,075,000)
Net loss................        --         --      --      --        --    (14,057,000)  (14,057,000)
Issuance of common
 stock, $.01 par value..        --         --    5,985     --        --            --            --
Forfeiture of common
 shares under Restricted
 Stock Agreement (Note
 4).....................        --         --   (5,001)    --        --            --            --
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at December 31,
 1993...................  3,000,000  3,000,000 112,095   1,000   724,000   (44,857,000)  (41,132,000)
Net loss................        --         --      --      --        --     (8,867,000)   (8,867,000)
Forfeiture of common
 shares under Restricted
 Stock Agreement (Note
 4).....................        --         --   (7,497)    --        --            --            --
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at December 31,
 1994...................  3,000,000  3,000,000 104,598   1,000   724,000   (53,724,000)  (49,999,000)
                          --------- ---------- -------  ------  --------  ------------  ------------
Net loss (unaudited)....        --         --      --      --        --     (5,045,000)   (5,045,000)
Forfeiture of common
 shares under Restricted
 Stock Agreement (Note
 4) (unaudited).........        --         --   (2,002)    --        --            --            --
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at June 30, 1995
 (unaudited)............  3,000,000 $3,000,000 102,596  $1,000  $724,000  $(58,769,000) $(55,044,000)
                          ========= ========== =======  ======  ========  ============  ============


                            See accompanying notes.

                               ACME HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                          --------------------------------------  ------------------------
                             1992          1993         1994         1994         1995
                          -----------  ------------  -----------  -----------  -----------
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net loss................  $(1,068,000) $(14,057,000) $(8,867,000) $(3,857,000) $(5,045,000)
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
  Depreciation and
   amortization.........   10,327,000    11,394,000    9,985,000    5,157,000    4,792,000
  Interest payable
   financed through
   borrowings...........    2,648,000       421,000          --           --           --
  Provision for doubtful
   accounts.............      726,000     1,252,000      816,000      400,000      434,000
  (Gain) loss on sale of
   equipment............     (409,000)    1,666,000     (679,000)    (230,000)    (333,000)
  Increase (decrease) in
   deferred taxes.......      233,000       (26,000)     (50,000)         --           --
  Write-off of deferred
   financing fees.......          --        329,000          --           --           --
  Changes in operating
   assets:
    (Increase) decrease
     in accounts
     receivable.........   (2,307,000)       51,000     (936,000)     (35,000)    (119,000)
    Decrease in income
     tax refund
     receivable.........      211,000           --           --           --           --
    Increase in other
     and related party
     receivables........     (153,000)      (52,000)     (70,000)    (440,000)     (79,000)
    (Increase) decrease
     in parts and
     supplies
     inventories........     (201,000)      367,000      273,000      193,000       81,000
    (Increase) decrease
     in prepaid
     expenses...........     (115,000)      (97,000)      24,000       47,000     (313,000)
    (Increase) decrease
     in other assets....       37,000       (97,000)     259,000     (198,000)      94,000
    Increase (decrease)
     in accounts payable
     and unfunded
     disbursements......     (405,000)       83,000     (228,000)  (1,016,000)   1,976,000
    Increase (decrease)
     in payroll and
     other accrued
     expenses...........   (1,205,000)    3,042,000    1,564,000    1,035,000     (471,000)
    Increase (decrease)
     in accrued interest
     payable............    1,219,000    (1,066,000)   4,635,000       27,000    4,911,000
    Increase (decrease)
     in income taxes
     payable............      349,000      (119,000)    (131,000)     (51,000)     (66,000)
                          -----------  ------------  -----------  -----------  -----------
Net cash provided by
 operating activities...    9,887,000     3,091,000    6,595,000    1,032,000    5,862,000
INVESTING ACTIVITIES
Proceeds from sale of
 rental equipment and
 operating plant and
 equipment..............    1,500,000     2,194,000    5,122,000    1,866,000    2,204,000
Cash purchases of rental
 equipment and operating
 plant and equipment....   (3,287,000)   (4,219,000)  (5,653,000)  (1,322,000)  (8,737,000)
Financed purchases of
 rental equipment and
 operating equipment....   (3,163,000)   (3,789,000)  (2,394,000)  (2,535,000)         --
                          -----------  ------------  -----------  -----------  -----------
Net cash used in
 investing activities...   (4,950,000)   (5,814,000)  (2,925,000)  (1,991,000)  (6,533,000)

                            See accompanying notes.

                               ACME HOLDINGS INC.

                                                                        SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                    JUNE 30,
                          ----------------------------------------  --------------------------
                              1992          1993          1994          1994          1995
                          ------------  ------------  ------------  ------------  ------------
                                                                           (UNAUDITED)
FINANCING ACTIVITIES
Borrowings under
 revolving facility.....  $ 71,325,000  $ 40,238,000  $ 55,078,000  $ 23,766,000  $ 36,321,000
Payments under revolving
 facility...............   (71,840,000)  (53,336,000)  (55,952,000)  (22,182,000)  (36,109,000)
Proceeds from secured
 borrowings.............     3,015,000     2,765,000     2,242,000     2,409,000           --
Payments on secured
 borrowings.............    (9,387,000)  (28,664,000)   (2,149,000)   (1,339,000)     (917,000)
Payments on subordinated
 debt...................           --    (33,828,000)          --            --            --
Payments of loan
 origination costs......      (678,000)   (3,074,000)          --            --            --
Proceeds from capital
 lease borrowings.......       148,000     1,024,000       152,000       126,000           --
Payments on capital
 lease obligations......      (324,000)     (648,000)     (457,000)     (266,000)     (180,000)
Proceeds from sale of
 preferred stock........     3,000,000           --            --            --            --
Proceeds from issuance
 of Senior Notes........           --     77,544,000           --            --            --
                          ------------  ------------  ------------  ------------  ------------
Net cash provided (used)
 in financing
 activities.............    (4,741,000)    2,021,000    (1,086,000)    2,514,000      (885,000)
                          ------------  ------------  ------------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............       196,000      (702,000)    2,584,000     1,555,000    (1,556,000)
Cash and cash
 equivalents at
 beginning of period....     1,105,000     1,301,000       599,000       599,000     3,183,000
                          ------------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents at end of
 period.................  $  1,301,000  $    599,000  $  3,183,000  $  2,154,000  $  1,627,000
                          ============  ============  ============  ============  ============


                            See accompanying notes.

                              ACME HOLDINGS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      DECEMBER 31, 1994 AND JUNE 30, 1995

          (THE INFORMATION AS OF JUNE 30, 1995 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

1. ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements include the accounts of Acme Holdings Inc., a Delaware corporation, and its wholly owned subsidiaries (together, "Holdings") Acme Rents, Inc. ("Acme Rents"), Acme Duval Inc. ("Acme Duval") and Acme Dixie Inc. ("Acme Dixie"). All material intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior years' amounts to conform to the current year presentation.

  Holdings operates in a single industry segment: the rental of equipment through a network of rental center locations in California, Florida, Texas and Louisiana, including sales of equipment, parts, supplies and used rental equipment. The nature of Holdings' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

 Interim Financial Statements

  The accompanying consolidated balance sheet at June 30, 1995 and the consolidated statements of operations, shareholders' deficit and cash flows for the six-month periods ended June 30, 1994 and 1995 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Operations

  During the years ended December 31, 1992, 1993 and 1994, and six months ended June 30, 1994 and June 30, 1995 Holdings had operating income (loss) of $7,781,000, ($4,504,000), $1,121,000, $1,164,000 and $213,000 and net loss of
$1,068,000, $14,057,000, $8,867,000, $3,857,000 and $5,045,000, respectively.
The losses are primarily attributable to the interest expense associated with Holdings' debt level. The results for the year ended December 31, 1994 and six months ended June 30, 1995 include expenses related to discussions with holders of Holdings' 11.75% $78,000,000 Senior Notes due 2000 (the Senior Notes) regarding a possible recapitalization (Note 3). In the fourth quarter of 1993, Holdings implemented a restructuring plan and recorded a charge of $1,887,000 (Note 2).

  Effective March 31, 1992, Holdings sold 3,000,000 shares of newly authorized preferred stock for $3,000,000 cash, and restructured the terms of its financing agreements with its lenders as more fully described in Notes 3 and
4. The restructured agreements reduced the amounts available to borrow, accelerated certain bank principal payments, deferred certain subordinated debt interest payments and modified certain loan terms, conditions and covenants. The restructured agreements were amended in March and April 1993 to defer certain principal and interest payments and extend the term of the revised covenant provisions.

  In June 1993, Holdings issued the Senior Notes (Note 3). Proceeds from this issuance were used to pay off all then existing bank debt, senior subordinated notes payable and junior subordinated notes payable.

  Holdings did not make an interest payment on the Senior Notes in the amount of $4,582,500 which was due December 1, 1994 and another payment due June 1, 1995 for the accrued interest on the Senior Notes since

                              ACME HOLDINGS INC.

December 1, 1994. The failure to make such payments constitutes an event of default under the terms of the indenture to the Senior Notes (Note 3).

  Simultaneously with the offering of Senior Notes, Holdings established a revolving credit facility (the New Credit Facility) with Citicorp USA Inc. and other lenders (Citicorp). As of December 31, 1994 and June 30, 1995 Holdings was not in compliance with the interest coverage ratio, fixed charges ratio, leverage ratio, and capital expenditure limits in the covenant provisions contained in the New Credit Facility agreement. In addition, Holdings' failure to make the December 1, 1994 and June 1, 1995 interest payments on the Senior Notes constitute an event of default under the terms of the New Credit Facility. As of June 30, 1995, and July 12, 1995, Citicorp was making discretionary advances to Holdings under the terms of the New Credit Facility without any assurance that it would make such discretionary advances in the future.

  In August 1994, Holdings hired Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its financial advisor to help Holdings explore alternatives for restructuring the Senior Notes and to identify long term solutions to strengthen Holdings' financial position (Note 3). Also, in August 1994, certain holders of the Senior Notes formed an unofficial committee (the "Unofficial Committee") to evaluate and respond to proposals.

  On April 28, 1995, Holdings reached an agreement in principle with the Unofficial Committee of the holders of the Senior Notes on a financial restructuring of Holdings. On July 11, 1995, Holdings received and accepted the requisite number of votes from holders of the Senior Notes approving the contemplated financial restructuring plan. As part of the plan, on July 13, 1995, Holdings filed a prepackaged joint plan of reorganization involving Holdings and its wholly-owned subsidiaries under Chapter 11 of the Bankruptcy Code ("Chapter 11 Filing"). Simultaneous with the Chapter 11 Filing, the Bankruptcy Court approved and Holdings established a $5,000,000 DIP Facility with Citicorp USA, Inc. The DIP Facility paid off the $1,835,000 outstanding under Holdings' New Credit Facility.

  An order confirming the Plan was entered by the Court on August 24, 1995 and the Plan became effective September 11, 1995 (the "Effective Date"). For each $1,000.00 principal amount of Holdings' 11% Senior Notes, holders received a total of $525.75 consisting of $497.81 as payment for the Senior Notes and $28.94 as payment for the Releases solicited with the Plan. All of the notes were canceled pursuant to the Plan. The Plan provided that the holders of Holdings' Preferred Stock, Common Stock, warrants and all other options to acquire Holdings' stock and securities claims were not entitled to receive or retain any property under the Plan and were deemed to reject the Plan, which was approved by the Court. All applicable shares were canceled, annulled and extinguished on the Effective Date. The other classes of claims and interests were unimpaired under the Plan. The Plan provided for the payment of 100% of their claims in the ordinary course of business, with the exception of two rejected real estate leases.

  On September 12, 1995, Holdings was merged into a subsidiary of Rental Service Corporation, and the Senior Notes, DIP Facility and certain equipment financing were paid off.

 Revenue Recognition

  Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the consolidated statements of operations include revenues earned on fuel sales and equipment delivery fees. Revenue from the sale of parts, supplies and equipment are recorded at the time of delivery to or pick-up by the customer.

                              ACME HOLDINGS INC.

 Parts and Supplies Inventories

  Parts and supplies inventories consist principally of parts, supplies and small- to medium-sized equipment for sale. All inventories are valued at the lower of cost (first-in, first-out) or market.

 Depreciation and Amortization

  Rental equipment and operating property and equipment are being depreciated for financial statement purposes primarily using the straight-line method over the following estimated useful lives:

     Rental equipment.............................................     3-7 years
     Operating property and equipment.............................     3-7 years
     Leasehold improvements....................................... Term of lease

  Rental equipment costing less than $400 is immediately expensed at date of purchase.

 Goodwill

  Goodwill represents the excess of purchase price over fair market value of net assets acquired and is amortized using the straight-line method over the estimated periods to be benefited, ranging from five to thirty years. Included in depreciation and amortization expense for the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995 is $175,000, $167,000, $145,000, $73,000 and $72,000, respectively, of such amortization expense. It is Holdings' policy to account for goodwill and all other intangible assets at the lower of amortized cost or fair value. The carrying value of goodwill is reviewed periodically (at least annually) based on the undiscounted cash flows of the entity over the remaining amortization period. Should this review indicate that goodwill will not be recoverable, Holdings' carrying value of goodwill will be reduced by the estimated short fall of undiscounted cash flows. In addition, management reviews the valuation and amortization of other intangible assets, taking into consideration any events and circumstances which might have diminished fair value.

 Other Assets

  Other assets consist of the following:

                                                  DECEMBER 31,
                                              ---------------------
                                                                     JUNE 30,
                                                 1993       1994       1995
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
Recapitalization and deferred finance costs,
 net of accumulated amortization of
 $277,000, $726,000 and $955,000 in 1993,
 1994 and 1995 respectively.................  $2,813,000 $2,364,000 $2,135,000
Noncompetition and consulting agreements,
 net of accumulated amortization of
 $1,951,000 in 1993.........................     121,000        --         --
Other, primarily deposits...................     896,000    637,000    547,000
                                              ---------- ---------- ----------
                                              $3,830,000 $3,001,000 $2,682,000
                                              ========== ========== ==========

  In March 1992 Holdings entered into revised credit agreements (Note 3), and amended the terms of the subordinated notes (the Refinancing). Costs incurred in connection with the Refinancing were being amortized over two years, the estimated benefit period. In June 1993 Holdings issued Senior Notes (Note 3), therefore unamortized costs of $320,000 in connection with the 1992 refinancing were written off in 1993. Noncompetition and consulting agreements are amortized ratably over the terms of the agreements (two to five years). Included

                              ACME HOLDINGS INC.

in depreciation and amortization expense for the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995 is $919,000, $1,217,000, $574,000, $344,000 and $229,000, respectively, of other assets' amortization expense.

 Statements of Cash Flows

  For purposes of the statements of cash flows, Holdings considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Supplemental disclosures of cash flow information:

                                                              SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,           JUNE 30,
                            -------------------------------- -------------------
                               1992       1993       1994       1994      1995
                            ---------- ---------- ---------- ---------- --------
                                                                 (UNAUDITED)
   Cash paid during the
    year for:
     Interest.............. $4,550,000 $9,924,000 $5,240,000 $4,876,000 $297,000
     Income taxes..........    160,000    282,000    381,000    324,000   54,000

 Concentration of Credit Risk

  Holdings extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required, although in many cases mechanics' liens are filed to protect Holdings' interests. Holdings has diversified its customer base by operating rental center locations in California, Florida, Texas and Louisiana. Customers of the Texas and Louisiana and certain California rental center locations are primarily large petrochemical companies or the maintenance contractors working therein. Holdings maintains adequate reserves for potential credit losses and such losses have been within management's estimates.

2. RESTRUCTURING PLAN

  In the fourth quarter of 1993, Holdings implemented a restructuring plan which focused on critical aspects of its business. As a result, Holdings recorded a charge to operations of $1,887,000. Costs applied against the reserve in the fourth quarter were $466,000, resulting in a reserve balance at December 31, 1993 of $1,421,000. The restructuring charge includes $356,000 of noncash items and $1,531,000 of cash items, of which $112,000 of noncash items and $354,000 of cash items were realized in 1993. The primary components of the restructuring charge are as follows:

   Closure and realignment of rental center locations (includes future lease commitments and the write down to net realizable value of owned locations)...................................... $1,398,000
   Severance or relocation of 19 employees.........................    489,000
                                                                    ----------
                                                                    $1,887,000
                                                                    ==========

  For the year ended December 31, 1994, Holdings applied $1,166,000 of costs against the restructuring reserve of which $866,000 related to cash items and $300,000 related to noncash items. As of December 31, 1994 and June 30, 1995, the restructuring reserve was $255,000 and $195,000 respectively, which related to the incremental costs associated with the sublet of the Hollywood, California location, which is a future cash item.

                              ACME HOLDINGS INC.

3. FINANCING AGREEMENTS

  Secured and unsecured debt consists of the following:

                                                 DECEMBER 31,
                                            -----------------------
                                                                     JUNE 30,
                                               1993        1994        1995
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
     Bank debt under revolving advances.... $ 1,919,000 $ 1,045,000 $ 1,257,000
     Equipment contracts payable...........   3,920,000   4,013,000   3,096,000
                                            ----------- ----------- -----------
     Senior secured borrowings.............   5,839,000   5,058,000   4,353,000
     11.75% senior notes due 2000..........  77,566,000  77,618,000  77,644,000
                                            ----------- ----------- -----------
                                            $83,405,000 $82,676,000 $81,997,000
                                            =========== =========== ===========

 Bank Debt

  On March 30, 1992, Holdings entered into a revised credit agreement (the 1992 Credit Agreement) with its banks which consisted of $20 million available ($18 million at December 31, 1992) through a revolving line of credit, a $22 million acquisition note and an $8.9 million equipment note; the amounts available decreased over the term of the agreement. Amounts outstanding under the 1992 Credit Agreement bore interest, due monthly, at the bank's prime rate plus 2.25% or LIBOR plus 3.50% (8.25% or 7.5%, effective rate at December 31, 1992), provided that not more than 80% of such amounts outstanding could be at LIBOR plus 3.50%. The bank debt was paid off in June 1993 with proceeds from the issuance of the Senior Notes.

  Simultaneous with the issuance of Senior Notes in June 1993, Holdings established the $10,000,000 New Credit Facility with a financial institution. Holdings may borrow, on a revolving basis, up to the amount of a borrowing base calculated as a percentage of eligible accounts receivable and a percentage of resale inventory. The financial institution has a security interest in all of Holdings' accounts receivable, inventory, and proceeds thereof. The New Credit Facility is available for general corporate purposes, including working capital requirements. Interest is due monthly at a rate of 1.25% over the financial institution's prime rate or 2.50% over the LIBOR rate (9.75% or 9.0%, effective rate at December 31, 1994 and 10.25% or 9.0%, effective rate at June 30, 1995), at Holdings' option. Availability on the revolving facility and principal borrowings outstanding were $5,027,000 and $1,045,000, respectively, at December 31, 1994 and $4,134,000 and $1,257,000,
respectively, at June 30, 1995. Commitment fees on the unused portion of the revolving credit facility at the rate of one-half of 1% per annum, payable in arrears on March 1, June 1, September 1, and December 1, are due commencing September 1, 1993. Principal is due in its entirety on June 2, 1998, unless accelerated prior thereto.

  Up to $1,000,000 of letters of credit may be issued under the New Credit Facility. Outstanding letters of credit totaled $114,000 and $14,000 at December 31, 1994 and June 30, 1995, respectively. Fees at the rate of 2.5% per annum are paid upon issuance of letters of credit.

  Certain financial covenants and other affirmative and negative covenants are required to be maintained as called for by the New Credit Facility agreement. The financial covenants were amended in 1993 and again on March 29, 1994. As of December 31, 1994 and June 30, 1995, Holdings was not in compliance with the interest coverage ratio, fixed charges ratio, leverage ratio and capital expenditure limits of the covenant provisions. Holdings' failure to make the interest payment on the Senior Notes is also an event of default under the terms of its New Credit Facility. As of March 15, 1995, Citicorp acknowledged all the covenant non-compliance and defaults, did not waive such defaults and reserved any and all rights and remedies under or with respect to the New Credit Facility and the Loan Documents (as defined in the credit agreement) resulting from such event of

                              ACME HOLDINGS INC.

default. Moreover, because the covenants are based on the trailing 12 months' earnings, pursuant to Management's estimates for 1995, Holdings anticipates not being in compliance with covenant provisions of the New Credit Facility at the end of any quarter during 1995. As of June 30, 1995 and July 12, 1995, Citicorp was making discretionary advances under the New Credit Facility without assurance that it would make discretionary advances or issue a waiver or continue to preserve their rights for any future defaults. If Holdings is not able to obtain an advance or a waiver in the future and a default is declared and demand is made for the payment of all amounts outstanding under the New Credit Facility, Holdings does not believe it will be able to satisfy such demand. In this event, Citicorp under the New Credit Facility would also be entitled to exercise their rights and remedies under the related Security Agreement, which include all rights and remedies of a secured party upon default under the New York Uniform Commercial Code.

  There can be no assurance that demand for payment of all amounts outstanding under the New Credit Facility will not be made or how much longer Citicorp will continue to make discretionary advances under the New Credit Facility or that funds will otherwise be available under the New Credit Facility.

 Subordinated Notes Payable

  In 1990, Holdings issued $25 million in senior subordinated notes to a financial institution for cash, and granted a warrant to purchase 27,778 shares of Holdings' common stock at an exercise price of $146.25 per share (the Original Warrant); the Original Warrant was valued at $500,000. On April 1, 1993, the senior subordinated note agreement was amended to allow Holdings to issue 13.5% senior subordinated interest notes (the Interest Notes) in lieu of its July 15, 1991, January 15, 1992 and July 15, 1992 interest payments.

  In conjunction with amending the senior subordinated note agreement and in exchange for the Original Warrant, Holdings issued to the holder of the senior subordinated notes a warrant to purchase 27,778 shares of Holdings' common stock at an exercise price of $0.10 per share (Replacement Warrant) for the Original Warrant. The exercise price of the Replacement Warrant was based on the estimated fair market value of Holdings' common stock at the date of the amendment as determined by Holdings' Board of Directors. If exercised, the related shares would represent 21% of the outstanding shares of common stock at December 31, 1994. The warrant is fully exercisable, in whole or in part, and expires on January 15, 2000.

  Holdings also had unsecured promissory notes payable, principally to its shareholders, aggregating $2,250,000 at December 31, 1992 bearing simple interest at 10% to 12%. The notes were subordinated to obligations outstanding under the 1992 Credit Agreement with the bank and the amended senior subordinated note agreement. In accordance with a subordination agreement dated as of March 31, 1992, the principal and interest on the junior subordinated notes could not be paid until all obligations outstanding under the 1992 Credit Agreement and the amended senior subordinated note agreement were paid in full.

  All Senior and Junior subordinated notes payable were paid off with proceeds from the issuance of the Senior Notes.

 11.75% Senior Notes Due 2000

  On June 1, 1993, Holdings sold $78,000,000 of 11.75% Senior Notes due 2000 less a discount of $455,000 in a public debt offering. Each of Holdings' wholly owned subsidiaries guarantee the Senior Notes on a full, unconditional, and joint and several basis. The Senior Notes are senior obligations of Holdings and rank pari passu with all unsubordinated indebtedness of Holdings. Proceeds of the Senior Notes were used for the repayment of all bank debt, senior subordinated notes payable, and junior subordinated notes payable outstanding at June 1, 1993. The Senior Notes are redeemable, in whole or in part, at the option of Holdings, at any time on or after June 1, 1996, at certain agreed upon redemption prices. In addition, until June 1, 1996, upon an Initial

                              ACME HOLDINGS INC.

Public Offering of Holdings' stock, up to 20% of the originally issued aggregate principal amount of Senior Notes may be redeemed at the option of Holdings at a certain agreed upon price. The indenture relating to the Senior Notes (Indenture) contains certain covenants that, among other things, limit the type and amount of additional indebtedness that may be incurred by Holdings and certain of its subsidiaries and imposes limitation on investments, loans, advances, the payment of dividends and the making of certain other payments, the creation of liens, certain transactions with affiliates and certain mergers.

  Interest, at a rate of 11.75%, is due semiannually on June 1 and December 1. The interest payments on the Senior Notes are in the amount of $4,582,500. To date, Holdings has not made the interest payment on the Senior Notes due December 1, 1994 and is in default with the terms of the Senior Notes Indenture. Since an event of default under the Indenture has occurred and is continuing, the holders of at least 25 percent in aggregate principal amount of the outstanding Senior Notes may, by written notice to Holdings and the Trustee under the Indenture, and the Trustee upon the written request of such holders, can declare the principal amount of and accrued interest on all of the outstanding Senior Notes due and payable immediately. If an event of default under the Indenture occurs related to the bankruptcy of Holdings or any Holdings subsidiary of Holdings, then the principal of and accrued interest on the Senior Notes shall become immediately due and payable. If the indebtedness under the Senior Notes is accelerated, Holdings would not be able to pay such amounts. In such event, the Trustee is entitled to pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Senior Notes or to enforce the performance of any provision of the Senior Notes or the Indenture. If not accelerated before such date, principal under the Senior Notes, in its entirety, is due June 1, 2000.

 Equipment Contracts Payable

  The equipment contracts bear interest at rates ranging from 7% to 14%, are secured by equipment purchased and are payable in various monthly principal installments.

 Debt Maturities

  The aggregate annual maturities of debt as of December 31, 1994, are as follows:

                                      BANK    EQUIPMENT    SENIOR
                                    DEBT(A)   CONTRACTS   NOTES(B)      TOTAL
                                   ---------- ---------- ----------- -----------
     1995......................... $      --  $1,708,000 $       --  $ 1,708,000
     1996.........................        --   1,399,000         --    1,399,000
     1997.........................        --     797,000         --      797,000
     1998.........................  1,045,000    109,000         --    1,154,000
     1999.........................        --         --          --          --
     Thereafter...................        --         --   77,618,000  77,618,000
                                   ---------- ---------- ----------- -----------
                                   $1,045,000 $4,013,000 $77,618,000 $82,676,000
                                   ========== ========== =========== ===========

--------
(A) Currently, the New Credit Facility is in default and if the outstanding principal is not accelerated, then the principal in its entirety is due June 2, 1998.
(B) Currently, the Senior Notes are in default and if not accelerated, then the principal in its entirety is due June 1, 2000.

                              ACME HOLDINGS INC.

4. SHAREHOLDERS' DEFICIT

  On March 31, 1992, in connection with the 1992 Credit Agreement (Note 3) Holdings issued and sold 3,000,000 shares of Series A preferred stock, par value $1.00, (the Preferred Stock) for $3,000,000 cash. Each share of the Preferred Stock is entitled to .005 (five one-thousandths) of one vote. No dividends may be paid on common stock in any fiscal year unless Holdings has first paid to the Preferred Stock shareholders a dividend of not less than $0.06 per share, which is noncumulative. Any additional dividends declared shall be declared on the common stock only. Upon liquidation, the Preferred Stock carries a liquidation preference of $1.00 per share, plus an amount equal to all declared and unpaid dividends thereon. After the payment or distribution to the Preferred Stock shareholders of the full preferential amounts, the common shareholders are entitled to all remaining assets of Holdings to be distributed. Concurrent with the issuance of the Preferred Stock, Holdings' Board of Directors declared a one-for-ten reverse stock split of Holdings' stock outstanding on such date. The authorized shares of Holdings' common stock was changed to 500,000 shares, $.01 par value.

  Additionally, Holdings entered into a restricted stock agreement with its former Chairman and Chief Executive Officer subjecting 25,005 shares of Holdings' common stock owned by him to forfeiture. The restrictions on 10,002 of such shares were to lapse based on ratable monthly vesting over 36 months. The restrictions on the remaining 15,003 shares were to lapse ratably each year if certain earnings levels were achieved for fiscal years 1992, 1993 and 1994. At December 31, 1993, restrictions on 10,839 of the shares had lapsed and 5,001 shares were forfeited and returned to Holdings. As of December 31, 1994, restrictions on 12,507 of the shares had lapsed and 12,498 were forfeited and returned to Holdings. On December 31, 1994, AAC purchased all of the former Chairman's outstanding common and preferred shares in Holdings for a total consideration of $10.

  On December 28, 1993, Holdings entered into a stock purchase agreement with the former President (Management Participant) whereby the Management Participant purchased 5,985 shares of Holdings' authorized but unissued common stock at $.01 per share. One-half of the shares are referred to as Employment Stock and the remaining one-half of the shares are referred to as Eligible Time Accelerated Stock (ETA Stock). The shares of common stock subject to this agreement are held in escrow until such time as the shares vest. The Employment Stock vests at the rate of 25% on December 31, 1993, 1994, 1995 and 1996. The ETA Stock vests at the rate of 25% on December 31, 1993, 1997, 1998 and 1999, however, the vesting may be accelerated if Holdings achieves certain performance targets, as determined by Holdings' Board of Directors. As of December 31, 1994, 1,496 shares of Employment Stock and 748 shares of ETA Stock had vested.

5. EMPLOYEE BENEFIT PLANS

  Holdings has a Section 401(k) employees savings plan (the Savings Plan) covering substantially all full-time employees upon completion of at least 500 hours of service and six-months of continuous employment. The Savings Plan is a defined contribution plan and provides for Holdings to make discretionary contributions as deemed appropriate by the Savings Plan administrative committee. No contributions were made by Holdings to the Savings Plan during the years ended December 31, 1992, 1993 or 1994 or the six months ended June 30, 1995.

  Holdings also has a group medical and dental insurance plan (the Health
Plan) covering substantially all full time employees (and their eligible dependents) as defined, who have completed a minimum of three months of continuous service (12 months of service to qualify for dental benefits). Holdings is insured for individual and aggregate claims in excess of defined stop-loss limits and has provided reserves for amounts it believes are sufficient to cover claims which have been incurred but not reported as of December 31, 1994 and June 30, 1995.

                              ACME HOLDINGS INC.

6. COMMITMENTS

 Obligations Under Capital Leases

  Holdings has entered into capital lease obligations in connection with acquiring certain rental equipment with aggregate costs and accumulated amortization of $1,463,000 and $230,000 at December 31, 1993, and $1,553,000
and $355,000 at December 31, 1994, respectively. Future minimum lease payments under the capital leases and the present value of the minimum lease payments as of December 31, 1994 are as follows:

      1995............................................................ $482,000
      1996............................................................  251,000
      1997............................................................   23,000
      1998............................................................    7,000
      1999............................................................      --
      Thereafter......................................................      --
                                                                       --------
      Total minimum future lease payments.............................  763,000
      Less amount representing interest...............................   73,000
                                                                       --------
      Present value of net minimum future lease payments.............. $690,000
                                                                       ========

 Obligations Under Operating Leases

  At December 31, 1994, Holdings had minimum annual lease commitments for property and equipment under noncancelable operating leases as follows:

      1995.......................................................... $ 3,686,000
      1996..........................................................   2,997,000
      1997..........................................................   2,045,000
      1998..........................................................   1,141,000
      1999..........................................................     948,000
      Thereafter....................................................   2,649,000
                                                                     -----------
                                                                     $13,466,000
                                                                     ===========

  The property leases require Holdings to pay certain property taxes and insurance costs. Certain of the real property leases provide for escalation of future rental payments based upon increases in the consumer price index. Rental expense under all operating leases totaled $3,631,000, $4,022,000, $4,380,000, $2,224,000 and $2,110,000 for the years ended December 31, 1992,
1993, 1994, and six months ended June 30, 1994 and 1995, respectively.

  Holdings leases all or a portion of one of its California locations from a partnership that is comprised of certain present and former shareholders and directors of Holdings and leases property which is part of a second California location from certain present and former shareholders and directors of Holdings. The corporate offices in California are leased from a former officer and director of Holdings. Two locations in Louisiana are leased from a former officer of Acme Dixie. The leases require monthly lease payments aggregating approximately $43,000. Total rent expense attributable to these leases and included in operations was $421,000, $532,000 and $533,000 for the years ended December 31, 1992, 1993 and 1994, respectively and $231,000 and $231,000 for the six months ended June 30, 1994 and 1995, respectively.

 Purchase Commitments

  As of December 31, 1994 and June 30, 1995, Holdings had commitments to purchase equipment of approximately $2,395,000 and $1,977,000, respectively.

                              ACME HOLDINGS INC.

 Noncompetition Agreements

  Holdings in the past has entered into noncompetition and/or consulting agreements with the former owners of certain businesses it has acquired, some of which require cash payments in future periods. The agreements are for terms of two to five years and prohibit the former owners from competing with Holdings in the business of renting equipment in certain California, Texas and Louisiana counties. The present values of these future cash payments have been capitalized and included in other assets (Note 1) with the corresponding liabilities included in other accrued expenses in the accompanying balance sheets.

  Any breach of the agreements by the former owners terminates Holdings' obligations. Amounts charged to expense, including amortization expense on capitalized costs, were approximately $546,000, $376,000, $121,000, $121,000 and $0, for the years ended December 31, 1992, 1993 and 1994, and the six months ended June 30, 1994 and 1995, respectively.

7. RELATED PARTY TRANSACTIONS

  In July 1992, Holdings entered into a five-year management agreement (Management Agreement) with a company owned by certain shareholders of Holdings (AAC) that is acquiring equipment rental businesses. Under the Management Agreement, Holdings locates potential acquisition opportunities, provides administrative assistance in connection with acquisitions and manages, supervises and provides administrative and accounting support for the operation of AAC's rental locations. Pursuant to the Management Agreement, Holdings has agreed, until April 1, 1995, to make available first to such company any opportunities which come to its attention for acquiring additional rental locations. During 1992, 1993 and 1994, Holdings assisted AAC in making six acquisitions. AAC reimburses Holdings for any costs incurred by Holdings to acquire the companies. Additionally, AAC pays Holdings a management fee based on a percentage of the acquisition cost for each acquisition and the performance of the companies acquired. As of December 31, 1993, the miscellaneous receivable and the management fee receivable were $45,000 and $146,000, respectively and as of December 31, 1994, the net miscellaneous payable and the management fee receivable were $117,000 and $255,000, respectively, and as of June 30, 1995, the net miscellaneous payable and the management fee receivable were $82,000 and $381,000, respectively. As a result of the chairman's resignation in June 1994, AAC at its discretion may terminate the Management Agreement between AAC and Holdings. AAC has not notified Holdings as to its intentions with respect to the termination or continuation of the Management Agreement. Total management fee revenue, included as a reduction in general and administrative expense, was $162,000, $1,082,000, $1,496,000, $718,000 and $524,000, for the years ended December
31, 1992, 1993 and 1994, and the six months ended June 30, 1994 and 1995, respectively.

  In addition, Holdings and AAC have agreed to rerent equipment to each other in the event the other party does not have sufficient rental equipment at a given rental center location to meet a customer's requirements. The party making such equipment available receives 70% of the gross rental receipts received by the other party related to such rerental. For the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995, rerent revenue received by Holdings from AAC was $13,000, $151,000, $39,000, $6,000 and $16,000, respectively, and rerent expense paid by Holdings to AAC was $37,000, $111,000, $230,000, $62,000 and $35,000, respectively.

  Holdings also leases certain facilities owned by certain of Holdings' present and former officers, directors and shareholders (Note 6).

                              ACME HOLDINGS INC.

8. STOCK OPTION PLAN

  In May 1990, Holdings' Board of Directors approved the Acme Holdings Inc. 1990 Stock Option Plan which authorizes the granting of options to various directors, officers, employees and outside consultants to purchase, within a period of 10 years from date of grant, up to 7,310 shares of common stock at an exercise price to be determined at the time of grant by Holdings' Board of Directors. The exercise price shall be not less than fair market value on the date of grant for incentive stock options (ISOs), and not less than 85% of the fair market value on the date of grant for nonstatutory stock options (NSOs). Any otherwise eligible participant who owns more than 10% of the total combined voting power of all classes of outstanding stock of Holdings is not eligible to receive options under the plan unless the exercise price is at least 110% of the fair market value of such shares on the date of grant and the options are exercisable for a term of only five years from the date of grant. Options vest in such increments as determined by Holdings' Board of Directors.

  ISOs to purchase 3,290 shares of common stock at $.10 per share were granted in March 1992 to replace previously issued and canceled options. In January 1993, 1,097 ISOs to purchase shares of common stock at $2.69 per share were granted. Such ISOs become exercisable at various dates commencing July 1993. ISOs covering 1,097 shares are exercisable at December 31, 1994. On March 31, 1992, NSOs to purchase 365 shares of common stock at $27.00 per share were granted to replace previously issued and canceled options; such exercise price was based upon isolated negotiations with a single option holder and bore no relationship to the fair market value of the common stock. The NSOs were fully exercisable at date of grant. No options were granted during 1994.

9. INCOME TAXES

  Effective January 1, 1993, Holdings changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement No. 109). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  As permitted under Statement No. 109, Holdings has elected not to restate the financial statements of any prior years. There was no effect from this change on net income for the year ended December 31, 1993 or on the deferred tax balance at December 31, 1992.

  The provision (benefit) for income taxes is comprised of the following:

                                                      1992     1993      1994
                                                    -------- --------  --------
     Current:
       Federal..................................... $    --  $    --   $    --
       State.......................................  400,000  300,000   111,000
                                                    -------- --------  --------
                                                     400,000  300,000   111,000
     Deferred:
       Federal.....................................      --       --        --
       State.......................................   27,000  (26,000)  (50,000)
                                                    -------- --------  --------
                                                      27,000  (26,000)  (50,000)
                                                    -------- --------  --------
                                                    $427,000 $274,000  $ 61,000
                                                    ======== ========  ========

                              ACME HOLDINGS INC.

  In 1994, deferred income taxes reflect the tax effects of temporary differences between the value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Holdings' net deferred tax assets and liabilities are as follows:

                                                            DECEMBER 31,
                                                      -------------------------
                                                         1993          1994
                                                      -----------  ------------
   Deferred tax assets:
     Net operating loss carryforwards................ $ 8,614,000  $ 11,899,000
     Alternative minimum tax credit..................     754,000       754,000
     Allowance for doubtful accounts.................     384,000       501,000
     Accrued health & general insurance..............   1,298,000     1,257,000
     State taxes, net................................     297,000       123,000
     Other accruals..................................   1,733,000     1,183,000
                                                      -----------  ------------
     Total deferred tax assets.......................  13,080,000    15,717,000
     Valuation allowance for deferred tax assets.....  (7,396,000)  (11,596,000)
                                                      -----------  ------------
   Net deferred tax assets...........................   5,684,000     4,121,000
   Deferred tax liabilities:
     Depreciation, tax over book.....................  (5,904,000)   (4,146,000)
     Other accruals..................................    (205,000)     (350,000)
                                                      -----------  ------------
   Total deferred tax liabilities....................  (6,109,000)   (4,496,000)
                                                      -----------  ------------
   Net deferred tax liabilities...................... $  (425,000) $   (375,000)
                                                      ===========  ============

  A reconciliation between the provision for income taxes computed by applying the federal statutory tax rate to loss before taxes for the years ended December 31 is as follows:

                                                YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                             1992        1993         1994
                                           ---------  -----------  -----------
   Federal tax benefit at statutory rate.  $(218,000) $(4,686,000) $(2,994,000)
   Losses without benefit................    218,000    4,686,000    2,994,000
   State taxes...........................    427,000      274,000       61,000
                                           ---------  -----------  -----------
                                           $ 427,000  $   274,000  $    61,000
                                           =========  ===========  ===========

  At December 31, 1994, Holdings has approximately $29,300,000 of net operating loss carryforwards for federal income tax purposes that expire $9,500,000 in 2005, $6,000,000 in 2006, $1,700,000 in 2007 and $6,800,000 in
2008 and $5,300,000 in 2009. In addition, Holdings has net operating loss carryforwards for California income tax purposes of approximately $17,800,000 which are available to offset taxable income starting in 1993 and expire $4,300,000 in 1996, $5,800,000 in 1997, $3,900,0000 in 1998 and $3,800,000 in
1999. The ultimate realization of the benefit of these loss carryforwards is dependent on Holdings achieving proper levels of operating profits in the future.

  Holdings also has alternative minimum tax credit carryovers of approximately $590,000 for federal income tax purposes and $164,000 for California income tax purposes which are available to offset future regular income tax that is in excess of the alternative minimum tax in such year. The credits carry over indefinitely.

  Pursuant to the Tax Reform Act of 1986, use of Holdings' net operating loss carryforwards and other tax attributes may be substantially limited if a cumulative change in ownership of more than 50% occurs within any three year period. As of December 31, 1994, a cumulative change of more than 50% occurred which could significantly impact the future benefit of the federal and state net operating loss carryforwards under Internal Revenue Service Code Section 382.

10. SUBSEQUENT EVENT

  Holdings has decided to relocate its corporate office to Scottsdale, Arizona during the second and third quarters of 1995.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Rental Service Corporation

  We have audited the accompanying combined balance sheets of the corporations and partnerships listed in Note 1 (the Company) as of March 31, 1997 and 1996 and the related combined statements of operations, redeemable stock and other stockholders' and partners' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the corporations and partnerships listed in Note 1 at March 31, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                       /s/ERNST & YOUNG LLP

Phoenix, Arizona
May 6, 1997

                              INDUSTRIAL AIR TOOL

                            COMBINED BALANCE SHEETS

                                                              MARCH 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
                        ASSETS
Cash and cash equivalents............................. $ 1,816,726  $ 7,164,847
Investments, at market value (cost of $2,687,731).....   2,813,546          --
Accounts receivable, net of allowance for doubtful
 accounts of $120,000 at March 31, 1996 and 1997......   7,482,984    6,993,000
Inventory.............................................   6,843,218    6,663,676
Prepaid expenses and other assets.....................     306,003      217,400
Rental equipment, at cost, net of accumulated
 depreciation of $2,086,440 and $1,835,658 at March
 31, 1996 and 1997....................................   1,103,985    1,010,027
Operating property and equipment, at cost, net of
 accumulated depreciation.............................   1,350,901    1,377,166
Other assets..........................................     764,371      716,238
                                                       -----------  -----------
                                                       $22,481,734  $24,142,354
                                                       ===========  ===========
       LIABILITIES, REDEEMABLE STOCK, AND OTHER
          STOCKHOLDERS' AND PARTNERS' EQUITY
       ----------------------------------------
Accounts payable...................................... $ 2,717,936  $ 2,513,777
Payroll and other accrued expenses....................   1,120,553    1,232,929
Notes payable to stockholders.........................     705,127      705,127
                                                       -----------  -----------
Total liabilities.....................................   4,543,616    4,451,833
Commitments and contingencies
Class B common stock--redeemable, at liquidation
 value................................................  11,399,437   10,774,506
Other stockholders' and partners' equity:
  Unrealized gain on investments available for sale...     125,815          --
  Preferred stock, at liquidation value...............     890,800      890,800
  Class A common stock................................      10,000       10,000
  Common stock--Bayview...............................       2,500        2,500
  Partners' equity....................................   6,021,363    7,781,958
  Retained earnings (deficit).........................    (511,797)     230,757
                                                       -----------  -----------
Total other stockholders' and partners' equity........   6,538,681    8,916,015
                                                       -----------  -----------
                                                       $22,481,734  $24,142,354
                                                       ===========  ===========

                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

                       COMBINED STATEMENTS OF OPERATIONS

                                                       YEAR ENDED MARCH 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
Revenues:
  Sales of parts, supplies and equipment............. $38,159,436  $41,694,541
  Equipment rentals..................................   6,848,704    7,318,643
                                                      -----------  -----------
Total revenues.......................................  45,008,140   49,013,184
Cost of revenues:
  Cost of sales of parts, supplies and equipment.....  30,377,393   33,306,804
  Cost of equipment rentals, excluding equipment
   rental depreciation...............................   4,624,537    5,169,571
  Depreciation, equipment rentals....................     528,926      445,504
                                                      -----------  -----------
Total cost of revenues...............................  35,530,856   38,921,879
                                                      -----------  -----------
Gross profit.........................................   9,477,284   10,091,305
Selling, general and administrative expenses.........   6,366,204    7,107,647
Depreciation and amortization, excluding equipment
 rental depreciation.................................     205,742      164,243
                                                      -----------  -----------
Operating income.....................................   2,905,338    2,819,415
Other income (expense):
  Interest income....................................     159,477      204,263
  Gain on sale of investments........................         --       251,540
  Interest expense...................................     (48,661)     (67,070)
  Other, net.........................................      10,496      (82,379)
                                                      -----------  -----------
                                                        3,026,650    3,125,769
Provision for income taxes...........................     100,000      150,000
                                                      -----------  -----------
Net income........................................... $ 2,926,650  $ 2,975,769
                                                      ===========  ===========



                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

 COMBINED STATEMENTS OF REDEEMABLE STOCK AND OTHER STOCKHOLDERS' AND PARTNERS'
                                    EQUITY

                                                                                COMTECT, INC.             BAYVIEW
                                                                        ------------------------------ -------------
                                                        REDEEMABLE
                                                         CLASS B                           CLASS A
                                                       COMMON STOCK     PREFERRED STOCK  COMMON STOCK  COMMON STOCK
                                                    ------------------  --------------- -------------- ------------- PARTNERS'
                                                    SHARES   AMOUNT     SHARES  AMOUNT  SHARES AMOUNT  SHARES AMOUNT  CAPITAL
                                                    ------ -----------  ------ -------- ------ ------- ------ ------ ----------
Balance at March
31, 1995........                                    10,000 $11,158,316  8,908  $890,800 10,000 $10,000 2,500  $2,500 $3,889,279
Net income......                                       --          --     --        --     --      --    --      --   2,638,684
Change in
liquidation
value of
redeemable
stock...........                                       --      241,121    --        --     --      --    --      --         --
Unrealized
appreciation on
investments.....                                       --          --     --        --     --      --    --      --         --
Distributions to
stockholders and
partners........                                       --          --     --        --     --      --    --      --   (506,600)
                                                    ------ -----------  -----  -------- ------ ------- -----  ------ ----------
Balance at March
31, 1996........                                    10,000  11,399,437  8,908   890,800 10,000  10,000 2,500   2,500  6,021,363
Net income......                                       --          --     --        --     --      --    --      --   2,657,487
Change in
liquidation
value of
redeemable
stock...........                                       --     (624,931)   --        --     --      --    --      --         --
Liquidation of
investment
portfolio.......                                       --          --     --        --     --      --    --      --         --
Distributions to
stockholders and
partners........                                       --          --     --        --     --      --    --      --   (896,892)
                                                    ------ -----------  -----  -------- ------ ------- -----  ------ ----------
Balance at March
31, 1997........                                    10,000 $10,774,506  8,908  $890,800 10,000 $10,000 2,500  $2,500 $7,781,958
--------------------------------------------------
                                                    ====== ===========  =====  ======== ====== ======= =====  ====== ==========
                                                      UNREALIZED                  TOTAL
                                                    GAINS (LOSSES)                OTHER
                                                    ON INVESTMENTS RETAINED   STOCKHOLDERS'
                                                    AVAILABLE FOR  EARNINGS   AND PARTNERS'
                                                         SALE      (DEFICIT)     EQUITY
                                                    -------------- ---------- -------------
Balance at March
31, 1995........                                      $(159,812)   $(159,643)  $ 4,473,124
Net income......                                            --       287,966     2,926,650
Change in
liquidation
value of
redeemable
stock...........                                            --      (241,121)     (241,121)
Unrealized
appreciation on
investments.....                                        285,627          --        285,627
Distributions to
stockholders and
partners........                                            --      (398,999)     (905,599)
                                                    -------------- ---------- -------------
Balance at March
31, 1996........                                        125,815     (511,797)    6,538,681
Net income......                                            --       318,282     2,975,769
Change in
liquidation
value of
redeemable
stock...........                                            --       624,931       624,931
Liquidation of
investment
portfolio.......                                       (125,815)         --       (125,815)
Distributions to
stockholders and
partners........                                            --      (200,659)   (1,097,551)
                                                    -------------- ---------- -------------
Balance at March
31, 1997........                                      $     --     $ 230,757   $ 8,916,015
--------------------------------------------------
                                                    ============== ========== =============



                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED MARCH 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
OPERATING ACTIVITIES
Net income..........................................  $ 2,926,650  $ 2,975,769
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation......................................      734,668      609,747
  Gain on sale of investments available for sale....          --      (251,540)
  Provision for deferred taxes......................     (105,000)      60,000
  Changes in operating assets and liabilities:
    Accounts receivable.............................   (1,760,654)     489,984
    Prepaid expenses and other assets...............      (68,793)      76,736
    Inventory.......................................     (748,832)     179,542
    Accounts payable ...............................     (159,262)    (204,159)
    Payroll and other accrued expenses..............      502,565      112,376
                                                      -----------  -----------
Net cash provided by operating activities...........    1,321,342    4,048,455
INVESTING ACTIVITIES
Proceeds from the sale of investments available for
 sale, net..........................................      321,927    2,939,271
Acquisition of property and equipment ..............     (871,473)    (542,054)
                                                      -----------  -----------
Net cash provided by (used in) investing activities.     (549,546)   2,397,217
FINANCING ACTIVITIES
Distributions to stockholders and partners..........     (905,599)  (1,097,551)
Principal repayments of notes payable...............     (284,873)         --
                                                      -----------  -----------
Net cash used by financing activities...............   (1,190,472)  (1,097,551)
                                                      -----------  -----------
Net increase (decrease) in cash and cash
 equivalents........................................     (418,676)   5,348,121
Cash and cash equivalents at beginning of year......    2,235,402    1,816,726
                                                      -----------  -----------
Cash and cash equivalents at end of year............  $ 1,816,726  $ 7,164,847
                                                      ===========  ===========


                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                MARCH 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying combined financial statements include the accounts of the following companies (collectively, Industrial Air Tool or IAT):

  .Comtect Inc. (Comtect), a Nevada Corporation, and its wholly owned subsidiaries:

    -- IAT interests of Nevada, Inc., a Nevada corporation.
    -- RNJB, Inc., a Nevada corporation.

    -- CFTSIJC., Inc., a Nevada corporation.

    -- Industrial Air Tool Pasadena, Inc., a Texas corporation.

    -- Industrial Air Tool Texas City, Inc., a Texas corporation.

    -- PST, Inc. of Louisiana, A Louisiana corporation.

    -- LRB Supply, Inc., a Texas corporation.

  .GT Financial Ltd., a Texas limited partnership

  .Shield Pt., Ltd. (Shield), a Texas limited partnership

  .Bayview Interests, Inc. (Bayview), a Nevada Corporation

  Each of these companies and partnerships are owned by substantially the same shareholders and partners. All material intercompany accounts and transactions have been eliminated.

  Comtect sells maintenance, repair, and operations (MRO) equipment and supplies, and rents equipment to customers throughout the world from its locations in Texas and Louisiana. Comtect grants credit to customers, the majority of whom are in the petrochemical or construction industries. GT Financial purchases certain accounts receivable from Comtect. Shield owns land and buildings which are leased to Comtect. Bayview is a domestic international sales corporation which has received a commission of 4 percent (to a maximum commission of $400,000) on all export sales.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue from the sale of parts, supplies and equipment are recorded at the time of delivery to or pick-up by the customer. Equipment rental revenue is recorded as earned under the operating method.

 Cash and Cash Equivalents.

  IAT considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                              INDUSTRIAL AIR TOOL

 Credit Policy

  IAT extends credit to its customers based on evaluations of their financial condition. Collateral generally is not required. IAT maintains reserves which it believes are adequate for potential credit losses.

 Inventories

  Inventories consist principally of equipment, parts, and supplies. All inventories are valued at the lower of cost or market using the specific identification last-in, first-out (LIFO) method of accounting, which approximates the first-in, first-out method of accounting.

 Depreciation and Amortization

  Rental equipment and operating property and equipment are stated at cost and are depreciated using the straight-line method over the following estimated useful lives:

     Rental equipment...............................................   5-7 years
     Operating property and equipment...............................     5 years
     Buildings and leasehold improvements........................... 28-40 years

  All rental equipment costing more than $500 and greater than one year useful life is capitalized at the date of purchase.

 Income Taxes

  Comtect utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefits in the future.

  GT Financial Ltd. and Shield are Texas limited liability partnerships, and, accordingly, taxes related to their income are the responsibility of the individual partners.

 Advertising Expense

  Advertising costs are expensed as incurred. Advertising expense was $46,057 and $88,912 for the years ended March 31, 1996 and 1997, respectively.

                              INDUSTRIAL AIR TOOL

2. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consist of the following:

                                                                MARCH 31,
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
Land and building........................................ $1,424,593 $1,424,593
Vehicles, machinery and equipment........................    618,069    607,631
Office equipment.........................................    272,747    298,585
                                                          ---------- ----------
    Total................................................  2,315,409  2,330,809
Less accumulated depreciation............................    964,508    953,643
                                                          ---------- ----------
                                                          $1,350,901 $1,377,166
                                                          ========== ==========

3. NOTES PAYABLE TO STOCKHOLDERS

  Notes payable at March 31, 1996 and 1997 are payable by GT Financial Ltd. to two shareholders with interest at 10 percent, and due on demand. No interest was paid in the years ended March 31, 1996 and 1997.

4. EMPLOYEE BENEFIT PLANS

  IAT maintains the ERISA qualified IAT Interests, Inc. Profit Sharing Plan (the Plan) covering substantially all employees who complete 1,000 hours of service annually. The Plan allows IAT to make discretionary contributions. Contributions are allocated to employee accounts based upon individual wages as compared to total IAT wages. Employees are not permitted or required to make contributions to the Plan. Vesting of an employee's interest in the Plan occurs over a seven year period. Contributions to the Plan were $543,065 and $617,824 for the years ended March 31, 1996 and 1997, respectively.

5. REDEEMABLE STOCK AND OTHER STOCKHOLDERS' EQUITY

  Comtect has 20,000 shares of preferred stock authorized, $10 par value, with 8,908 shares issued and outstanding at March 31, 1996 and 1997. The preferred stock is nonvoting and is entitled to receive, when and as declared by the board of directors, a noncumulative dividend of $9.00 per share. The preferred stock has a liquidation preference of $100 per share plus any declared and unpaid dividends.

  Comtect has 20,000 shares of Class A voting common stock authorized, $1.00 par value, with 10,000 shares issued and outstanding at March 31, 1996 and 1997. Comtect also has 20,000 shares of Class B nonvoting common stock, $1.00 par value, with 10,000 shares issued and outstanding at March 31,1997. The Class B common stock is subordinate to the preferred stock and Class A common stock with respect to dividends and upon liquidation.

  Bayview has 5,000 shares of common stock authorized, $1.00 par value, with 2,500 shares issued and outstanding at March 31, 1996 and 1997.

  Pursuant to a buy-sell agreement dated March 31, 1992, Comtect has agreed with the holders of it's Class B common stock to purchase such shares upon the shareholder's termination of employment, death, disability, or at the shareholder's option, at its estimated fair value at the date of purchase, as defined in the agreement. The shareholders have agreed not to sell their shares except to Comtect.

                              INDUSTRIAL AIR TOOL

6. COMMITMENTS AND CONTINGENCIES

 Environmental

  IAT and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. IAT incurs ongoing expenses associated with the performance of appropriate remediation at certain of its locations. IAT does not believe that such remediation will have a material adverse effect on IAT's combined financial position, results of operations or cash flows.

 Legal Proceedings

  IAT is party to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of IAT. The ultimate legal and financial liability of IAT with respect to such pending litigation cannot be estimated with certainty, but IAT believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the business, or the combined financial position, results of operations or cash flows of IAT.

7. INCOME TAXES

  Income tax expense differs from the amount computed by applying the statutory federal income tax to the income before income taxes due to the effect of state taxes and the portion of IAT's income which is attributable to limited partnerships, which are not subject to income taxes.

  Deferred tax assets consist of the following:

                                                                  MARCH 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
     Deferred tax assets:
       Nondeductible reserves and accruals................... $156,000 $131,000
       Uniform capitalization adjustment.....................   90,000   86,000
       Depreciation and other................................  104,000   73,000
                                                              -------- --------
         Total deferred tax assets........................... $350,000 $290,000
                                                              ======== ========

   The tax provision is comprised of:

                                                                 YEAR ENDED
                                                                 MARCH 31,
                                                             -------------------
                                                               1996       1997
                                                             ---------  --------
     Federal:
       Current.............................................. $ 135,000  $ 30,000
       Deferred.............................................  (105,000)   60,000
                                                             ---------  --------
                                                                30,000    90,000
     State:
       Current..............................................    70,000    60,000
       Deferred.............................................       --        --
                                                             ---------  --------
                                                                70,000    60,000
                                                             ---------  --------
         Total.............................................. $ 100,000  $150,000
                                                             =========  ========

                              INDUSTRIAL AIR TOOL

8. SIGNIFICANT CUSTOMERS

  A single customer represented 10% and 12% of IAT's revenues for the years ended March 31, 1996 and 1997, respectively.

  Export sales, primarily to offshore petrochemical operators, totaled $10,801,000 and $13,107,000 during the years ended March 31, 1996 and 1997, respectively.

  A significant portion of the Company's revenues are generated based on manufacturers' distribution agreements. The loss of any such distributorships could have a material adverse effect on the Company's business. Sales of one manufacturer's products under a distribution arrangement represented 21% and 25% of revenues in the years ended March 31, 1996 and 1997, respectively.

9. SUBSEQUENT EVENTS

  Pursuant to a Purchase Agreement signed March 14, 1997, all of the outstanding common and preferred stock of Comtect was purchased on April 25, 1997 by Rental Service Corporation (RSC), effective March 1, 1997, in exchange for $32.6 million in cash and 189,189 shares of RSC Common Stock. Up to an additional 108,108 shares of RSC Common Stock may be paid to the sellers over a three year period if certain performance objectives are met. Under the terms of the Purchase Agreement all previously factored accounts receivable sold to GT Financial Ltd. were repurchased by Comtect, and all real estate owned by Shield and leased to Comtect was purchased by Comtect, effective March 31, 1997, and Bayview ceased its affiliation with Comtect. The transaction closed on April 25, 1997, and IAT's balance sheet was consolidated with RSC's under the purchase method of accounting as of that date. Pursuant to the acquisition agreement, RSC assumed effective control of IAT's operations on March 1, 1997 and has included IAT's revenues of $4,322,000 and costs and expenses of $3,848,000 from such date in its consolidated statements of operations for the three months ended March 31, 1997, net of related imputed purchase price adjustments of $48,000.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Brute Equipment Co.
d/b/a Foxx Hy-Reach, Inc.
Moline, Illinois

  We have audited the accompanying balance sheets of Brute Equipment Co. d/b/a Foxx Hy-Reach, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brute Equipment Co. d/b/a Foxx Hy-Reach, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/McGLADREY & PULLEN, LLP

Moline, Illinois
April 26, 1997

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                                 BALANCE SHEETS

                                                DECEMBER 31,
                                           -----------------------  MARCH 31,
                                              1995        1996        1997
                                           ----------- ----------- -----------
                                                                   (UNAUDITED)
ASSETS (NOTE 4)
Cash...................................... $    27,250 $     3,350 $     3,350
Accounts receivables, less allowance for
 doubtful accounts December 31, 1995
 $20,000; December 31, 1996 $40,475;
 March 31, 1997 $40,475...................   2,002,199   2,649,607   2,453,143
Parts and supplies inventories............     142,796     405,161     404,783
Other receivables and prepaid expense.....      42,737      23,986      51,397
Investment, life insurance................     205,034     230,399     236,740
Rental equipment, net of accumulated
 depreciation December 31, 1995
 $3,826,500; December 31, 1996 $5,098,656;
 March 31, 1997 $5,368,193................  11,277,363  14,226,511  13,841,221
Operating equipment and leasehold
 improvements, net of accumulated
 depreciation December 31, 1995 $625,695;
 December 31, 1996 $718,709; March 31,
 1997
 $717,093 (Note 3)........................     590,759     492,441     421,874
                                           ----------- ----------- -----------
                                           $14,288,138 $18,031,455 $17,412,508
                                           =========== =========== ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.......................... $    68,850 $   560,202 $   235,905
Accrued expenses..........................     260,084     338,251     321,961
Litigation judgment liability (Note 9)....         --    2,320,000   2,320,000
Notes payable, including notes to related
 parties December 31, 1995 $1,567,635;
 December 31, 1996 $579,355; March 31,
 1997 $551,839 (Note 4)...................   4,426,776   3,991,157   2,420,408
                                           ----------- ----------- -----------
    Total liabilities.....................   4,755,710   7,209,610   5,298,274
                                           ----------- ----------- -----------
Commitments (Notes 5, 6 and 11)
Stockholders' Equity:
  Common stock, no par value; authorized
   100,000 shares issued 1,000 shares, at
   amounts paid in........................     100,000     100,000     100,000
  Retained earnings.......................   9,432,428  10,721,845  12,014,234
                                           ----------- ----------- -----------
                                             9,532,428  10,821,845  12,114,234
                                           ----------- ----------- -----------
                                           $14,288,138 $18,031,455 $17,412,508
                                           =========== =========== ===========

                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                            STATEMENTS OF OPERATIONS

                                                           THREE-MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,       MARCH 31,
                                  ----------------------- ---------------------
                                     1995        1996        1996       1997
                                  ----------- ----------- ---------- ----------
                                                               (UNAUDITED)
Revenues:
  Equipment rentals.............. $ 9,465,624 $11,842,440 $2,473,235 $2,856,078
  Sales of parts, supplies and
   equipment.....................   7,774,425   7,976,069  1,961,169  2,241,285
                                  ----------- ----------- ---------- ----------
                                   17,240,049  19,818,509  4,434,404  5,097,363
                                  ----------- ----------- ---------- ----------
Cost of revenues:
  Cost of equipment rentals,
   excluding equipment rental
   depreciation..................   3,969,880   4,228,171    951,111  1,007,432
  Depreciation, equipment
   rentals.......................   1,940,332   2,718,397    593,398    781,806
  Cost of sales of parts,
   supplies and equipment........   5,250,625   5,308,453  1,351,574  1,482,261
                                  ----------- ----------- ---------- ----------
    Total cost of revenues.......  11,160,837  12,255,021  2,896,083  3,271,499
                                  ----------- ----------- ---------- ----------
    Gross profit.................   6,079,212   7,563,488  1,538,321  1,825,864
  Selling, general and
   administrative expense........   3,107,090   3,461,510    352,700    417,299
  Depreciation, excluding
   equipment rental depreciation.     225,877     257,723     63,718     51,840
  Litigation judgment expense
   (Note 9)......................         --    2,320,000        --         --
                                  ----------- ----------- ---------- ----------
    Operating income.............   2,746,245   1,524,255  1,121,903  1,356,725
Interest expense, including
 amounts paid to related parties
 December 31, 1995 $57,045;
 December 31, 1996 $73,840;
 March 31, 1996 $27,246
 March 31, 1997 $11,260..........     141,539     234,838     68,079     64,336
                                  ----------- ----------- ---------- ----------
    Net income................... $ 2,604,706 $ 1,289,417 $1,053,824 $1,292,389
                                  =========== =========== ========== ==========


                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            COMMON   RETAINED
                                                            STOCK    EARNINGS
                                                           -------- -----------
Balance, December 31, 1994................................ $100,000 $ 6,827,722
  Net income..............................................      --    2,604,706
                                                           -------- -----------
Balance, December 31, 1995................................  100,000   9,432,428
  Net income..............................................      --    1,289,417
                                                           -------- -----------
Balance, December 31, 1996................................  100,000  10,721,845
  Net income (unaudited)..................................      --    1,292,389
                                                           -------- -----------
Balance, March 31, 1997 (unaudited)....................... $100,000 $12,014,234
                                                           ======== ===========



                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                            STATEMENTS OF CASH FLOWS

                                                        THREE-MONTHS ENDED
                           YEAR ENDED DECEMBER 31,           MARCH 31,
                          --------------------------  ------------------------
                              1995          1996         1996         1997
                          ------------  ------------  -----------  -----------
                                                            (UNAUDITED)
Operating Activities:
  Net income............. $  2,604,706  $  1,289,417  $ 1,053,824  $ 1,292,389
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
    Depreciation.........    2,166,209     2,976,120      657,116      833,646
    Gain on sale of
     rental equipment ...   (1,866,525)   (2,019,108)    (457,612)    (535,731)
    Changes in operating
     assets and
     liabilities:
      Accounts
       receivables ......     (543,772)     (647,408)     255,106      196,464
      Parts and supplies
       inventories.......      (22,620)     (262,365)         394          378
      Other receivables
       and prepaid
       expense...........      (20,702)       18,751         (502)     (27,411)
      Accounts payable
       and accrued
       expenses..........       26,902       569,519      (86,334)    (340,587)
      Litigation judgment
       liability.........          --      2,320,000          --           --
                          ------------  ------------  -----------  -----------
        Net cash provided
         by operating
         activities......    2,344,198     4,244,926    1,421,992    1,419,148
                          ------------  ------------  -----------  -----------
Investing Activities:
  Proceeds from sale of
   equipment.............    7,225,096     7,350,903    1,831,976    2,076,763
  Purchase of equipment..  (11,520,436)  (11,158,745)  (1,520,970)  (1,918,821)
  Purchase of investment
   in life insurance.....      (25,365)      (25,365)      (6,341)      (6,341)
                          ------------  ------------  -----------  -----------
        Net cash provided
         by (used in)
         investing
         activities......   (4,320,705)   (3,833,207)     304,665      151,601
                          ------------  ------------  -----------  -----------
Financing Activities:
  Borrowings from
   stockholders..........    1,833,024           --           --           --
  Payments to
   stockholders..........   (1,122,509)     (988,280)    (251,444)     (27,516)
  Net borrowings
   (payments) from note
   payable...............    1,266,392      (947,339)  (1,475,213)  (1,543,233)
  Proceeds from long-term
   obligations...........          --      1,500,000          --           --
                          ------------  ------------  -----------  -----------
        Net cash provided
         by (used in)
         financing
         activities......    1,976,907      (435,619)  (1,726,657)  (1,570,749)
                          ------------  ------------  -----------  -----------
        Net increase
         (decrease) in
         cash............          400       (23,900)         --           --
Cash balance, beginning
 of period...............       26,850        27,250       27,250        3,350
                          ------------  ------------  -----------  -----------
Cash balance, end of
 period.................. $     27,250  $      3,350  $    27,250  $     3,350
                          ============  ============  ===========  ===========
Supplemental Disclosure
 of Cash Flow
 Information,
  Cash paid for interest. $    145,501  $    215,184  $    53,885  $    61,477

                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

  Basis of presentation: Brute Equipment Co. was incorporated in the state of Iowa in May 1984 and qualified to do business under the assumed name of Foxx Hy-Reach, Inc. in the same month. During 1986, the Company, with the consent of its stockholders, elected to be taxed as an S-Corporation. The Company's operations consist principally of the short-term rental and the sale of equipment to the construction industry primarily in the midwest United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Certain amounts for 1995 have been reclassified to conform with the classifications used in 1996, with no effect on net income or stockholders' equity.

  Revenue recognition: Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the statements of operations include revenues earned on equipment rentals, fuel sales and rental equipment delivery fees. Revenue from the sale of parts, supplies and equipment is recorded at the time of delivery to or pick-up by the customer.

  Credit policy: Substantially all of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required, although in many cases, mechanics' liens are filed to protect the Company's interests. The Company maintains reserves it believes are adequate for potential credit losses.

  Parts and supplies inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Equipment and leasehold improvements: Equipment and leasehold improvements are stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives:

                                                                           YEARS
                                                                           -----
     Rental equipment.....................................................  6-7
     Office and computer equipment........................................  5-7
     Transportation equipment.............................................  3-5
     Leasehold improvements...............................................  10

  Advertising costs: Advertising costs are expensed as incurred and totaled $35,320 and $36,101 for the years ended December 31, 1995 and 1996, respectively, and $10,030 and $12,217 for the three-months ended March 31, 1996 and 1997 (unaudited), respectively.

  Concentrations of credit risk: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable which is limited due to the large number of customers.

  Fair value of financial instruments: The carrying amount of cash, accounts receivables, litigation judgment liability and accounts payable approximates fair value because of the short maturity of these instruments. The

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

carrying amount of notes payable which carry current interest rates and have short maturities approximates fair value.

NOTE 2. UNAUDITED INTERIM INFORMATION

  In the opinion of management, the accompanying unaudited condensed financial information of the Company contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly the Company's financial position as of March 31, 1997, and the results of its operations and its cash flows for the three-months ended March 31, 1996 and 1997. These results are not necessarily indicative of the results to be expected for the full fiscal year.

NOTE 3. OPERATING EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Operating equipment and leasehold improvements consist of the following:

                                                  DECEMBER 31,
                                              ---------------------  MARCH 31,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
   Vehicles, machinery and equipment......... $1,086,270 $1,003,294 $  922,770
   Leasehold improvements....................     73,494     73,494     73,494
   Furniture, fixtures and computer
    equipment................................     56,690    134,362    142,703
                                              ---------- ---------- ----------
                                               1,216,454  1,211,150  1,138,967
   Less accumulated depreciation and
    amortization.............................    625,695    718,709    717,093
                                              ---------- ---------- ----------
                                              $  590,759 $  492,441 $  421,874
                                              ========== ========== ==========

NOTE 4. PLEDGED ASSETS AND NOTES PAYABLE

  Long-term obligations consist of the following:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1995       1996
                                                           ---------- ----------
   Revolving credit agreement with a bank, $2,000,000,
    ($3,000,000 as of December 31, 1995) interest at 3/8%
    under the bank's prime rate, (8.5% as of December 31,
    1996), due June 30, 1997, collateralized by
    substantially all assets of the Company and the
    personal guarantees of the officer-stockholders and
    the spouse of one of the officer-stockholders. ......  $2,859,141 $1,911,802
   Note payable, bank, due in annual installments of
    $300,000 plus interest at 7.84%, due April 1999,
    collateralized by substantially all assets of the
    Company and the personal guarantees of the officer-
    stockholders and the spouse of one of the officer-
    stockholders. .......................................         --   1,500,000
   Note payable, officer-stockholders, due on demand,
    unsecured. The interest rate in effect as of December
    31, 1995 and 1996 was 7% and 8%, respectively. ......   1,567,635    579,355
                                                           ---------- ----------
                                                           $4,426,776 $3,991,157
                                                           ========== ==========

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The Company also has an unused $1,500,000 line-of-credit agreement with a bank that pays interest at 3/8% under the bank's prime rate (8.5% as of December 31, 1996), due April 30, 1997, collateralized by substantially all assets of the Company and the personal guarantees of the officer-stockholders and the spouse of one of the officer-stockholders.

NOTE 5. STOCKHOLDERS' AGREEMENT

  The stockholders of the Company have entered into an agreement which places restrictions on the transfer of their stock during their lifetime. The agreement also contains provisions for the mandatory purchase of shares, by the surviving stockholder, upon the death or disability of a stockholder under the terms and conditions set forth in the agreement.

NOTE 6. LEASE COMMITMENTS AND RENTAL EXPENSE

  The Company leases its Morton, Illinois facility from an officer-stockholder. The agreement expires July 24, 1997 and requires monthly rentals of $2,500 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The Company leases its Moline, Illinois facility from an officer-stockholder. The agreement expires June 30, 1997 and requires monthly rentals of $5,500 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The Company leases a facility in Des Moines, Iowa. The agreement expires May 14, 2000 and requires monthly rentals of $3,500 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The Company also leases a facility in Cedar Rapids, Iowa. The agreement expires May 31, 1998 and requires monthly rentals of $3,000 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The total rental expense for the years ended December 31, 1995 and 1996 was $165,400 and $179,600, respectively, and $45,600 and $44,700 for the three-
months ended March 31, 1996 and 1997 (unaudited), respectively. Of the total rent expense, $96,000 was paid to an officer-stockholder for each of the years ended December 31, 1995 and 1996, respectively, and $24,000 for each of the three-months ended March 31, 1996 and 1997 (unaudited).

  The total minimum rental commitment under these leases as of December 31, 1996 is $242,500 which is due as follows:

        YEAR ENDING DECEMBER 31:
        ------------------------
          1997........................................................ $126,000
          1998........................................................   57,000
          1999........................................................   42,000
          2000........................................................   17,500
                                                                       --------
                                                                       $242,500
                                                                       ========

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7. DISCRETIONARY BONUSES AND MANAGEMENT FEE

  The Company pays discretionary bonuses to its officers and key employees. The amount of these bonuses totaled $1,198,500 and $1,107,500 for the years ended December 31, 1995 and 1996, respectively. There were no discretionary bonuses paid to officers or key employees during each of the three-months ended March 31, 1996 and 1997 (unaudited).

  The Company purchases management services from Knox Rental Stores, Inc. The principal stockholder of Knox Rental Stores, Inc. is also a stockholder of Brute Equipment Co. The amount of these management services purchased totaled $1,000,000 for each of the years ended December 31, 1995 and 1996.

NOTE 8. EMPLOYEE BENEFITS AND RETIREMENT PLANS

  The Company has a group health insurance plan for all of its employees. The plan qualifies as a "cafeteria plan" under Section 125 of the Internal Revenue Code of 1986. The Company has elected to self-insure claims ranging from $100 to $500 whereby the Company pays 80% of all claims within this range. Expenses relating to the plan totaled $10,345 and $9,346 for the years ended December 31, 1995 and 1996, respectively, and $2,050 and $2,320 for the three-months ended March 31, 1996 and 1997 (unaudited), respectively.

  Effective January 1, 1995, the Company established a 401(k) retirement plan. Employees are eligible to participate in the Plan after completing one year of full-time service and attaining age 21. Eligible employees are allowed to defer up to 15% of their salary. The Company makes matching contributions of 25% of the employee's contribution with a maximum Company contribution of 6% of eligible employee wages. The employee vests in the employer matching contribution at a rate of 20% per year after two years of service. Employees are 100% vested in the employer contribution after six years of service. The Company's contributions to the Plan for the years ended December 31, 1995 and 1996 was $19,734 and $29,534, respectively, and $1,336 and $1,045 for the three-months ended March 31, 1996 and 1997 (unaudited), respectively.

NOTE 9. LITIGATION JUDGMENT LIABILITY

  In November 1996, a $3,200,000 judgment was awarded by a jury to a construction worker injured while using equipment owned by the Company. The Company has insurance coverage for $1,000,000 of this liability and may also have a claim against its insurance provider for the remaining $2,200,000, plus accrued interest.

NOTE 10. INCOME TAXES

  The Company, with the consent of its stockholders has elected to be taxed under sections of the federal and state income tax laws as an S-Corporation. This election provides, that in lieu of corporate income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions, losses and credits. Therefore, these financial statements do not include any provision for corporate income taxes.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The net book value of the Company's assets and liabilities exceeded their tax basis by $2,800,837 and $1,561,420 as of December 31, 1995 and 1996,
respectively. The differences between net book value and tax basis as of December 31, 1995 and 1996, by major asset and liability, are as follows:

                                         1995                    1996
                                ----------------------- -----------------------
                                 NET BOOK                NET BOOK
                                   VALUE     TAX BASIS     VALUE     TAX BASIS
                                ----------- ----------- ----------- -----------
   Trade receivables........... $ 2,002,199 $ 2,022,199 $ 2,737,045 $ 2,757,045
   Rental equipment............  11,277,363   8,475,684  14,226,511  10,311,157
   Operating equipment and
    leasehold improvements.....     590,759     571,601     492,441     506,375
                                ----------- ----------- ----------- -----------
                                 13,870,321  11,069,484  17,455,997  13,574,577
   Litigation judgment
    liability..................         --          --    2,320,000         --
                                ----------- ----------- ----------- -----------
                                $13,870,321 $11,069,484 $15,135,997 $13,574,577
                                =========== =========== =========== ===========

NOTE 11. SUBSEQUENT EVENT

  On April 25, 1997 the Company agreed to sell substantially all of its operating assets to Rental Service Corporation at an amount greater than their net book value. The closing of this transaction is expected to occur on or before June 30, 1997 and is subject to a number of closing conditions.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Rental Service Corporation

  We have audited the accompanying combined balance sheets as of October 31, 1997 and 1996, of Rent-It-Center, Inc. and Affiliates listed in Note 1, and the related combined statements of operations, stockholders' and members' equity (deficit) and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position at October 31, 1997 and 1996, of Rent-It-Center, Inc. and Affiliates listed in Note 1, and the combined results of their operations and their cash flows for each of the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ERNST & YOUNG LLP

Phoenix, Arizona
November 7, 1997

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                            COMBINED BALANCE SHEETS

                                                                 OCTOBER 31
                                                           -----------------------
                                                              1996        1997
                                                           ----------- -----------
                         ASSETS
                         ------
Cash.....................................................  $       --  $   283,407
Accounts receivable, net of allowances for doubtful
 accounts of $96,000 and $192,000 at October 31, 1996 and
 1997, respectively......................................    4,854,397   5,409,613
Parts and supplies inventories...........................    2,013,637   2,993,454
Prepaid and recoverable income taxes.....................      208,668     243,284
Other receivables and prepaid expenses...................      385,177     138,917
Deferred income taxes....................................       98,991     467,432
Rental equipment, principally machinery, at cost, net of
 accumulated depreciation of $13,526,000 and $17,849,000
 at October 31, 1996 and 1997, respectively..............   37,134,177  33,752,745
Operating property and equipment, at cost, net...........    3,755,028   4,908,510
Intangible assets, net of accumulated amortization of
 $79,000 and $203,000 at October 31, 1996 and 1997,
 respectively............................................    1,561,279   1,437,954
Cash surrender value of life insurance policies..........      161,013         --
                                                           ----------- -----------
    Total assets.........................................  $50,172,367 $49,635,316
                                                           =========== ===========
    LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY
    -------------------------------------------------
Bank overdraft...........................................  $    43,263 $       --
Accounts payable.........................................    2,854,990   3,064,990
Payroll and other accrued expenses.......................    1,904,166   1,279,896
Bank debt and long-term obligations......................   21,182,250  16,729,243
Deferred income taxes....................................    3,215,192   4,944,750
                                                           ----------- -----------
    Total liabilities....................................   29,199,861  26,018,879
                                                           ----------- -----------
Commitments and contingencies
Stockholders' and members' equity:
  Common stock...........................................       11,600      11,600
  Retained earnings......................................   20,377,616  22,460,867
  Members' equity........................................      583,290   1,143,970
                                                           ----------- -----------
                                                            20,972,506  23,616,437
                                                           ----------- -----------
    Total liabilities and stockholders' and members'
     equity..............................................  $50,172,367 $49,635,316
                                                           =========== ===========

                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                       COMBINED STATEMENTS OF OPERATIONS

                                               YEAR ENDED OCTOBER 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Revenue:
  Equipment rentals..................... $21,225,254  $25,279,134  $34,791,441
  Sales of parts, supplies and new
   equipment............................   9,117,503   10,518,131   12,411,690
  Sales of used equipment...............   1,852,560    1,253,608    2,593,140
                                         -----------  -----------  -----------
    Total revenue.......................  32,195,317   37,050,873   49,796,271
Cost of revenue:
  Cost of equipment rentals, excluding
   equipment depreciation...............   8,411,128   10,039,913   16,194,742
  Rental equipment depreciation.........   3,147,577    4,426,614    6,364,659
  Cost of sales of parts, supplies and
   new equipment........................   8,268,688    9,607,343   11,873,647
  Cost of sales of used equipment.......   1,030,779      629,056    1,924,962
                                         -----------  -----------  -----------
    Total cost of revenue...............  20,858,172   24,702,926   36,358,010
                                         -----------  -----------  -----------
    Gross profit........................  11,337,145   12,347,947   13,438,261
  Selling, general and administrative
   expenses.............................   4,557,859    5,149,382    7,058,017
  Operating property and equipment
   depreciation and amortization........     356,917      503,245      889,215
  Amortization of intangibles...........      21,793       30,301      123,325
                                         -----------  -----------  -----------
    Operating income....................   6,400,576    6,665,019    5,367,704
Other income (expense):
  Charitable contributions..............    (306,222)    (311,970)      (6,996)
  Interest income.......................      51,362       35,855       30,900
  Interest expense......................    (316,368)    (588,880)  (1,599,573)
                                         -----------  -----------  -----------
    Income before income taxes..........   5,829,348    5,800,024    3,792,035
  Provision for income taxes............   2,017,136    1,985,530    1,328,504
                                         -----------  -----------  -----------
    Net income.......................... $ 3,812,212  $ 3,814,494  $ 2,463,531
                                         ===========  ===========  ===========


                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

       COMBINED STATEMENTS OF STOCKHOLDERS' AND MEMBERS' EQUITY (DEFICIT)

                  YEARS ENDED OCTOBER 31, 1995, 1996 AND 1997

                             RENT-IT-CENTER, INC.
                          --------------------------
                                                       LANOHA LEASING
                                                      LIMITED LIABILITY
                                                       COMPANY, D/B/A
                          COMMON STOCK,               CENTER RENTAL AND
                          $1 PAR VALUE,                    SALES--      CENTER RENTAL AND
                          50,000 SHARES                 KANSAS CITY,      SALES--OMAHA,       ZUNI RENTAL
                            AUTHORIZED                     L.L.C.            L.L.C.       ENTERPRISES, L.L.C.
                          --------------              ----------------- ----------------- -------------------
                                          RETAINED     MEMBERS' EQUITY   MEMBERS' EQUITY    MEMBERS' EQUITY
                          SHARES AMOUNT   EARNINGS        (DEFICIT)         (DEFICIT)          (DEFICIT)        TOTALS
                          ------ ------- -----------  ----------------- ----------------- ------------------- -----------
Balances at November 1,
 1994...................  11,600 $11,600 $13,699,475      $(81,323)         $(144,752)         $    --        $13,485,000
 Cash dividends paid....     --      --      (69,600)          --                 --                --            (69,600)
 Net income.............     --      --    3,360,550       332,137            119,525               --          3,812,212
                          ------ ------- -----------      --------          ---------          --------       -----------
Balances at October 31,
 1995...................  11,600  11,600  16,990,425       250,814            (25,227)              --         17,227,612
 Cash dividends paid....     --      --      (69,600)          --                 --                --            (69,600)
 Net income (loss)......     --      --    3,456,791       160,798            225,178           (28,273)        3,814,494
                          ------ ------- -----------      --------          ---------          --------       -----------
Balances at October 31,
 1996...................  11,600  11,600  20,377,616       411,612            199,951           (28,273)       20,972,506
 Cash dividends paid....     --      --      (69,600)          --                 --                --            (69,600)
 Capital contribution...     --      --          --            --                 --            250,000           250,000
 Net income (loss)......     --      --    2,152,851       (83,678)           335,538            58,820         2,463,531
                          ------ ------- -----------      --------          ---------          --------       -----------
Balances at October 31,
 1997...................  11,600 $11,600 $22,460,867      $327,934          $ 535,489          $280,547       $23,616,437
                          ====== ======= ===========      ========          =========          ========       ===========

                          See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                       COMBINED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED OCTOBER 31,
                                        --------------------------------------
                                           1995          1996         1997
                                        -----------  ------------  -----------
Operating activities
  Net income........................... $ 3,812,212  $  3,814,494  $ 2,463,531
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Provisions for (reductions in)
     allowances for losses on accounts
     receivable........................       6,000       (12,832)      96,332
    Provision for inventory
     obsolescence......................         --            --       156,182
    Depreciation and amortization......   3,526,287     4,960,160    7,377,199
    Gain on sales of used equipment....    (821,781)     (624,552)    (668,178)
    Deferred income tax expense........     226,336     1,104,508    1,361,117
    Changes in operating assets and
     liabilities, net of the effect of
     a business acquisition:
      Accounts receivable..............    (269,520)     (211,783)    (651,548)
      Parts and supplies inventories...    (170,870)     (340,376)  (1,135,999)
      Prepaid and recoverable income
       taxes...........................    (150,286)      (58,382)     (34,616)
      Other receivables and prepaid
       expenses........................     (63,726)      (12,893)     246,260
      Accounts payable.................     623,131       550,700      210,000
      Payroll and other accrued
       expenses........................     469,401       223,242     (624,270)
      Accrued income taxes.............     (59,695)          --           --
                                        -----------  ------------  -----------
        Net cash provided by operating
         activities....................   7,127,489     9,392,286    8,796,010
Investing activities
  Acquisition of rental operations, net
   of cash acquired....................         --    (12,945,607)         --
  Purchases of rental equipment and
   operating property and equipment....  (8,497,199)  (15,053,391)  (6,950,886)
  Proceeds from sales of used
   equipment...........................   1,852,560     1,253,608    2,593,140
  Decrease (increase) in cash surrender
   value of life insurance policies....     (49,524)      (52,432)     161,013
                                        -----------  ------------  -----------
        Net cash used in investing
         activities....................  (6,694,163)  (26,797,822)  (4,196,733)
Financing activities
  Principal borrowings under long-term
   debt arrangements................... $   650,000  $ 22,953,961  $ 2,175,000
  Principal payments on long-term debt.  (1,796,800)   (5,313,841)  (6,628,007)
  Increase (decrease) in bank
   overdraft...........................     208,247      (164,984)     (43,263)
  Capital contribution.................         --            --       250,000
  Cash dividends paid..................     (69,600)      (69,600)     (69,600)
                                        -----------  ------------  -----------
        Net cash provided by (used in)
         financing activities..........   1,008,153    17,405,536   (4,315,870)
                                        -----------  ------------  -----------
        Net increase (decrease) in
         cash..........................    (574,827)          --       283,407
Cash at beginning of year..............     574,827           --           --
                                        -----------  ------------  -----------
Cash at end of year.................... $       --   $        --   $   283,407
                                        ===========  ============  ===========
Supplemental cash flow information:
  Cash paid for interest............... $   316,368  $    482,569  $ 1,664,418
                                        ===========  ============  ===========
  Cash paid for income taxes........... $ 2,000,781  $    939,404  $     2,003
                                        ===========  ============  ===========

                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               OCTOBER 31, 1997

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Rent-It-Center, Inc. and Affiliates d/b/a Center Rental and Sales (hereinafter collectively referred to as "Center") operate in a single industry segment: the short-term rental of equipment, including ancillary sales of parts, supplies and rental equipment, through a network of fourteen rental center locations in Colorado, Kansas, Missouri, Nebraska, New Mexico and Texas.

 Basis of Presentation

  The accompanying combined financial statements include the accounts of Rent-It-Center, Inc., a Colorado corporation authorized to do business in Colorado and Wyoming, and the following Affiliates: Lanoha Leasing Limited Liability Company, d/b/a Center Rental and Sales--Kansas City, L.L.C. ("Lanoha Leasing"), a Wyoming limited liability company authorized to do business in Kansas and Missouri, Center Rental and Sales--Omaha, L.L.C. ("Center Rental"), a Colorado limited liability company authorized to do business in Nebraska and Iowa and, effective October 7, 1996, Zuni Rental Enterprises, L.L.C. ("Zuni Rental"), a Colorado limited liability company authorized to do business in Texas and New Mexico. The four entities are controlled by one family and managed by a common executive group. All material inter-affiliate accounts and transactions have been eliminated.

  The operating agreements for the limited liability companies generally limit each member's personal liability for any debts or losses of the company to the member's corresponding capital contributions. The limited liability companies have only one class of members' interest with equivalent rights, preferences and privileges for all members; however, under certain circumstances, the net losses of the companies are not shared in proportion to the members' capital sharing ratio. The following table summarizes certain information regarding each of the limited liability companies, including the maximum allowable term of the company pursuant to its underlying operating agreement.

                                                                 MANDATORY
                                           MEMBERS' CAPITAL OPERATING AGREEMENT
                                            CONTRIBUTIONS    DISSOLUTION DATE
                                           ---------------- -------------------
   Lanoha Leasing.........................     $ 10,000       October 30, 2021
   Center Rental..........................       10,000       February 4, 2024
   Zuni Rental............................      250,000     September 20, 2026

  The nature of Center's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying combined balance sheets are presented on an unclassified basis.

  The accompanying combined financial statements give no effect to the proposed transaction described in Note 9 herein.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Revenue Recognition

  Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the combined statements of operations includes revenues earned on equipment rentals and rental equipment delivery fees. Revenue from the sale of parts, supplies and new equipment, which includes fuel sales, is recorded at the time of delivery or pick-up by the customer.

 Credit Policy

  A significant portion of Center's business is on a credit basis. Center extends credit to its commercial customers based on evaluations of their financial condition and their ability to pay. Generally, no collateral is required. Center has diversified its customer base by operating rental locations in six states. Center maintains reserves it believes adequate for potential credit losses.

 Parts and Supplies Inventories

  Parts and supplies inventories consist principally of parts, commodity-type supplies and small to medium-sized equipment for sale. All inventories are valued at the lower of cost or market, with cost determined by the weighted average method of inventory costing.

 Depreciation and Amortization

  Rental equipment and operating property and equipment are being depreciated using the straight-line method over the estimated useful lives of the underlying assets. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets. For financial statement purposes Center utilizes the following estimated useful lives:

   Rental equipment...............................................  5 to 7 years
   Vehicles, machinery and equipment..............................       5 years
   Leasehold improvements......................................... 5 to 15 years

  Rental equipment is depreciated to a salvage value of approximately 30-35% of cost. Center expenses repairs and maintenance as incurred and all acquisitions less than $1,000.

 Intangible Assets

  Goodwill is recorded at cost and amortized using the straight-line method over 15 years. The recoverability of goodwill, which had a net book value of approximately $1,421,000 at October 31, 1997, is analyzed annually based on actual and projected levels of profitability and cash flows of the locations acquired on an undiscounted basis.

  Organizational costs are recorded at cost and amortized over a five year period commencing with the opening of the related rental facility.

 Income Taxes

  Center utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Lanoha Leasing, Center Rental, and Zuni Rental are treated as if they are partnerships and, accordingly, the members of such companies recognize the companies' net income or loss on their personal income tax returns in proportion to their ownership interests therein.

 Advertising

  Costs of advertising, including radio, print and sales catalogue expenditures, are expensed as incurred. Advertising expenses were approximately $272,000, $336,000 and $570,000 for the years ended October 31, 1995, 1996 and 1997, respectively.

 Concentrations of Credit Risk

  Financial instruments that potentially subject Center to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

  Center maintains cash with various financial institutions located throughout the country in order to limit exposure to any one institution; however, Center occasionally maintains funds on deposit with banks which exceed the available federally insured limits. Center performs periodic evaluations of the relative credit standing of those financial institutions that are considered in Center's investment strategy.

  Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number and geographic diversity of Center's customer base. Additionally, at October 31, 1996, approximately $830,000 of Center's accounts receivable were subject to full recourse against the seller of the rental business operations described in Note 6.

 Fair Values of Financial Instruments

  The carrying amounts reported in the combined balance sheets for cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is determined using current applicable interest rates as of the balance sheet date and approximates the carrying value of such debt because the underlying instruments are at variable rates which are repriced frequently or are at rates which reasonably approximate Center's current rate of borrowing for similar secured and unsecured financings.

 Cash Surrender Value of Life Insurance Policies

  Prior to October 31, 1997, Center maintained three split-dollar life insurance policies on the combined group's chief executive officer. Center was neither the owner nor the beneficiary of such policies; however, the chief executive officer and Center had a verbal agreement whereby Center would be reimbursed the lesser of the policies' cash surrender values or the cumulative premiums paid by Center. In connection with such agreement, the chief executive officer liquidated Center's interests in the life insurance policies in October 1997 with a cash payment of approximately $215,000.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


2. PARTS AND SUPPLIES INVENTORIES

  Inventories consisted of the following:

                                                              OCTOBER 31
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Parts for resale...................................  $ 1,329,060 $ 2,335,510
   Parts and supplies for internal consumption........      684,577     657,944
                                                        ----------- -----------
                                                        $ 2,013,637 $ 2,993,454
                                                        =========== ===========

3. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consisted of the following:

                                                              OCTOBER 31
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Vehicles, machinery and equipment..................  $ 4,665,594 $ 5,827,410
   Leasehold improvements.............................      506,016   1,024,213
   Other..............................................      152,709     173,398
                                                        ----------- -----------
                                                          5,324,319   7,025,021
   Less accumulated depreciation and amortization.....    1,569,291   2,116,511
                                                        ----------- -----------
                                                        $ 3,755,028 $ 4,908,510
                                                        =========== ===========

4. BANK DEBT AND LONG-TERM OBLIGATIONS

  Bank debt and long-term obligations consisted of the following:

                                                              OCTOBER 31
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Revolving line of credit...........................  $15,153,957 $ 6,375,000
   8.0% unsecured bank loans, principal and interest
    due on December 31, 1997..........................          --    6,225,000
   9.3% secured bank loan, dated November 8, 1995,
    principal and interest payable monthly, maturing
    November 8, 2000..................................    2,549,672   2,012,051
   8.8% secured bank loan, dated June 18, 1996,
    principal and interest payable monthly, maturing
    June 18, 2001.....................................    2,361,933   1,933,359
   Various secured equipment notes payable at interest
    rates not exceeding 7.9%, maturing between
    November 1996 and October 1998....................      916,688     183,833
   Note payable to a family member of a principal
    stockholder/member with interest at 9.0%..........      200,000         --
                                                        ----------- -----------
                                                        $21,182,250 $16,729,243
                                                        =========== ===========

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Interest paid on the note payable to a family member of a principal stockholder/member for the years ended October 31, 1995, 1996 and 1997 was approximately $18,000, $18,000 and $15,000, respectively.

  Principal maturities of long-term debt for the years ending October 31 are as follows:

     1998........................................................... $ 7,467,280
     1999...........................................................   1,159,513
     2000...........................................................   1,769,891
     2001...........................................................   6,332,559
                                                                     -----------
       Total........................................................ $16,729,243
                                                                     ===========

 Revolving Line of Credit and Unsecured Bank Loans

  On September 26, 1996, Rent-It-Center, Inc. entered into an unsecured revolving line of credit agreement with its principal bank in the amount of $17.0 million to be used to acquire the net assets of the equipment rental operations described in Note 6 and for working capital purposes. Effective October 27, 1997, the revolving line of credit agreement was restructured insofar as the then outstanding balance was converted to an unsecured line of credit agreement with a maximum borrowing of $7.5 million by Rent-It Center, Inc. and individual 8.0% unsecured term loans with each of the three limited liability companies aggregating $7.0 million. At October 31, 1997, Center had $6,375,000 and $6,225,000 outstanding under the revolving line of credit agreement and the unsecured term loans, respectively. Accordingly, as of such date, $1,125,000 remains available under the revolving line of credit agreement. Effective October 31, 1997, certain stockholders/members of Center assumed primary responsibility for the unsecured bank term loans held by the Affiliates of Rent-It-Center, Inc.

  The revolving line of credit, which expires on October 1, 2001, will be permanently reduced to $7.0 million on or before October 1, 2000. Additionally, excess cash flow, as defined in the line of credit agreement, can accelerate the annual principal reduction. Furthermore, the bank, at its sole discretion, can unilaterally demand repayment of the entire balance outstanding under the line of credit agreement at any time; however, the bank has not currently expressed any intent to subjectively accelerate repayment.

  The line of credit terms provide for a variable rate of interest equal to the bank's prime lending rate less one half of one percent (effective rates of 7.8% and 8.0% at October 31, 1996 and 1997, respectively). Through October 1, 2001, Rent-It-Center, Inc. has the option to permanently set the interest rate on all or a portion of the outstanding principal balance at its discretion, subject to the terms and conditions of the underlying loan agreement. Interest is generally payable monthly.

 Secured Bank and Other Borrowings

  Lanoha Leasing maintains two long-term loans, which are secured by a first security interest in the accounts receivable, inventories, equipment and general intangible assets owned by such entity (aggregate net book value of those assets were approximately $5.1 million at October 31, 1997). The total outstanding balance of such secured loans at October 31, 1997 was $3,945,410. The bank may accelerate payments of amounts due thereunder if the bank deems itself insecure for any reason whatsoever; however, the bank has not currently expressed any intent to subjectively accelerate repayment. Additionally, both secured loans include partial and full prepayment penalty provisions that range from 1/4% to 1/2% of the principal balance subject to prepayment (partial prepayments impacted if they exceed $150,000). The prepayment penalties are wholly eliminated in the fifth year of each loan term.

  Zuni Rental also maintains various secured equipment notes payable, which are collateralized by assets with a net book value of approximately $300,000 at October 31, 1997.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Loan Covenants

  Center's various debt agreements have financial covenants for Center and, in certain instances, individual members of the combined group which cover tangible net worth, leverage ratios, cash flow ratios and debt coverage ratios, most of which are measurable at quarterly and annual intervals. The debt agreements also contain covenants and provisions that restrict, among other things, Center's or individual members of the combined group's ability to i) incur additional indebtedness, ii) incur liens or encumbrances on its property and equipment, iii) make certain investments, loans or guarantees other than in the normal course of business, iv) declare or pay dividends from Rent-It Center, Inc. in excess of $500,000 per annum, v) engage in certain sales of assets, vi) merge, consolidate with or acquire other business entities, and vii) fundamentally alter the underlying nature or scope of the existing business. Additionally, the debt agreements require Center to maintain its material cash accounts, including its cash concentration account, at the lending bank. Substantially all of the debt agreements contain cross default provisions. As of October 31, 1997, Center and the individual members of the combined group are in compliance with all financial and operational covenants of its debt agreements.

5. INCOME TAXES

  Rent-It Center, Inc. is subject to federal and certain state income taxes. The income tax expense (benefit) is summarized as follows:

                                                    YEARS ENDED OCTOBER 31
                                               --------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- ----------
     Current:
       Federal................................ $1,548,305 $  791,131 $  (32,613)
       State..................................    242,495     89,891        --
                                               ---------- ---------- ----------
                                                1,790,800    881,022    (32,613)
     Deferred:
       Federal................................    195,952    951,269  1,145,838
       State..................................     30,384    153,239    215,279
                                               ---------- ---------- ----------
                                                  226,336  1,104,508  1,361,117
                                               ---------- ---------- ----------
                                               $2,017,136 $1,985,530 $1,328,504
                                               ========== ========== ==========

  The income tax expense differs from amounts currently payable because certain revenue and expenses are reported in the statements of income in periods that differ from those in which they are subject to taxation.

  Reconciliations between the statutory federal income tax rate of 34% and Center's effective tax rates are as follows:

                                                 YEARS ENDED OCTOBER 31
                                            ----------------------------------
                                               1995        1996        1997
                                            ----------  ----------  ----------
     Federal statutory income taxes........ $1,981,978  $1,972,008  $1,289,292
     Earnings of Rent-It-Center, Inc.
      Affiliates taxed to individual
      members..............................   (153,565)   (121,619)   (105,631)
     State income taxes, net of federal
      benefit..............................    180,100     160,466     142,084
     Other.................................      8,623     (25,325)      2,759
                                            ----------  ----------  ----------
                                            $2,017,136  $1,985,530  $1,328,504
                                            ==========  ==========  ==========

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Center's deferred tax assets and liabilities are as follows:

                                                               OCTOBER 31
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
   Deferred tax assets:
     Allowances for doubtful accounts.................... $   33,750 $   57,563
     Inventory obsolescence reserves.....................        --      58,568
     Inventory overhead capitalization...................     11,989     17,300
     Vacation accrual....................................     53,252     78,110
     Alternative minimum tax credit carryforward.........        --     253,472
     Other...............................................        --       2,419
                                                          ---------- ----------
                                                              98,991    467,432
                                                          ---------- ----------
   Deferred tax liabilities:
     Rental equipment and operating property and
      equipment, net.....................................  3,015,192  4,744,750
     Other...............................................    200,000    200,000
                                                          ---------- ----------
                                                           3,215,192  4,944,750
                                                          ---------- ----------
                                                          $3,116,201 $4,477,318
                                                          ========== ==========

  Rent-It-Center, Inc. has an alternative minimum tax credit carryover of approximately $253,000 for federal income tax purposes which is available to offset future regular income tax that is in excess of the alternative minimum tax in such year. If the transaction discussed in Note 9 occurs, the utilization of these alternative minimum tax credits will be subject to restrictions in accordance with Internal Revenue Service Code section 383 and the ultimate utilization is further limited based on the profitability of Rent-It-Center, Inc.; however, the carryforward period for an alternative minimum tax credit carryover is unlimited.

  At October 31, 1997, the aggregate reported bases for financial statement purposes of Rent-It Center Inc.'s nontaxable affiliates (i.e., the limited liability companies) exceed such entities corresponding bases for income tax purposes by approximately $3.8 million. Such net difference is primarily attributable to accelerated income tax depreciation and amortization.

6. BUSINESS COMBINATION

  On October 7, 1996, Rent-It-Center, Inc. acquired all the operating assets of three New Mexico and two Texas rental locations for approximately $12.9 million plus assumed liabilities of approximately $911,000. Rent-It-Center, Inc. retained the acquired rental equipment and transferred all the other acquired net assets to Zuni Rental. The acquired rental equipment is leased to Zuni Rental. The transaction was financed through Center's revolving line of credit agreement.

  This acquisition has been accounted for as a purchase and, accordingly, the acquired tangible and identifiable intangible assets and liabilities have been recorded at their estimated fair values at the date of acquisition with any excess purchase price reflected as goodwill in the accompanying combined financial statements. The operations of the acquired business is included in the combined statements of operations from the date of acquisition.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The following table sets forth the net assets acquired, liabilities assumed and cash purchase price for the acquisition:

     Assets acquired............................................... $12,324,726
     Goodwill......................................................   1,531,500
     Less: liabilities assumed.....................................    (910,619)
                                                                    -----------
     Cash purchase price........................................... $12,945,607
                                                                    ===========

  The following table sets forth the unaudited pro forma combined results of operations for the years ended October 31, 1995 and 1996 as if the above acquisition was consummated at the beginning of each fiscal year:

                                                          YEAR ENDED OCTOBER 31
                                                         -----------------------
                                                            1995        1996
                                                         ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
     Total revenue...................................... $43,603,000 $45,802,000
     Net income.........................................   5,650,000   4,210,000

7. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  Center leases certain operating premises and equipment under noncancellable operating leases. Substantially all of the property leases require Center to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Certain of the real property leases provide for escalation of future rental payments based upon increases in the consumer price index. Rental expense under such noncancellable operating leases totaled $251,000, $326,000, and $713,000 for the years ended October 31, 1995, 1996 and 1997, respectively. Future minimum lease payments, by the year ended October 31 and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more are as follows:

     1998............................................................ $  743,959
     1999............................................................    668,039
     2000............................................................    621,999
     2001............................................................    577,666
     2002............................................................     76,500
     Thereafter......................................................    291,000
                                                                      ----------
                                                                      $2,979,163
                                                                      ==========

  Additionally, Center leases certain real property from entities which are partially or wholly-owned by stockholders, members and/or officers of Center. Such noncancellable leases, which have various expiration dates through January 2002, require future minimum lease payments for the years ending October 31 and in the aggregate as follows:

     1998............................................................ $  720,000
     1999............................................................    720,000
     2000............................................................    720,000
     2001............................................................    720,000
     2002............................................................    420,000
                                                                      ----------
                                                                      $3,300,000
                                                                      ==========

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Rent expense under the related party real property leases for the years ended October 31, 1995, 1996 and 1997 was approximately $506,000, $436,000 and $688,000, respectively. Additionally, pursuant to the terms and conditions of such leases, Center is responsible for the insurance premiums, real property taxes and certain other costs associated directly or indirectly with the underlying real property.

 Purchase Obligations

  At October 31, 1997, Center was obligated under noncancellable purchase commitments to purchase approximately $1.0 million of rental equipment and inventories.

 Legal Matters

  Center is party to legal proceedings and potential claims arising in the ordinary course of its business. The ultimate legal and financial liability of Center with respect to such ongoing litigation cannot be estimated with any certainty but, in the opinion of management, Center has adequate legal defenses, reserves or insurance coverage with respect to those matters so that the ultimate resolution will not have a material adverse effect on Center's combined financial position, results of operations or cash flows.

 Environmental Matters

  Center and its operations are subject to a variety of environmental federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Center believes it is substantially in compliance with the aforementioned environmental laws and regulations. The landlord at certain of the related party lease locations has agreed to assume responsibility for the removal of underground fuel tanks at such locations and related remediation costs, if any.

8. EMPLOYEE BENEFIT PLAN

  Center has a 401(k) savings and retirement plan covering substantially all employees who have completed one year of service and attained the age of 18. The plan is a defined contribution plan and provides for Center to make contributions of 50% of a participant's elective salary deferral, up to 2% of each participant's total compensation, plus additional amounts at the option of the plan sponsor's Board of Directors. Center's matching contributions are funded on a current basis. Center's matching contributions, including discretionary contributions, for the years ended October 31, 1995, 1996 and 1997 were $161,000, $183,000 and $122,000, respectively.

9. PROPOSED BUSINESS COMBINATION

  On October 6, 1997, Center reached a definitive agreement to sell, effective November 1, 1997, all of the outstanding capital stock of Rent-It-Center, Inc. and substantially all of the assets of the Affiliates for approximately $100.9 million in cash, 482,315 shares of common stock (of which 64,544 shares will be issued over seven years, subject to earlier issuance over three years if certain performance objectives are achieved) of Rental Service Corporation ("RSC") and the assumption of Center's debt. The purchase price is subject to adjustment based on levels of stockholders' equity, inventory, equipment and debt. The transaction is anticipated to close by December 2, 1997. Pursuant to the acquisition agreements, RSC assumed effective control of Center's operations on November 1, 1997. The closing is subject to a number of closing conditions.

                         INDEPENDENT AUDITOR'S REPORT

The Shareholders and Board of Directors of
JDW Enterprises, Inc. d.b.a. Valley Rentals
Gilbert, Arizona

  We have audited the accompanying balance sheet of JDW Enterprises, Inc. d.b.a. Valley Rentals ("Valley") as of December 31, 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of Valley's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JDW Enterprises, Inc. d.b.a. Valley Rentals as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/WEINTRAUB & MORRISON, P.C.

Tempe, Arizona
February 25, 1997

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                                 BALANCE SHEETS

                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1996          1997
                                                     ------------  -------------
                                                                    (UNAUDITED)
                      ASSETS
                      ------
Current assets: (Note 1 (a))
 Cash on hand......................................  $      3,600  $      4,227
 Cash in bank (Note 2).............................        27,703           --
 Accounts receivable (Notes 1 (c), 3 and 7)........     8,003,236     8,917,102
 Inventory (Notes 1 (d) and 4).....................     2,049,601     3,060,291
 Prepaid expenses..................................       605,987       594,661
                                                     ------------  ------------
   Total current assets............................    10,690,127    12,576,281
                                                     ------------  ------------
Property and equipment: (Notes 1 (e) and 5)
 Land..............................................     1,434,102     1,434,102
 Land improvements.................................       614,241       634,712
 Buildings.........................................     3,933,038     4,023,176
 Leasehold improvements............................        12,889        29,493
 Rental equipment..................................    40,953,242    48,587,631
 Shop equipment....................................       380,268       443,414
 Trucks and trailers...............................     2,731,449     2,751,446
 Office equipment..................................     1,039,712     1,414,667
 Small tools.......................................       174,250       174,250
 Signs.............................................        23,432        26,742
 Construction in progress..........................        22,555        61,673
                                                     ------------  ------------
                                                       51,319,178    59,581,306
Less: accumulated depreciation and amortization....   (13,510,813)  (17,836,393)
                                                     ------------  ------------
Net property and equipment.........................    37,808,365    41,744,913
                                                     ------------  ------------
Other assets:
 Goodwill (Note 6) (net of accumulated
  amortization of $23,333 and $38,333 at December
  31, 1996 and September 30, 1997, respectively)...        76,667        61,667
 Other assets......................................           --        691,941
                                                     ------------  ------------
   Total other assets..............................        76,667       753,608
                                                     ------------  ------------
                                                     $ 48,575,159  $ 55,074,802
                                                     ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Current liabilities: (Note 1 (a))
 Bank overdrafts...................................  $        --   $    123,181
 Accounts payable..................................     2,212,778     1,863,760
 Note payable, bank (Note 9).......................     3,348,081     3,917,992
 Current portion of long-term debt.................     9,043,776     7,902,076
 Accrued salaries and wages........................       283,738       103,738
 Accrued property taxes............................       124,243       275,579
 Accrued sales taxes...............................       512,178       549,055
 Other accrued liabilities.........................        40,439        28,375
                                                     ------------  ------------
   Total current liabilities.......................    15,565,233    14,763,756
                                                     ------------  ------------
Long-term debt and obligations under capital lease:
 (Notes 5 and 7)...................................
 Notes payable.....................................    29,028,832    34,320,993
 Obligations under capital lease...................     1,583,097     1,117,529
 Related party loans...............................     3,529,778     3,430,459
 Less current portion above........................    (9,043,776)   (7,902,076)
                                                     ------------  ------------
   Total long-term debt............................    25,097,931    30,966,905
                                                     ------------  ------------
Total liabilities..................................    40,663,164    45,730,661
                                                     ------------  ------------
Commitments and contingencies (Note 8)
Stockholder's equity:
Common stock, no par value
  Authorized shares--1,000,000; Issued and
   outstanding shares--600,000.....................       600,000       600,000
Retained earnings..................................     7,311,995     8,744,141
                                                     ------------  ------------
Total stockholders' equity.........................     7,911,995     9,344,141
                                                     ------------  ------------
                                                     $ 48,575,159  $ 55,074,802
                                                     ============  ============

The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                            STATEMENTS OF OPERATIONS

                                                              NINE MONTHS
                                           YEAR ENDED     ENDED SEPTEMBER 30,
                                          DECEMBER 31,  ------------------------
                                              1996         1996         1997
                                          ------------  -----------  -----------
                                                              (UNAUDITED)
Revenues:
  Rental revenue and retail sales (Notes
   1 (b) and 7).........................  $30,731,628   $22,357,673  $24,566,437
  Sale of used equipment................    1,979,675     1,446,907    2,720,586
                                          -----------   -----------  -----------
                                           32,711,303    23,804,580   27,287,023
Cost of sales:
  Rental and retail (Notes 1 (b) and 7).    3,044,070     1,671,550    2,058,180
  Used equipment........................    1,309,521       888,448    1,728,991
                                          -----------   -----------  -----------
                                            4,353,591     2,559,998    3,787,171
                                          -----------   -----------  -----------
    Gross profit........................   28,357,712    21,244,582   23,499,852
Operating expenses: (Note 1 (b))
  Delivery expenses.....................    2,406,107     1,767,755    1,825,126
  Counter and customer service expenses.    2,132,250     1,578,096    1,610,255
  Equipment repair expenses.............    6,756,069     5,283,984    6,387,120
  Sales expenses........................    1,633,419     1,207,218    1,169,455
  Administrative expenses...............    3,650,842     2,712,810    3,174,648
  Depreciation and amortization (Note 1
   (e)).................................    6,777,558     5,041,592    5,557,993
                                          -----------   -----------  -----------
    Total operating expenses............   23,356,245    17,591,455   19,724,597
                                          -----------   -----------  -----------
Income from operations..................    5,001,467     3,653,127    3,775,255
Other income (expense):
  Interest income.......................       98,848        68,466      134,847
  Other income..........................       56,791        52,015       39,398
  Interest expense......................   (3,007,051)   (2,251,131)  (2,324,416)
  Related party interest expense (Note
   7)...................................     (340,563)     (276,250)    (192,938)
                                          -----------   -----------  -----------
    Income before income taxes..........    1,809,492     1,246,227    1,432,146
Provision for income taxes (Note 1 (f)).          --            --           --
                                          -----------   -----------  -----------
    Net income..........................  $ 1,809,492   $ 1,246,227  $ 1,432,146
                                          ===========   ===========  ===========


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                         COMMON STOCK
                                       ----------------
                                       NUMBER
                                         OF     STATED   RETAINED
                                       SHARES   VALUE    EARNINGS     TOTAL
                                       ------- -------- ----------  ----------
Balances at January 1, 1996........... 600,000 $600,000 $5,652,503  $6,252,503
  Net income..........................     --       --   1,809,492   1,809,492
  Dividends paid......................     --       --    (150,000)   (150,000)
                                       ------- -------- ----------  ----------
Balances at December 31, 1996......... 600,000  600,000  7,311,995   7,911,995
  Net income (unaudited)..............     --       --   1,432,146   1,432,146
                                       ------- -------- ----------  ----------
Balances at September 30, 1997
 (unaudited).......................... 600,000 $600,000 $8,744,141  $9,344,141
                                       ======= ======== ==========  ==========



The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                            STATEMENTS OF CASH FLOWS

                                                        NINE MONTHS ENDED
                                       YEAR ENDED         SEPTEMBER 30,
                                      DECEMBER 31,  --------------------------
                                          1996          1996          1997
                                      ------------  ------------  ------------
                                                           (UNAUDITED)
OPERATING ACTIVITIES
  Cash received from customers....... $ 30,830,982  $ 21,565,155  $ 25,086,555
  Cash paid to suppliers and
   employees.........................  (20,760,732)  (14,977,685)  (16,883,991)
  Interest paid......................   (3,347,614)   (2,527,381)   (2,517,354)
  Interest received..................       98,848        68,466        39,398
                                      ------------  ------------  ------------
  Net cash provided by operating
   activities........................    6,821,484     4,128,555     5,724,608
INVESTING ACTIVITIES
  Capital expenditures...............   (9,799,349)   (9,614,467)  (11,208,526)
                                      ------------  ------------  ------------
  Net cash used in investing
   activities........................   (9,799,349)   (9,614,467)  (11,208,526)
FINANCING ACTIVITIES
  Net borrowings on line of credit...    1,961,996           --            --
  Proceeds from long-term debt.......   11,285,987    11,267,280    13,340,212
  Principal payments on long-term
   debt..............................  (10,142,559)   (7,166,551)   (8,006,551)
  Dividends paid.....................     (150,000)          --            --
                                      ------------  ------------  ------------
  Net cash provided by financing
   activities........................    2,955,424     4,100,729     5,333,661
                                      ------------  ------------  ------------
Net decrease in cash and cash
 equivalents.........................      (22,441)   (1,385,183)     (150,257)
Cash and cash equivalents, beginning
 of period...........................       53,744        53,744        31,303
                                      ------------  ------------  ------------
Cash and cash equivalents, end of
 period.............................. $     31,303  $ (1,331,439) $   (118,954)
                                      ============  ============  ============


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                     STATEMENTS OF CASH FLOWS--(CONTINUED)

   RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

                                                         NINE MONTHS ENDED
                                         YEAR ENDED        SEPTEMBER 30,
                                        DECEMBER 31,  ------------------------
                                            1996         1996         1997
                                        ------------  -----------  -----------
                                                            (UNAUDITED)
Net income............................  $ 1,809,492   $ 1,246,227  $ 1,432,146
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization.......    6,777,558     5,041,592    5,557,993
  Cost of equipment sold..............    1,309,521       888,448    1,728,991
  Change in assets and liabilities:
    (Increase) in accounts receivable.   (1,937,112)   (1,802,781)  (1,594,481)
    (Increase) decrease in inventory..     (358,945)     (196,405)  (1,010,689)
    (Increase) in prepaid expenses....     (169,343)          --           --
    (Decrease) increase in accounts
     payable, trade...................     (205,152)     (809,857)    (349,024)
    Increase (decrease) in accrued
     salaries and wages...............       57,462           --           --
    (Decrease) increase in accrued
     property taxes ..................     (160,705)          --           --
    Increase in accrued sales taxes...       82,606           --           --
    (Decrease) increase in other
     accrued liabilities..............     (383,898)     (238,669)     (40,328)
                                        -----------   -----------  -----------
Net cash provided by operating
 activities...........................  $ 6,821,484   $ 4,128,555  $ 5,724,608
                                        ===========   ===========  ===========


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                       NOTES TO THE FINANCIAL STATEMENTS

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

             (THE INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
      NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED.)


1. SIGNIFICANT ACCOUNTING POLICIES

a. Valley's activities and operating cycle. Valley is engaged in the equipment rental and retailing industries in the states of Arizona and New Mexico.

  Assets and liabilities are classified as current and non-current based on a one year operating cycle.

  Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

b. Revenue and cost recognition. The accompanying financial statements are prepared on the accrual basis of accounting.

  Revenues are recognized when earned. Costs of good sold and operating costs are charged to expense as incurred.

c. Accounts receivable. Valley provides for potentially uncollectible accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding, and prior history of uncollectible accounts receivable. As of December 31, 1996 and September 30, 1997, an allowance has been provided for potentially uncollectible accounts receivable.

d. Inventory. Inventory quantities and valuations are determined by using the first in first out method. Inventory is stated at the lower of cost or market. Certain used equipment is carried in inventory at net book value (original cost less accumulated depreciation) because it has been removed from normal rental operations and is being held for sale.

e. Property and equipment and depreciation. Property and equipment are carried at cost. When retired or otherwise disposed of, the related carrying value and accumulated depreciation are cleared from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

  Maintenance and repairs, including the replacement of minor items, are expensed as incurred, and major additions to property and equipment are capitalized.

  Depreciation is computed primarily by the straight-line method with estimated salvage values over the following useful lives:

                                                                          YEARS
                                                                          ------
     Land................................................................    --
     Land improvements...................................................     15
     Buildings........................................................... 7-31.5
     Rental equipment....................................................    3-5
     Shop................................................................      5
     Trucks and trailers.................................................    3-5
     Office equipment....................................................    5-7
     Small tools.........................................................      5
     Signs...............................................................     10
     Leasehold improvements..............................................   31.5

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

f. Income taxes. No provision for income taxes is reflected in the accompanying statements because Valley, with the consent of its stockholders, filed an election with the Internal Revenue Service to be treated as an S Corporation. Accordingly, all attributes of taxable income, credits and special deductions are passed directly to the stockholders for inclusion on their individual income tax returns.

g. Pension plan. Valley sponsors an I.R.C. Section 401 (k) plan that covers employees that have completed one year of service and have reached twenty one years of age. Contributions to the plan are made monthly. Valley matches 25% of the employee contribution and the employee vests immediately. For the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, Valley's matching contributions to the plan were $71,431, $52,895 and $57,480, respectively.

h. Cash equivalents. For purposes of the statement of cash flows, the company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

i. Advertising Costs. Advertising costs are charged to expense when incurred. Included in sales expenses for the year ended December 31, 1996 and the nine months ended Setpember 30, 1996 and 1997 were advertising costs of $331,374, $263,773 and $154,717, respectively.

j. Interim Financial Statements. The accompanying balance sheet at September 30, 1997 and the statements of operations and cash flows for the nine month periods ended September 30, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods, are not necessarily indicative of results for the full year.

2. CONCENTRATION OF CREDIT RISK

  Valley, in the ordinary course of business, maintains bank balances in excess of Federal Deposit Insurance Corporation Insurance Limits.

3. ACCOUNTS RECEIVABLE

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
     Accounts receivable.............................  $8,071,200   $9,430,998
     Less: allowance for doubtful accounts...........     (67,964)    (513,896)
                                                       ----------   ----------
                                                       $8,003,236   $8,917,102
                                                       ==========   ==========

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


4. INVENTORY

  At December 31, 1996 and September 30, 1997, inventory categories and amounts were as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
     Shop and yard inventory.........................  $1,158,479   $1,733,813
     Merchandise for resale..........................     564,897    1,036,264
     Used equipment for sale.........................     282,218      237,482
     Fuel and oil....................................      44,007       52,732
                                                       ----------   ----------
                                                       $2,049,601   $3,060,291
                                                       ==========   ==========

5. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASE

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
                                                                   (UNAUDITED)
NOTES PAYABLE
Notes payable to Wells Fargo Bank, collateralized
 by rental equipment and personal guarantees of the
 stockholders, principal is due in monthly
 installments of $43,750 and 2.0% of the
 outstanding balance (minimum $184,000) through
 May, 2001. The notes bear interest at prime plus
 .125% (8.375% at December 31, 1996), interest is
 payable monthly. .................................  $12,237,645   $      --
Notes payable to Wells Fargo Bank, collateralized
 by land and buildings, principal and interest due
 in monthly installments of $9,755 and $25,146
 through July, 2016. The notes bear interest from
 8.375% to 9.25%. .................................    3,895,667    3,790,840
Notes payable to various equipment companies and
 individuals, collateralized by the equipment
 purchased, principal and interest due in monthly
 installments from $192 to $25,824, through
 September, 2002. The notes bear interest from 4.9%
 to 11.125%. ......................................   12,895,520   30,530,153
                                                     -----------   ----------
Subtotal, notes payable............................   29,028,832   34,320,993
OBLIGATIONS UNDER CAPITAL LEASE
Capital leases payable, secured by the equipment
 leased bear interest from 5.91% to 23.85% and are
 payable in monthly installments from $454 to
 $20,790 through May, 2000. .......................    1,583,097    1,117,529
RELATED PARTY LOANS
Notes payable to Danny L. and Mary J. Evans are
 subordinated to Wells Fargo Bank, interest is due
 quarterly and principal is due on demand. The
 notes and interest may not be paid without
 obtaining the approval of Wells Fargo Bank. The
 notes bear interest at 8.75%. ....................    2,090,000    2,090,000
Notes payable to stockholders are subordinated to
 Wells Fargo Bank, interest is due quarterly and
 principal is due on demand. The notes and interest
 may not be paid without obtaining the approval of
 Wells Fargo Bank. The notes bear interest at
 8.75%. ...........................................      850,000      850,000

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


                                                   DECEMBER 31,  SEPTEMBER 30,
                                                       1996          1997
                                                   ------------  -------------
                                                                  (UNAUDITED)
Notes payable to stockholders, collateralized by
 rental equipment purchased, principal and
 interest due in monthly installments of $7,315
 through November, 2000. The notes bear interest
 at 7.9%. ........................................     589,778        490,459
                                                   -----------    -----------
Subtotal, related party loans.....................   3,529,778      3,430,459
                                                   -----------    -----------
Total debt........................................  34,141,707     38,868,981
Less current portion..............................  (9,043,776)    (7,902,076)
                                                   -----------    -----------
                                                   $25,097,931    $30,966,905
                                                   ===========    ===========
The aggregate annual maturities on long-term debt
 as of December 31, 1996 are as follows:
    1997.......................................... $ 9,043,776
    1998..........................................   8,366,671
    1999..........................................   8,807,972
    2000..........................................   3,449,096
    2001..........................................   1,213,070
    Thereafter....................................   3,261,122
                                                   -----------
                                                   $34,141,707
                                                   ===========
Minimum future lease payments, by year and in the
 aggregate, under capital leases as of December
 31, 1996 are as follows:
    1997.......................................... $   822,447
    1998..........................................     627,415
    1999..........................................     283,893
    2000 .........................................       7,511
                                                   -----------
Total minimum future lease payments...............   1,741,266
Less amount representing interest.................    (145,475)
                                                   -----------
                                                     1,595,791
Less amount representing sales tax................     (12,694)
                                                   -----------
Present value of net minimum future lease
 payments......................................... $ 1,583,097
                                                   ===========

  Amortization on the assets collateralizing the capital leases is included in the depreciation and amortization expense.

6. GOODWILL

  Goodwill represents the aggregate excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is being amortized on the straight line method over a five year period. Amortization expense charged to operations for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 was $20,000, $15,000, and $15,000, respectively.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


7. RELATED PARTY TRANSACTIONS

 Accounts receivable

  Included in accounts receivable is $86,388 and $0 at December 31, 1996 and September 30, 1997, respectively, due from J.H. Kelly, Inc., a corporation controlled by a 50% stockholder of Valley. In addition, accounts receivable at December 31, 1996 and September 30, 1997 include $35,874 due from a 25% stockholder of Valley.

 Notes payable, related party

  At December 31, 1996 and September 30, 1997, Valley has notes payable to Danny L. and Mary J. Evans in the amount of $2,090,000. The notes are subordinated to Wells Fargo Bank and bear interest at 8.75%.

  At December 31, 1996 and September 30, 1997, Valley has notes payable to its stockholders in the amount of $850,000. The notes are subordinated to Wells Fargo Bank and bear interest at 8.75%.

  Valley purchased rental equipment in the amount of $589,778, $0 and $0 from two of Valley's stockholders during the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively. The stockholder notes resulting from this transaction bear interest at 7.9% and total $589,778 and $490,459 at December 31, 1996 and September 30, 1997, respectively .

 Rental revenue and retail sales

  Valley rents and sells equipment to J.H. Kelly, Inc. For the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, Valley recognized revenues of $48,864, $4,053 and $13,178, respectively, from J.H. Kelly, Inc.

 Interest expense

  Interest expense paid on the stockholder notes and to J.H. Kelly, Inc. amounted to $340,563, $276,250, and $192,938, respectively, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997.

8. COMMITMENTS AND CONTINGENCIES

  Valley is currently leasing various facilities and equipment under operating leases expiring through the year 2001.

  Future minimum lease payments as of December 31, 1996 are as follows:

     Years ended December 31,
       1997.......................................................... $1,445,991
       1998..........................................................  1,415,991
       1999..........................................................  1,347,029
       2000..........................................................  1,066,670
       2001 .........................................................    254,714
                                                                      ----------
                                                                      $5,530,395
                                                                      ==========

9. NOTE PAYABLE, BANK

  Note payable, bank in the amounts of $3,348,081 at December 31, 1996 and $3,917,992 at September 30, 1997 are the balances owed on a $4,000,000 revolving line of credit with Wells Fargo Bank. The note is secured by accounts receivable, inventory and the personal guarantees of the stockholders. The line of credit bears interest at the prime lending rate (8.25% at December 31, 1996 and 8.5% at September 30, 1997).

Every rental location has on-line
access to centralized systems which
provide real-time transaction
processing, extensive fleet
management tools and daily financial
management reports. These systems
also allow an employee at any
location to identify and reserve a              [Photo of employee using the
specific piece of equipment anywhere            Company's advanced information
in a region and schedule delivery to            systems to assist customer]
a customer's job site.


                                          Depending upon market needs, RSC
                                          offers value-added services to its
                                          customers such as radio-dispatched
                                          transportation fleet and 24 hours-a-
                                          day, seven days-a-week support
[Photo of employee delivering rental      services, including on-site
equipment]                                maintenance and repair.


The Company's information systems
track each individual rental asset
and automatically schedule                      [Photo of employee performing
preventative maintenance. As a                  rental equipment maintenance]
result, the Company is able to
enhance the reliability and extend
the useful life of its rental
equipment fleet.

                                    [LOGO]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR   +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued November 28, 1997

                                5,000,000 Shares

                                    [LOGO]

                                  COMMON STOCK

                                  -----------

OF THE 5,000,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 1,000,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE
 INTERNATIONAL UNDERWRITERS AND  4,000,000 SHARES ARE  BEING OFFERED INITIALLY
 IN   THE  UNITED   STATES  AND   CANADA  BY  THE   U.S.  UNDERSWRITERS.   SEE
  "UNDERWRITERS." ALL OF THE SHARES OF COMMON STOCK BEING OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. THE COMMON STOCK IS TRADED ON THE NEW YORK
   STOCK EXCHANGE UNDER THE SYMBOL "RSV." ON NOVEMBER 26, 1997, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $25 7/8 PER SHARE.

                                  -----------

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                            PRICE $         A SHARE

                                  -----------

                                                        UNDERWRITING   PROCEEDS
                                              PRICE TO DISCOUNTS AND      TO
                                               PUBLIC  COMMISSIONS(1) COMPANY(2)
                                              -------- -------------- ----------
Per Share...................................    $          $            $
Total(3)....................................   $          $            $

-----
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company estimated at $1,000,000

  (3) The Company and certain Selling Stockholders have granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 750,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering overallotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, proceeds to Company and proceeds to Selling Stockholders
      will be $        , $         , $          and $        , respectively.
      The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about       ,    at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER                               WILLIAM BLAIR & COMPANY

       ,     .

        REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES

Board of Directors
Rental Service Corporation

  We have audited the consolidated financial statements of Rental Service Corporation (the "Company") as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated February 28, 1997, included elsewhere in this Registration Statement. Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona
February 28, 1997

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  RENTAL SERVICE CORPORATION (PARENT COMPANY)

                            CONDENSED BALANCE SHEETS

                                                             DECEMBER 31
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
                        ASSETS
                        ------
Cash.................................................. $     5,000  $     5,000
Investment in and net amounts due from wholly owned
 subsidiaries.........................................  39,152,000   95,075,000
                                                       -----------  -----------
                                                       $39,157,000  $95,080,000
                                                       ===========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Accounts payable and accrued expenses................. $       --   $     8,000
Note payable to bank..................................  10,710,000          --
Redeemable preferred stock............................  28,401,000          --
Common stockholders' equity:
  Common stock........................................      42,000      114,000
  Additional paid-in capital..........................      40,000   93,917,000
  Retained earnings (deficit).........................     (36,000)   1,041,000
                                                       -----------  -----------
    Total common stockholders' equity.................      46,000   95,072,000
                                                       -----------  -----------
                                                       $39,157,000  $95,080,000
                                                       ===========  ===========


                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  RENTAL SERVICE CORPORATION (PARENT COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS

                                                 YEAR ENDED DECEMBER 31
                                            ----------------------------------
                                               1994        1995        1996
                                            ----------  ----------  ----------
Costs and expenses:
  General and administrative expenses...... $   93,000  $      --   $      --
  Interest expense (income)................     28,000      (7,000)      3,000
                                            ----------  ----------  ----------
Income (loss) before equity in income of
 subsidiaries and extraordinary item.......   (121,000)     (3,000)  (121,000)
Equity in income of subsidiaries...........  2,097,000   3,230,000   2,503,000
                                            ----------  ----------  ----------
Income before extraordinary item...........  1,976,000   3,237,000   2,500,000
Extraordinary item, gain on extinguishment
 of debt less applicable income taxes of
 $142,000 in 1996..........................        --          --      220,000
                                            ----------  ----------  ----------
Net income................................. $1,976,000  $3,237,000  $2,720,000
                                            ==========  ==========  ==========



                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  RENTAL SERVICE CORPORATION (PARENT COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31
                                        --------------------------------------
                                           1994         1995          1996
                                        -----------  -----------  ------------
OPERATING ACTIVITIES
Net income............................. $ 1,976,000  $ 3,237,000  $  2,720,000
Equity in income of subsidiaries.......  (2,097,000)  (3,230,000)   (2,503,000)
Extraordinary item.....................         --           --       (220,000)
Change in accounts payable and accrued
 expenses..............................     109,000     (109,000)        8,000
                                        -----------  -----------  ------------
Net cash provided by (used in)
 operating activities..................     (12,000)    (102,000)        5,000
FINANCING ACTIVITIES
Proceeds from sale of preferred stock..     259,000          --      7,500,000
Repurchase of preferred stock..........         --           --    (37,874,000)
Proceeds from notes payable............         --    10,000,000           --
Payments on notes payable..............         --           --    (12,055,000)
Proceeds from sale of common stock.....         --           --     95,223,000
Proceeds from exercise of stock
 options...............................         --           --          1,000
Repurchase of common stock warrants....         --           --       (945,000)
Loans to subsidiaries..................    (247,000)  (9,893,000)  (51,855,000)
                                        -----------  -----------  ------------
Net cash provided by (used in)
 financing activities..................      12,000      107,000        (5,000)
                                        -----------  -----------  ------------
Increase in cash....................... $       --   $     5,000  $        --
                                        ===========  ===========  ============



                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                  RENTAL SERVICE CORPORATION (PARENT COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION

  Rental Service Corporation (RSC or Company), a Delaware Corporation, was formed in June 1993 when all of the outstanding preferred and common shares of RSC Acquisition Corp. were exchanged for the same number, class and par value of shares of RSC. RSC Acquisition Corp. was formed in July 1992.

  Rental Service Corporation's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company's share of net income of its unconsolidated subsidiaries is included in consolidated income using the equity method. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

  Certain amounts in the prior year financial statements have been reclassified to conform with the current year financial statement presentation.

2. LONG-TERM DEBT

  The note payable to Bank was collateralized by the common stock of RSC Holdings, Inc. and RSC Acquisition Corp. The note payable agreement includes certain limitations and restrictions of payments and investments.

  On September 24, 1996, the Company repaid the note payable to Bank and repurchased the related warrants for $13 million, utilizing proceeds from its initial public offering. This redemption resulted in a reduction of additional paid-in capital of $945,000 and a gain on extinguishment of debt of $362,000, which has been classified as an extraordinary item, net of income taxes of $142,000, in the accompanying condensed statements of operations for the year ended December 31, 1996.

  The Company has guaranteed its subsidiaries $125,000,000 revolving line of credit with a bank, of which $56,042,000 and $67,867,000 is outstanding at December 31, 1995 and 1996, respectively.

3. SUBSEQUENT EVENT

  Effective January 31, 1997, the Company amended the Revolver to, among other things, increase the availability to $200,000,000, increase the advance rates on eligible rental equipment to 100%, decrease the interest rate margins by 0.50% and extend the maturity date to January 31, 2002. In addition, the amended Revolver modifies certain covenants, including the restrictions on investments, capital expenditures and acquisitions. In connection with the implementation of the amended Revolver, the Company anticipates recording an extraordinary loss on extinguishment of debt of $920,000, net of income taxes of $386,000, in the first quarter of 1997 associated with the write-off of unamortized debt issuance costs.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                           RENTAL SERVICE CORPORATION

                  YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                  ADDITIONS
                                           -----------------------
                                           CHARGED TO
                            BALANCE AT     COSTS AND               DEDUCTIONS --   BALANCE AT
      DESCRIPTION        BEGINNING OF YEAR  EXPENSES  ACQUISITIONS   DESCRIBE      END OF YEAR
------------------------ ----------------- ---------- ------------ -------------   -----------
YEAR ENDED DECEMBER 31,
 1994
Deducted from assets
 accounts:
  Allowance for doubtful
   accounts                 $   379,000    $  621,000  $  236,000   $  280,000(a)  $   956,000
  Reserve for rental
   equipment                     97,000        92,000          --       32,000(b)      157,000
  Reserve for resale
   equipment............        202,000        78,000          --           --         280,000
  Income tax valuation
   allowance............             --        27,000          --           --          27,000
                            -----------    ----------  ----------   ----------     -----------
Total...................    $   678,000    $  818,000  $  236,000   $  312,000     $ 1,420,000
                            ===========    ==========  ==========   ==========     ===========
YEAR ENDED DECEMBER 31,
 1995
Deducted from assets
 accounts:
  Allowance for doubtful
   accounts                 $   956,000    $1,040,000  $  582,000   $  787,000(a)  $ 1,791,000
  Reserve for rental
   equipment                    157,000            --     519,000      165,000(b)      511,000
  Reserve for resale
   equipment............        280,000       138,000     185,000           --         603,000
  Income tax valuation
   allowance............         27,000            --   7,831,000           --       7,858,000
                            -----------    ----------  ----------   ----------     -----------
Total...................    $ 1,420,000    $1,178,000  $9,117,000   $  952,000     $10,763,000
                            ===========    ==========  ==========   ==========     ===========
YEAR ENDED DECEMBER 31,
 1996
Deducted from assets
 accounts:
  Allowance for doubtful
   accounts                 $ 1,791,000    $1,692,000  $  276,000   $1,594,000(a)  $ 2,165,000
  Reserve for rental
   equipment                    511,000       434,000          --       22,000(b)      923,000
  Reserve for resale
   equipment                    603,000        97,000     224,000      142,000(b)      782,000
  Income tax valuation
   allowance                  7,858,000            --          --    3,118,000(c)    4,740,000
                            -----------    ----------  ----------   ----------     -----------
Total...................    $10,763,000    $2,223,000  $  500,000   $4,876,000     $ 8,610,000
                            ===========    ==========  ==========   ==========     ===========

-------
(a) Write-off of uncollectible accounts, net of recoveries.

(b) Write-off of physical inventory shortages or obsolescence.

(c) Decrease due to changes in the expected future utilization of net operating loss carryforwards.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all costs and expenses, other than the underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimates, except for the Commission Registration Fee.

     Commission Registration Fee.................................... $   45,685
     NASD Filing Fee................................................     15,576
     Accounting Fees and Expenses...................................    300,000
     Legal Fees and Expenses (other than Blue Sky)..................    300,000
     Printing and Engraving Expenses................................    200,000
     Miscellaneous Expenses.........................................    138,789
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

  As permitted by Section 145 of the Delaware Corporation Law, Article VI of the Bylaws of the Company provides for the indemnification by the Company of its directors, officers, employees and agents against liabilities and expenses incurred in connection with actions, suits or proceeds brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents. Article Twelfth of the Company's Certificate of Incorporation, which is incorporated by reference in this Registration Statement, provides that to the fullest extent permitted by the Delaware Corporation Law as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

  The Company has entered into, or intends to enter into, agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company to the fullest extent permitted by applicable law.

  Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following table and text specifies securities sold by the Registrant within the last three years and not registered under the Securities Act of 1933, the date of each sale, the title and amount of securities sold, and the nature and aggregate amount of consideration received by the issuer in connection with each sale.

                         TITLE OF   NUMBER OF
   DATE                 SECURITIES  SHARES(1)      PURCHASER      CONSIDERATION
   ----                ------------ ---------      ---------      -------------
   July 25, 1995...... Common Stock   4,741   Martin R. Reid          47.41
   July 25, 1995...... Common Stock   1,210   Douglas A. Waugaman     12.10
   October 9, 1995.... Common Stock     242   Douglas A. Waugaman      2.42

--------
(1) Does not reflect 45-for-1 stock split effective August 21, 1996.

  Since October 9, 1995, the Registrant has sold and issued the following securities which were not registered under the Securities Act (items (a) through (e) do not reflect 45-for-1 stock split effective August 21, 1996):

    a. Pursuant to the Preferred Stock and Common Stock Purchase Agreement dated as of January 4, 1996 by and between UST Private Equity Investors Fund, Inc. and the Registrant, the Registrant sold and issued: (1) 10,000 shares of the Redeemable Preferred Stock at a cash purchase price of $100 per share, or $1,000,000 in the aggregate and (2) 3,160 shares of the Common Stock at a cash purchase price of $316.44 per share, or $1,000,000 in the aggregate.

    b. Pursuant to the Preferred Stock and Common Stock Purchase Agreement dated as of January 4, 1996 by and among the purchasers listed on Schedule I thereto and the Registrant, the Registrant sold and issued: (1) 15,000 shares of the Redeemable Preferred Stock at a cash purchase price of $100 per share, or $1,500,000 in the aggregate and (2) 4,740 shares of the Common Stock at a cash purchase price of $316.44 per share, or $1,500,000 in the aggregate.

    c. Pursuant to the Preferred Stock and Common Stock Purchase Agreement dated as of January 4, 1996 by and among Nassau Capital Partners L.P. and NAS Partners I L.L.C., and the Registrant, the Registrant sold and issued:
  (1) 49,730 shares and 270 shares, respectively of the Redeemable Preferred Stock at a cash purchase price of $100 per share, or $4,973,000 and $27,000, respectively, in the aggregate and (2) 15,716 shares and 85 shares, respectively, of the Common Stock at a cash purchase price of $316.44 per share, or $4,973,000 and $27,000, respectively, in the aggregate. All of the Redeemable Preferred Stock listed in items (a) through (c) was redeemed by the Registrant in September 1996 at the redemption price of $100 per share, plus accrued and unpaid dividends to the redemption date.

    d. In July 1995, pursuant to its Stock Option Plan for Key Employees (the "1995 Plan"), the Registrant granted 16 employees options to purchase an aggregate of 2,882 shares of Common Stock at a price of $.01 per share. In April 1996, pursuant to the 1995 Plan, the Registrant granted 23 employees options to purchase an aggregate of 1,360 shares of Common Stock at a price of $635.00 per share. In January 1996, pursuant to the 1995 Plan, the Registrant granted two employees and one director options to purchase an aggregate of 622 shares of Common Stock at a price of $316.44 per share. All such options are not transferable, and complete exercisability is not available prior to various dates from April 2000 through July 2001. Options covering 762 such shares were exercised prior to December 23, 1996, when the issuance of further shares pursuant to the 1995 Plan was registered under the Securities Act of 1933.

    e. Pursuant to a Note and Warrant Purchase Agreement by and between Acme Acquisition Holdings Corp. and Citicorp USA, Inc., on September 12, 1995, the Company issued and sold to Citicorp USA, Inc. (i) a Senior Secured Promissory Note in the aggregate principal amount of $10,000,000, which note bears interest at the rate of 13% per annum and is due and payable on September 15, 2005 and (ii) a Warrant to purchase shares of the Registrant's Common Stock at $217.35 per share. In September 1996, the Registrant repaid the Senior Secured Promissory Note in full and repurchased the Warrant.

    f. Pursuant to the Stock Purchase Agreement dated as of March 14, 1997 by and among certain Sellers, Acme Dixie, Inc., the Registrant, Comtect, Inc. and certain subsidiaries of Comtect, Inc., the Registrant issued 189,189 shares of the Common Stock on April 25, 1997 as partial consideration for the acquisition by the Registrant of all the outstanding capital stock of Comtect, Inc.

    g. Pursuant to the Asset Purchase Agreement dated April 25, 1997 by and among Brute Equipment Company, Rental Service Corporation, Walker Jones Equipment Company and Thomas H. Foster, the Registrant issued 233,034 shares of Common Stock on June 5, 1997 as partial consideration for the acquisition by the Registrant of substantially all of the assets of Brute Equipment Company.

    h. Pursuant to the Asset Purchase Agreement dated April 26, 1997 by and among Central States Equipment Lessors, Inc. ("Central States"), Walker Jones Equipment Company and certain stockholders, the Registrant issued 204,867 shares of Common Stock on June 17, 1997 as partial consideration for the acquisition of substantially all of the assets of Central States.

    i. As partial consideration for the acquisition of substantially all of the assets of Roesch Equipment Company, the Registrant issued 8,506 shares of Common Stock to Tharco, Inc. on October 24, 1997.

    j. As partial consideration for the acquisition of substantially all of the assets of Allen Equipment, Inc., the Registrant issued 4,267 shares of Common Stock to Allen Equipment, Inc. on November 12, 1997.

  Any sale of securities described herein were carried out in reliance on the exemptions from registration contained in Sections 3(a)(9), 3(a)(11) and 4(2) of the Securities Act of 1933 as transactions not involving any public offering, except that transactions involving the stock option plan were carried out in reliance upon Rule 701 of the Securities Act of 1933. The recipients in each case represented their intention to acquire the securities for investment only and not with a view of the distribution thereof. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS

  (a) Exhibits

   EXHIBITS                             DESCRIPTION
   --------                             -----------
    1.1     Form of Underwriting Agreement.
    3.1     Amended and Restated Certificate of Incorporation of the
             Company.(1)
    3.2     Form of Amended and Restated Bylaws of the Company.(2)
   *5.1     Opinion of Latham & Watkins as to the validity of the securities being registered hereby.
   10.1     Credit Agreement among Acme Alabama, Inc., Acme Dixie Inc., Acme
             Duval Inc., Acme Rents, Inc., The Air & Pump Company and Walker
             Jones Equipment, Inc., as Borrowers, Acme Acquisition Corp. and
             Acme Holdings Inc., as Parent Guarantors, each of the financial institutions initially a signatory thereto, together with those assignees pursuant to Section 12.8 thereof, as Lenders, Bankers
             Trust Company, as Issuing Bank, and BT Commercial Corporation, as
             Agent, dated as of September 12, 1995.(1)
   10.2     First Amendment to Credit Agreement dated as of September 26,
             1995.(1)
   10.3     Second Amendment and Consent to Credit Agreement dated as of
             December 21, 1995.(1)
   10.4     Amended and Restated Credit Agreement, dated as of September 24,
             1996.(3)
   10.5     First Amendment to Amended and Restated Credit Agreement, dated as of January 31, 1997.(4)
   10.6     Third Amendment, Consent and Limited Waiver to the Amended and
             Restated Credit Agreement, dated as of May 22, 1997.(5)

   EXHIBITS                             DESCRIPTION
   --------                             -----------
   10.7     Fourth Amendment to the Amended and Restated Credit Agreement,
             dated as of August 1, 1997.(6)
   10.8     Letter Agreement dated October 14, 1997, between the Company, the
             Company's subsidiaries and BT Commercial Corporation relating to the Second Amended and Restated Credit Agreement--$200,000,000
             Increase in Senior Secured Revolving Credit Facility.(7)
   10.9     Letter Agreement dated October 14, 1997, between the Company, the
             Company's subsidiaries and BT Commercial Corporation relating to the Second Amended and Restated Credit Agreement--Proposed
             $100,000,000 Secured Term Loan Facility.(7)
   10.10    Stock Purchase Agreement dated as of July 25, 1995, between Acme
             Acquisition Holdings Corp. and Martin R. Reid.(1)
   10.11    Stock Purchase and Severance Agreement dated as of July 25, 1995, between Acme Acquisition Holdings Corp. and Douglas A.
             Waugaman.(1)
   10.12    Stock Purchase and Severance Agreement dated as of October 4, 1995 between Rental Service Corporation and Douglas A. Waugaman.(1)
   10.13    Corporate Development and Administrative Services Agreement dated as of July 17, 1992 between Brentwood Buyout Partners, L.P., a
             Delaware limited partnership, and Acme Acquisition Corp.(1)
   10.14    Amendment to Corporate Development and Administrative Services
             Agreement effective October 31, 1993.(1)
   10.15    Preferred Stock and Common Stock Purchase Agreement dated as of
             January 4, 1996 by and between Nassau Capital Partners L.P. and
             NAS Partners I L.L.C., and Rental Service Corporation.(1)
   10.16    Letter Agreement dated June 7, 1996 between Nassau Capital Partners
             L.P. and NAS Partners I L.L.C., and Rental Service Corporation.(1)
   10.17    Stockholders' Agreement dated as of January 4, 1996 by and among the parties listed on the signature page thereto and Rental
             Service Corporation.(1)
   10.18    Stock Option Plan for Key Employees.(1)
   10.19    Form of Incentive Stock Option Agreement for Directors.(1)
   10.20    Form of Incentive Stock Option Agreement for Region Managers.(1)
   10.21    Form of Amended Incentive Stock Option Agreement for Region
             Managers.(1)
   10.22    Form of Amended Incentive Stock Option Agreement for Corporate
             Office Personnel.(1)
   10.23    Form of Incentive Stock Option Agreement for Other Corporate and
             District Personnel.(1)
   10.24    Form of Indemnification Agreement.(1)
   10.25    Termination Agreement dated July 22, 1996, between Rental Service
             Corporation and Brentwood Buyout Partners, L.P. providing for termination of the Corporate Development and Administrative
             Services Agreement.(1)
   10.26    Letter Agreement dated June 1, 1996 between Rental Service
             Corporation and David G. Ledlow.(1)
   10.27    Form of Amendment to Amended Incentive Stock Option Agreement for
             Region Managers.(1)
   10.28    Form of Amendment to Amended Incentive Stock Option Agreement for
             Region Managers.(1)
   10.29    Form of Amendment to Amended Incentive Stock Option Agreement for
             Region Managers.(1)
   10.30    Form of Amendment to Amended Incentive Stock Option Agreement for
             Corporate Office Personnel.(1)
   10.31    1996 Equity Participation Plan of Rental Service Corporation.(8)
   10.32    Form of Incentive Stock Option Agreement for Employees.(5)
   10.33    Form of Non-Qualified Stock Option Agreement for Directors.(5)

   EXHIBITS                             DESCRIPTION
   --------                             -----------
   10.34    Employee Qualified Stock Purchase Plan of Rental Service
             Corporation.(9)
   10.35    Stock Purchase Agreement by and among Andy G. Gessner; Larry R.
             Bush; Stacy K. Bush; Larry R. Bush; Trustee of the Stacy K. Bush
             Trust and Roy B. Bush as "Sellers," Acme Dixie Inc., as "Buyer,"
             Rental Service Corporation as "Parent" and Comtect, Inc. and
             Comtect, Inc.'s subsidiaries as the "Company," dated March 14,
             1997.(10)
   10.36    Asset Purchase Agreement by and among Brute Equipment Co. d/b/a
             "Foxx Hy-Reach Company" as "Seller," Rental Service Corporation,
             Walker Jones Equipment Company as "Buyer" and Thomas H. Foster,
             dated April 25, 1997.(10)
   10.37    Asset Purchase Agreement by and among Central States Equipment,
             Inc. and Equipment Lessors, Inc. as "Sellers," Walker Jones
             Equipment Company as "Buyer" and the stockholders of Sellers, dated April 26, 1997.(10)
   10.38    Stock Purchase Agreement by and among David P. Lanoha and The
             Lanoha Charitable Remainder Trust and National Christian
             Charitable Foundation and Richard F. Lanoha Family Trust as
             "Sellers," RSC Acquisition Corp. as "Buyer," Rental Service
             Corporation as "Parent" and Rent-It-Center, Inc. d/b/a Center
             Rental and Sales, Inc. as the "Company," dated October 6,
             1997.(7)
   10.39    Asset Purchase Agreement by and among David P. Lanoha as "Seller,"
             RSC Acquisition Corp. as "Buyer," Rental Service Corporation as
             "Parent" and Lanoha Leasing Limited Liability Company as the
             "Company," dated October 6, 1997.(7)
   10.40    Asset Purchase Agreement by and among David P. Lanoha as "Seller,"
             RSC Acquisition Corp. as "Buyer," Rental Service Corporation as
             "Parent" and Zuni Rental Enterprises L.L.C. as the "Company,"
             dated October 6, 1997.(7)
   10.41    Asset Purchase Agreement by and among David P. Lanoha as "Seller,"
             RSC Acquisition Corp. as "Buyer," Rental Service Corporation as
             "Parent" and Center Rental & Sales/Omaha, LLC as the "Company,"
             dated October 6, 1997.(7)
   10.42    Stock Purchase Agreement by and among Leonard A. Siems, Marvin W.
             Abbott and the Trustees (as defined) as "Sellers," RSC Alabama,
             Inc. as "Buyer," Rental Service Corporation as "Parent" and Siems
             Rental & Sales Co., Inc. as the "Company," dated October 31,
             1997.(7)
   11.1     Statement re: computation of per share earnings.(7)
   21.1     Subsidiaries of Rental Service Corporation.(7)
   23.1     Consent of Ernst & Young LLP
   23.2     Consent of Ernst & Young LLP
   23.3     Consent of Ernst & Young LLP
   23.4     Consent of McGladrey & Pullen, LLP
   23.5     Consent of Ernst & Young, LLP
   23.6     Consent of Weintraub & Morrison, P.C.
   23.7     Consent of Latham & Watkins (included in Exhibit 5.1).
   24.1     Powers of Attorney (included on page II-7).

--------

  * Previously filed.

 (1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-05949, effective September 18, 1996), and incorporated herein by reference.

 (2) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.

 (3) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1996, and incorporated herein by reference.
 (4) Filed as an Exhibit to the Company's Current Report on Form 8-K dated January 31, 1997, and incorporated herein by reference.
 (5) Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-26753, effective May 29, 1997), and incorporated herein by reference.

 (6) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1997, and incorporated herein by reference.
 (7) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1997, and incorporated herein by reference.
 (8) Filed as an exhibit to the Company's Registration Statement on Form S-8 (Registration No. 22403) dated February 26, 1997, and incorporated herein by reference.
 (9) Filed with the Company's Proxy Statement on Schedule 14A filed March 26, 1997, and incorporated herein by reference.
(10) Filed as an Exhibit to the Company's Current Report on Form 8-K dated April 14, 1997, and incorporated herein by reference.

  (b) Financial Statement Schedules

    Report of Independent Auditors

    Schedule I--Condensed Financial Information of Registrant

      Condensed Balance Sheets--December 31, 1995 and 1996

      Condensed Statements of Operations--for the years ended December 31, 1994, 1995 and 1996

      Condensed Statements of Cash Flows--for the years ended December 31, 1994, 1995 and 1996

      Notes to Condensed Financial Statements--December 31, 1996

    Schedule II--Valuation and Qualifying Accounts--as of and for the years ended December 31, 1994, 1995 and 1996

    Other schedules are not included because the required information is not present or is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned Registrant hereby undertakes that:

    (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or Rule 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on November 26, 1997.

                                          RENTAL SERVICE CORPORATION


                                                 /s/ Martin R. Reid
                                          By: _________________________________
                                                     Martin R. Reid
                                                  Chairman of the Board
                                               and Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
         /s/ Martin R. Reid          Chairman of the Board and     November 26, 1997
  __________________________________  Chief Executive Officer
           Martin R. Reid             (Principal Executive
                                      Officer)



                 *                   Chief Financial Officer,      November 26, 1997
____________________________________  Secretary and Treasurer
          Robert M. Wilson            (Principal Financial and
                                      Accounting Officer)

                 *                   Director                      November 26, 1997
____________________________________
       William M. Barnum, Jr.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


                 *                   Director                      November 26, 1997
____________________________________
           James R. Buch



                 *                   Director                      November 26, 1997
____________________________________
      Christopher A. Laurence


                 *                   Director                      November 26, 1997
____________________________________
          Eric L. Mattson


                 *                   Director                      November 26, 1997
____________________________________
         Britton H. Murdoch


                 *                   Director                      November 26, 1997
____________________________________
          John M. Sullivan



*By:     /s/ Martin R. Reid
____________________________________
           Martin R. Reid
          Attorney-in-fact